As filed with the Securities and Exchange Commission on January 28, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLASSHOUSE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7373	04-3561337
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 879-5729

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Shirman

Chairman of the Board of Directors, President and Chief Executive Officer

200 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 879-5729

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Marc F. Dupré Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 850 Winter Street Waltham, Massachusetts 02451 Telephone: (781) 890-8800 Telecopy: (781) 622-1622	Keith F. Higgins Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Telephone: (617) 951-7000 Telecopy: (617) 951-7050

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Larger accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.001 par value	$75,000,000	$5,348(3)

(1)	Includes the offering price of shares of common stock that the underwriters have the option to purchase, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.
(3)	A registration fee in the amount of $3,070 was paid by the registrant in connection with a prior registration statement filing that was subsequently withdrawn. The registration fee with respect to this registration statement filing will be off-set by the amount of $3,070.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 28, 2010.

                     Shares

Common Stock

This is an initial public offering of shares of common stock of GlassHouse Technologies, Inc. All of the             shares of common stock are being sold by the company.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “GLAS.”

Please see the section titled “Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to GlassHouse	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares from GlassHouse at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2010.

Goldman, Sachs & Co.		Credit Suisse

Thomas Weisel Partners LLC	William Blair & Company	Oppenheimer & Co.

Prospectus dated                     , 2010.

Prospectus

Through and including                     , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights the most important features of this offering and the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under the heading “Risk Factors” and our consolidated financial statements and related notes included in this prospectus.

Summary

We are a leading, global provider of data center consulting, technology integration and managed services. Our vendor independent services are focused predominantly on helping our clients address inefficiencies in their data center environment and thereby reduce costs, minimize risk and improve control and visibility in their data centers. We deliver information technology (IT) services through Transom, our unique business model consisting of software tools, methodologies and domain expertise, each developed over the course of thousands of client engagements. Transom allows us to standardize our global offerings into high quality services that can be delivered in a consistent manner to our clients.

Our Services

We offer our clients three categories of services and provide them across six primary domain competencies.

Strategic Infrastructure Services

Our strategic infrastructure services typically consist of customized, industry-specific consulting engagements through which we help our clients develop strategies, architectures and business cases. During these engagements, our consultants work with our client’s in-house IT team to understand the current state and the desired future state of their IT environment.

Infrastructure Optimization Services

Our infrastructure optimization services help clients with the technical deployment, modernization and integration of complex technologies in their data centers. Our services help clients integrate new technologies into their existing IT environments and create a more efficient infrastructure environment that fully utilizes assets, reduces costs and meets or exceeds target service levels agreements.

Infrastructure Operations Services

Our infrastructure operations services provide clients visibility into their IT infrastructure through reporting and monitoring services, as well as on-site operations management.

We provide three types of infrastructure operations services:

•

Optics:    These services are delivered through a suite of monitoring and reporting tools for storage, backup, database, virtual servers and certain security domains offered in a software-as-a-service delivery model.

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Managed Services:    These services provide operational management of a client’s storage, backup, database, virtual server and certain security domains. Governed by a set of service level agreements, we assume all operational responsibilities on behalf of our clients for day-to-day tasks for the given domains.

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Customer Support Services:    These services include global remote technical support, field service, logistics and distribution on a 24 hours per day, seven days per week, 365 days per year basis, and global product implementation for original equipment manufacturers.

The six domains in which we provide our data center consulting, technology integration and managed services are growing markets.

•

Data Center Migrations/Consolidations:    According to Bloor Research, the data center migration/consolidation market is expected to grow at a 9.9% compound annual growth rate (CAGR), from $6.1 billion in 2009 to $8.1 billion by 2012. We believe that the continued spending in data center migrations will result in increased demand for our services as we help clients plan and execute these projects.

•

Cloud Computing/IT Services Management:    According to Gartner Inc. (Gartner), cloud infrastructure services are expected to grow at a 32.5% CAGR from $2.6 billion in 2008 to $10.6 billion by 2013. IT services management provides clients with tools and processes to improve visibility in their IT environment and prepare to move to a cloud-based infrastructure. We believe that the expected growth in cloud services reflects a shift in business computing that will result in clients utilizing our consulting services as they seek to adopt this new technology.

•

Virtual Environments:    The virtualization services market combines server virtualization infrastructure, server virtualization management and hosted virtual desktop market, and, according to Gartner, is expected to grow at a 33.6% CAGR from $1.9 billion in 2008 to $8.1 billion by 2013. We believe that this growth in the overall virtualization market will result in increased spending for our services as clients seek external expertise and support as they migrate to virtualized data center environments.

•

Storage/Backup & Recovery:    According to Gartner, the storage services market, which includes consulting and managed services as well as storage capacity services for backup and recovery operations, is expected to grow at a 3% CAGR from $15.7 billion in 2008 to $17.9 billion by 2013. Although we do not currently provide storage capacity as part of our service offerings, we believe the growth in the overall storage services market will lead to increased demand for our consulting, integration and managed services offerings.

•

Security:    The security services market was valued at $20.1 billion in 2007, based on services revenue, and is expected to increase at a CAGR of 17% to reach $44.1 billion by 2012 according to IDC. We believe that this growth will result in increased demand for our services, as we help clients plan and execute projects to improve their IT security.

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Disaster Recovery:    The disaster recovery market crosses several domains, including storage, backup, virtualization and security. According to Gartner, 56% of worldwide organizations include disaster recovery in their security budgets.

Market Overview

The convergence of new technologies and increased demands on IT infrastructure is creating significant, inter-related challenges for IT executives, including:

•	Optimizing IT Infrastructure and Deploying New Technologies: To improve efficiency and agility, as well as to manage costs, IT executives are looking to optimize their existing assets

 The Gartner Reports described herein (the Gartner Reports) represent data, research, opinions or viewpoints published, as part of a syndicated subscription service available only to clients, by Gartner, and are not representations of fact. We have been advised by Gartner that each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice. Please see the section titled “Industry and Market Data” for more information about the industry and market data and other statistical information used by us throughout this prospectus.

and integrate new technologies. We believe these initiatives have inherent challenges and are leading enterprises to augment their internal IT teams with third-party consulting and managed services to ensure best practices are implemented and service levels are met.

•

Minimizing Costs Within Constrained IT Budgets:    Business and technology leaders are expected to address an increasing scope and complexity of IT challenges with fewer resources and usually under rigorous time constraints. These budgetary and time constraints are complex and interrelated, and we believe that IT executives will seek third-party assistance to reduce operational expenses and understand asset utilization and total cost of ownership, in an effort to justify current spending and potential expenses.

•

Managing Risk Efficiently and Cost Effectively:    IT executives must address both external and internal threats in order to manage risk. External threats include catastrophic weather events and terrorist attacks that are beyond an IT executive’s control, but still must be addressed through contingency plans. External threats also include computer and network viruses and hackers. Internal risks are associated with complex, multi-vendor IT environments. As new and emerging technologies are introduced into the data center, there is an increasing opportunity for integration error. Assets may be improperly configured or staff members may not know how to manage the new technology, which could result in enterprises facing interruptions in daily business operations or the loss of data critical to business functions.

•

Responding to Market Dynamics and Emerging Trends:    Data center infrastructure is in a constant state of change as recently evidenced by the ongoing adoption of virtualization technologies. In order to remain competitive on a cost and time-to-market basis, IT executives must ensure that they are adapting to new paradigms of efficiency, speed and application delivery. We believe that IT executives recognize that their in-house teams are more focused on managing day-to-day operations and will therefore turn to third-party consulting firms to help identify and incorporate new and emerging technologies.

Benefits of Our Services

We believe our services provide compelling benefits to our clients, including:

•	access to leading-edge data center strategies and practices;

•	demonstrable return on investment;

•	minimized project execution risk;

•	decreased risk of data loss; and

•	enhanced visibility into the IT environment.

Our Growth Strategy

Our objective is to enhance our industry position, while continuing to grow our revenues and profitability. Our strategy to achieve these objectives includes the following elements:

•

Deepen and Expand Relationships with Our Current Client Base:    We have historically generated a significant amount of our revenues from new projects with existing clients. Because many of our clients are in the early stages of evolving their IT infrastructures, we expect to continue to sell services to these clients as their needs grow and evolve.

•

Engage with New Clients:    We participate in industry events and direct marketing activities to drive broad awareness of our services to prospective clients. In 2009, we established an inside sales function in the United States and the United Kingdom to pursue and develop these prospects into new clients. Our direct sales team also pursues a target prospect list of Fortune 2500 companies to establish new client relationships.

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Leverage Indirect Sales Channels:    Our indirect sales channel relationships provide us with access to additional enterprise clients to whom we can ultimately cross-sell a broad range of consulting, technology integration and managed services. This cross-selling may lead to the creation of new service offerings. We plan to continue expanding our indirect sales channels relationships.

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Broaden Our Managed Services Offerings:    We provide a wide range of managed services to remotely monitor, report, analyze and actively manage our clients’ IT infrastructure environments. We intend to expand our managed services offerings to provide additional services within our current domain areas.

•

Acquire Complementary Businesses and Technology:    We believe that in many cases, the best approach to meeting client demand and adding new skills and services to our service offerings is to acquire resources and expertise that specifically address emerging issues. We evaluate all potential acquisitions using our Transom business model as a filter. We assess potential acquisition targets for software tools, methodologies and domain expertise with the potential to be complementary to our business.

Clients

We have developed relationships with Fortune 1000 companies, including approximately half of the Fortune 100 companies, as well as smaller organizations. We market and provide our services primarily to companies in North America, Europe and the Middle East. We believe that our regular, direct interaction with our clients, the breadth of our client relationships and our reputation among these clients as an independent advisor differentiate us from our competitors.

During the nine months ended September 30, 2008 and 2009, we had no direct client that represented 10% or more of our total revenues. For the nine months ended September 30, 2008, we had no indirect client that represented 10% or more of our total revenues. For the nine months ended September 30, 2009, one of our indirect channel partners accounted for 15% of our total revenues.

As of September 30, 2009, we had 501 employees, including approximately 43 direct sales people. Our sales effort is further bolstered by our strategic relationships with technology companies such as Dell, IBM, Cisco, Unisys and Bull SAS.

Our revenues consist of services and product revenues. Our focus is on growing services revenues. Our services revenues have grown from $35.2 million in 2006 to $83.0 million in 2008, reflecting a total compounded annual growth rate of 54%, including acquisitions. Our services revenues have grown from $61.3 million in the nine months ended September 30, 2008 to $64.8 million in the nine months ended September 30, 2009. For fiscal years 2006, 2007 and 2008, and the nine month periods ended September 30, 2008 and 2009 we had net losses to common stockholders of $(13.1) million, $(18.2) million, $(28.1) million, $(22.9) million and $(8.7) million. At September 30, 2009, we had an accumulated deficit of $110.9 million.

Risks That We Face

You should carefully consider the risks described under the section titled “Risk Factors” and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition operating results and cash flow, which could cause the trading price of our common stock to decline and could result in a partial or total loss of your investment.

Our Corporate Information

We were incorporated in Delaware in 2001. Our principal executive offices are located at 200 Crossing Boulevard, Framingham, Massachusetts 01702 and our telephone number is (508) 879-5729. Our Web site address is www.glasshouse.com. The information on, or that can be accessed through, our Web site is not part of this prospectus.

TransomSM is our service mark.

THE OFFERING

Total common stock offered by us	shares

Option to purchase additional shares offered to underwriters by us	shares

Total common stock to be outstanding after this offering	shares

Use of proceeds	We expect to use the net proceeds of this offering for working capital and general corporate purposes, and we intend to use a portion of the net proceeds to repay, from time to time, acquisition-related loans. Please see the section titled “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

Proposed New York Stock Exchange symbol	GLAS

The number of shares of our common stock to be outstanding after the offering is based on 65,964,891 shares of common stock issued as of September 30, 2009, of which 63,510,377 were outstanding, including the assumed conversion of 50,517,175 shares of preferred stock issued on September 30, 2009 (including 237,789 shares of preferred stock held in treasury) into 50,517,175 shares of common stock in connection with the closing of this offering. Except where stated otherwise herein, the number of shares of common stock to be outstanding after this offering does not take into account:

•	8,922,019 shares of our common stock issuable upon exercise of options outstanding as of September 30, 2009 at a weighted average exercise price of $0.79 per share;

•	1,196,645 shares of our common stock reserved as of September 30, 2009 for future issuance under our stock-based compensation plans;

•	4,264,420 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.31 per share;

•	988,133 unvested restricted shares of our common stock issued in conjunction with our acquisitions;

•

                     shares of our common stock issuable to a syndicate of lenders led by BayStar Capital III Investment Fund, L.P. (BayStar) upon conversion of convertible promissory notes payable in the aggregate principal amount of $5.1 million, plus accrued but unpaid interest thereon;

•	shares of our common stock issuable to Dell upon conversion of a $25.0 million note payable, plus accrued but unpaid interest thereon, to Dell;

•

                     shares of our common stock issuable to Dell upon the exercise by Dell of a warrant to purchase shares of our common stock or preferred stock which is exercisable in connection with a qualifying financing or sale of our company and which expires upon the consummation of a qualifying public offering; and

•	shares of our common stock issuable to Dell upon exercise of an option to purchase 5% of our fully diluted common stock as early as ten months after our initial public offering.

Please see the subsections titled “Borrowings” and “Warrants and Other Equity Rights Issued in Conjunction with Borrowings” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding the convertible note, option and warrant issued to Dell.

Unless otherwise indicated, the information we present in this prospectus assumes and reflects the following:

•	the automatic conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering;

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws to be effective upon the closing of this offering;

•	no exercise by the underwriters of their option to purchase additional shares; and

•	a 1-for- reverse split of our common stock to be effected prior to this offering.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

The tables below summarize our consolidated financial data. The following summary financial data should be read together with our consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$37,808	$61,241	$85,058	$63,070	$65,672
Cost of revenues	29,279	45,140	65,346	49,807	47,943

Gross profit	8,529	16,101	19,712	13,263	17,729
Research and development expenses	—	146	1,050	860	449
Selling and marketing expenses	10,906	15,313	19,056	14,781	10,238
General and administrative expenses	7,058	9,421	15,419	12,676	7,099
Amortization of intangible assets	1,165	2,260	2,771	2,108	1,844

Loss from operations	(10,600)	(11,039)	(18,584)	(17,162)	(1,901)
Interest and other income (expense), net	393	(3,298)	(4,481)	(2,064)	(2,809)

Loss before income taxes and cumulative effect of change in accounting principle	(10,207)	(14,337)	(23,065)	(19,226)	(4,710)
Provision (benefit) for income taxes	—	(485)	240	193	9

Loss before cumulative effect of change in accounting principle	(10,207)	(13,852)	(23,305)	(19,419)	(4,719)
Cumulative effect of change in accounting principle	558	—	—	—	—

Net loss	(9,649)	(13,852)	(23,305)	(19,419)	(4,719)

Dividends and accretion on preferred stock	(3,482)	(4,310)	(4,821)	(3,505)	(4,006)

Net loss to common stockholders	$(13,131)	$(18,162)	$(28,126)	$(22,924)	$(8,725)

Net loss per share, basic and diluted	$(2.21)	$(1.79)	$(2.13)	$(1.72)	$(0.66)

Other unaudited financial data: EBITDA(2)	$(8,126)	$(7,043)	$(16,395)	$(13,840)	$1,741

	As of September 30, 2009
	Actual	Pro Forma, As Adjusted(1)
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$10,904	$—
Total assets	76,121	—
Total long term debt, including current portion	36,029	—
Redeemable convertible preferred stock warrant liability	3,623	—
Total redeemable convertible preferred stock	93,094	—
Total stockholders’ deficit	(96,455)	—

(1) The Pro Forma, As Adjusted column in the balance sheet data table above reflects the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 50,517,175 shares of common stock upon completion of this offering and our sale of              shares of common stock in this offering, at an assumed initial public offering price of $             per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

(2) EBITDA represents net loss before deductions for interest expense, income taxes, depreciation and amortization of tangible and intangible assets, and adjustments for non-cash changes in fair value of warrant liability. EBITDA is a supplemental financial measure, which is not based on United States generally accepted accounting principles (GAAP), used by management and industry analysts to evaluate operations.

The following is a reconciliation of net loss to EBITDA (in thousands, unaudited):

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
EBITDA Calculation:
Net loss	$(9,649)	$(13,852)	$(23,305)	$(19,419)	$(4,719)
Depreciation	728	698	495	372	447
Interest expense	643	2,124	4,693	3,584	4,042
Non-cash change in fair value of warrant liability	(1,013)	2,107	(1,607)	(927)	(83)
Income taxes	—	(485)	240	193	9
Amortization of intangible assets (including amounts in cost of revenues)	1,165	2,365	3,089	2,357	2,045

EBITDA	$(8,126)	$(7,070)	$(16,395)	$(13,840)	$1,741

In addition to providing financial measurements based on GAAP, we present additional historical financial metrics that are not prepared in accordance with GAAP (non-GAAP). We believe that the inclusion of this non-GAAP financial measure, together with our GAAP financial measures, helps investors to gain a meaningful understanding of our past performance and future results. This approach is consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. This non-GAAP measure is also used by management in its financial, operational and strategic decision-making and in developing incentive compensation plans.

We consider EBITDA to be an important indicator of our operational strength and performance of our core business and a valuable measure of our historical operating trends.

There are limitations associated with reliance on EBITDA because it is specific to our operations and financial performance, which makes comparisons with other companies’ financial results imprecise. It does not include interest expense, which is a necessary and ongoing part of our cost structure resulting from debt incurred to acquire businesses and expand operations. EBITDA also excludes depreciation, amortization expenses, gains and losses on non-cash changes in fair value of warrant liability. The exclusion of these items, in light of their recurring nature, is a material limitation of EBITDA. To manage these limitations, we have policies and procedures in place to identify expenses that qualify as interest, taxes, depreciation and amortization to approve and segregate these expenses from other expenses to ensure that our EBITDA is consistently reflected from period to period.

EBITDA excludes some items that affect net loss and may vary among companies. The EBITDA we present may not be comparable to similarly titled measures of other companies. EBITDA does not give effect to the cash that we must use to service our debt or pay income taxes and thus does not reflect the funds generated from operations or actually available for capital investments. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus (including our financial statements and the related notes appearing at the end of this prospectus). If any of the events contemplated by the following discussion of risks should occur, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. As a result, the market price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We have a history of losses and we may not achieve or sustain profitability in the future.

We have not yet achieved profitability for any fiscal year. We had a net loss to common shareholders of $8.7 million for the nine months ended September 30, 2009 and as of September 30, 2009 our accumulated deficit was $110.9 million. We expect to continue to incur losses, and we may not become profitable in the foreseeable future, if ever. We expect to make significant expenditures to further develop our business. In addition, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will have to generate and sustain increased revenues to achieve profitability. Our revenue growth trends in prior periods may not be sustainable, and we may not generate sufficient revenues to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee.

We operate in a rapidly evolving industry, which makes our future operating results difficult to predict.

Since the founding of our company in May 2001, we have operated in an industry characterized by rapid technological innovation, changing client needs, evolving industry standards and frequent introductions of new products and services. Our success depends on our ability to implement data center consulting, technology integration and managed services that anticipate and respond to rapid and continuing changes in technology, industry developments and client needs. As we encounter new client requirements and increasing competitive pressures, we will likely be required to modify, enhance, reposition or introduce new solutions and service offerings. We may not be successful in doing so in a timely, cost-effective and appropriately responsive manner, or at all. All of these factors make it difficult to predict our future operating results, which may impair our ability to manage our business and our investors’ ability to assess our prospects.

We may experience quarterly fluctuations in our operating results due to a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. If our revenues or operating results fall below the expectations of investors or securities analysts, or below any guidance we may provide to the market, the price of our common stock could decline substantially.

In addition to other risk factors listed in this “Risk Factors” section, factors that may affect our quarterly operating results include:

•	fluctuations in demand for our data center consulting, technology integration and managed services;

•	fluctuations in sales cycles and prices for our services and solutions;

•	reductions in clients’ budgets for information technology (IT) purchases and delays in their purchasing cycles;

•	the timing of recognizing revenues in any given quarter as a result of revenue recognition rules;

•	our ability to develop, introduce and provide new services and solutions that meet client requirements in a timely manner;

•	our ability to hire additional technical and sales personnel and the length of time required for any such additional personnel to generate significant revenues;

•	any significant changes in the competitive dynamics of our markets, including new entrants or substantial discounting of services or solutions;

•	our ability to control costs, including our operating expenses; and

•	general economic conditions in our domestic and international markets.

The amount of our outstanding debt may prevent us from taking actions we would otherwise consider in our best interest.

We had approximately $42.8 million in outstanding principal, accrued interest and final balloon payments under existing debt obligations as of September 30, 2009. Of this amount, approximately $34.1 million represented convertible debt. We believe that the lenders holding convertible debt intend to convert such debt into shares of our equity securities immediately prior to this offering, but there can be no assurances that they will do so. In the event any convertible debt is not converted into shares of equity securities immediately prior to this offering, cash required to repay such debt may limit our ability to use the proceeds from this offering to make necessary and desirable capital investments in our business and to take advantage of significant business opportunities, including acquisitions. In the event any convertible debt is converted into shares of our common stock following this offering, the holders of shares of our common stock, including investors purchasing shares of our common stock in this offering, will incur immediate and substantial dilution as of the date of the debt conversion.

Debt that remains outstanding following this offering and the limitations contained in the loan agreements governing the terms of such debt (the Loan Agreements) could have material consequences on our business, including:

•	it may be difficult to generate sufficient capital to satisfy our obligations under the Loan Agreements;

•	the amounts outstanding under the Loan Agreements may make it more difficult to obtain other debt financing in the future;

•	the debt obligations represented by the Loan Agreements could make us more vulnerable to general adverse economic and industry conditions; and

•	we could be at a competitive disadvantage to competitors with less debt.

Our failure to promptly satisfy our obligations under the Loan Agreements may limit our ability to implement our business plan which may have an immediate, severe and adverse impact on our business, results of operations, financial condition and liquidity. In the event that we cannot satisfy our obligations under the Loan Agreements, we would be forced to drastically curtail operations, dispose of assets or cease operations altogether. Please see the subsections titled “Borrowings” and “Warrants and Other Equity Rights Issued in Conjunction with Borrowings” in the section titled

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding our outstanding debt and equity rights granted to our lenders in connection with the incurrence of such debt.

Our business could be materially and adversely affected as a result of the risks associated with our acquisitions.

As part of our business strategy, we have acquired and will continue seeking to acquire businesses that provide us with additional intellectual property, client relationships, geographic coverage and domain expertise. We can provide no assurances that we will be able to find and identify desirable acquisition targets in the future or that we will be successful in entering into a definitive agreement with any one target. In addition, even if we reach a definitive agreement with a target with respect to an acquisition, there can be no assurance that we will consummate such acquisition.

Our acquisitions have been and will be accompanied by risks commonly encountered in the acquisition of a business, which include, among other risks:

•	the effect of the acquisition on our financial and strategic position and reputation;

•

the failure of an acquisition to result in expected benefits, which may include benefits relating to enhanced revenues, technology, human resources, costs savings, operating efficiencies and other synergies;

•	the difficulty and cost of integrating the acquired businesses, including costs and delays in implementing common systems and procedures and costs and delays caused by communication difficulties;

•	the assumption of liabilities of the acquired business, including litigation-related liabilities;

•	the potential impairment of acquired assets, including goodwill;

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the reduction of our cash available for operations and other uses, the increase in amortization expenses related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt;

•	the lack of experience in new markets, products or technologies or the initial dependence on unfamiliar distribution partners;

•	the diversion of our management’s attention from other business concerns;

•	the impairment of relationships with clients or suppliers of the acquired business or our existing clients;

•	the potential loss of key employees of the acquired company; and

•	the potential incompatibility of business cultures.

If one or more of the above risks is realized, our business, results of operations or financial condition could be materially adversely affected. To the extent that we issue shares of our common stock or other rights to purchase our common stock or other equity securities in connection with any future acquisition, existing shareholders may experience dilution and our earnings per share may decrease.

In addition to the risks commonly encountered in the acquisition of a business, we may also experience risks relating to the challenges and costs of closing an acquisition transaction. These risks may be exacerbated as a result of managing multiple acquisitions at the same time.

We rely on indirect sales channels to refer clients to us and disruptions to, or our failure to establish new and maintain existing relationships with companies in, our indirect sales channels would harm our business.

Our future success is dependent upon establishing and maintaining successful relationships in our indirect sales channels. A significant portion of our revenues is generated by sales through our indirect sales channels and we expect indirect sales to continue to make up a significant portion of our total revenues in the future. In the nine months ended September 30, 2009, approximately 44% of our revenues were generated by sales through our indirect sales channels. Accordingly, our revenues depend in large part on the referral and effective sales and lead generation activities of these indirect sales channels.

Establishing and maintaining our indirect sales channels and providing training in our service offerings and solutions to companies in our indirect sales channels requires significant time and resources. In order to develop and expand our indirect sales channels, we must continue to scale and improve our processes and procedures that support these channels, including investment in systems and training. Those processes and procedures may become increasingly complex and difficult to manage as we grow our organization. Our indirect sales channels contracts do not typically prohibit the offering of products or services that compete with ours. Our competitors may provide incentives to companies in our indirect sales channels that favor our competitors’ services and solutions or that prevent or reduce sales of our services and solutions. Companies in our indirect sales channels may choose not to offer our services and solutions exclusively or at all. Establishing relationships with companies in our indirect sales channels that have a history of selling our competitors’ services and solutions may also prove to be difficult. In addition, some companies in our indirect sales channels are also competitors. Our failure to establish and maintain successful relationships within our indirect sales channels would seriously harm our business and operating results.

We depend on a limited number of clients for a substantial portion of our revenues in any fiscal period and the loss of, or a significant shortfall in demand from, these clients could significantly harm our results of operations.

During any given fiscal period, a relatively small number of clients typically accounts for a significant percentage of our revenues. For example, for the nine months ended September 30, 2009, revenues generated by sales to our top 20 clients accounted for approximately 59% of our total revenues and sales to one company in our indirect sales channels accounted for approximately 15% of our total revenues. In the past, the clients that comprised our top 20 clients have continually changed and we also have experienced significant fluctuations in individual clients’ usage of our services. In addition, our operating costs are relatively fixed in the near term. As a consequence, we may not be able to adjust our expenses in the short term to address the unanticipated loss of a large client during any particular period. As such, we may experience significant, unanticipated fluctuations in our operating results which may cause us to not meet our expectations or those of stock market analysts, which could cause our stock price to decline.

Our clients have unexpectedly terminated and in the future could unexpectedly terminate their contracts for our services.

Some of our client contracts have been, and in the future could be, cancelled by the client with limited advance notice and without significant monetary penalty. A client’s unexpected termination of a contract for our services could result in a loss of expected revenues and additional expenses for staff that were allocated to that client’s project. We could be required to maintain underutilized employees who were assigned to the terminated contract, thereby reducing the overall utilization rate of our professionals. The unexpected cancellation or significant reduction in the scope of any of our large projects, or client termination of one or more recurring revenues contracts, could have a material adverse effect on our overall profitability, business, financial condition and results of operations.

Our financial results would suffer if the market for IT services and solutions does not continue to grow.

Our services and solutions are designed to address the growing markets for (i) data center consulting (including migrations, consolidations and disaster recovery), (ii) technology integration services (including storage and data protection services and the implementation of virtualization solutions) and (iii) managed services (including operational support and client support). These markets are still evolving. A reduction in the demand for our services and solutions could be caused by, among other things, lack of client acceptance, weakening economic conditions, competing technologies and services or decreases in corporate spending. Our future financial results would suffer if the market for our IT services and solutions does not continue to grow.

Our financial results may be adversely impacted if we are unable to maintain favorable pricing and utilization rates and control our costs.

Our profitability is primarily based on three factors:

•	the prices for our services;

•	the utilization rate of our IT professionals; and

•	our costs.

Our gross profit margin, and therefore our profitability, is dependent on the rates we are able to recover for our services. If we are not able to maintain favorable pricing for our services, our gross profit margin and profitability may suffer. The rates we are able to recover for our services are affected by a number of factors, including:

•	our clients’ perceptions of our ability to add value through our services and solutions;

•	our competitors’ pricing policies;

•	our ability to estimate accurately, attain and sustain contract revenues, margins and cash flows over increasingly long contract periods;

•	the use by our competitors and our clients of offshore resources to provide lower-cost services;

•	the necessity of using subcontractors to the extent we are unable to hire service professionals when, and as needed, and at commercially reasonable rates; and

•	general economic conditions, including the level of corporate spending for our services.

If we are not able to maintain an appropriate utilization rate for our professionals, our profit margin and profitability may suffer. Our utilization rates are affected by a number of factors, including:

•	our ability to transition professionals from completed projects to new assignments and to hire and assimilate new employees;

•	our ability to forecast demand for our services and thereby maintain an appropriate headcount in each of our geographies and workforces;

•	our ability to manage attrition; and

•	our need to devote time and resources to training, professional development and other non-chargeable activities.

We expect our costs to increase as a public company, based in part on an increase in legal, accounting and other expenses that we did not incur as a private company. In addition, we expect our costs to increase as we expand our sales and marketing activities. These increased costs, considered independently or in the context of any failure to maintain our pricing and utilization rates with respect to the services we provide, could have a material adverse effect on our overall profitability, business, financial condition and results of operations.

We may lose money if we do not accurately estimate costs of fixed-price engagements.

Most of our projects are based on fixed-price, fixed-time contracts, rather than contracts in which payment to us is determined on a time and materials basis. Our pricing on these projects is highly dependent on our internal forecasts and predictions about the projects and the marketplace, which might be based on limited data and could be inaccurate. There is a risk that we will underprice our contracts or fail to estimate accurately the costs of performing the work. Our failure to estimate accurately the resources and schedule required for a project, or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-time contract was based, could make these projects less profitable or unprofitable and could have a material adverse effect on our overall profitability, business, financial condition and results of operations. We are increasingly entering into contracts for large projects that magnify this risk. We have been required to commit unanticipated additional resources to complete projects in the past, which has resulted in reduced project margins. We will likely experience similar situations in the future.

If we are unable to further penetrate our existing markets, our business prospects may be limited.

We expect that our future success will depend, in part, upon our ability to further penetrate the existing markets for data center consulting, technology integration and managed services. To date, we have penetrated these markets in varying degrees. Part of our strategy for expanding our share of each market involves “cross-selling” our services in one market to our existing clients and partners in a different market. Our sales strategies may not be effective in further penetrating our existing markets and such failure could limit our business prospects and results of operations.

Our international sales and operations subject us to additional risks that may adversely affect our operating results.

For the nine months ended September 30, 2008 and 2009, approximately 58% and 51% of our revenues, respectively, were generated by our subsidiaries located outside the United States. We have facilities and sales personnel located in the United Kingdom (U.K.), Israel and Turkey. We expect to continue to add personnel in additional countries. Our international operations subject us to a variety of risks, including:

•	the difficulty of managing and staffing international offices and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

•	the management of our relationships with channel partners outside the United States, whose sales and lead generation activities are very important to our international operations;

•	difficulties in enforcing contracts and longer payment cycles, especially in emerging markets;

•	tariffs and trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

•	increased exposure to foreign currency exchange rate risk;

•	reduced protection for intellectual property rights in some countries; and

•	political and economic instability.

As we continue to expand our business internationally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our international operations, reduce our international sales and negatively impact our results of operations.

If we are unable to manage our growth effectively, our revenues and profits could be adversely affected.

We have expanded our operations significantly over the past several years, increasing our total number of employees from approximately 204 at September 30, 2006 to 501 at September 30, 2009, and acquiring eight companies in diverse geographic areas over that same time period. We anticipate that further significant increases in employee headcount and geographic expansion will be required as we continue to grow our business. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Sustaining our growth will place significant demands on our management as well as on our administrative, operational and financial resources. For us to continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce as well as successfully integrate our acquisitions. If we are unable to manage our growth successfully without compromising our quality of service and our profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our revenues and profits could be adversely affected. Risks that we face in undertaking future expansion include:

•	training new personnel to become productive and generate revenues;

•	controlling expenses and investments in anticipation of expanded operations;

•	implementing and enhancing our administrative infrastructure, systems and processes;

•	addressing new markets; and

•	expanding international operations.

A failure to manage our growth effectively could materially adversely affect our ability to market and sell our services and solutions.

We may not be able to respond to rapid technological changes with new solutions and service offerings, which could have a material adverse effect on our sales and profitability.

The markets for our services and solutions are characterized by rapid technological changes, evolving client needs, frequent new service, software and product introductions and changing industry standards. The introduction of services and solutions by competitors embodying new technologies and the emergence of new industry standards could make our existing and future services and solutions obsolete and unmarketable. As a result, we may not be able to accurately predict the lifecycle of our services and solutions, and our offerings may become obsolete before we receive the amount of revenues that we anticipate from them. If any of the foregoing events occurs, our ability to retain or increase our position in the relevant markets could be adversely affected.

To be successful, we need to develop and introduce new services and solutions on a timely and cost-effective basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our clients. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of services and solutions that respond to technological changes or evolving industry standards, or fail to develop services and solutions that adequately meet the requirements of the marketplace or achieve market acceptance. Our failure to develop and market such services and solutions on a timely basis, or at all, could have a material adverse effect on our sales and profitability.

We partner with third parties on certain complex engagements in which our performance depends upon, and may be adversely impacted by, the performance of such third parties.

Our partners frequently engage us to perform discrete IT infrastructure services within the context of broader, sophisticated projects. If our partners fail to perform their portions of the projects in a timely or satisfactory manner, the relevant client may elect to terminate the project. A termination of this type would result in our recognition of lower-than-expected future revenues, but would not impact revenues recognized to date. Additionally, we may realize lower profits if we incur additional costs due to delays or because we must assign additional personnel to complete the project and are unable to charge these additional costs to our partner. Furthermore, our relationships with our clients and our reputation generally may suffer as a result of our partners’ unsatisfactory performance.

If we do not attract and retain qualified professional staff, we may be unable to adequately perform our client projects and could be limited in accepting new client engagements.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees that become part of our organization in connection with our acquisitions. The increase in demand for data center consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

If we fail to meet our service level obligations under our service level agreements, we would be subject to penalties and could lose clients.

We have service level agreements with many of our clients under which we guarantee specified levels of service availability. These arrangements involve the risk that we may not have adequately estimated the level of service we will in fact be able to provide. If we fail to meet our service level obligations under these agreements, we would be subject to penalties, which could result in higher than expected costs, decreased revenues and decreased gross and operating margins. We could also lose clients by failing to meet our service level obligations under these agreements and our reputation generally may suffer as a result.

If we fail to offer high quality client support and services, our business would suffer.

Once our solutions and methodologies are deployed within our clients’ IT infrastructure environments, our clients rely on our support services to resolve any related issues. A high level of client support and service is important for the successful marketing and sale of our services and solutions. High quality client support and service will be of increasing importance. If we do not help our clients quickly resolve post-deployment issues and provide effective ongoing support, our ability to sell our solutions and methodologies to existing clients would suffer and our reputation with potential clients would be harmed. As we expand our sales, we will be required to hire and train additional support personnel. In addition, as we expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. If we fail to maintain high quality client support or grow our support organization to match any future sales growth, our business will suffer.

Our executive officers and senior management are important to our client relationships and the loss of one or more senior managers could have a negative impact on our business.

We believe that our success depends in part on the continued contributions of our president and chief executive officer, Mark Shirman, and other executive officers and members of our senior management. We rely on our executive officers and senior management to generate business and execute our strategies successfully. In addition, the relationships and reputation that members of our management team have established and maintain with our clients contribute to our ability to operate a robust business. The loss of Mr. Shirman or any other executive officer or member of senior management could impair our ability to identify and secure new clients, new engagements from existing clients and otherwise manage our business.

Economic conditions, including prolonged economic downturns, could materially harm our business.

Negative trends in the general economy could cause a decrease in corporate spending on IT services and solutions in general and negatively affect the rate of growth of our business. Any reduction in corporate confidence or corporate spending in general may adversely affect demand for our services and solutions.

We face intense competition that could prevent us from increasing our revenues or could reduce our gross profit margin.

The data center consulting, technology integration and managed services markets are competitive, and, due in part to the forecasted growth rates in each market, we expect competition in all markets to intensify in the future. Other companies may introduce new services and solutions in the same markets we have entered or intend to enter. This competition could result in increased pricing pressure, reduced gross profit margins, increased sales and marketing expenses and stagnant or reduced market share.

Many of our current or potential competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical, sales, marketing and other resources than we have. In addition, our competitors may be able to bundle services that we do not offer together with other products or services at a combined price that is more attractive than the prices we charge for our services alone. As competitive services are introduced or new competitors enter our markets, we expect increased pricing pressure, which could have a negative impact on our revenues and on the gross margins for our services and solutions.

As our markets continue to develop and expand, we expect increased competition from both established and emerging companies, including offshore companies that benefit from lower labor costs. We also expect that some of our competitors may make acquisitions or enter into partnerships or other strategic relationships with one another in order to offer more comprehensive product and service offerings than they are able to offer individually. We believe these types of transactions will continue to occur in the future as companies attempt to strengthen or maintain their market positions in an evolving industry. The companies resulting from these transactions could significantly change the competitive landscape and adversely affect our ability to compete effectively and maintain indirect sales channels.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate significantly.

The timing of our revenues is difficult to predict. Our sales efforts involve educating our clients about the use and benefit of our services and solutions, including their technical capabilities and potential cost savings to an organization. Clients typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, which typically lasts several months, and may last a year or longer. We spend substantial time, effort and money on our sales efforts without any assurance that our efforts will produce any sales. In addition, client purchases of our services and solutions are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. If sales expected from a specific client for a particular quarter are not realized in that quarter or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

If we are unable to expand our sales capabilities, we may not be able to generate increased revenues.

We must expand our sales force to generate increased revenues from clients. As of September 30, 2009 we had a team of 43 dedicated sales professionals. Our services and solutions require a sophisticated sales effort targeted at the senior management of our prospective clients. New hires require training and will take time to achieve full productivity. We cannot be certain that new hires will become as productive as necessary or that we will be able to hire enough qualified individuals in the future. Failure to hire qualified sales personnel will preclude us from expanding our business and growing our revenues.

Our services and solutions involve storing and replicating mission-critical data for our clients and are highly technical in nature. If client data is lost or corrupted, our reputation and business could be harmed.

Our data center consulting and technology integration services involve storing and replicating mission-critical data for our clients within their data centers. The process of storing and replicating that data within their data centers is highly technical and complex. If any data is lost or corrupted in connection with the use of our services and solutions, our reputation could be seriously harmed and market acceptance of our solutions and services could suffer. In addition, our solutions have contained, and may in the future contain, undetected errors, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been in use by clients. Any errors, defects or security vulnerabilities discovered in our solutions after commercial release could result in loss of revenues, loss of clients, increased service and warranty cost and diversion of attention of our management and technical personnel, any of which could significantly harm our business. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our service offerings.

Failures or interruptions of our services could materially harm our revenues, impair our ability to conduct our operations and damage relationships with our clients.

Our success depends in part on our ability to provide reliable data center consulting, technology integration and managed services to our clients. Our network operations are currently located in Cary, North Carolina and Weybridge, England, and are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

•	damage to or failure of our computer software or hardware or our connections;

•	errors in the processing of data by our system;

•	computer viruses or software defects;

•	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

•	increased capacity demands or changes in systems requirements of our clients; and

•	errors by our employees or third-party service providers.

In addition, our business interruption insurance may be insufficient to compensate us for losses that may occur. Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations.

We identified a material weakness in our internal control over financial reporting relating to one of our 2007 acquisitions, which resulted in the restatement of our 2007 and 2008 audited financial statements.

In connection with our review of our financial statements for the nine months ended September 30, 2009, we identified a material weakness in the design and operation of our internal controls relating to the purchase accounting of one of our 2007 acquisitions. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls. Specifically, we determined that we had insufficient communication of final deal terms between our internal departments. As a result of the identified deficiency, we misstated non-cash compensation expense, goodwill, additional paid in capital and common stock attributable to the acquisition. See note 9 of our consolidated financial statements for the impact of our restatement to individual years. This misstatement required a restatement of our audited financial statements for the years ended December 31, 2007 and 2008.

Subsequent to the 2007 acquisition, we implemented procedures and controls designed to improve communication with respect to acquisition transactions between our internal departments. Although we believe we have addressed the material weakness, the measures we have taken may not be effective, and we may not be able to implement and maintain effective internal control over financial reporting in the future. If we have material weaknesses in the future, it could affect the financial results that we report or create a perception that those financial results do not fairly state our financial condition or results of operations. Either of those events could have an adverse effect on the value of our common stock.

We may need additional capital in the future and it may not be available on acceptable terms.

We have historically relied on outside financing and cash flow from operations to fund our operations, capital expenditures and expansion. However, we may require additional capital in the future to fund our operations and acquisitions, finance investments in equipment or personnel, or respond to competitive pressures. We cannot assure you that additional financing will be available on terms acceptable to us. In addition, the terms of available financing may place limits on our financial and operational flexibility. If we are unable to obtain sufficient capital in the future, we may not be able to continue to meet client demand for service quality, availability and competitive pricing. We also may be forced to reduce our operations or may not be able to expand or acquire complementary businesses or be able to develop new services or otherwise respond to changing business conditions or competitive pressures.

Present economic conditions and the recent economic downturn have made the business climate more volatile and more costly. If economic conditions deteriorate further, or do not improve, it may make any necessary debt or equity financing more difficult or costly to obtain, and more dilutive to our stockholders. While we believe we have adequate capital resources and cash flows from operations to meet current working capital and capital expenditure requirements, a further economic downturn or significant increase in our expenses could require additional financing on less than attractive rates or on terms that are excessively dilutive to existing stockholders. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our stock price and our future operating results.

We have a large amount of goodwill as a result of our acquisitions. Our earnings will be harmed if we suffer an impairment of our goodwill.

As of September 30, 2009, we had goodwill of $19.3 million. Goodwill represents the excess of the amount we paid in our various acquisitions over the fair value of their net assets at the date of the acquisition. We do not amortize acquired goodwill but instead we test it for impairment on an annual basis based upon a fair value approach. Testing for impairment of goodwill involves an estimation of the fair value of our net assets and involves a high degree of judgment and subjectivity. If we have an impairment to our goodwill, the amount of any impairment could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken and could result in a decrease in the market price of our common stock.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission and the New York Stock Exchange (NYSE), have imposed various new requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. As a global services company, we conduct business in North America, Europe and the Middle East, including with governments and government agencies in these regions. Prior to the completion of this offering, we will adopt policies and procedures designed to enforce compliance with these regulations. However, we cannot assure you that we will not be subject to liability under anti-bribery laws for acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could lead to civil and criminal penalties or other sanctions that could have a material adverse effect on our overall profitability, business, financial condition and results of operations.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report, commencing in our annual report on Form 10-K for the year ending December 31, 2011, on the effectiveness of our internal controls over financial reporting. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NYSE, the Securities and Exchange Commission or other regulatory authorities, which would require additional financial and management resources.

Our investment portfolio may become impaired by further deterioration of the capital markets.

Our investments are intended to preserve principal while providing liquidity adequate to meet projected cash requirements. Risks of principal loss are intended to be minimized through investing primarily in money market funds, but these investments are not, in every case, guaranteed or fully insured. In light of recent changes in the credit market, some high quality short-term investment securities, similar to the types of securities that we invest in, have suffered investment losses. From time to time, we may suffer losses on our investments, which could have a material adverse impact on our operations.

The recent disruptions in the credit and financial markets have negatively affected investments generally, including money market funds. The recent global economic crisis may have a negative impact on the market values of the investments in our investment portfolio. We cannot predict future market conditions or market liquidity and there can be no assurance that the markets for these securities will not deteriorate or that the institutions that these investments are with will be able to meet their debt obligations at the time we may need to liquidate such investments or until such time as the investments mature.

Our methodologies and software solutions may infringe the intellectual property rights of third parties and may create liability for us as well as harm our reputation and client relationships.

The methodologies and software solutions we offer to clients may infringe upon the intellectual property rights of third parties and result in legal claims against our clients and us. These claims may damage our reputation, adversely impact our client relationships and create liability for us. Moreover, we generally agree in our client contracts to indemnify clients for expenses or liabilities they incur as a result of third party intellectual property infringement claims associated with our services and the resolution of these claims, irrespective of whether a court determines that our methodologies and software solutions infringed another party’s intellectual property rights, may be time-consuming, disruptive to our business and extraordinarily costly. Finally, in connection with an intellectual property infringement dispute, we may be required to cease using or developing certain intellectual property that we offer to our clients. These circumstances could adversely affect our ability to generate revenues as well as require us to incur significant expenses to develop alternative or modified services for our clients.

If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights.

Our success depends to a significant degree upon the protection of our proprietary technology rights, particularly the proprietary tools associated with our Transom business model. We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. The steps we have taken to protect our intellectual property may not prevent misappropriation of our proprietary rights or the reverse engineering of our solutions. Additionally, our business often involves the development of services and solutions for specific client engagements. While we generally retain ownership of these service methodologies and solutions, issues relating to the ownership of and rights to intellectual property developed in client engagements can be complicated and there can be no assurance that disputes will not arise that affect our ability to continue to engage in the commercial use of such intellectual property. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in other countries are uncertain and may afford little or no effective protection of our services, software, methodology and other proprietary rights. Consequently, we may be unable to prevent our services, software, methodologies and other proprietary rights from being exploited abroad and efforts to prevent such exploitation could be costly. Policing the unauthorized use of our services, software, methodologies and other proprietary rights is expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

In connection with our strategic relationships with our technology partners Dell, Cisco and Bull SAS, we have granted each such partner a perpetual license to certain of our intellectual property. Such licenses do not restrict our partners from exploiting our intellectual property in a way that is competitive with our business, products and/or services. While we believe that our personnel and experience in the industry are essential to commercial exploitation of our intellectual property, we cannot guarantee that such partners will not create competitive services offerings that leverage our intellectual property. Further, Dell and Cisco are permitted to sublicense the rights granted to our intellectual property to other companies that might compete with our business, products and/or services. Our ability to control the use of and protect our intellectual property may be affected by any sublicenses granted by Dell and/or Cisco.

Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to developing and protecting their technology or intellectual property rights than we do. In addition, our attempts to protect our proprietary technology and intellectual property rights may be further limited due to the fact that our employees are attractive to other market participants and may leave our company with significant knowledge of our proprietary information. Consequently, others may develop services and methodologies that are similar or superior to our services and methodologies or design around our intellectual property.

Our use of open source software could impose limitations on our ability to commercialize our solutions.

We incorporate open source software into certain of our solutions. Although we monitor our use of open source closely, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.

Risks Related to this Offering and Ownership of Our Common Stock

Our existing stockholders will have the ability to control the outcome of matters submitted for stockholder approval and may have interests that differ from those of our other stockholders.

After this offering, our existing stockholders, which will include certain executive officers, key employees and directors and their affiliates, will beneficially own approximately     % of our outstanding common stock (approximately     % if the underwriters’ option to purchase additional shares is exercised in full) and will have the ability to control all matters requiring stockholder approval, including the election of directors. As a result, our existing stockholders would have the power to prevent a change of control in our company. The interests of our existing stockholders may differ from the interests of our stockholders who purchased their shares of our common stock in this offering, and this concentration of voting power may have the affect of delaying or impeding actions that could be beneficial to you, including actions that may be supported by our board of directors. As part of the purchase agreement we executed with Dell, we granted Dell an option to purchase 5% of our common stock calculated on a fully-diluted basis (the Dell Option) which may be exercised by Dell as soon as ten months following this offering. We also issued Dell a warrant (the Dell Warrant) to purchase shares of our common stock or preferred stock which is exercisable in connection with a qualifying financing or a sale of our company and which expires upon the consummation of a qualifying public offering. If Dell exercises its rights under the Dell Option or Dell Warrant, voting power will be further concentrated among existing stockholders. Further, two of our existing stockholders, have rights of first refusal with respect to certain issuances of our new securities and notice and information rights with respect to a proposed sale of our company. Please see the section titled “Principal Stockholders” for additional information regarding the ownership of our outstanding stock by our executive officers, directors and their affiliates and the subsections titled “Borrowings” and “Warrants and Other Equity Rights Issued in Conjunction with Borrowings” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information related to the Dell Purchase Agreement, Dell Option and Dell Warrant.

An active trading market for our common stock may not develop.

Prior to this offering, there has been no public market for our common stock. Although we anticipate that our common stock will be approved for listing on the NYSE, an active trading market for our shares may never develop or be sustained following this offering. If the market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you or at all. In addition, an inactive market may impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration, which, in turn, could materially adversely affect our business.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for investors purchasing shares in this offering.

The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to the following factors (in addition to the other risk factors described in this section):

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of equity research analysts;

•	conditions and trends in the markets we serve;

•	announcements of significant new services or solutions by us or our competitors;

•	additions or changes to key personnel;

•	the commencement or outcome of litigation;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	future sale of our equity securities;

•	changes in the estimation of the future size and growth rate of our markets;

•	legislation or regulatory policies, practices or actions; and

•	general economic conditions.

In addition, the stock markets in general have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. These broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. As a result of these factors, you might be unable to resell your shares at or above the initial public offering price after this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against the affected company. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

Following the completion of this offering, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock. Please see the section titled “Dividend Policy” for additional information.

Upon expiration of lock-up agreements between the underwriters and our officers, directors and holders of substantially all of our common stock, a substantial number of shares of our common stock could be sold into the public market shortly after this offering, which could depress our stock price.

Our officers, directors and the holders of substantially all of our common stock have entered into lock-up agreements with our underwriters which prohibit the disposal or pledge of, or the hedging against, any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 180 days after the date of this prospectus. The market price of our common stock could decline as a result of sales by our existing stockholders in the market after this offering and after the expiration of the lock-up period, or the perception that these sales could occur. Once a trading market develops for our common stock, and after the lock-up period expires, many of our stockholders will have an opportunity to sell their stock for the first time. These factors could also make it difficult for us to raise additional capital by selling stock. Please see the section titled “Shares Eligible for Future Sale” for additional information regarding these factors.

As a new investor, you will incur immediate and substantial dilution as a result of this offering.

The initial public offering price of our common stock will be substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock. Accordingly, if you purchase shares of our common stock at the assumed initial public offering price (the midpoint of the range set forth on the cover page of this prospectus), you will incur immediate and substantial dilution of $             per share. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution. Please see the section titled “Dilution” for additional information.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, acquisitions and further development of our services and solutions, and for debt repayment from time to time. We have not allocated these net proceeds for any specific purposes. Our management might not be able to yield any return on the investment and use of these net proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds.

Anti-takeover provisions in our certificate of incorporation and bylaws and in Delaware law could prevent or delay a change in control of our company.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. For more information, please see the section titled “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law.” In addition, our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our amended and restated certificate of incorporation and bylaws, which will be in effect as of the closing of this offering:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	do not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors;

•

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause;

•	provide that vacancies on the board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•	limit who may call special meetings of stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

For information regarding these and other provisions, please see the section titled “Description of Capital Stock.”

We have contractual obligations that could prevent or delay a change in control of our company.

In November 2008, we entered into a securities purchase agreement with Dell and Cisco and an amendment to the Dell Purchase Agreement which together contain provisions requiring us to notify Cisco and Dell in the event that we receive a bona fide proposal for a merger, sale of substantially all of our assets, sale or redemption of our shares or similar transaction that results in a change of control of our company. For a period of ten days following receipt of our notification, each of Cisco and Dell has the right to submit a proposal to acquire us or to enter into a similar change of control transaction and, if requested, we are required to provide them with information regarding the proposed change of control transaction. Until the expiration of the ten day period, we are required to refrain from entering into any action or arrangement which would limit or restrict our ability to provide information to, negotiate with, receive, accept or approve a proposal from, or otherwise complete an acquisition or change of control transaction with Cisco or Dell. By limiting our ability to negotiate and complete transactions with potential acquirers or purchasers other than Cisco or Dell, these restrictions may discourage, delay or prevent a change in control.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

Completion of this offering may limit our ability to use our net operating loss carryforwards.

As of September 30, 2009, we had substantial federal and state net operating loss carryforwards along with certain foreign net operating loss carryforwards. Under the provisions of the Internal Revenue Code of 1986, as amended, substantial changes in our ownership may limit the amount of our net operating loss carryforwards that can be utilized annually in the future to offset taxable income. We believe that, as a result of this offering, it is possible that a change in our ownership might be deemed to have occurred. If such a change in our ownership occurs, our ability to use our net operating loss carryforwards in any fiscal year will be significantly limited under these provisions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, we identify forward-looking statements by terms such as “may,” “will,” “likely,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “would,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the “Risk Factors” section and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not occur and actual results could differ materially from those projected in our forward-looking statements. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications. While we believe that each of these publications is reliable, we have not independently verified market data and other statistical information from third-party sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as independent industry publications, government publications, reports by market research firms or other published independent sources. None of the independent industry publications referred to in this prospectus were prepared on our behalf or at our expense. Some of the independent industry publications referred to in this prospectus are copyrighted and, in such circumstances, we have obtained permission from the copyright owners to refer to such information in this prospectus.

In particular, the reports (the Gartner Reports) issued by Gartner Inc. (Gartner) described in this prospectus represent data, research, opinions or viewpoints published, as part of a syndicated subscription service available only to clients, by Gartner, and are not representations of fact. We have been advised by Gartner that each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

The discussion above does not, in any manner, disclaim our responsibilities with respect to the disclosures contained in this prospectus.

Please see the endnotes set forth in the section titled “Business” for a reference to the sources for the industry and market data and other statistical information used throughout this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us of the sale of the common stock that we are offering will be approximately $             million, assuming an initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses that we must pay. A $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of the prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use these net proceeds for working capital and other general corporate purposes, including the expansion of our current business through acquisitions of complementary or strategic businesses, products or technologies, the enhancement of our existing services and solutions and the hiring of additional personnel to increase our development, sales and marketing activities. The amount and timing of the use of the net proceeds for the enumerated purposes will depend on market conditions and opportunities. We also intend to use approximately $29.0 million of the net proceeds from this offering to repay our loan from Dell Products L.P. (Dell) along with related accrued interest. The Dell loan does not require or permit accelerated payments prior to maturity. A description of the Dell loan is included in Note 9 to our Consolidated Financial Statements. The Dell loan has the following terms:

• Principal at September 30, 2009:	$25.0 million (due in full March 2011)

• Interest Rate:	10% per annum March 2008 – February 2011 (no payments until maturity) $3.9 million accrued interest at September 30, 2009

• Maturity Date:	March 2011

The amount and timing of our debt repayment will depend on numerous factors, including the cash used or generated in our operations and the cash on hand or used for acquisitions. As a result, except as described above, we cannot estimate the amount of the net proceeds that will be used for debt repayment and we have not otherwise allocated any minimum portion or specific amount of the proceeds to possible debt repayment.

Pending use of proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short and medium-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on capital stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends after the offering and for the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors, subject to compliance with certain covenants under our loans, which restrict or limit our ability to declare or pay dividends, and will depend on our future earnings, financial condition, results of operations, capital requirements, general business conditions, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth the following information:

•	our actual capitalization, including our debt and preferred stock warrant liability, as of September 30, 2009;

•

our pro forma capitalization after giving effect to the conversion, upon completion of this offering, of all outstanding shares of preferred stock into common stock and all outstanding warrants to purchase preferred stock into warrants to purchase common stock; and

•

our pro forma capitalization as adjusted to reflect the receipt of the estimated net proceeds from our sale of              shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, and the filing of an amended and restated certificate of incorporation after the closing of this offering.

	As of September 30, 2009
	Actual	Pro Forma	Pro Forma As Adjusted
(unaudited)	(in thousands, except share and par value data)
Preferred Stock Warrant liability	$3,623	$—	$
Long-term debt, including current portion	36,029	36,029

Series A Preferred Stock, $0.001 par value, 3,360,000 shares authorized, 3,360,000 shares issued and outstanding actual; 3,360,000 shares authorized, no shares outstanding pro forma and pro forma as adjusted	2,495	—

Series B Preferred Stock, $0.001 par value, 10,658,017 shares authorized, 10,623,403 shares issued and outstanding actual, 10,658,017 shares authorized, no shares outstanding pro forma and pro forma as adjusted	11,094	—

Series C Preferred Stock, $0.001 par value, 8,717,647 shares authorized, 8,364,707 shares issued and outstanding actual, 8,717,647 shares authorized, no shares outstanding pro forma and pro forma as adjusted	9,698	—

Series D Preferred Stock, $0.001 par value, 17,511,727 shares authorized, 15,626,305 shares issued and outstanding actual, 17,511,727 shares authorized, no shares outstanding pro forma and pro forma as adjusted	46,677	—

Series E Preferred Stock, $0.001 par value, 4,805,815 shares authorized, 4,493,245 shares issued and outstanding actual, 4,805,815 shares authorized, no shares outstanding pro forma and pro forma as adjusted	12,894	—

Series F Preferred Stock, $0.001 par value, 15,091,913 shares authorized, 3,602,940 shares issued and outstanding actual, 15,091,913 shares authorized, no shares outstanding pro forma and pro forma as adjusted	10,236	—

Total redeemable convertible preferred stock	93,094	—

Stockholders’ (deficit) equity:
Series 1 Convertible Preferred Stock, $0.001 par value, 6,000,000 shares authorized, 4,446,576 shares issued; 6,000,000 shares authorized, no shares outstanding pro forma and pro forma as adjusted	370	—
Common stock, $0.001 par value, 106,000,000 shares authorized, 15,447,716 shares issued; 106,000,000 shares authorized, 65,964,891 outstanding pro forma and shares outstanding pro forma as adjusted.	16	67
Additional paid-in capital	16,255	113,291
Contingent shares issuable	313	313
Treasury stock, at cost, 2,454,514 shares at September 30, 2009	(4,531)	(4,531)
Accumulated other comprehensive income (loss)	2,029	2,029
Accumulated deficit	(110,907)	(110,907)

Total stockholders’ (deficit) equity	(96,455)	262

Total capitalization	$36,291	$36,291

This table excludes, as of September 30, 2009, the following:

•	8,922,019 shares of our common stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $0.79 per share;

•	1,196,645 shares of our common stock available for future issuance under our stock-based compensation plans;

•	4,264,420 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.31 per share;

•	988,133 unvested restricted shares of common stock issued in conjunction with our acquisitions;

•

             shares of our common stock issuable to a syndicate of lenders led by BayStar Capital III Investment Fund, L.P. (BayStar) upon conversion convertible promissory notes in the aggregate principal amount of $5.1 million, plus accrued but unpaid interest thereon, payable to BayStar;

•	shares of our common stock issuable to Dell Products, L.P. (Dell) upon conversion of a $25.0 million note, plus accrued but unpaid interest thereon, payable to Dell;

•

             shares of our common stock issuable to Dell upon the exercise by Dell of a warrant to purchase shares of our common stock or preferred stock which is exercisable in connection with a qualifying financing or sale of our company and which expires upon the consummation of a qualified public offering; and

•	shares of our common stock issuable to Dell upon exercise of an option to purchase 5% of our fully diluted common stock as early as ten months after our initial public offering.

Please see the subsections titled “Borrowings” and “Warrants and Other Equity Rights Issued in Conjunction with Borrowings” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding the convertible note, option and warrant issued to Dell.

Please see the section titled “Management—Employee Benefit Plans,” and Note 12 to our consolidated financial statements for a description of our equity plans.

DILUTION

Our pro forma net tangible book value as of September 30, 2009 was approximately $(31.4) million, or approximately $(0.49) per share. Pro forma net tangible book value per share represents the amount of total tangible assets minus our total liabilities, divided by 63,510,377 shares of common stock issued, excluding shares in treasury stock, after giving effect to the conversion, upon completion of this offering, of all issued preferred stock, excluding shares in treasury stock, into common stock and all outstanding warrants to purchase preferred stock into warrants to purchase common stock.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, and after deducting the underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value as of September 30, 2009 would have been approximately $             million or approximately $             per share. This represents an immediate increase in net tangible book value of $             per share to existing stockholders and an immediate dilution in net tangible book value of $             per share to purchasers of common stock in the offering, as illustrated in the following table:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share before this offering	$
Increase per share attributable to new investors	$

Pro forma net tangible book value per share after this offering		$

Dilution per share to new investors		$

If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the pro forma net tangible book value per share after the offering would be approximately $             per share, the increase in pro forma net tangible book value per share to existing stockholders would be approximately $             per share and the dilution to new investors purchasing shares in this offering would be approximately $             per share.

The table below presents on a pro forma basis as of September 30, 2009, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering and all outstanding warrants to purchase preferred stock into warrants to purchase common stock the differences between the existing stockholders and the purchasers of shares in the offering with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share:

	Shares Purchased			Total Consideration		Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders(1)	63,510,377%			$91,002,809%		$1.43
New stockholders
Totals			%		100.0%

(1)	This table does not include shares issuable to Dell Products L.P. (Dell) upon the exercise by Dell of a warrant to purchase shares of our common stock or preferred stock (the Dell Warrant) which is exercisable in connection with a qualifying financing or sale of our company and which expires upon the consummation of a qualifying public offering. Please see the subsections titled “Borrowings” and “Warrants and Other Equity Rights Issued in Conjunction with Borrowings” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding the Dell Warrant.

As of September 30, 2009, there were options outstanding to purchase a total of 8,922,019 shares of our common stock at a weighted average exercise price of $0.79 per share. In addition, as of September 30, 2009, there were warrants outstanding to purchase 1,678,876 shares of common stock at a weighted average exercise price of $2.47 per share, and warrants outstanding to purchase 2,585,544 shares of preferred stock at a weighted average exercise price of $2.21 per share which will convert into the right to purchase 2,585,544 shares of common stock upon the completion of the offering. The number of shares subject to outstanding warrants and the average warrant exercise price do not include the Dell Warrant. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors. For a description of our equity plans, please see “Management—Employee Benefit Plans” and Note 12 of the notes to the consolidated financial statements.

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated statements of operations data for the years 2006, 2007 and 2008, and the consolidated balance sheet data for the years 2007 and 2008 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The consolidated statements of operations data for the years 2004 and 2005, and the consolidated balance sheet data for the years 2004 and 2005 and 2006 have been derived from our audited consolidated financial statements and related notes not included in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2008 and 2009 and the consolidated balance sheet data as of September 30, 2009 have been derived from our unaudited financial statements and related notes which are included elsewhere in this prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The following selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
						(unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenues	$29,341	$45,677	$37,808	$61,241	$85,058	$63,070	$65,672
Cost of revenues	25,091	39,047	29,279	45,140	65,346	49,807	47,943

Gross profit	4,250	6,630	8,529	16,101	19,712	13,263	17,729
Research and development expenses	—	—	—	146	1,050	860	449
Selling and marketing expenses	9,128	15,682	10,906	15,313	19,056	14,781	10,238
General and administrative expenses	4,046	8,840	7,058	9,421	15,419	12,676	7,099
Amortization of intangible assets	703	1,351	1,165	2,260	2,771	2,108	1,844

Loss from operations	(9,627)	(19,243)	(10,600)	(11,039)	(18,584)	(17,162)	(1,901)
Interest and other income (expense), net	(188)	(2,248)	393	(3,298)	(4,481)	(2,064)	(2,809)

Loss before income taxes and cumulative effect of change in accounting principle	(9,815)	(21,491)	(10,207)	(14,337)	(23,065)	(19,226)	(4,710)
Provision for income taxes	—	—	—	(485)	240	193	9

Loss before cumulative effect of change in accounting principle	(9,815)	(21,491)	(10,207)	(13,852)	(23,305)	(19,419)	(4,719)
Cumulative effect of change in accounting principle(1)	—	—	558	—	—	—	—

Net loss	(9,815)	(21,491)	(9,649)	(13,852)	(23,305)	(19,419)	(4,719)

Dividends and accretion on preferred stock	(1,129)	(2,420)	(3,482)	(4,310)	(4,821)	(3,505)	(4,006)

Net loss to common stockholders	$(10,944)	$(23,911)	$(13,131)	$(18,162)	$(28,126)	$(22,924)	$(8,725)

Net loss per share to common stockholders	$(2.29)	$(4.62)	$(2.21)	$(1.79)	$(2.13)	$(1.72)	$(0.66)

Weighted average number of shares outstanding (basic and diluted)	4,769	5,170	5,955	10,160	13,193	13,336	13,149

(1)	The cumulative effect of change in accounting principle is due to the adoption of FSP 150-5 (codified in FASB ASC Topic 480), effective January 1, 2006 and represents a net gain from recording the estimated fair value of preferred stock warrants as of that date. The following table shows the impact as if this guidance had been adopted at the beginning of the periods presented:

	2004	2005
Additional other income, net	$28	$503

Adjusted net loss per share to common stockholders*	$(2.29)	$(4.53)

*	Represents the net loss per share to common shareholders adjusted for the impact of the additional income, net.

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
						(unaudited)	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$20,783	$4,948	$3,735	$5,948	$12,509	$6,970	$10,904
Total assets	37,529	18,756	18,072	69,492	79,091	69,047	76,121
Total long term debt, including current portion	5,832	4,898	5,695	19,305	36,929	38,182	36,029
Redeemable convertible preferred stock warrant liability	—	—	993	4,483	3,706	4,387	3,623
Total redeemable convertible preferred stock	37,560	43,924	54,680	74,617	89,087	78,122	93,094
Total stockholders’ deficit	(18,425)	(41,279)	(54,523)	(62,511)	(88,765)	(84,271)	(96,455)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We are a leading, global provider of data center consulting, technology integration and managed services. Our vendor independent services are focused predominantly on helping our clients address inefficiencies associated with their data center environment and thereby reduce costs, minimize risk and improve control and visibility in their data centers.

We deliver a differentiated and comprehensive set of information technology (IT) services through Transom, our unique business model consisting of software tools, methodologies and domain expertise, each developed over the course of thousands of client engagements. Transom allows us to standardize our global offerings into high quality services that can be delivered in a consistent manner to our clients.

Founded in 2001, we initially focused on storage and data protection consulting services. In response to client demand, we expanded our breadth of services to include managed services and added expertise and services in cloud enablement, virtual environments, disaster recovery and security. From our inception through 2005, we have made four key acquisitions. These acquisitions accelerated our expansion into international markets, our tool development and our entrance into the managed services arena.

In 2007, 2008, and the first nine months of 2009 we grew our revenues, capabilities, service offerings and international presence through additional strategic acquisitions and partnerships. These acquisitions have added data center consolidation and migration expertise, virtualization technology skills and supplementary managed services to our capabilities. New partnerships have expanded our market opportunities in existing and new geographies. In addition, both acquisitions and partnerships have expanded our presence in Europe and the United States, as well as facilitated expansion into Israel and Turkey to serve the Middle East markets.

We have identified several key trends in our business that have contributed to our revenues and margin growth:

•	increased growth in our managed services offerings;

•	integration of our tools and IP into our service offerings;

•	growth in the size and scope of our projects;

•	expansion of services provided in our global accounts; and

•	increased volume of opportunities from indirect sales channels.

In connection with our review of our financial statements for the nine months ended September 30, 2009, we identified a material weakness in the design and operation of our internal controls relating to the purchase accounting of one of our 2007 acquisitions. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls. See note 9 of our consolidated financial statements for the impact of our restatement to individual years. This misstatement required a restatement of our audited financial statements for the years ended December 31, 2007 and 2008.

Subsequent to the 2007 acquisition, we implemented procedures and controls designed to improve communication with respect to acquisition transactions between our internal departments. Although we believe we have addressed the material weakness, the measures we have taken may not be effective, and we may not be able to implement and maintain effective internal control over financial reporting in the future. If we have material weaknesses in the future, it could affect the financial results that we report or create a perception that those financial results do not fairly state our financial condition or results of operations. Either of those events could have an adverse effect on the value of our common stock.

Constant Currency Method

During the nine months ended September 30, 2008, the exchange rate between our foreign subsidiaries’ functional currencies and the U.S. Dollar fluctuated significantly as compared to the same period in 2009. The change in exchange rates had a significant impact on our financial results for the nine months ended September 30, 2008 as compared to the same period in 2009. For the purpose of comparability between these two periods, we have included a Constant Currency Method analysis for which we translate our results for the nine months ended September 30, 2008 at the average exchange rate for the same period in 2009. The Constant Currency Method is not meant to replace or supersede the comparison of results translated at the actual exchange rates.

We have not provided a Constant Currency Method analysis for other periods discussed herein because the exchange rate fluctuations in those periods did not have a material impact on our financial results.

Revenues

	Year Ended December 31,			Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	% Change	2007	2008	% Change	2008	2009	% Change
							(unaudited)	(unaudited)
	(dollars in thousands)
Revenues
Services	$35,184	$60,436	72%	$60,436	$82,998	37%	$61,274	$64,773	6%
Product	2,624	805	(69)%	805	2,060	156%	1,796	899	(50)%

Total revenues	$37,808	$61,241	62%	$61,241	$85,058	39%	$63,070	$65,672	4%

We derive revenues from consulting services, managed services contracts, product sales and multi-element sales. We are primarily focused on generating services revenues. Product sales consist of the resale of third party software and/or hardware. Product sales are not a part of our U.S. or our United Kingdom (U.K.) businesses. Vendor independence is one of our key business differentiators. After we make an acquisition, part of our integration plan is to transition product sales out to a partner. Product sales in 2007, 2008 and first nine months of 2009 were a result of revenues generated from our Israeli acquisition. As a result of becoming part of our organization, our Israeli subsidiary has seen an increase in services work performed without a product component. The vast majority of our revenues is generated either through fixed fee engagements or managed services contracts. Included in our revenues are travel and entertainment expenses that are billable to our clients.

From the nine months ended September 30, 2008 to the same period in 2009, services revenues increased $3.5 million or 6%. During the nine months ended September 30, 2009, as compared to the same period in 2008, the change in exchange rates materially impacted our services revenues. Using the Constant Currency Method, our services revenues increased 17% for the nine months ended September 30, 2009 as compared to the same period in 2008. Our growth increased due to an expansion of our services sold within our client base, an increase in our average deal size and growth in our indirect channel relationships. Although we had no direct client that represented more than 10% of our total revenues, one indirect channel partner represented 15% of total revenues in this period.

Product revenues decreased by 50% for the nine months ended September 30, 2009 as compared to the same period in 2008. Using the Constant Currency Method, our product revenues decreased 43% from the nine months ended September 30, 2008 as compared to the same period in 2009. The decrease in product revenues reflects our strategy of focusing on service revenues and transitioning acquisitions away from product sales after the first year after acquisition.

Services revenues increased by 37% from 2007 to 2008 due to an expansion of services sold within our client base, an increase in our average deal size and growth in our indirect channel relationships. In 2008, we did not have any client that represented more than 10% of our total revenues.

Product revenues increased by 156% from 2007 to 2008. The increase is a result of our 2007 acquisitions in Israel and Turkey. We did not have product sales in the U.S. or the U.K. In 2009, we started transitioning our Israeli and Turkey entities away from product sales.

Services revenues increased by 72% from 2006 to 2007. Of this increase, 43% is attributable to our 2007 acquisitions. Our service revenues also increased, in part, due to broader acceptance of our services within our client base, an increase in our average deal size and growth in our indirect channel relationships. Although we had no direct client that represented more than 10% of our total revenues, one indirect channel partner represented 10% of total revenues in this period and that same partner accounted for 14% of our total revenues in 2006.

Product revenues decreased by 69% from 2006 to 2007 during this period reflecting our planned shift away from our product business in the U.K. in 2006 offset by product sales in our 2007 acquired entities, specifically in Israel and Turkey.

Cost of Revenues and Gross Profit

	Year Ended December 31,			Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	% Change	2007	2008	% Change	2008	2009	% Change
							(unaudited)	(unaudited)
	(dollars in thousands)
Gross profit
Services	$7,803	$15,727	102%	$15,727	$19,283	23%	$12,915	$17,648	37%
Product	726	374	(48)%	374	429	15%	348	81	(77)%

Total gross profit	$8,529	$16,101	89%	$16,101	$19,712	22%	$13,263	$17,729	34%

Gross margin
Services	22%	26%		26%	23%		21%	27%
Product	28%	46%		46%	21%		19%	9%

Total gross margin	23%	26%		26%	23%		21%	27%

Cost of revenues includes all costs related to the delivery of our services and consists primarily of salaries and benefits of our consultants, billable and non-billable travel and entertainment, third party contractors, third party products and services and facility related expenses. Our managed services business is performed onsite and offsite, but using client-owned assets. Our investments in this area are primarily staff, our software tools and basic monitoring equipment.

Our service margins have improved since 2006. This is a result of several key factors:

•	winning and completing larger projects have improved utilization by cutting down inefficiencies associated with starting and stopping many small projects;

•	an increase in scale of managed services projects;

•	development of our IP tools and software has led to increased productivity and a more efficient use of our senior domain experts; and

•	improved system controls have increased accuracy of forecasting and allowed us to more efficiently utilize resources.

From the nine months ended September 30, 2008 to the same period in 2009, total gross profit increased 34% and increased as a percentage of sales from 21% to 27%. Services gross profit increased 37% and increased as a percentage of sales from 21% to 27% during this period. During the nine months ended September 30, 2009, as compared to the same period in 2008, the change in exchange rates materially impacted gross profit. Using the Constant Currency Method, for the nine months ended September 30, 2008 as compared to the same period in 2009, total gross profit increased 49% and services gross profit increased 52%. The increase in our services margin is a result of increased utilization of our managed services operations center (SOC) combined with the realization of cost efficiencies of our new staffing pyramid and consolidation of our two SOC’s to one in the U.S.

From 2007 to 2008, total gross profit increased 22% and decreased as a percentage of sales from 26% to 23%. Services gross profit increased 23% and decreased as a percentage of sales from 26% to 23%. The decrease in our organic services margin is a result of our investment in our managed services delivery. In 2008 we invested in our managed services organization by creating a larger SOC for future growth. The nature of this investment creates unutilized capacity to allow for future growth.

From 2006 to 2007, total gross profit increased 89% and increased as a percentage of sales from 23% to 26%. Services gross profit increased 102% and increased as a percentage of sales from 22% to 26%, respectively during this period. Twenty-seven percent of this increase is attributable to our 2007 acquisitions. The increase in our services margin is, in part, the result of our increased services revenues levels, which allowed us to increase utilization of our delivery staff.

Operating Expenses

	Year Ended December 31,			Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	% Change	2007	2008	% Change	2008	2009	% Change
							(unaudited)	(unaudited)
	(dollars in thousands)
Operating expenses:
Research and development expenses	$—	$146	N/A	$146	$1,050	619%	$860	$449	(48)%
Selling and marketing expenses	10,906	15,313	40%	15,313	19,056	24%	14,781	10,238	(31)%
General and administrative expenses	7,058	9,421	33%	9,421	15,419	64%	12,676	7,099	(44)%
Amortization of intangible assets	1,165	2,260	94%	2,260	2,771	23%	2,108	1,844	(13)%

Total operating expenses	$19,129	$27,140	42%	$27,140	$38,296	41%	$30,425	$19,630	(35)%

Research and Development

Research and development expenses are attributable to our 2007 acquisition of Integrity Systems Ltd. and starting in 2008, to a newly formed research and development group in our U.K. subsidiary. The research and development efforts relate to the integration of newly acquired tools into our standard services offerings and continued development of the software and proprietary methodologies used in the delivery of our consulting and managed services. These expenses consist primarily of salaries and benefits of our development personnel, third party consultants and third party software and equipment.

From the nine months ended September 30, 2008 to the same period in 2009, research and development expenses decreased $411,000 or 48%, and remained flat at approximately 1% of revenues. This decrease is due to the consolidation of our research and development functions resulting from the completion of the initial integration and upgrade of acquired tools and IP. The decrease consists of a $232,000 decrease in salaries, bonuses, benefits and stock-based compensation expenses, a $99,000 decrease in subcontractors expenses, a $63,000 decrease in facilities expenses, a $13,000 decrease in travel and entertainment expenses and a $4,000 decrease in miscellaneous expenses. During the nine months ended September 30, 2008 as compared to the same period in 2009, the change in exchange rates materially impacted research and development expenses. Using the Constant Currency Method, for the nine months ended September 30, 2008 as compared to the same period in 2009, research and development decreased $312,000 or 36%, and remained flat at 1% of revenues.

From 2007 to 2008, research and development expenses increased $908,000 or 646%, and increased as a percentage of revenues from 0% to 1%. The increase is related to the addition of our U.K. research and development group. The increase consists of a $488,000 increase related to salaries, bonuses, benefits and stock-based compensation expenses, a $265,000 increase in subcontractors expenses, a $79,000 increase in facility expenses, a $40,000 increase in software and IT costs and a $36,000 increase in miscellaneous expenses.

Selling and Marketing

Selling and marketing expenses consist primarily of salaries with related benefits, commissions and marketing expenses such as advertising, product literature and trade show costs.

Selling and marketing consist of three key components:

•	Direct Sales—regionally based sales representatives who call primarily on named accounts in their region;

•	Indirect Sales—sales representatives who focus on creating channel relationships in specific geographies and domain competencies; and

•	Marketing—personnel who manage lead generation, collateral material development, and press and analyst relations.

Sales commissions are paid regardless of whether the opportunity is closed directly or through a channel partner. As our offerings have become more robust and project sizes have grown, sales representatives have become more productive with respect to the revenues they can produce.

From the nine months ended September 30, 2008 to the same period in 2009, selling and marketing expenses decreased $4.5 million or 31% and decreased as a percentage of revenues from 23% to 16%. This decrease consists of a $2.5 million decrease in salaries, bonuses, and benefits, a $671,000 decrease in commission expenses, a $458,000 decrease in stock-based compensation expenses, a $444,000 decrease in marketing events and collateral expenses, a $364,000 decrease in travel and entertainment expenses, a $209,000 decrease in facility charges and a $140,000 decrease in recruiting expenses offset by a $216,000 increase in miscellaneous expenses. Using the Constant Currency Method, for the nine months ended September 30, 2008 as compared to the same period in 2009, selling and marketing expenses decreased $3.6 million or 25% and decreased as a percentage of revenues from 23% to 17%. The change in marketing expenses for the nine months ended September 30, 2009 as compared to the same period in 2008 is attributed to a restructuring of the sales teams. Due to our acquisitions made in 2007 and 2008, we had an ‘overlay’ of sales management responsible for training and supporting our sales force in the new services and capabilities of our acquisitions. As our sales teams’ understanding of the services improved and their reliance on the overlay sales managers decreased, the overlay roles were eliminated, thus reducing the number of senior managers across the sales teams.

From 2007 to 2008, selling and marketing expenses increased $3.7 million or 24%, but decreased as a percentage of revenues from 25% to 22%. This increase consists of a $1.6 million increase in salaries, bonuses and benefits expenses, a $980,000 increase in stock-based compensation expenses, a $492,000 increase in commission expenses, a $347,000 increase in marketing events and collateral expenses, a $156,000 increase in recruiting expenses, a $118,000 increase in travel and entertainment expenses and an $81,000 increase in facility expenses offset by a decrease of $80,000 in miscellaneous expenses. The continued decrease of selling and marketing expenses as a percentage of revenues is a result of efficiencies of an experienced sales force, increased quotas, performance management and being able to attract higher quality, experienced sales representatives.

From 2006 to 2007, selling and marketing expenses increased $4.4 million or 40%, but decreased as a percentage of revenues from 29% to 25%. Of this amount, $2.8 million relates to our 2007 acquisitions and the remainder consists of a $1.1 million increase in salaries, bonuses and benefits, a $505,000 increase in travel and entertainment expenses, a $190,000 increase in marketing events and collateral and a $134,000 increase in facilities and building expenses offset by a $305,000 decrease in commission expenses. The decrease of selling and marketing expenses as a percentage of revenues is a result of efficiencies of an experienced sales force, increased quotas, performance management and being able to attract higher quality, experienced sales representatives.

General and Administrative

General and administrative (G&A) expenses include the costs of financial, human resources, IT and administrative personnel, professional services and corporate overhead.

From the nine months ended September 30, 2008 to the same period in 2009, general and administrative expenses decreased $5.6 million or 44%. As a percentage of revenues, general and administrative expenses decreased from 20% to 11%. The decrease reflects the write-off of $4.0 million of deferred initial public offering costs in 2008, a $867,000 decrease in salaries, bonuses and benefits expenses, a $780,000 decrease in stock-based compensation expenses, a $197,000 decrease in travel and entertainment expenses, a $129,000 decrease in recruiting expenses, a $55,000 decrease in IT expenses offset by a $198,000 increase in facility expenses, a $78,000 increase in outside accounting and legal costs, a $45,000 increase in depreciation expense and a $186,000 increase in miscellaneous expenses. Using the Constant Currency Method, for the nine months ended September 30, 2009, general and administrative expenses decreased $5.0 million or 40%. As a percentage of revenues, general and administrative expenses decreased 8 percentage points from 20% to 12%.

From 2007 to 2008, general and administrative expenses increased $6.0 million or 64%. As a percentage of revenues, general and administrative expenses increased from 15% to 18%. The increase consists of $4.0 million of expenses related to the write-off of deferred initial public offering costs in 2008, a $1.5 million increase in salaries, bonuses and benefits expenses, a $980,000 increase stock-based compensation expenses, a $715,000 increase in outside accounting and legal costs, a $196,000 increase in IT costs, a $150,000 increase in recruiting costs, offset by a $910,000 decrease in leasehold improvement write-off expense, a $241,000 decrease in depreciation expense, a $47,000 decrease in facilities costs and a $278,000 decrease in miscellaneous expenses.

From 2006 to 2007, general and administrative expenses increased $2.4 million or 33%. As a percentage of revenues, general and administrative expenses decreased from 19% to 15% during this period. Of this amount, $2.5 million relates to our 2007 acquisitions and the remainder consists of a $1.1 million decrease in salaries, bonus, and benefits expenses, an $837,000 reduction in overhead and facility related expenses offset by a $910,000 one time early lease termination fee related to exiting our U.K. leased facility, a $364,000 increase in IT costs, a $303,000 increase in outside consultants and accounting costs and a $258,000 increase in travel and entertainment.

Amortization Expense

We have purchased intangible assets as part of our acquisitions. We have amortized these intangible assets over the estimated useful life of each such asset.

From the nine months ended September 30, 2008 to the same period in 2009, amortization expense decreased $264,000, or 13%, reflecting the impact of the fully amortized intangible assets. Using the Constant Currency Method, for the nine months ended September 30, 2009, amortization expense decreased by $52,000, or 2%.

From 2007 to 2008, amortization expense increased $511,000, or 23% reflecting the impact of our 2008 acquisitions and a full year of amortization of our 2007 acquisitions.

From 2006 to 2007, amortization expense increased $1.1 million, or 94% reflecting the impact of acquisitions made in 2007.

Interest Expense

From the nine months ended September 30, 2008 to the same period in 2009, interest expense increased $458,000, or 13%. The increase was due to the full period impact of 2008 debt financings. Using the Constant Currency Method, for the nine months ended September 30, 2009, interest expense increased by $550,000, or 15%.

From 2007 to 2008, interest expense increased $2.6 million, or 121%. The increase was due to the additional $25.0 million of senior subordinated debt, used to finance acquisitions made in 2008, finance operations and pay earnouts for 2007 acquisitions, combined with the full year impact of 2007 debt financings.

From 2006 to 2007, interest expense increased $1.5 million, or 230%. This increase was due to the additional $16.0 million of senior subordinated debt that was used to finance the acquisitions made in 2007.

Other Income and Expense

Other income and expense consist of the impact of foreign currency exchange gains/losses, the net impact of changes in fair value of the preferred stock warrant liability, interest income and the receipts for services that are not considered to be our core business.

Other income and expense decreased from $1.5 million of income in the nine months ended September 30, 2008 to $1.3 million in the same period in 2009. The decrease was due to a $83,000 gain on the change in the fair value of the preferred stock warrants in the nine months ended September 30, 2008 compared to a $927,000 gain in the same period in 2009 and a $523,000 decrease in other income offset by a $826,000 foreign currency exchange gain in the nine months ended September 30, 2008 as compared to a $253,000 loss in the same period in 2009.

Other income and expense improved to $212,000 of income in 2008 from approximately $1.2 million of expense in 2007. The improvement is due to a $1.6 million gain on changes in fair value of the preferred stock warrant in 2008 compared to a $2.1 million expense in 2007 combined with a $2.4 million increase in foreign currency exchange loss in 2008 as compared to 2007.

Other income and expense decreased approximately $2.2 million in 2007 from approximately $1.0 million income in 2006. The decrease is due to a $2.5 million increase in the expense related to the changes in fair value of the preferred stock warrant liability offset by an approximately $300,000 increase in foreign currency exchange gains and interest income.

Provision (Benefit) for Income Taxes

We have incurred losses since inception and therefore do not pay significant income taxes, except in certain foreign jurisdictions where we are profitable. We have net operating loss carryforwards that may be available to offset future taxable income. We have applied a full valuation allowance against the benefits of a majority of our deferred tax assets.

Our income tax expense (benefit) includes current income taxes in jurisdictions where we are profitable, non-cash deferred tax expense from amortization of goodwill for tax but not book purposes and other book-tax differences.

For the nine months ended September 30, 2008 as compared to the same period in 2009, our income tax provision decreased from $193,000 to $9,000 primarily due to the increase of deferred tax benefits of $236,000 from net operating losses and timing differences recognized as offsets to existing deferred tax liabilities offset partially by an increase in current tax expense of $52,000 on operations in our profitable jurisdictions.

From 2007 to 2008, our income tax provision changed from income tax benefit of $485,000 to income tax expense of $240,000 primarily due to an increase in deferred tax expense of (i) $239,000 from goodwill amortization deductible for tax but not book purposes, and (ii) $468,000 from the reduction of the deferred tax benefit recognized from the offsetting of net operating losses and other timing differences against existing deferred tax liabilities. Current tax expense increased $18,000 from 2007 to 2008 due to an increase in taxable income in our profitable jurisdictions.

Cumulative Effect of Change in Accounting Principle

As of January 1, 2006, we adopted FASB issued guidance now codified within FASB ASC Topic No. 480, Distinguishing Liabilities from Equity. Accordingly, freestanding warrants to purchase our redeemable convertible preferred stock are liabilities that must be recorded at fair value. We recorded income of $558,000 for the cumulative effect of the change in accounting principle to reflect the change in the estimated fair value of the warrants between their issuance date and January 1, 2006, the date we adopted the new accounting standard. We recorded a $455,000 gain, a $2.1 million loss, a $1.6 million gain and a $83,000 gain related to the change in fair value for the years ended 2006, 2007 and 2008 and the nine months ended September 30, 2009, respectively.

Unaudited Quarterly Results of Operation

	Quarter Ended in 2008				Quarter Ended in 2009
	March 31	June 30	September 30	December 31	March 31	June 30	September 30
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$21,214	$21,444	$20,412	$21,988	$22,156	$21,649	$21,867
Cost of revenues	17,008	17,105	15,694	15,539	16,470	16,037	15,436

Gross profit	4,206	4,339	4,718	6,449	5,686	5,612	6,431
Research and development expenses	299	339	222	190	132	118	199
Selling and marketing expenses	4,902	5,221	4,658	4,275	3,437	3,317	3,484
General and administrative expenses	2,573	7,465	2,638	2,743	2,226	2,164	2,709
Amortization of intangible assets	686	700	722	663	602	608	634

Loss from operations	(4,254)	(9,386)	(3,522)	(1,422)	(711)	(595)	(595)
Interest and other income (expense), net	(703)	350	(1,711)	(2,417)	(1,852)	655	(1,612)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(4,957)	(9,036)	(5,233)	(3,839)	(2,563)	60	(2,207)
Provision (benefit) for income taxes	67	116	10	47	(228)	102	135

Income (loss) before cumulative effect of change in accounting principle	(5,024)	(9,152)	(5,243)	(3,886)	(2,335)	(42)	(2,342)

Net income (loss)	(5,024)	(9,152)	(5,243)	(3,886)	(2,335)	(42)	(2,342)

Dividends and accretion on preferred stock	(1,174)	(1,174)	(1,157)	(1,316)	(1,321)	(1,335)	(1,350)

Net income (loss) to common stockholders	$(6,198)	$(10,326)	$(6,400)	$(5,202)	$(3,656)	$(1,377)	$(3,692)

Net loss per share, basic and diluted	$(0.47)	$(0.78)	$(0.52)	$(0.41)	$(0.28)	$(0.10)	$(0.28)

Other unaudited financial data: EBITDA (1)	$(2,928)	$(7,837)	$(3,074)	$(2,557)	$(308)	$1,950	$171

Weighted average shares outstanding	13,255	13,293	12,389	12,769	13,044	13,174	13,225

Consolidated Statements of Operations Data:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	80.2%	79.8%	76.9%	70.7%	74.3%	74.1%	70.6%

Gross profit	19.8%	20.2%	23.1%	29.3%	25.7%	25.9%	29.4%
Research and development expenses	1.4%	1.6%	1.1%	0.9%	0.6%	0.5%	0.9%
Selling and marketing expenses	23.1%	24.3%	22.8%	19.4%	15.5%	15.3%	15.9%
General and administrative expenses	12.1%	34.8%	12.9%	12.5%	10.0%	10.0%	12.4%
Amortization of intangible assets	3.2%	3.3%	3.5%	3.0%	2.7%	2.8%	2.9%

Loss from operations	(20.1)%	(43.8)%	(17.3)%	(6.5)%	(3.2)%	(2.7)%	(2.7)%
Interest and other income (expense), net	(3.3)%	1.6%	(8.4)%	(11.0)%	(8.4)%	3.0%	(7.4)%

Loss before income taxes and cumulative effect of change in accounting principle	(23.4)%	(42.1)%	(25.6)%	(17.5)%	(11.6)%	0.3%	(10.1)%
Provision for income taxes	0.3%	0.5%	0.0%	0.2%	(1.0)%	0.5%	0.6%

Loss before cumulative effect of change in accounting principle	(23.7)%	(42.7)%	(25.7)%	(17.7)%	(10.5)%	(0.2)%	(10.7)%
Cumulative effect of change in accounting principle	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net loss	(23.7)%	(42.7)%	(25.7)%	(17.7)%	(10.5)%	(0.2)%	(10.7)%

(1)	EBITDA represents net loss before deductions for interest expense, income taxes, depreciation and amortization of tangible and intangible assets and adjustments for non-cash changes in fair value of warrant liability. EBITDA is a supplemental financial measure, which is not based on United States generally accepted accounting principles (GAAP), used by management and industry analysts to evaluate operations.

The following is a reconciliation of net income (loss) to EBITDA:

	Quarter Ended in 2008				Quarter Ended in 2009
	March 31	June 30	September 30	December 31	March 31	June 30	September 30
	(in thousands)
	(unaudited)
EBITDA Calculation:
Net loss	$(5,024)	$(9,152)	$(5,243)	$(3,886)	$(2,335)	$(42)	$(2,342)
Depreciation	131	134	107	123	141	150	156
Interest expense	727	1,519	1,338	1,109	1,258	1,450	1,334
Non-cash change in fair value of warrant liability.	402	(1,240)	(89)	(680)	190	(402)	129
Taxes.	67	116	10	47	(228)	102	135
Amortization of intangible assets (including amounts in cost of revenues)	769	785	803	732	666	674	705

EBITDA	$(2,928)	$(7,838)	$(3,074)	$(2,555)	$(308)	$1,932	$117

In addition to providing financial measurements based on GAAP, we present additional historical financial metrics that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures, together with our GAAP financial measures, helps investors to gain a meaningful understanding of our past performance and future results. This approach is consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial, operational and strategic decision-making and in developing incentive compensation plans.

Our non-GAAP financial measures consist of EBITDA. We define EBITDA as net income, before interest expense, income taxes, depreciation and amortization of tangible and intangible assets, adjustments for non-cash changes in fair value of warrant liability. We consider EBITDA to be an important indicator of our operational strength and performance of our core business and a valuable measure of our historical operating trends.

There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results imprecise. We recognize that the non-GAAP measure EBITDA does have certain limitations. It does not include interest expense, which is a necessary and ongoing part of our cost structure resulting from debt incurred to expand operations. EBITDA also excludes depreciation, amortization expense, adjustments for non-cash changes in fair value of warrant liability. The exclusion of these items, in light of their recurring nature, is a material limitation of EBITDA. To manage these limitations, we have policies and procedures in place to identify expenses that qualify as interest, taxes, depreciation and amortization to approve and segregate these expenses from other expenses to ensure that our EBITDA is consistently reflected from period to period.

EBITDA excludes some items that affect net income (loss) and may vary among companies. The EBITDA we present may not be comparable to similarly titled measures of other companies. EBITDA does not give effect to the cash that we must use to service its debt or pay income taxes and thus does not reflect the funds generated from operations or actually available for capital investments. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining an understanding of our operating performance as evaluated by management.

Liquidity and Capital Resources

Overview

Since our inception in 2001, we have primarily funded our operations through the issuance of an aggregate of $76.0 million in preferred stock and $50.0 million in borrowings under our loan and security agreements described below. We used these proceeds to fund our operations, invest in property and equipment and acquire other companies.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2006, 2007 and 2008 and the nine months ended September 30, 2008 and 2009:

	Year Ended December 31,			Nine Months Ended September 30,
	2006	2007	2008	2008	2009
				(unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	$(11,072)	$(8,888)	$(9,151)	$(11,833)	$3,023
Net cash provided by (used in) investing activities	(258)	(19,149)	(8,209)	(3,123)	(1,662)
Net cash provided by (used in) financing activities	10,100	30,251	23,776	15,862	(2,910)
Effect of foreign currency on cash and cash equivalents	17	(1)	145	116	(56)

Net increase (decrease) in cash and cash equivalents	$(1,213)	$2,213	$6,561	$1,022	$(1,605)

Cash Flows from Operating Activities

Cash used in operating activities primarily consists of net losses adjusted for certain non-cash items including depreciation and amortization, non-cash interest expense, stock-based compensation expenses, the non-cash change in warrant liabilities and the effect of changes in working capital and other activities.

Cash provided by operating activities for the nine months ended September 30, 2009 was $3.0 million and consisted of a $4.7 million net loss offset by $5.9 million in non-cash items and $1.9 million in cash provided by working capital purposes and other activities. Non-cash items consisted primarily of $3.4 million of non-cash interest, $2.5 million of depreciation and amortization, $729,000 of stock-based compensation expenses and $220,000 of non-cash debt extinguishment charges partially offset by a $821,000 non-cash foreign currency gain on intercompany expenses and a $83,000 non-cash reduction in the fair value of warrant liability. Cash provided by working capital purposes and other activities consisted primarily of a $2.8 million decrease in accounts receivable, a $2.4 million increase in accrued expenses, $842,000 decrease in prepaids and other assets, a $577,000 decrease in other assets, and a $424,000 decrease in unbilled revenues partially offset by $2.6 million decrease in deferred revenues and a $2.5 million decrease in accounts payable.

Cash used in operating activities for the nine months ended September 30, 2008 was $11.8 million and consisted of a $19.4 million net loss offset by $7.3 million in non-cash items and $257,000 in cash provided by working capital purposes and other activities. Non-cash items consisted primarily of $3.0 million in non-cash interest, $2.7 million of depreciation and amortization, $2.1 million in stock-based compensation expenses and a $484,000 non-cash foreign currency loss on intercompany expenses partially offset by a $927,000 non-cash reduction in the fair value of warrant liability. Cash provided by working capital purposes and other activities consisted primarily of a $4.2 million increase in deferred revenue, a $3.3 million decrease in other assets, and a $1.5 million decrease in unbilled revenue, partially offset by a $4.0 million decrease in accrued expenses, a $3.2 million decrease in accounts payable, a $1.3 million increase in prepaids and other current assets and a $422,000 increase in accounts receivable.

Cash used in operating activities for 2008 was $9.2 million and consisted of a $23.3 million net loss off-set by $11.3 million of non-cash items and $2.9 million in cash provided by working capital purposes and other activities. Non-cash items consisted primarily of $4.1 in non-cash interest, $3.6 million in depreciation and amortization, $2.7 million in stock-based compensation expense, and a $2.5 million non-cash foreign currency loss on intercompany expenses partially offset by a $1.6 million decrease in the fair value of warrants. Cash provided by working capital purposes and other activities consisted primarily of a $6.9 million increase in deferred revenue, a $1.5 million decrease in unbilled revenue, partially offset by a $3.0 million decrease in accrued expenses, a $1.8 million increase in accounts receivables, and a $1.3 million decrease in accounts payable.

Cash used in operating activities for 2007 was $8.9 million and consisted of a $13.8 million net loss and $792,000 of cash used by working capital purposes and other activities largely off-set by $5.7 million of non-cash items. Non-cash items consisted primarily of $3.1 million of depreciation and amortization, $2.1 million non-cash change in the warrant liability, $788,000 of non-cash interest expenses and $353,000 of stock-based compensation expenses partially offset by a $555,000 non-cash tax benefit. Cash used for working capital purposes and other activities consisted primarily of a $7.4 million increase in prepaids and other assets, a $2.4 million increase in accounts receivable and a $740,000 decrease in accounts payable offset by a $5.9 million decrease in deferred revenues and a $4.0 million increase in accrued expenses.

Cash used in operating activities for 2006 was $11.1 million and consisted of a $9.6 million net loss and $2.5 million of cash used for working capital purposes and other activities partially offset by $1.1 million in non-cash items. Non-cash items, consisted primarily of $1.9 million of depreciation and amortization, $1.0 non-cash change in the warrant liability, a $205,000 non-cash interest expenses and a $22,000 non-cash stock based compensation expenses. Cash used for working capital purposes and other activities, consisted primarily of an increase in accounts receivable of $1.6 million, a decrease in accounts payable of $1.3 million and an aggregate increase in unbilled revenues, accrued expenses and other assets of $417,000 offset by increases in deferred revenues $527,000 and a decrease in prepaid expenses and other current assets of $344,000.

Cash Flows from Investing Activities

Cash used in investing activities was $0.3 million, $19.1 million and $8.2 million for 2006, 2007 and 2008, respectively and $3.1 million and $1.7 million for the nine months ended September 30, 2008 and 2009, respectively. Our principal cash investments have related to acquisitions and the purchase of property and equipment.

During the nine months ended September 30, 2009, cash used in investing activities consisted primarily of $884,000 of earnouts paid related to prior acquisition and cash paid for acquisitions, net of cash acquired, $512,000 of purchases of property and equipment and a $266,000 increase in restricted cash.

During the nine months ended September 30, 2008, cash used in investing activities consisted primarily of $2.4 million for cash paid for acquisitions, net of cash acquired, $378,000 of purchases of property and equipment and $344,000 increase in restricted cash.

During 2008, cash used in investing activities consisted primarily of $5.0 million for cash paid for acquisitions, net of cash acquired, a $2.1 million increase in restricted cash and $1.1 million of purchases of property and equipment.

During 2007, cash used in investing activities consisted primarily of $18.8 million used for cash paid for acquisitions, net of cash acquired in the acquisitions, and $388,000 of purchases of property and equipment.

During 2006, cash used in investing activities primarily consisted of $310,000 of purchases of property and equipment to support our on-site consultants and infrastructure requirements offset by $102,000 of decreases in restricted cash required to support our outstanding obligations under our loan and security agreements.

Cash Flows From Financing Activities

Cash flows provided (used) by financing activities were $10.1 million, $30.3 million and $23.8 million for 2006, 2007 and 2008, respectively and $15.9 million and $(2.9) million for the nine months ended September 30, 2008 and 2009, respectively.

Common Stock Repurchase

In June 2008, we purchased approximately 1,766,000 shares of our common stock and 238,000 shares of our series 1 convertible common stock for $4.0 million and $537,000, respectively, from certain of our officers and employees. The shares were purchased at a $2.26 per share, the fair market value at the time of the purchase.

Equity Financing Activities

We raised net proceeds of $9.0 million through the sale of additional Series D preferred stock during 2006. In April 2007, we raised net proceeds of $5.0 million through the sale of additional Series D preferred stock and in May and August of 2007 we raised approximately $11.4 million of net proceeds through the sale of Series E preferred stock. In November 2008, we raised net proceeds of approximately $9.6 million through the sale of Series F preferred stock.

Borrowings

As of September 30, 2009 we had outstanding debt in the amount of $42.6 million, which amount includes interest accrued as of that date, under loan agreements with our lenders. During 2006, 2007 and 2008, we made principal repayments of $2.1 million, $3.5 million and $6.3 million, respectively, and $4.6 million and $2.9 million for the nine month periods ended September 30, 2008 and 2009, respectively. Principal repayments exclude repayments of borrowings made under our Israeli subsidiary credit line.

Bank Leumi and Israel Discount Bank.    Our Israeli subsidiary has overdraft and credit lines from Bank Leumi, and a term loan and an on-call loan from Israel Discount Bank. At September 30, 2009, the total credit line from Bank Leumi was 9 million new Israeli shekels (NIS) ($2.4 million), the total amount outstanding under the term loans was NIS 3.5 million ($928,000), and the total amount outstanding under the on-call loan was NIS 2.5 million ($663,000).

The interest paid to Bank Leumi through the nine months ended September 30, 2009 was NIS 202,000 ($54,000). Interest paid to Israel Discount Bank through the nine months ended September 30, 2009 was NIS 39,000 ($10,400). The interest rate on the term loans was equal to the rate of the Bank of Israel plus 1.5% (Rate). During the nine months ended September 30, 2009, the Rate ranged from 2.00% to 3.25%. The Rate at December 31, 2007, 2008 and September 30, 2009 was 5.75%, 4.0%, and 2.25%, respectively. The interest rate on the on-call loans was the Rate plus 2.3% as of September 30, 2009.

As of December 31, 2007, 2008 and September 30, 2009 there was $2.1 million, $2.0 million, and $1.7 million, respectively, outstanding under the loans which are included in the current portion of long-term debt. As of September 30, 2009, an additional amount of $124,000 was included in the long-term portion of debt.

The credit lines are secured by all of our Israeli subsidiary’s assets and a $2.0 million fully cash collateralized letter of credit. The lines have certain covenants, as defined, including minimum balance sheet ratios for the Israeli subsidiary. As of September 30, 2009, our Israeli subsidiary was in compliance with these covenants.

Lighthouse Capital Partners.    In June 2004, we entered into a Loan and Security Agreement (the 2004 Loan Agreement) with Lighthouse Capital Partners (Lighthouse). Under the 2004 Loan Agreement, we were allowed to borrow up to $6.0 million before June 2005. The 2004 Loan Agreement is secured by substantially all of our assets. Borrowings under the 2004 Loan Agreement bore interest at a fixed rate of 7.00% per annum and required interest only payments until June 30, 2005, followed by 36 consecutive monthly payments of principal and interest, payable monthly in advance. Interest during the repayment period is 7.5% per annum. In addition, there was a final non-principal balloon payment of $450,000 due at loan maturity. The final non-principal balloon payment was amortized as interest expense through its maturity date of June 2008. For the years ended December 31, 2006, 2007 and 2008, we amortized $119,000, $119,000 and $59,000, respectively and for the nine months ended September 30, 2008, we amortized $59,000.

In July 2006, we amended the 2004 Loan Agreement (Amendment No. 2) to allow for an additional $3.0 million in borrowings before December 31, 2006. Borrowings under Amendment No. 2 bore interest at a fixed rate of 7.00% per annum and required interest only payments until October 31, 2007, followed by 36 consecutive monthly payments of principal and interest, payable monthly in advance. The per annum interest rate during the repayment period was equal to the prime rate at the beginning of the repayment period plus 1.75%. Prior to the restructuring in June 2009 as described below, this interest rate was 10% per annum. Subsequent to the restructuring the interest rate was fixed at 13.5% per annum. In addition, there was to be a final non-principal balloon payment of $233,000, due at loan maturity. At September 30, 2009 there was $1.3 million payable under Amendment No. 2, which includes $105,000 of interest and $344,000 of the non-principal balloon payment. The final non-principal balloon payment is being amortized as interest expense through its maturity date of July 2011, of which we amortized $26,000, $70,000 and $70,000 during the years ended December 31, 2006, 2007 and 2008, respectively and $52,000 and $53,000 in the nine months ended September 30, 2008 and 2009, respectively.

In March 2007, we amended the 2004 Loan Agreement (Amendment No. 3) to allow for an additional $10.0 million in borrowings before August 31, 2007. Borrowings under Amendment No. 3 bore interest at a fixed rate of 10.00% per annum and required interest only payments until August 1, 2007 with 36 consecutive monthly payments of principal and interest, payable monthly in advance beginning September 1, 2007. In addition, there was to be a final non-principal balloon payment of $625,000 due at loan maturity. At September 30, 2009, there was $6.0 million payable under Amendment No. 3, which includes $577,000 of interest and $894,000 of final payment. The final non-principal balloon payment is being amortized as interest expense through its maturity date of July 2011, of which we amortized $137,000 and $183,000, in the years ended December 31, 2007 and 2008 respectively and $137,000 and $156,000, in the nine months ended September 30, 2008 and 2009, respectively.

In June 2009, we modified the terms of the 2004 Loan Agreement such that we will make interest-only payments during the period June 2009 through February 2010 at an annual interest rate of 13.5%. In March 2010, all amounts outstanding under the 2004 Loan Agreement, as amended, will be repaid based on a 15-month amortization schedule of principal and interest payment with a 10%

interest rate. In consideration for the restructuring of the 2004 Loan Agreement, we will pay an additional $380,000 of final non-principal balloon payments to the lender upon maturity of the 2004 Loan Agreement, as amended, in July 2011. The payment date of the $1.2 million of final non-principal balloon payments outstanding was modified such that they are now due July 2011.

The 2004 Loan Agreement, as amended, does not require us to meet financial ratios, but does have certain affirmative covenants (for example, good standing, maintenance of collateral) and certain negative covenants (for example, payments of cash, cash dividends, restructuring, prohibited transactions).

BayStar Capital III Investment Fund, L.P. and Syndicate.     In August, 2007, we entered into a loan agreement and a series of related secured promissory notes (BayStar Notes) with a syndicate of new lenders led by BayStar Capital III Investment Fund, L.P. (BayStar). Under the agreement, we were able to borrow up to a maximum of $14.0 million in three separate loans totaling $6.0 million and two loans of $4.0 million each. The $6.0 million borrowing was drawn in August 2007 and the first and second $4.0 million borrowings expired, without being drawn upon, on December 31, 2007 and March 31, 2008, respectively. Prior to the restructuring in June 2009 as described below, borrowings under this agreement bore interest at 9.75% per annum, which accrued for the lesser of a period of one year or until the next equity financing event. Subsequent to the restructuring the interest rate was fixed at 14.5% per annum. The BayStar Notes call for principal and interest payments to commence on the first anniversary of the respective BayStar Notes. The payments are scheduled as if it were a 36-month repayment period. On the third anniversary of the BayStar Notes, all unpaid principal and interest are due and payable. The aggregate principal amount of the BayStar Notes issued pursuant to the loan agreement, and all accrued but unpaid interest thereunder, are convertible into our common stock at the option of the lender upon the earlier of (1) the consummation of our next equity financing, (2) the date that is 15 months after the date of the respective BayStar Note, or (3) the maturity date of the respective BayStar Note. There are no specific financial covenants related to the BayStar loan agreement. At September 30, 2009 there was $6.4 million in the aggregate due under the BayStar Notes, which includes $878,000 of interest and $360,000 of final payments. The conversion feature of this loan agreement does not give rise to an initial beneficial conversion feature because the discounted conversion rate is contingent upon a future financing, that is not certain. If we were to have a future financing, such that the conversion rate would be adjusted, the change in the value would result in a beneficial conversion feature and would be recognized as additional interest expense.

In June 2009, we modified the terms of the agreement such that we will make interest only payments during the period June 2009 through February 2010 at an annual interest rate of 14.5%. We will begin making principal and interest payments in March 2010. The payments are scheduled as if it were a 24-month repayment period with a 14.5% interest rate. In January 2011, all unpaid principal and interest are due and payable. In consideration for the modification of the agreement, we agreed to pay a $386,000 restructuring fee. Of this amount, $26,000 of the fee was paid at time of modification, $180,000 is due and payable January 2011 and $180,000 is due and payable upon a change in control of the Company or January 2012, whichever is earlier.

Dell Products L.P.    In March 2008, we entered into a securities purchase agreement (the Dell Purchase Agreement) and related promissory note (the Dell Note) with Dell Products L.P. (Dell) whereby we borrowed $25.0 million, the maximum amount provided for under the Dell Note. Borrowings bear interest at 10% per annum. The Dell Note matures on March 6, 2011, and does not require or permit principal or interest payments until maturity.

At Dell’s option, the outstanding principal, plus all accrued but unpaid interest, under the Dell Note are convertible as follows: (1) at any time after March 6, 2009, into shares of the most recently issued series of our preferred stock at a conversion price equal to the conversion rate of such series of preferred stock as of the date of conversion; (2) at the closing of a Qualified Public Offering (as defined below) after March 6, 2009, into shares of our common stock at a conversion price equal to 90% of the initial public offering price per share; (3) at the closing of a sale of our preferred stock that results in aggregate proceeds of at least $10,000,000 (a Qualified Financing), at a price per share equal to 90% of the lowest price per share at which such shares of preferred stock were issued and sold in the Qualified Financing; or (4) at the closing of a corporate transaction involving a change of control or a sale of our assets, into, at Dell’s option, either (a) shares of our preferred stock at a price per share equal to the conversion price of such series of preferred stock as of the date of conversion or (b) the number of shares of our common stock issuable upon conversion of our preferred stock issuable pursuant to clause (a). Pursuant to the terms of the Dell Purchase Agreement, a Qualified Public Offering means our first firm commitment underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that such registration statement covers the offer and sale of our common stock of which the aggregate net proceeds exceed $35,000,000, our common stock is listed for trading on the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market and the per share public offering price (net of underwriter discounts and commissions) exceeds $4.8636 (as adjusted for stock splits, stock dividends, recapitalizations and the like).

Concurrent with the Dell Note, we entered into an agreement (the IP Agreement) to sell Dell Marketing USA L.P. (Dell USA) a perpetual irrevocable license to certain of our intellectual property (IP). The IP Agreement included a three-year support agreement whereby we are required to provide updates to our IP, when and if available, and provide a defined level of support (IP Support). Dell USA will pay us a total of $1.5 million over three years in equal installments of $500,000 in March 2008, 2009 and 2010. The March 2008 and 2009 payments were received in accordance with the payment schedule. We had not previously licensed our IP or related IP Support prior to the IP Agreement and at that time did not foresee the licensing of our IP and related IP Support being an ongoing or significant part of our business going forward. As such, we were unable to determine the fair value of the IP or the IP Support. As we could not determine the fair value of the IP nor the IP Support, we were unable to treat them as distinct and separate elements from the Dell Note and therefore treat the income from the IP and related IP Support as contra interest expense. We will record the receivable as it is invoiced. We have determined that we should record the amount due under the IP Support contract as we invoice the amounts instead of recording the entire amount due as a receivable upon the execution of the IP Agreement. Our determination was based on the following factors: (1) we earn the amount due over time; (2) we do not have the right or ability to invoice except for annually; (3) the amounts are not due to us upon signing of the IP Agreement; (4) the amount is not deemed to be collectable until invoiced; and (5) Dell USA can cancel the IP Support (under defined circumstances) and not pay for the portion of the IP Support cancelled.

The embedded conversion feature of the Dell Note is considered a beneficial conversion feature. The embedded conversion feature was evaluated under FASB issued guidance now codified within FASB ASC Topic No. 480, Distinguishing Liabilities from Equity. The Dell Note has a mandatory repayment feature, and as such, is classified as a debt instrument with an embedded conversion feature, not subject to SFAS No. 150. As SFAS No. 150 does not apply, the embedded conversion feature was evaluated under FASB ASC Topic No. 815, Derivatives and Hedging. The embedded conversion feature meets the criteria of SFAS No. 133, Paragraph 12. As the conversion feature meets the criteria of SFAS No. 133, the embedded conversion feature is accounted for under EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The embedded conversion feature met the criteria of EITF 00-19 and is required to be classified as equity. The embedded conversion feature was valued at $2.5 million and was recorded as additional paid in capital and a debt discount. The debt discount is shown net against the related Dell Note on the Consolidated Balance Sheet and is being amortized as additional interest expense over the life of the Dell Note. The Dell Warrant that was issued in conjunction with the Dell Note represents an additional beneficial conversion feature that is contingent upon the future vesting of the Dell Warrant. As the beneficial conversion feature is contingent, its value will be recorded only upon vesting of the Dell Warrant.

As part of the Dell Purchase Agreement, we granted Dell a warrant to purchase shares of our common stock or preferred stock (the Dell Warrant). Because the Dell Warrant is considered to be issued as part of the Dell Note, it was recorded at its fair value of $830,000 by recording a debt discount. The debt discount is shown net against the related Dell Note on our Consolidated Balance Sheets. As the Dell Warrant may be exercised for preferred stock and such underlying preferred stock would have a mandatory redemption feature, it is classified as a liability. The Dell Warrant is contingently exercisable and as such will be revalued and “marked to market” for each reporting period after these contingencies are removed. Also as part of the Dell Purchase Agreement, we granted Dell an option to purchase 5% of our common stock calculated on a fully-diluted basis (the Dell Option). Similar to the Dell Warrant, the Dell Option is considered to be issued as part of the Dell Note but is contingent upon an initial public offering. Once the initial public offering contingency is removed or met, we will record the fair value as additional debt discount and the offset will be recorded as a component of stockholders’ equity.

Warrants and Other Equity Rights Issued in Conjunction with Borrowings

In connection with entering into the 2004 Loan Agreement along with the two additional amendments, we issued warrants to the lender to purchase 352,940 shares of our Series C preferred stock and 322,807 shares of our Series D preferred stock at exercise prices ranging from $0.85 to $2.4318 per share, subject to certain antidilution adjustments. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants have been collectively valued at $813,000 using an option valuation model. We recorded the fair value of the warrants as an original issue discount on the debt, which was amortized as interest expense through the loan maturity dates ranging from June 2008 to June 2011.

In connection with the BayStar loan agreement in August 2007, we issued warrants to the lenders to purchase common stock. Pursuant to these warrants, the purchase price will be equal to 80% of the per share price of the equity securities issued and sold by us in an equity financing in which we receive net proceeds of at least $10.0 million, including an initial public offering, and the number of shares available for purchase will be determined by dividing $450,000 by such purchase price. Because a qualifying equity financing did not take place within 15 months of the agreement, the purchase price was adjusted to $2.5594 per share and the number of shares issuable under the warrant was adjusted to 527,466 shares. The warrant expires six years from the date of issuance. The warrants were valued at $482,000 using an option valuation model, assuming a weighted-average risk free rate of return of 4.25%, an expected life of six years, 45% volatility, and no dividends. We recorded the fair value of the warrants as an original issue discount on the debt assuming 527,466 shares will be issuable, which was amortized as interest expense through the loan maturity date of June 2009.

As part of the Dell Purchase Agreement, we granted Dell the Dell Option. The Dell Option will become exercisable as early as ten months after the date of a Qualified Public Offering upon which the closing price of our common stock as reported by the market upon which our shares of common stock are publicly traded (the Primary Market) on each trading day during a period of 20 consecutive trading days is not more than 10% higher or lower than the closing price of our common stock as reported on the Primary Market on the first day of such 20-trading day period. The exercise price per share of our common stock subject to the Dell Option will be equal to the average closing price of one share of our common stock as reported on the Primary Market for the 20 consecutive trading days ending on the date that is one trading day immediately preceding the date of exercise of the Dell Option. Also as part of the Dell Purchase Agreement, we granted Dell the Dell Warrant. The Dell Warrant is exercisable in connection with a Qualified Financing or a sale of our company and expires upon the consummation of a Qualified Public Offering.

Contractual Obligations

Our principal commitments consist of obligations under borrowings, leases for office space, computer equipment and furniture and fixtures. The following table summarizes our long-term contractual obligations as of December 31, 2008 (in thousands):

	Payments Due by Period			4-5 years	More than 5 years
	Total	1 year	2-3 years
Debt principal repayments	$40,240	$4,742	$35,498	$—	$—
Capital lease obligations	22	22	—	—	—
Operating lease obligations	5,287	1,553	2,944	790	—

Total	$45,549	$6,317	$38,442	$790	$—

Debt consists of various debt facilities maintained with Dell, Lighthouse, BayStar, Velocity Financial Group, Inc. and Leader Lending, LLC. There have been no material changes in the information set forth in the above table during the nine months ended September 30, 2009.

Capital lease obligations consist primarily of tangible assets under non-cancelable capital leases.

Operating leases consist primarily of leases on facilities with arrangements that expire in various years through March 2012.

We believe our existing cash and cash equivalents of $10.9 million as of September 30, 2009 are adequate to fund our operations for at least the next 12 months. Our future working capital requirements will depend on many factors, including the rate of our revenues growth, our ability to integrate recent acquisitions and our expansion of sales and marketing and product development activities. To the extent that our cash and cash equivalents, cash flows from operating activities and net proceeds of this offering are insufficient to fund our future activities, we may need to raise additional funds through bank credit arrangements or public or private equity or debt financings. We also may need to raise additional funds in the event we decide to effect one or more acquisitions of technologies or products that may complement our existing operations. In the event additional funding is required, we may not be able to obtain bank credit arrangements or effect an equity or debt financing on terms acceptable to us or at all.

Application of Critical Accounting Policies

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates under different assumptions or conditions. There have been no material changes to these estimates for the periods presented in this prospectus.

We believe that of our significant accounting policies, which are described in Note 1 to our consolidated financial statements included in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We derive revenues from consulting services, managed services contracts, product sales and multi-element arrangements. Product sales consist of the resale of third-party software or hardware. Our contracts have different terms based on the scope, deliverables and complexity of the engagement, the terms of which frequently require us to make judgments and estimates in recognizing revenues. We have different types of contracts, including fixed-price contracts and time-and-materials contracts. Amounts are considered to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured.

Revenues are recognized from fixed-price contracts using the proportional performance method pursuant to the SEC’s Staff Accounting Bulletin (SAB) 104. Proportional performance accounting is based on an efforts expended method, based on hours incurred during the reporting period compared with the total estimated hours to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of revenues and effort can be made. In cases where reasonably dependable estimates cannot be made, the completed contract accounting is used for revenue recognition. As part of our revenue recognition process, we perform monthly reviews of our fixed fee contracts whereby we evaluate the total hours of effort that are expected to be expended under each specific fixed fee project. Such reviews may result in increases or decreases to revenues and income and are reflected in our consolidated statement of operations in the periods in which they are first identified. Historically any changes to total hours of effort expected to be expended under a fixed fee contract have not been significant and have not required a change in revenue recognized in prior periods. Due to the nature of the fixed fee contracts that we enter into and our experience in executing similar contracts in the past, we believe that our estimates are reliable and accurate. If estimates indicate that a contract loss will occur, a loss provision will be recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in cost of services and classified in other accrued liabilities in the consolidated balance sheets.

Revenues from time-and-materials contracts are recognized as services are provided. On occasion, we resell third-party hardware and software maintenance contracts as part of arrangements where we sell third-party hardware and software. Revenues generated from third-party maintenance contracts are recognized ratably over the term of the agreement on a gross basis, pursuant to FASB ASC Topic No. 605, Revenue Recognition, as we are the principal in the transaction and are not able to establish objective evidence to support the estimated fair value of the maintenance contracts. Revenues generated from the resale of hardware and software without related maintenance contracts are recognized upon delivery to the client assuming all provisions of SAB 104 have been met. Further, we recognize product revenues sold on a standalone basis with no other element to the arrangement on a gross basis, pursuant to FASB ASC Topic No. 605, as we are deemed to be the principal in the transaction.

Certain of our managed services agreements include specified service levels which if not achieved could result in penalties, including refunds for services provided for the period the service level was not met. We track and review service-level commitments on a monthly basis for these clients and through this process would identify any service level not met before the related revenues are recognized. If during a period a service level is not met, the amount of the credit due to the client would be accrued as a reduction of revenues in that period. We have not historically issued credits as we have met or exceeded contracted service-level agreements.

Our subsidiaries in Israel and Turkey also license third-party software under perpetual license agreements as part of contracts with multiple elements which could include consulting services, managed services, third-party hardware and related maintenance, or any combination of the above. Revenues are recognized for these contracts under the provisions of FASB ASC Topic No. 985, Software. Under FASB ASC Topic No. 985, revenues can be allocated between the elements based on each element’s relative fair value, provided that each element meets specified criteria as a separate element. If the fair value of each element cannot be objectively determined by having vendor specific objective evidence of fair value, the total value of the arrangement is recognized ratably over the entire service period to the extent that all services were provided at the outset of the period. Under our multiple element arrangements where software products are sold in conjunction with managed services contracts, the fair value of each element has not been objectively determinable. Therefore, all revenues under these types of arrangements are recognized ratably over the estimated service period to the extent that all services have begun to be provided at the outset of the period. We incur certain direct costs from third parties in conjunction with their multiple element arrangements. These costs include third-party product costs and third-party, post-contract support costs. In accordance with SAB 104 and FASB ASC Topic No. 460, Guarantees, we defer the direct third-party costs associated with their multiple element arrangements and recognize the expenses on a straight-line basis over the service period of the arrangement. We report the revenues from multiple element arrangements as a component of service revenues in our consolidated statements of operations. Revenues from multiple element arrangements were $0.0 million, $2.9 million and $24.6 million for 2006, 2007 and 2008, respectively, and $18.2 million and $14.9 million for the nine months ended September 30, 2008 and 2009 respectively. At December 31, 2007 and 2008, and at September 30, 2009, we had $4.5 million, $7.0 million, and $6.2 million respectively, of deferred third-party costs recorded on our consolidated balance sheets. At December 31, 2007 and 2008 and September 30, 2009, respectively, we recorded $2.0 million, $4.8 million and $4.8 million as deferred third-party costs in current assets, with the remainder of $2.5 million, $2.2 million and $1.4 million in long-term assets.

Revenues recognized in excess of billings are recorded as unbilled revenues. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met. Client prepayments (even if non-refundable) are deferred (i.e., classified as a liability) and recognized over future periods as services are delivered or performed.

We also incur out-of-pocket expenses, which are generally reimbursed by the client. These reimbursements are classified as service revenues and cost of services in our consolidated statements of operations, and amounted to $1.8 million, $1.6 million and $1.7 million for the years ended December 31, 2006, 2007 and 2008, respectively, and $1.3 million and $0.8 million for the nine months ended September 30, 2008 and 2009, respectively.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for doubtful accounts on a regular basis, and all past due balances are reviewed individually for collectibility. Account balances deemed to be uncollectible are either recorded as a reduction of revenues or charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for allowance for doubtful accounts are recorded in general and administrative expenses. To date, we have not incurred any significant write-offs of accounts receivable. As of September 30, 2009, the allowance for doubtful accounts was $209,000.

Impairment of Long-Lived Assets

Property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indefinite-lived intangible assets are reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Intangible assets with determinable lives are amortized over their estimated useful lives, based upon the pattern in which the expected benefits will be realized, or on a straight-line basis, whichever is greater. We use estimates in determining the value of intangible assets, including estimates of useful lives, discounted future cash flows and fair values of the related operations. To date, we have not recorded any impairment charges on these long-lived assets.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired in a business combination. In accordance with FASB ASC Topic No. 350, Intangibles—Goodwill and Other, we evaluate goodwill for impairment annually, as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable from estimated discounted future cash flows.

When accounting for acquisitions occurring prior to January 1, 2009 with earn-outs or when additional consideration can be earned based on future performance, we did not initially record the additional consideration as part of purchase accounting. Instead, these amounts were recorded as additional purchase consideration when it was deemed probable that the additional consideration would be earned. For acquisitions occurring on or after January 1, 2009, we will record the estimated fair value of any contingent consideration on acquisition date and subsequent changes in the estimated fair value will be recorded in current earnings.

Stock-Based Compensation

Through December 31, 2005, we accounted for our stock-based awards to employees using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under the intrinsic value method, stock-based compensation expenses are measured on the date of the grant as the difference between the deemed fair value of our common stock and the exercise price multiplied by the number of stock options or restricted stock awards granted.

Through December 31, 2005, we accounted for stock-based compensation expenses for non-employees using the fair value method prescribed by FASB ASC Topic No. 718 and the Black-Scholes option-pricing model, and recorded the fair value, for financial reporting purposes, of non-employee stock options as an expense over either the vesting term of the option or the service period.

In December 2004, the FASB issued guidance now codified within FASB ASC Topic No. 718, that requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. We adopted FASB ASC Topic No. 718 effective January 1, 2006. FASB ASC Topic No. 718 requires nonpublic companies that used the minimum value method in FASB ASC Topic No. 718 for either recognition or pro forma disclosures to apply FASB ASC Topic No. 718 using the prospective-transition method. As such, we will continue to apply APB Opinion No. 25 in future periods to equity awards outstanding on the date we adopted FASB ASC Topic No. 718 that were measured using the minimum value method. In accordance with FASB ASC Topic No. 718, we will recognize the compensation cost of stock-based awards on a straight-line basis over the vesting period of the award. Effective with our adoption of FASB ASC Topic No. 718, we have elected to use the Black-Scholes option pricing model to determine the weighted-average fair value of stock options granted on and after the date of adoption.

As there was no public market for our common stock prior to this offering, we have determined the volatility for options granted in 2006, 2007, 2008 and the nine months ended September 30, 2009 based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies. The expected volatility for options granted during 2006, 2007, 2008 and the nine months ended September 30, 2009 was 50%, 43%, 42% and 41%, respectively. The expected life of options granted in 2006 and 2007 was determined to be 6.25 years by utilizing the “simplified” method as prescribed by SAB No. 107, Share-Based Payment. The weighted average expected life of options granted in 2008 and the nine months ended September 30, 2009 was 5.92 and 5.19 years, respectively. For 2006, 2007, 2008 and the nine months ended September 30, 2009, the weighted-average risk free interest rate used was 4.82%, 4.61%, 3.02%, and 2.17%, respectively. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. We have not paid and do not anticipate paying cash dividends on our shares of common stock; therefore, the expected dividend yield is assumed to be zero. We applied an estimated forfeiture rate of 5.57% in 2006, 2007 and 2008 in determining the expenses recorded in our consolidated statements of operations. We used a forfeiture rate of 6.35% for the nine months ended September 30, 2009.

In connection with our issuance of stock options, our board of directors, with input from management, determined the fair market value of our common stock. Our board of directors exercised judgment in determining the estimated fair market value of our common stock on the date of grant based on several factors, including the liquidation preferences, dividend rights and voting control attributable to our then-outstanding preferred stock and the likelihood of achieving a liquidity event such as an initial public offering or sale of our company. We believe the methodology used was reasonable.

In connection with the preparation of our financial statements for the year ended 2006, 2007, 2008 and the nine months ended September 30, 2009 and in preparing for the initial public offering of our common stock, we examined the valuations of our common stock during those periods, in light of the Practice Aid of the American Institute of Certified Public Accountants entitled Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Valuation Practice Aid.

Since inception through September 30, 2009, we have granted stock options awards to employees to purchase a total of 22,622,543 shares of common stock at exercise prices ranging from $0.02 to $2.31 per share. On September 2, 2009, our board of directors approved a repricing of outstanding options such that all options for employees who were employed at August 31, 2009 with an exercise price per share above $1.38 would be repriced to have an exercise price per share equal to $1.38.

During 2001, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.02 to $0.08. Stock options granted to employees were granted with an exercise price equal to the estimated fair market value of our common stock on the date of issuance. Stock options were granted to non-employees at an exercise price greater than the estimated fair value of the common stock. Our board of directors had determined that the estimated fair market value of the common stock was $0.02 per share for all periods during 2001. This estimated fair market value was determined by our board of directors using the market approach, taking into consideration the sale price and associated liquidation preferences and rights of our Series A preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets. Our board of directors also took into consideration that 2001 was our first year of operations and we had $60,000 of revenues, a net loss of $800,000 and cash usage by operations of $700,000. The price of our Series A preferred stock on July 10, 2001 was $0.4464 per share. Each share of the Series A preferred stock is convertible into one share of our common stock and has a liquidation preference of $0.4464. Given the amount of the liquidation preference, the values assigned to stock-based awards at the time of grant time were deemed by our board of directors to be fair value.

In June and July of 2002 we completed two rounds of financing in which we sold Series B preferred stock at a price of $0.652 per share. During 2002, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.02 to $0.07 per share. Stock options granted to employees were granted with an exercise price equal to the estimated fair market value of our common stock on the date of issuance. Stock options were granted to non-employees at an exercise price greater than the estimated fair market value of the common stock. Our board of directors raised the estimated fair market value of our common stock in May 2002 to $0.04 per share, then to $0.07 per share in July 2002. The estimated fair market value of our common stock was determined by our board of directors using the market approach, taking into consideration the sale price of the Series B preferred stock and associated liquidation preferences and rights of our Series A and Series B preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenues levels. Each share of Series B preferred stock is convertible into one share of our common stock and has a liquidation preference of $0.652. In 2002, our first full year of operations, we had $1.4 million of revenues, a net loss of $2.4 million and cash usage by operations of $2.5 million. In 2002, a fully vested option to purchase 150,000 shares of common stock was granted to an employee with an erroneous exercise price of $0.02 per share, instead of the then estimated fair market value of our common stock of $0.04 per share. The grant resulted in a stock-based compensation expenses of $3,000. Given the amount of the combined liquidation preferences of our Series A and Series B preferred stock, the values assigned to all other stock-based awards at the time of grant time were deemed by our board of directors to be fair value.

In September 2003, we completed a round of financing in which we sold Series C preferred stock at a price of $0.850 per share. During 2003, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.07 to $0.08 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair market value of our common stock on the date of issuance. Our board of directors increased the estimated fair market value of our common stock in September 2003 to $0.08 per share. The estimated fair market value of our common stock was determined by our board of directors using the market approach, taking into consideration the sale price of the Series C preferred stock and associated liquidation preferences and rights of our Series A, Series B and Series C preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenues levels. Each share of Series C preferred stock is convertible into one share of our common stock and has a liquidation preference of $0.850. In 2003, our revenues increased 421% to $7.3 million, our net loss increased 50% to $3.6 million and cash used by operations increased 36% to $3.4 million. Given the amount of the combined liquidation preferences of our Series A, Series B and Series C preferred stock, the values assigned to the stock-based awards at the time of grant time were deemed by our board of directors to be fair market value.

In December 2004, we completed a round of financing in which we sold Series D preferred stock at a price of $2.432 per share. During 2004, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.08 to $0.24 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair market value of our common stock on the date of issuance. Our board of directors increased the estimated fair market value of our common stock in December 2004 to $0.24 per share from the previous estimate of $0.08 per share. The estimated fair market value of our common stock was determined by our board of directors using the market approach, taking into consideration the sale price of the Series D preferred stock and associated liquidation preferences and rights of our Series A, Series B, Series C, and Series D preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenues levels. Each share of Series D preferred stock is convertible into one share of our common stock and has a liquidation preference of $2.432. In 2004, our revenues increased 301% to $29.3 million of revenues, our net loss increased 34% to $9.8 million and cash usage by operations increased 203% to $10.3 million. Given the amount of the combined liquidation preferences of our Series A, Series B, Series C and Series D preferred stock, the values assigned to the stock-based awards at the time of grant were deemed by our board of directors to be fair market value.

In September 2005 we completed another round of financing in which we sold Series D preferred stock at a price of $2.432 per share. During 2005, we granted stock options to purchase shares of our common stock at an exercise price of $0.24 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair market value of our common stock on the date of issuance. In 2005, our revenues increased 56% to $45.7 million, mainly due to our 2004 acquisition, our net loss increased 119% to $21.5 million and our cash usage from operations increased 75% to $18.0 million. Based on our 2005 financial performance and taking into consideration the sale price of the Series D preferred stock and associated liquidation preferences and rights of our Series A, Series B, Series C and Series D preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, our board of directors determined that the estimated fair market value of our common stock remained at $0.24 per share for all of 2005. Given the amount of the combined liquidation preferences of our Series A, Series B, Series C and Series D preferred stock, the values assigned to the stock-based awards at the time of grant time were deemed by our board of directors to be fair market value.

The following table details our stock-based awards, consisting of stock options, including exercise price and valuation of our stock at date of grant:

Grants made during the period 1/1/06 through 9/30/09	Valuation Date(1)	Number of Option Granted	Exercise or Purchase Price(2)	Fair Value of Common Stock(3)
1/17/2006	1/1/2006	342,000	$0.24	$0.19
3/17/2006	2/28/2006	81,000	$0.24	$0.15
5/19/2006	4/30/2006	192,000	$0.24	$0.16
7/21/2006	6/30/2006	1,020,062	$0.24	$0.16
9/15/2006	8/30/2006	61,000	$0.24	$0.15
11/17/2006	10/31/2006	92,000	$0.24	$0.11
1/19/2007	12/31/2006	423,500	$0.24	$0.12
3/23/2007	2/28/2007	1,641,500	$1.39	$0.75
5/25/2007	4/30/2007	788,200	$1.74	$1.10
7/20/2007	6/30/2007	270,150	$1.93	$1.92
9/21/2007	9/21/2007	770,000	$2.05	$2.05
11/14/2007	9/21/2007	354,000	$2.05	$2.05
1/18/2008	12/31/2007	326,150	$2.26	$2.26
3/11/2008	3/06/2008	46,000	$2.28	$2.30
5/16/2008	3/31/2008	92,000	$2.31	$2.31
7/15/2008	6/30/2008	112,700	$2.31	$1.42
9/17/2008	6/30/2008	112,500	$2.31	$1.42
11/14/2008	9/30/2008	33,000	$1.45	$1.45
1/21/2009	12/31/2008	186,400	$1.22	$1.22
3/4/2009	3/6/2009	369,800	$1.26	$1.26
5/19/2009	3/31/2009	208,700	$1.26	$1.26
7/8/2009	6/30/2009	277,800	$1.43	$1.43
8/31/2009	8/31/2009	3,762,950	$1.38	$1.38
9/2/2009	8/31/2009	82,700	$1.38	$1.38

(1)	In evaluating the fair value of the common stock, we used the last appraisal performed before or at the grant date.
(2)	Exercise price set by our board of directors based on the estimated fair market value of our common stock on the grant date.
(3)	Retrospectively for 2006 and through April 2007 and contemporaneously thereafter calculated in accordance with the Valuation Practice Aid.

In periods prior to January 1, 2006, we believe that the estimated fair market value of our common stock, as determined by our board of directors, was reasonable based on several factors, including the book value per share of our outstanding stock, the liquidation preferences, dividend rights, voting control and other preferential rights attributable to our outstanding preferred stock, and our uncertain prospects. Our board of directors also based its determinations on developments in our business, such as the status of our sales efforts and revenues growth. In addition, our board of directors took into account the illiquid nature of our common stock and the likelihood of achieving a liquidity event, such as an initial public offering or sale of the company.

In 2006, our valuation methodology became increasingly complex as a result of our increased liquidation preference levels as well as the increased likelihood of achieving a liquidity event. Although our board of directors was consistent in its methodology in calculating the fair market value of our common stock for all periods, we believe that in the periods after December 31, 2005, the retrospective valuation of our common stock fair market value is more representative of the fair market value of our common stock as it was performed in compliance with the Valuation Practice Aid. As a result, we have used the retrospective valuation of the fair market value of our common stock in our calculation of our FAS 123(R) expenses in 2006 and 2007.

In January and October 2006 we completed additional rounds of financing in which we sold Series D preferred stock at a price of $2.432 per share. During 2006, we granted stock options to purchase shares of our common stock at an exercise price of $0.24 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair value of our common stock, as determined by our board of directors. In 2006, our revenues decreased 17.2% to $37.8 million, our net loss decreased 55% to $9.6 million and our cash usage from operations decreased to $11.1 million. The estimated fair value of our common stock was determined by our board of directors using the market approach, taking into consideration the sale price of the Series D preferred stock and associated liquidation preferences and rights of our Series A, Series B, Series C and Series D preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenues levels.

The fair value of our common stock was retrospectively calculated and was determined to be $0.19 per share as of January 1, 2006. The appraisal of our common stock was performed using the probability weighted-expected return method consistent with the Valuation Practice Aid. For future liquidity events, liquidity dates in December 2008 based on forecasted fiscal year 2009 results were assumed. The most likely liquidity event was determined to be a strategic sale and was assigned a weighted probability of 65%. Continuation as a private company, liquidation and initial public offering were assigned weighted probabilities of 15%, 15% and 5%, respectively. In determining the fair value of our common stock, we applied a 15% discount for lack of marketability to reflect the fact that there is no established trading market for our stock. In determining the discount for lack of marketability, we took into account the following factors: the prospects and timeframe for an initial public offering of our stock or a sale of our company; existing contractual restrictions on the transferability of our common stock; the perceived risk of the enterprise; the concentration of ownership of our stock among our venture capital investors; the difficulty of valuing the enterprise and our common stock; and an absence of dividend payments on our common stock. We used a discount rate applied by an investor to achieve a required rate of return for an investment in a business like ours of 14%.

The retrospective appraisal of the fair value of our common stock at January 1, 2006 of $0.19 per share was below the previously estimated fair value of our common stock of $0.24 per share made by our board of directors. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board of directors for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was retrospectively calculated and determined to be $0.15 per share, $0.16 per share, $0.16 per share and $0.15 per share as of February 28, 2006, April 30, 2006, June 30, 2006 and August 30, 2006, respectively. We held all assumptions for these valuation appraisals constant with the January 1, 2006 appraisal. The changes in the per share value of our common stock were a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations combined with closing our September 2005 sale of Series D preferred stock. The closing of this sale of our Series D preferred stock had the impact of diluting the common shares and reducing the value attributable to common stock due to the increase in the preferred stock liquidation preference. The retrospective appraisal of the fair value of our common stock for these dates was below the previously estimated fair value of our common stock made by our board of directors. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board of directors for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was retrospectively calculated and determined to be $0.11 per share and $0.12 per share as of October 31, 2006 and December 31, 2006, respectively. The changes in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations, the change in weighted event probabilities and our closing of the October 2006 sale of Series D preferred stock. The closing of this sale of our Series D preferred stock had the impact of further diluting the common shares and reducing the value attributable to common stock due to the increase in the preferred stock liquidation preference. Based on our increased financial performance in the first nine months of 2006 and the improvement in the capital markets, we increased the liquidity event probability to 10% for an initial public offering and decreased the liquidation event probability to 10% for liquidation. The liquidity event probabilities of a strategic sale or continuation as a private company were held constant at 65% and 15%, respectively. All other assumptions for October 31, 2006 valuation appraisal were held constant with the January 1, 2006 through August 30, 2006 appraisals. The retrospective appraisal of the fair value of our common stock for these dates was below the previously estimated fair value of our common stock made by our board of directors. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board of directors for the same period as it was performed in compliance with the Valuation Practice Aid.

In April 2007, we completed an additional round of financing in which we sold Series D preferred stock at a price of $2.432 per share. In May 2007 and August 2007, we completed rounds of financing in which we sold Series E preferred stock at a price of $2.5594 per share. During 2007, we granted stock options to purchase shares of our common stock at exercise prices ranging from $0.24 to $2.05 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair value of our common stock, as determined by our board of directors. The estimated fair value of our common stock was determined by our board of directors using the market approach, taking into consideration the sale price of the Series E preferred stock and associated liquidation preferences and rights of our Series A, Series B, Series C, Series D and Series E preferred stock, as well as the high degree of uncertainty surrounding our future prospects and markets, and the sustainability of our increased revenues levels.

The fair value of our common stock was retrospectively calculated and determined to be $0.75 per share as of February 28, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations, the change in weighted event probabilities and our closing of the October 2006 round of financing in which we sold Series D preferred stock. Based on our increased financial performance in 2006 and the improvement in the capital markets, we increased the liquidity event probability to 30% for an initial public offering and decreased the liquidation event probability for liquidation and strategic sale to 5% and 50%, respectively. The liquidity event probabilities of continuation as a private company was held constant at 15%. All other assumptions for the February 28, 2007 valuation appraisal were held constant with the December 31, 2006 appraisal. The closing of the October 2006 round of financing in which we sold our Series D preferred stock had the impact of further diluting the common shares and reducing the value attributable to common stock due to the increase in the preferred stock liquidation preference. The retrospective appraisal of the fair value of our common stock for this date was below the previously estimated fair value of our common stock made by our board of directors. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board of directors for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was retrospectively calculated and determined to be $1.10 per share as of April 30, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations and the change in weighted event probabilities. Based on our increased financial performance in the first three months of 2007 and the preliminary discussions regarding our initial public offering, the valuation specialists increased the liquidity event probability to 45% for an initial public offering and decreased the liquidation event probabilities of strategic sale and continuation as a private company to 40% and 10%, respectively. The liquidity event probability of a liquidation was held constant at 5%. All other assumptions for April 30, 2007 valuation appraisal were held constant with the February 28, 2007 appraisal. The retrospective appraisal of the fair value of our common stock for this date was below the previously estimated fair value of our common stock made by our board of directors. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board of directors for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was retrospectively calculated and determined to be $1.92 per share as of June 30, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations, the change in weighted event probabilities and our closing of the May 2007 round of financing in which we sold Series E preferred stock. Based on our increased financial performance in the first six months of 2007 and the engagement of investment bankers to discuss our initial public offering, we increased the liquidity event probability to 50% for an initial public offering and decreased the liquidation event probability of continuation as a private company to 5%. The liquidity event probabilities of a strategic sale or liquidation were held constant at 40% and 5%, respectively. As a result of the increased probability of an initial public offering or strategic sale, we decreased the discount for lack of marketability from 15% to 0% for the June 30, 2007 valuation. All other assumptions for June 30, 2007 valuation appraisal were held constant with the April 30, 2007 appraisal. The closing of the May 2007 sale of Series E preferred stock had the impact of further diluting the common shares and reducing the value attributable to common stock due to the increase in the preferred stock liquidation preference. The retrospective appraisal of the fair value of our common stock for this date was below the previously estimated fair value of our common stock made by our board of directors. We believe the retrospectively calculated fair value is a better indicator of the fair value of our common stock than the fair value determined by our board of directors for the same period as it was performed in compliance with the Valuation Practice Aid.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid and determined to be $2.05 per share as of September 30, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale, initial public offering liquidity event valuations, the change in weighted event probabilities and our closing of the August 2007 sale of Series E preferred stock. Based on our increased financial performance in the first nine months of 2007 and the beginning of our initial public offering process, we increased the liquidity event probability to 68% for an initial public offering and decreased the liquidation event probability of a strategic sale to 22%. The liquidity event probabilities of a continuation as a private company or liquidation were held constant at 5% and 5%, respectively. All other assumptions for September 30, 2007 valuation appraisal were held constant with the June 30, 2007 appraisal.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $2.26 per share as of December 31, 2007. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations combined with the change in weighted event probabilities and the impact of the Series. Based on our increased financial performance in 2007 and the filing of the registration statement of which this prospectus forms a part, we increased the liquidity event probability to 75% for an initial public offering and decreased the liquidation event probability of a strategic sale to 23%. The liquidity event probabilities of a continuation as a private company or liquidation were lowered to 1% and 1%, respectively. All other assumptions for December 31, 2007 valuation appraisal were held constant with the September 30, 2007 appraisal.

In November 2008, we completed a round of financing in which we sold Series F preferred stock at a price of $2.72 per share. During 2008, we granted stock options to purchase shares of our common stock at exercise prices ranging from $1.45 to $2.31 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair value of our common stock, as determined by our board of directors. The estimated fair value of our common stock was calculated in compliance with the Valuation Practice Aid, taking into consideration our current and forecasted financial performance, the probability of different liquidation events, and our enterprise value driven by public market comparables.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $2.30 per share as of March 6, 2008. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations combined with the dilutive effects of convertible debt issued in March 2008. All other assumptions for March 6, 2008 valuation appraisal were held constant with the December 31, 2007 appraisal.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $2.31 per share as of March 31, 2008. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations combined with the change in weighted event probabilities. All other assumptions for March 31, 2008 valuation appraisal were held constant with the March 6, 2008 appraisal.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $1.42 per share as of June 30, 2008. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations combined with the change in weighted event probabilities. Based on market uncertainty and a weakening market for initial public offerings, we decreased the liquidity event probability to 49% for an initial public offering and increased the liquidation event probability of a strategic sale to 49%. All other assumptions for June 30, 2008 valuation appraisal were held constant with the March 31, 2008 appraisal.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $1.45 per share as of September 30, 2008. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations combined with the change in weighted event probabilities. All other assumptions for June 30, 2008 valuation appraisal were held constant with the March 31, 2008 appraisal.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $1.22 per share as of December 31, 2008. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations. The closing of the November 2008 round of financing in which we sold our Series F preferred stock had the impact of further diluting the common shares and reducing the value attributable to common stock due to the increase in the preferred stock liquidation preference. All other assumptions for December 31, 2008 valuation appraisal were held constant with the September 30, 2008 appraisal.

During 2009, we granted stock options to purchase shares of our common stock at exercise prices ranging from $1.22 to $1.43 per share. Stock options granted to employees and consultants were granted with an exercise price equal to the estimated fair value of our common stock, as determined by our board of directors. The estimated fair value of our common stock was calculated in compliance with the Valuation Practice Aid, taking into consideration our current and forecasted financial performance, the probability of different liquidation events, and our enterprise value driven by public market comparables.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $1.26 per share as of March 31, 2009. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations. All other assumptions for March 31, 2009 valuation appraisal were held constant with the December 31, 2008 appraisal.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $1.43 per share as of June 30, 2009. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations. All other assumptions for June 30, 2009 valuation appraisal were held constant with the March 31, 2009 appraisal.

The fair value of our common stock was calculated in compliance with the Valuation Practice Aid, and determined to be $1.38 per share as of August 31, 2009. The change in the per share value of our common stock was a result of the change in our enterprise value driven by public market changes impacting the strategic sale and initial public offering liquidity event valuations. All other assumptions for August 31, 2009 valuation appraisal were held constant with the June 30, 2009 appraisal.

In reliance on the fair value calculation as of August 31, 2009, our board of directors determined on September 2, 2009, that outstanding options with an exercise price above $1.38 per share would have such strike price reduced to $1.38 per share.

Accounting for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable

We account for our preferred stock warrants in accordance with FASB issued guidance now codified within FASB Topic No. 480, Distinguishing Liabilities from Equity, which requires that warrants be recorded as liabilities and carried at their fair value. Our adoption of FASB ASC Topic No. 480 in 2006, resulted in a cumulative effect of change in accounting principle of $558,000 and $455,000 of other income. In the year ended December 31, 2007, the change in the fair value of our preferred warrants resulted in $2.1 million of other expenses. In the year ended December 31, 2008, the change in the fair value of our preferred warrants resulted in $1.6 million of other income. For the nine months ended September 30, 2009, the change in the fair value of our preferred warrants resulted in $83,000 of other income. For warrants issued in conjunction with our debt financings, we record the fair value of the warrants as debt discount on our consolidated balance sheet and amortize as non-cash interest expenses. The debt discount is not subject to future fair value adjustments. In the year ended December 31, 2007, we recorded $1.6 million in debt discounts related to the issuance of warrants in conjunction with our debt financings.

Accounting for Income Taxes

We have incurred net losses since our inception. We account for income taxes in accordance with FASB guidance now codified within FASB ASC Topic No. 740, Income Taxes, which requires companies to recognize deferred income tax assets and liabilities for temporary differences between the financial reporting and tax bases of recorded assets and liabilities and the expected benefits of net operating loss and credit carryforwards. FASB ASC Topic No. 740 requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred income tax assets will not be realized. We evaluate the realizability of our deferred income tax assets, primarily resulting from net operating loss and credit carryforwards, and adjust our valuation allowance, if necessary.

Quantitative and Qualitative Disclosures About Market Risk

A significant portion of our operations are based in the U.S. and, accordingly, these transactions are denominated in U.S. dollars. However, we have foreign-based operations in the U.K., Israel and Turkey, where transactions are denominated in foreign currencies and are subject to market risk with respect to fluctuations in the relative value of foreign currencies. For the nine months ended September 30, 2009, approximately 51% of our consolidated revenues were derived from our international subsidiaries. We believe that we mitigate currency exchange rate risk by invoicing clients in the same currency as the related costs. Our primary foreign currency exposures relate to our short-term intercompany balances with our foreign subsidiaries. Our primary foreign subsidiaries have functional currencies denominated in the British pound and New Israel shekel, Turkish lira, and foreign denominated assets and liabilities are remeasured each reporting period with any exchange gains and losses recorded in our consolidated statements of operations. Based on currency exposures existing at September 30, 2009, a 10% movement in foreign exchange rates would not expose us to significant gains or losses in earnings or cash flows. We do not use derivative instruments for managing any of our foreign currency exposure.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and equipment. We do not believe that inflation has had any material effect on our results of operations during 2006, 2007, 2008 and the first nine months of 2009.

Recent Accounting Pronouncements

In June 2006, the FASB published guidance now codified within FASB ASC Topic No. 740, Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB ASC Topic No. 740. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax position taken, or expected to be taken, in a tax return. This interpretation also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation was effective beginning January 1, 2007. The adoption had no impact on our consolidated financial position, results of operations, or cash flows.

In September 2006, the FASB issued guidance now codified within FASB ASC Topic No. 820, Fair Value Measurements and Disclosures. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement), then priority to quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market (Level 2 measurement), and then the lowest priority to unobservable inputs (Level 3 measurement). In February 2008, the FASB issued guidance now codified within FASB ASC Topic No. 820, Fair Value Measurements and Disclosures, which delayed for one year the effective date of FASB ASC Topic No. 820 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We adopted FASB ASC Topic No. 820 for its financial assets and liabilities as of January 1, 2008. The adoption had no impact on our financial condition, results of operations, or cash flows.

In December 2007, the FASB issued guidance now codified within FASB ASC Topic No. 805, Business Combinations. This guidance is effective for fiscal years beginning on or after December 15, 2008, and applies to all business combinations. FASB ASC Topic No. 805 provides that, upon initially obtaining control, an acquirer shall recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, FASB ASC Topic No. 805 changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; (4) in order to accrue for a restructuring plan in purchase accounting, the requirements in FASB ASC Topic No. 420, Exit or Disposal Cost Obligations, would have to be met at the acquisition date; and (5) In-process research and development charges will no longer be recorded. The adoption of FASB ASC Topic No. 805 on January 1, 2009 did not impact our financial statements, however could materially change the accounting for business combinations consummated subsequent to that date.

In April 2008, the FASB issued guidance now codified within FASB ASC Topic No. 350, Intangibles—Goodwill and Other. FASB ASC Topic No. 350 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB ASC Topic No. 350. FASB ASC Topic No. 350 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We adopted this statement as of January 1, 2009. The adoption of FASB ASC Topic No. 350 had no impact on our financial condition, results of operations, or cash flows.

In November 2008, the FASB issued guidance now codified within FASB ASC No. Topic 260 Earnings Per Share, (ASC 260). ASC 260 clarifies that incentive distribution rights as participating securities and provides guidance on how to allocate undistributed earnings to the participating securities and compute basic EPS using the two-class method. This amendment is effective retrospectively January 1, 2009 and interim periods within fiscal year 2009 with early application not permitted. The adoption had no impact on our financial position, results of operations, or cash flows.

In April 2009, the FASB issued guidance now codified within FASB ASC Topic No. 820, Fair Value Measurements and Disclosure (ASC 820). ASC 820 removes leasing transactions and related guidance from its scope. These amendments delay the effective date for nonfinancial assets and nonfinancial liabilities, except for items recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, or January 1, 2009 for the Company. The Company adopted these amendments on January 1, 2009. The adoption had no impact on the Company’s financial position, results of operations, or cash flows. In addition, ASC 820 provides further guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and for identifying circumstances that indicate a transaction is not orderly. ASC 820 includes disclosure in interim and annual reporting periods of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques and related inputs. These amendments are effective for interim reporting periods ending after June 15, 2009, or June 30, 2009 for the Company, and shall be applied prospectively, with early adoption permitted. We adopted these amendments in our interim reporting for the period ended June 30, 2009. The adoption had no impact on our financial position, results of operations, or cash flows.

In May 2009, the FASB issued guidance now codified within ASC Topic No. 855, Subsequent Events (ASC 855). ASC 855 establishes standards for accounting and disclosing subsequent events (events which occur after the balance sheet date but before financial statements are issued or are available to be issued). ASC 855 requires an entity to disclose the date subsequent events were evaluated and whether that evaluation took place on the date financial statements were issued or were available to be issued. We adopted these amendments within our interim reporting for the period ended June 30, 2009. The adoption of ASC 855 had no impact on our financial condition, results of operations, or cash flows.

In June 2009, the FASB issued guidance now codified within ASC Topic No. 105, Generally Accepted Accounting Principles (ASC 105). ASC 105 establishes the FASB Accounting Standards Codification (the Codification) as the single source of authoritative non-governmental U.S. GAAP. ASC 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. Rules and interpretative releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards, and all other non-grandfathered, non-SEC accounting literature not included in the Codification became non-authoritative. The provisions of ASC 105 are effective for interim and annual reporting periods ending after September 15, 2009. The adoption of ASC 105 is for disclosure purposes only and had no impact on our financial condition, results of operations, or cash flows.

In October 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-13, Multiple-Delivery Revenue Arrangements (ASU 2009-13). ASU 2009-13 establishes the accounting and reporting guidance for arrangements including multiple revenue-generating activities, and provides amendments to the criteria for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. The amendments of ASU 2009-13 also establish a selling price hierarchy for determining the selling price of a deliverable. Significantly enhanced disclosures are also required to provide information about a vendors’s multiple-deliverable revenue arrangements, including information about the nature and terms, significant deliverables, and its performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in ASU 2009-13 are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early application is permitted. We are currently evaluating the potential effect, if any, the adoption of ASU 2009-13 will have on our financial condition, results of operations, or cash flows.

In October 2009, the FASB issued ASU 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. ASU 2009-14 removes tangible products from the scope of software revenue recognition guidance and also provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are within the scope of the software revenue guidance. More specifically, if the software sold with or embedded within the tangible product is essential to the functionality of the tangible product, then this software, as well as undelivered software elements that relate to this software, are excluded from the scope of existing software revenue guidance. ASU No. 2009-14 is effective for fiscal years that begin on or after June 15, 2010. Early application is permitted. We are currently evaluating the potential effect, if any, the adoption will have on our financial condition, results of operations, or cash flows.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2006, 2007, 2008 and September 30, 2009.

BUSINESS

Overview

We are a leading, global provider of data center consulting, technology integration and managed services. Our vendor independent services are focused predominantly on helping our clients address inefficiencies in their data center environment and thereby reduce costs, minimize risk and improve control and visibility in their data centers. We deliver our information technology (IT) services through Transom, our unique business model consisting of software tools, methodologies and domain expertise, each developed over the course of thousands of client engagements. Transom allows us to standardize our global client offerings into high quality services that can be delivered in a consistent manner to our clients.

We believe our industry is at the beginning of a significant shift in the way IT services are delivered to clients. Historically, these shifts have occurred approximately every 15 years in connection with transitions in business computing, as the industry moved from mainframe computers in the 1960’s to distributed systems in the 1980’s to Web-enabled computing in the late 1990’s. In each case, technological change created a demand for services to help companies adopt, integrate and manage new capabilities. Today, we believe cloud computing, virtualization, green initiatives and an increasing number of government and industry regulations are driving another major shift in the architecture and services in IT infrastructure. We provide the consulting and services required to help clients fill the gap between their current capabilities and those needed to support these new and emerging data center architectures and technologies.

Our clients include companies of varying sizes, including approximately half of the Fortune 100 companies. We have clients in many industries, including financial services and insurance, energy, healthcare and medical, travel and entertainment. We also serve government agencies around the world.

As of September 30, 2009, we had 501 employees, including approximately 43 direct sales people. Our sales effort is further bolstered by our strategic relationships with technology partners such as Dell Products L.P. (Dell), International Business Machines Corp. (IBM), Cisco Systems, Inc. (Cisco), Unisys Corporation (Unisys) and Bull SAS (Bull).

Our revenues consist of services and product revenues. Our focus is on growing services revenues. Our services revenues have grown from $35.2 million in 2006 to $83.0 million in 2008, reflecting a total compounded annual growth rate of 54%, including acquisitions. Our services revenues have grown from $61.3 million in the nine months ended September 30, 2008 to $64.8 million in the nine months ended September 30, 2009. For fiscal years 2006, 2007 and 2008, and the nine months ended September 30, 2008 and 2009 we had net losses to common stockholders of $(13.1) million, $(18.2) million, $(28.1) million, $(22.9) million and $(8.7) million. At September 30, 2009, we had an accumulated deficit of $110.9 million.

Our Services

We offer our clients three categories of services and provide them across six primary domain competencies. Our strategic infrastructure services and infrastructure optimization services comprise our consulting and integration services offerings. Infrastructure operations services comprise our managed services offerings.

Our services support our clients through any stage of adopting, deploying or managing technology in their IT environments. In addition, they are highly complementary. For example, a strategic infrastructure services engagement may lead a client to hire us for infrastructure optimization services to execute the plans we developed and thereafter retain us for infrastructure operations services to manage the new environment. Clients may turn to us for any single service category, or work with us across all three categories of services.

Strategic Infrastructure Services

Our strategic infrastructure services typically consist of customized, industry-specific consulting engagements through which we help our clients develop strategies, architectures and business cases. During these engagements, our consultants work with our client’s in-house IT team to understand the current state and the desired future state of their IT environment. With this information, we determine the appropriate operational processes, technology features and functionality, budget and timeline to reach that future state. Since these engagements are specific to the needs of each client’s particular environment, the project deliverables vary but often include a written executive summary, current state/future state and gap analysis, design and architecture of proposed IT environment and detailed business case with associated cost analysis. These projects can last from a few weeks to several months, depending on the scope of the project and the complexity of the client’s IT environment.

As an example, we worked with four related subsidiaries of a multinational corporation to determine the optimal solution for their six separate data centers in the U.S. We helped our client develop and evaluate a number of different design options, and ultimately demonstrated significant cost savings through a model consolidating the six data centers while maintaining internally-managed operations rather than outsourcing them.

Infrastructure Optimization Services

Our infrastructure optimization services help clients with the technical deployment, modernization and integration of complex technologies in their data centers. Our services help clients integrate new technologies into their existing IT environments and create a more efficient infrastructure environment that fully utilizes assets, reduces costs and meets or exceeds target service levels agreements. In these engagements, our consultants work on-site with the client team to complete technology upgrades and technical deployments of hardware and software. These projects can last several weeks to several months, and the outcome is a more efficient environment.

For example, one of our clients is a leading global retail bank that initially engaged us for consulting and technology integration services in their backup environment. The original engagement was to help them migrate to new technology, which subsequently expanded into a larger data center discovery program across more than 5,000 servers and two petabytes of storage. We identified areas for stabilization and transformation that delivered cost savings and mitigated risk. The deliverables were a comprehensive report, business case and presentation defining the work required. A team of four GlassHouse consultants is now in the second year of working through the tasks identified in the program and has a clear project plan for the next 12 months.

Infrastructure Operations Services

We provide three types of infrastructure operations services, leveraging our 24 hours per day, seven days per week, 365 days per year (24x7x365) service operations center in Cary, North Carolina. Where appropriate, we also supplement these services with on-site staff at the client’s premises. Our infrastructure operations services include:

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Optics: These services are delivered through a suite of monitoring and reporting tools for storage, backup, database, virtual servers and certain security domains offered in a software-as-a-service delivery model. Clients receive customized reports via email and a Web portal. Typically, these services include review and analyses of these reports with one of our subject matter experts on a periodic basis.

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Managed Services: These services provide operational management of a client’s storage, backup, database, virtual server and certain security domains. Governed by a set of service level agreements, we assume all operational responsibilities on behalf of our client for day-to-day tasks for the given domains.

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Customer Support Services: These services include global 24x7x365 remote technical support, field service, logistics and distribution, and product implementation for original equipment manufacturers. These services are being deemphasized in our services portfolio and we expect that trend to continue.

One of our infrastructure operations clients is a leading pharmaceutical company that initially engaged us for consulting and technology integration services in its storage and backup environments. This subsequently expanded into backup managed services, where our consultants are responsible for the day-to-day management of all backup operations. As part of this service, we provide regular reports and analysis of those reports to the client and resolve any issues affecting backup success rates. Over three years, we expanded our services within the client’s IT environment to include virtualization project work, security services and managed services for database and virtual environments.

Domain Competencies

We offer our services across six primary areas of competency:

Domains	Description of Services	Market Size and Growth
Data Center Migrations/Consolidation	We help clients plan and execute data center consolidations and migrations, with a focus on risk management and cost efficiency.	The data center migration market is expected to grow at a 9.9% compound annual growth rate (CAGR), from $6.1 billion in 2009 to $8.1 billion by 2012. (Source: Bloor Research)[1] We believe that the continued spending in data center migrations will result in increased demand for our services as we help clients plan and execute these projects.
Cloud Computing/IT Service Management	We help clients implement best practices and tools, such as service management matrices and cost of capacity analyses, to take advantage of the benefits of both private and public cloud computing.	Cloud infrastructure services are expected to grow at a 32.5% CAGR from $2.6 billion in 2008 to $10.6 billion by 2013. (Source: Gartner, Inc. (Gartner))[2] IT services management provides clients with tools and processes to improve visibility in their IT environment and prepare to move to a cloud-based infrastructure. We believe that the expected growth in cloud services reflects a shift in business computing that will result in clients utilizing our consulting services as they seek to adopt this new technology.
Virtual Environments	We help clients design, integrate and manage their virtualized environments, encompassing servers, storage, desktop, databases and applications.	The virtualization market includes server virtualization infrastructure, server virtualization management and hosted virtual desktop market and is expected to grow at a 33.6% CAGR from $1.9 billion in 2008 to $8.1 billion by 2013. (Source: Gartner)[3] We believe that this growth in the overall virtualization market will result in increased spending for our services as clients seek external expertise and support as they migrate to virtualized data center environments.
Storage/Backup & Recovery	We help clients design, integrate and manage their data storage and backup technologies.	The storage services market, which includes consulting and managed services as well as storage capacity, is expected to grow at a 3% CAGR from $15.7 billion in 2008 to $17.9 billion by 2013. (Source: Gartner)[4] Although we do not currently provide storage capacity as part of our service offerings, we believe the growth in the overall storage services market will lead to increased demand for our consulting, integration and managed services offerings.
Security	We help clients design, optimize and manage their IT security environment according to their business requirements and risk tolerance profile.

The security services market was valued at $20.1 billion in 2007, based on services revenue, and is expected to increase at a CAGR of 17% to reach $44.1 billion by 2012. (Source: IDC)[5] We believe that this growth will result in increased demand for our services, as we help clients plan and execute projects to improve their IT security.

Disaster Recovery	We help clients develop, implement and test disaster recovery plans to mitigate risk and ensure business resiliency.	The disaster recovery market is comprised of several domains, including storage, backup, virtualization and security. 56% of worldwide organizations include disaster recovery in their security budgets. (Source: Gartner)[6]

Our clients engage us through either fixed fee or time and materials contracts, with the majority of our contracts being fixed fee with fixed deliverables. Typically, consulting projects are scoped around defined milestones and deliverables, and are delivered by teams of consultants over weeks or months. Often, our clients engage us to execute a full transformational program consisting of a series of related projects. By breaking the program down into phased projects, we can more efficiently meet each project milestone and deliverable on time and on budget. Managed services contracts are governed by a set of service level agreements that define responsibilities, thresholds and response requirements. These services are delivered by a team who supports multiple clients from our service operations center. Managed services contracts are typically in excess of one year in duration.

Our Business Model: Transom

Transom is our unique business model that enables us to provide consistent, high-value services to our clients. Transom is composed of three elements: software tools, methodologies and domain expertise. Each of our client engagements incorporates some combination of these elements to provide clients with a customized and effective solution.

Software Tools

We use software tools to enhance predictability, efficiency and quality in the delivery of our services. Our suite of tools includes those we have developed internally, those we have acquired, and those based on third-party software which we have modified to fit our service delivery requirements. These tools support our services, automate processes and improve client service and satisfaction. While we have occasionally licensed our software tools to clients directly, software licensing is not part of our strategy and we have not derived material revenues from such licenses.

Our key tools include:

Reflector

Reflector manages the process of data center migrations. Our consultants use Reflector to identify the interdependencies between applications and the hardware on which they reside, taking into account the fact that multiple applications are often housed on a single piece of hardware. Reflector helps our consultants build customized task lists to manage the migration process, aligning the required tasks within the requisite timeframe, then assigning those task lists to appropriate people responsible for completing them. Reflector can be used to re-model scenarios as the environment changes, thus minimizing the risk that a single action or issue can interrupt the entire migration process. Using this tool, our consultants can obtain a “single-pane” view across all the layers of the data center migration.

Fenestra

Fenestra is an automation tool used to gather data and schedule activities to support hosted virtual desktop infrastructure (“HVD”) deployments. Typically, a HVD deployment is time intensive, requiring interaction between the user of each desktop computer and the deployment team. By automatically gathering data at both the desktop device and user level, Fenestra streamlines the timing and execution of the HVD deployment. The tool provides flexibility for the individual user to manage the technology deployment on the user’s own schedule but still within the parameters of the overall project requirements. The project manager benefits from real-time reports against the overall project schedule. Fenestra is highly scalable from a single site deployment to multi-country, multi-site deployments.

vLab

vLab is a patent-pending tool that allows clients to model HVD deployments prior to investing in new technology. Clients can see the impact of deploying HVD in their environment in days rather than weeks or months. This saves clients time and resources by dynamically creating a “virtual data center” based on a client’s specific system configuration and customized inputs. vLab also shortens our sales cycle by eliminating the need for lengthy and costly “real world” proof of concept engagements, as well as lowers our costs by reducing the need to have our consultants travel to client locations.

Optics

Optics is a suite of tools for reporting and monitoring services, providing visibility into the performance of a particular aspect of a client’s IT environment. We provide a suite of managed services offerings, including Optics for Storage; Optics for Backup; Optics for Virtual Environments; Optics for Database; Optics for Vulnerability Management; and Optics for Security Information Management. Each is offered in a scalable software-as-a-service model, supported by both proprietary and third party software tools.

For example, Optics for Virtual Environments provides visibility into a client’s virtual infrastructure through reports, monitoring and analysis by our consultants. We monitor the virtual server environment 24x7 and generate performance and capacity reports. Our consultants analyze the reports and provide actionable recommendations for how to manage and optimize the environment for peak performance and cost savings. Optics for Virtual Environments is a subscription-based service.

Methodologies

Another important component of Transom is our proven methodologies to address process and planning inefficiencies within clients’ IT environments. While each methodology is specific to a particular domain in IT infrastructure or a particular sets of challenges, the purpose of each is to increase efficiency, reduce risk and improve service levels. These methodologies were developed through our experience in working on thousands of client engagements and are shared throughout our company for the benefit of all of our clients. These methodologies include:

Link

We help our clients improve the process of data center migration from an ad hoc project plan to a streamlined “assembly line,” significantly reducing the time required to complete the migration and minimize the associated business risk. While the majority of individual tasks performed in a data center migration are standard IT operations, a successful migration requires the careful synchronization of these tasks so they are executed in the correct order and with all associated details addressed. Link, supported by our proprietary Reflector tool, reduces the complexity associated with managing multiple interdependent streams of work while continuing to support business processes without interruption.

Accelerate

Accelerate is a four-phase (Design, Plan, Deploy and Transition) methodology that helps enterprises move rapidly from a decision to invest in a new technology or capability to its deployment and adoption. Because the success of Accelerate hinges on driving broad stakeholder agreement in the initial Design phase, we start with a two-day facilitated session, bringing together disparate stakeholders to detail the future state of the new IT environment. In a scripted process, our consultants facilitate a discussion of the new technology and the goals of each stakeholder, while planning for architecture updates and deployment. Conducting this process upfront with the broad group of stakeholders helps manage any issues and misunderstandings prior to actual deployment. At the end of the workshop, all stakeholders sign off on the design and the second phase, Plan, begins. Here we develop a detailed plan for execution and a full architecture, taking into account the unique characteristics of the client’s environment, then define the total level of effort required and develop an economic return on investment model and business case for the deployment. In the Deploy phase, we assemble a team to complement the client’s existing resources, integrate the technology according to the plan, then quickly move to the Transition phase, where we help the in-house team understand how to manage and support their new environment.

Script

Script is a three-phase (Plan, Deploy and Go Live) approach, typically implemented in four to six weeks, to bring a client on to our managed services platform with minimal disruption to daily business activities. We implement standard service activities across the client’s environment while allowing flexibility for unique client requirements and integration with existing systems and processes. Key to Script is the early development of a mutually-agreed terms of reference document, which contains the detailed processes and procedures that govern each party’s responsibilities and define the detailed service levels of the managed service.

Domain Expertise

We have developed significant domain expertise from hands-on experience in thousands of client engagements. Our consultants have deep expertise in multi-vendor environments and focus on providing solutions that meet the client’s business requirements irrespective of the technology in that environment. Our clients, who engage with us repeatedly to help drive and support their businesses, validate our expertise.

Our consultants have an average of approximately 15 years of experience and make presentations at global industry events, write columns for industry publications, and author whitepapers and bylined articles about industry issues. We average 50 bylined articles per year and our consultants speak regularly at the industry’s largest events, including VMWorld, IP Expo and Interop.

Market Overview

We believe our industry is at the beginning of a significant shift in the way IT services are delivered to clients. Historically, these shifts have occurred approximately every 15 years in connection with transitions in business computing, as the industry has moved from mainframe computers in the 1960’s to distributed systems in the 1980’s to Web-enabled computing in the late 1990’s. In each case, technological change created a demand for services to help companies adopt, integrate and manage new capabilities. Today, we believe cloud computing, virtualization, green initiatives and an increasing number of government and industry regulations are driving another major shift in the architecture and services in IT infrastructure. We provide the consulting and services required to help clients fill the gap between their current capabilities and those needed to support new and emerging data center architectures and technologies.

The convergence of new technologies and increased demands on IT infrastructure is creating significant, inter-related challenges for IT executives, including:

Optimizing IT Infrastructure and Deploying New Technologies

To improve efficiency and agility, as well as to manage costs, IT executives are looking to optimize their existing assets and integrate new technologies. We believe these initiatives have inherent challenges and are leading enterprises to augment their internal IT teams with third-party consulting and managed services to ensure best practices are implemented and service levels are met. The challenges businesses are facing include:

•

Data Center Optimization:    As enterprises continue to generate more data that must be stored and protected, they are forced to increase the size of their data centers and draw on additional resources to support and manage them. Hardware, power and cooling requirements for data centers are increasing rapidly. Gartner estimates that more than 70% of the world’s Global 1000 organizations will have to modify their data center facilities significantly during the next five years, although the current economic crisis will force these changes to come later, rather than sooner.[3] IT executives must determine how to best manage their complex, multi-vendor environments and still support business agility and growth. We believe enterprises’ in-house IT staff often lack the expertise and the time to take on a data center optimization initiative.

•

Adoption of Virtualization Technologies:    Both server virtualization and desktop virtualization are projected to grow over the next few years. Gartner believes that most enterprises must openly evaluate and implement virtualization at the server and desktop level to take advantage of cost-cutting opportunities and to remain competitive.[3] This creates opportunities for services companies to help enterprises deploy, manage and monitor their newly virtualized environments, and to ensure that the virtual environment is working in concert with the other domains in IT, such as storage, networking and security. There is also growing interest in virtualizing desktop environments, which would allow enterprises to have greater control and management over individual employees’ desktop systems for improved performance and security. Gartner predicts the HVD software market to grow from $75.0 million in 2009 to $1.9 billion by 2013.[3] We believe this increased acceptance of virtualization technology at the desktop layer will require enterprises to invest in additional third-party resources with specific virtualization expertise to manage the projects with minimal risk to the business.

Minimizing Costs Within Constrained IT Budgets

Business and technology leaders are expected to address an increasing scope and complexity of IT challenges with fewer resources and usually under rigorous time constraints. There is an interrelated set of budget issues that IT departments must balance, such as:

•

Managing Operating Expenses:    The ongoing costs associated with existing assets—from licensing fees to maintenance to energy bills—continue to increase. In addition, IT executives are buying more hardware and software to manage data growth. These assets require maintenance, licenses and resources to manage them.

•

Maximizing Existing Assets:    There remains a large amount of trapped IT value in existing infrastructure bases. For example, Gartner states that most IT environments are primarily unvirtualized and the server utilization rate in those environments is typically between 7-15%; virtualizing these environments can increase utilization to 60-70%.[7]

•

Lack of Transparency into Total Cost of Ownership (TCO):    We believe that IT executives find it difficult to establish a TCO for their assets or to calculate the return on investment of their infrastructures due to a lack of transparency into costs and a lack of tools and capabilities. The result is that IT executives cannot make a reasonable business case for future purchases, or justify the expense of maintaining their current infrastructure, because they do not have a clear understanding of the value of what they currently own.

Managing Risk Efficiently and Cost Effectively

IT executives must address both external and internal threats in order to manage risk. External threats include catastrophic weather events and terrorist attacks that are beyond an IT executive’s control, but still must be addressed through contingency plans. External threats also include computer and network viruses and hackers. In response to these external threats, there has been a significant increase in regulatory mandates created to protect data and consumer privacy. Businesses that do not comply with these regulations face legal sanctions and regulatory violations that may result in significant fines and impact their ability to conduct business. In addition, the negative impact of not implementing adequate threat defenses or contingency plans goes far beyond data loss and can also include loss of revenues and loss of client confidence.

Internal risks are the risks associated with complex, multi-vendor IT environments. As new and emerging technologies are introduced into the data center, there is an increasing opportunity for integration error. Assets may be improperly configured or staff members may not know how to manage the new technology, which could result in enterprises facing interruptions in daily business operations or the loss of data critical to business functions.

IT executives must mitigate these internal and external risks through:

•

Data Protection:    Businesses depend on practical and proven business continuity and disaster recovery plans to safeguard against catastrophic events, criminal activity and human error. Data protection also includes the reliable management of backup and recovery processes to ensure data is available when needed, especially in case of disaster or litigation (e-discovery).

•

IT Security:    Due to the constant threat of attack for new and evolving technologies, IT managers must identify and address vulnerabilities in their IT environment, as well as stay abreast of potential threats, such as viruses, hackers and disgruntled employees.

•

Compliance:    IT departments must comply with governmental and industry-specific regulations for data retention and management. For example, the Payment Card Industry Data Security Standard is a set of requirements designed to ensure that all companies that process, store or transmit credit card information maintain a secure environment. Retailers must add the cost and processes for establishing best practices and verifying their compliance status with an approved scanning vendor. Penalties for noncompliance range from $5,000 to $100,000. This is an added layer of administrative and operational management that IT departments in retail organizations must satisfy.

Responding to Market Dynamics and Emerging Trends

Data center infrastructure is in a constant state of change as recently evidenced by the ongoing adoption of virtualization technologies. In order to remain competitive on a cost and time-to-market basis, IT executives must ensure they are adapting to new paradigms of efficiency, speed and application delivery.

The latest emerging technology being examined in IT delivery is cloud computing. Cloud computing offers a “pay-as-you-go” model that impacts operational, not capital, budgets and removes the burden of owning and maintaining assets from the enterprise. This new model provides IT executives with an opportunity to restructure their infrastructure management. The combined requirements of higher efficiency, lower costs with improved scalability and fluidity to support growth are driving IT executives to explore the realm of cloud computing.

Benefits of Our Services

We believe our services provide compelling benefits to our clients including:

Access to Leading-Edge Data Center Strategies and Practices

Given the ever-changing nature of the data center technologies and business requirements, it is very challenging for IT organizations to keep up with data center best practices. Our broad and deep experience in data center strategy, integration and management allows us to offer approaches that the client may not have considered without the engagement of an expert. This expertise can provide significant value to the overall engagement.

Demonstrable Return on Investment

We have developed software tools and methodologies that demonstrate the value of our service offerings. Through this IP and domain expertise we are able to demonstrate significant value generated from our projects, such as optimizing the total cost of a client’s data infrastructure, decreasing the risk of unplanned downtime and data loss, improving service levels and improving control and management of the environment. Providing clear evidence of these benefits helps our clients validate their projects and advances the view of the IT organization’s strategic importance within their own companies.

Minimized Project Execution Risk

Large IT projects are highly complex and often can lead to unplanned costs and slippage of target completion dates. Our well-established tools and methodologies mitigate this execution risk by quickly identifying potential roadblocks both prior to and during the execution of these complex projects. Our expertise in data centers allows us to identify and resolve many problems before they create setbacks to the overall project.

Decreased Risk of Data Loss

We work with our clients to develop and implement tailored disaster recovery, data protection and IT security solutions that safeguard against operational failures, catastrophic events and unauthorized activity. We provide vendor independent expertise and unique tools to provide visibility and remediation support to mitigate risk. By addressing these issues, we help our clients avoid the potential interruption of business activities, negative impact on business reputation and financial penalties related to regulatory noncompliance.

Enhanced Visibility into the IT Environment

Our managed services provide clients with continuous monitoring of and reporting on their IT infrastructure. This visibility reduces the complexities of managing IT infrastructure and allows clients to focus on their core business.

Our Growth Strategy

Our objective is to enhance our industry position, while continuing to grow our revenues and enhance our profitability. Our strategy to achieve these objectives includes the following elements:

Deepen and Expand Relationships with Our Current Client Base

We have historically generated a significant amount of our revenues from new projects with existing clients. Because many of our clients are in the early stages of evolving their IT infrastructures,

we expect to continue to sell services to these clients as their needs grow and evolve. In addition, we believe there is a significant opportunity to expand the scope of our client relationships as we develop new service offerings and capabilities, and further establish relationships with senior executives with broader IT management oversight.

Engage with New Clients

We participate in industry events and direct marketing activities to drive broad awareness of our services to prospective clients. These campaigns provide us with lists of qualified prospects. In 2009, we established an inside sales function in the U.S. and the United Kingdom (U.K.) to pursue and develop these prospects into new clients. Our direct sales team also pursues a target prospect list of Fortune 2500 companies to establish new client relationships.

Leverage Indirect Sales Channels

We have developed relationships with technology vendors who engage us to leverage our IP and our consultants to deliver services to their clients. These indirect sales channels provide us with access to additional enterprise clients to whom we can ultimately cross-sell a broader range of consulting, technology integration and managed services. We plan to continue expanding our indirect sales channels relationships. The introductions that these partnerships produce allow us to acquire new clients, as well as to sell into higher levels of IT management within many client organizations.

Broaden Our Managed Services Offerings

We provide a wide range of managed services to remotely monitor, report, analyze and actively manage our clients’ IT infrastructure environments. We intend to expand our managed services offerings to provide additional services within our current domain areas. For example, in 2008 and 2009, we added virtualization, security and database managed services offerings. We are currently preparing to introduce networking and server managed services.

Acquire Complementary Businesses and Technology

Due to the quickly evolving nature of IT infrastructure, new technologies and client requirements routinely emerge. We must continue to address these emerging trends in order to provide a comprehensive set of services to our clients. We believe that in many cases, the best approach to doing so is to acquire resources and expertise that specifically address emerging issues. While our business philosophy is to grow organically, we believe that acquisitions will continue to be an important part of our strategy and we have developed a disciplined approach to quickly integrate acquired companies and assets. We evaluate all potential acquisitions using Transom as a filter. We assess the potential acquisition target for the software tools, methodologies and domain expertise it would contribute to our business. We believe that our significant experience in integrating acquired companies allows us to more quickly address client needs and expand our addressable market opportunity.

Acquisition History

Founded in 2001, we initially focused on the storage market. We had always intended to broaden our service offerings into the data center marketplace. As demand increased in adjacent markets we looked for ways to accelerate our growth into areas such as virtualization, security and data center optimization. While our primary focus is on organic growth, we continually evaluate opportunities to add capabilities that fit within our Transom delivery business model. We have invested in strategic acquisitions in the U.S., U.K. and Israel to gain complementary tools and methodologies as well as to hasten our growth in certain geographic markets. Many of our acquisitions have resulted in only a minimal short-term financial impact, but have provided us with certain strategic elements to facilitate our continued organic growth. Additionally, the geographic diversity of our acquisitions has given us many opportunities to expand the relationships with our indirect channel partners who are looking for global coverage and support.

In 2004, our acquisition of two companies in the U.K. brought managed services expertise in storage and backup to our services portfolio and established our Europe, Middle East and Africa headquarters in the U.K. We expanded our presence in the Middle East and added database and server services to our portfolio with our acquisition of two Israel-based companies in 2007. Most recently, the acquisition of a Swiss services firm in 2009 broadened our footprint in continental Europe and added enhanced archiving technology to our portfolio. Since our inception, we have also completed ten other acquisitions that have helped to improve our services offerings and increase our global presence.

We primarily issue shares of our capital stock to purchase our acquisition targets. This approach helps to align the incentives of the newly acquired management, who frequently held a substantial interest in the target, with the rest of our employees. Additionally, we usually endeavor to integrate the new companies into our organization quickly, and provide broader career paths and enhanced responsibilities to the management team. A significant number of the employees from the acquired companies are still employed by us.

Sales and Marketing

Our global sales, marketing and business development teams develop strong relationships with IT executives at prospective and existing clients. We use a hybrid approach in our sales efforts using both senior level consultants and sales professionals, with the intent of becoming a trusted advisor to our clients and partners.

Direct Sales

As of September 30, 2009, we had approximately 43 direct sales professionals, including sales managers, sales representatives, account managers and inside sales personnel. We organize our sales teams by geographic regions. Our direct sales representatives are responsible for all aspects of the selling process. They are incented to both find new clients as well as develop existing relationships. Their compensation is the same whether they develop their own sales leads or work with one of our channel partners. Our direct sales representatives are assisted at times by our inside sales force, who set up new client meetings and provide market intelligence.

The sales process is tightly monitored from the initial meeting to an “opportunity assessment,” which is the process we use to assign sales and technical resources to a potential sales situation. We track all of the activity in SalesForce.com and we support the sales efforts with the use of Atlas, our internal information system that contains sample documentation, marketing materials and tools for estimation.

Indirect Sales

Approximately 40% of our current business is done through indirect sales channels. We anticipate continuing to grow channel sales so that it will be equal to or potentially surpass our direct sales activity in future years. Indirect channels provide us with additional new account access and allow us to expand our client base geographically. The indirect sales channels benefit from a relationship with us as we often become trusted advisors to our clients, which can provide further opportunities for the provision of services and sales of products.

Our indirect sales team is responsible for creating go-to-market offerings within our indirect sales channels. The programs are rolled out to the field with the support of our sales organization.

Some of the current key relationships include:

•	Dell—Dell has licensed portions of our IP, and we work with its salesforce to sell our services for storage, backup, virtualization, and data center;

•	Cisco—Cisco has licensed portions of our IP, and we work with its salesforce to sell our services for data center and virtualization;

•	Bull—Bull has licensed our IP and works with us to sell and deliver our services that are marketed through its salesforce in the geographies where it operates;

•	IBM—IBM works with us to deliver strategic services in storage and backup in the European marketplace;

•	Unisys—Unisys works with us to provide storage and backup services to its state and local government clients; and

•	Splunk Inc. (Splunk)—Splunk works with us to sell security solutions that incorporate IP and services that we developed for its software toolset.

Clients

We have developed relationships with Fortune 1000 companies, including 50 of the Fortune 100 companies, as well as smaller organizations. We market and provide our services primarily to companies in North America, Europe and the Middle East. For additional discussion regarding geographic information, see Note 1 to our consolidated financial statements. We believe that our regular, direct interaction with our clients, the breadth of our client relationships and our reputation among these clients as an independent advisor differentiate us from our competitors.

We help clients define a program to transform their IT infrastructure from a technology-centric to a service-centric model. Most enterprises have built their data centers around the technology that is available at the time and deliver IT services based on that technology’s features and functionality. Our service-centric approach shifts the client’s perspective to create IT services designed to support business objectives and subsequently to make technology decisions that support the services needed. This type of program generally consists of several phases, and individual projects within each phase to achieve the client’s desired end state. For example, one of our clients contracted with us for storage and backup strategy projects in 2003. This was quickly followed by several related projects, such as data migrations, service catalog development and technology upgrades to help them achieve a program goal of a establishing a mature and reliable storage and backup environment. After the strategy and integration work, we were contracted to manage their storage and backup environments in the U.S. This successful relationship has led to additional data center consulting work in the client’s U.K. sites.

During the nine months ended September 30, 2008 and 2009, we had no direct client that represented 10% or more of our total revenues. For the nine months ended September 30, 2008, we had no indirect client that represented 10% or more of our total revenue. For the nine months ended September 30, 2009, one of our indirect channels partners accounted for 15% of our total revenues.

The strength of our client relationships has resulted in significant recurring revenues from existing clients. During the nine months ended September 30, 2009, approximately 93.7% of our total revenues came from clients and from companies in our indirect sales channels that had generated revenues in the 12 months prior to this period.

Competition

The market in which we operate is fragmented, highly competitive, rapidly evolving and subject to shifting client needs and expectations. We rely on our deep expertise in our data center domain competencies—data center migration, cloud enablement/IT services management, virtual environments, disaster recovery, storage/backup & recovery and security—to be proactive and nimble in providing services to clients.

When evaluating IT consulting and services options, enterprises generally evaluate potential providers on:

•	pricing;

•	scope of services provided;

•	availability of resources to provide services;

•	quality of services; and

•	ability to deliver across multiple geographies.

Our competition occasionally includes consulting and systems integration firms such as Accenture Ltd., IBM and Deloitte Touche Tohmatsu (DTT) and technology vendors such as EMC Corporation, Dell, Unisys and IBM. Many of the companies in this market space serve a broad range of markets and do not focus on the core areas that we serve. In fact, several of these companies are our partners.

We also compete from time to time with smaller regional infrastructure service providers based in the geographic areas where we offer services. We expect additional competition from offshore IT outsourcing firms in locations such as India, Eastern Europe, Latin America and China. Although offshore services may provide price-competitive solutions for some clients, we believe at this time that an onshore presence is required to be competitive from a client service perspective.

Few of our competitors provide infrastructure services as their core offering and most have product resale as a major part of their go-to-market business model. Traditionally, internal IT departments performed many of the services that we provide. Internal departments enjoy the inherent advantages of being closer to business operations and having the ability to influence decision makers and guide IT strategies on a day-to-day basis. However, they may lack specialized expertise or capacity to transform their IT infrastructures around new technologies and infrastructure. As part of our sales efforts, we believe we are able to demonstrate a meaningful return on investment and the benefits of our services in providing greater visibility into IT environments while minimizing risk. Furthermore, since our engagements generally provide training to internal professionals, we are able to provide our clients with the resources necessary to maintain an improved IT environment.

Based on the information we have collected from lost sales opportunities, we attribute only 9% of our opportunities in the first nine months of 2009 as lost to direct competition. The balance of our losses were due to clients’ budgetary issues or the decision to keep the project internal. In the first nine months of 2009, we won approximately 66% of the proposals presented to clients.

Intellectual Property

Our continued success depends on the skills of our employees and third-party consultants and their ability to continue to innovate and improve our intellectual property. We rely on a combination of, copyright, trademark, patent and design laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property rights and proprietary methodologies. We enter into confidentiality agreements with our employees and consultants and we generally control access to and distribution of proprietary information. These agreements generally provide that any confidential information developed by us or on our behalf be kept confidential. Further, we require all employees to execute written agreements assigning to us all rights in all inventions, developments, technologies and other intellectual property created by such employees. We pursue the registration of certain of our trademarks and service marks in the United States and other countries. We registered the mark “Transom” in the United States. We have one patent pending for vLab.

Our business also involves the development of IT applications and other technology deliverables for our clients. Our clients often have the contractual right to own the intellectual property in the software applications we develop for them. We generally integrate safeguards designed to protect our clients’ intellectual property in accordance with their needs and specifications.

Employees

We seek to maintain a culture of innovation by aligning individual incentives with organization-wide goals. Our success depends upon our ability to attract, develop, motivate and retain highly-skilled and multi-dimensional employees. We compete aggressively for talent and we strive to hire the best employees. We believe that we benefit from a talented pool of employees who are encouraged to think individually and creatively when addressing complex technical challenges. Although not currently a material component of our people management strategy, we also retain subcontractors at all of our locations on an as-needed basis for specific client engagements.

As of September 30, 2009, we had 501 employees in offices worldwide. We have never experienced a work stoppage and believe our relationship with our employees is good.

Facilities

Our principal corporate offices are located in Framingham, Massachusetts, where we lease approximately 12,000 square feet. We also have additional offices throughout the United States, the U.K., Israel, Switzerland, Germany and Turkey. Globally, we have a total of 12 leases and subleases totaling 74,261 square feet at this time. Our leases vary in duration and term, have varying renewable terms and have expiration dates ranging from 2011 to 2013. We believe that our existing and planned facilities are adequate to support our existing operations and that, as needed, we will be able to obtain suitable additional facilities on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of business. We are not presently a party to any pending litigation or other legal proceedings that are likely to have a material adverse effect on our business, operating results or financial condition.

Set forth below is a list of the sources for the industry and market data and other statistical information used throughout this prospectus.

1.	Bloor Research: Data Migration in the Global 2000. By Philip Howard and Carl Potter. September 2007.

2.	Gartner Inc: Forecast: Sizing the Cloud; Understanding the Opportunities in Cloud Services. By Ben Pring, Robert H Brown, Andrew Frank, Simon Hayward and Lydia Leong. 18 March 2009.

3.	Gartner Inc: Dataquest Insight: Virtualization Market Size Driven by Cost Reduction, Resource Utilization and Management Advantages. By Alan Dayley, Ranjit Atwal, Thomas J. Bittman, Philip Dawson, Cameron Haight, Mark A. Margevicius, Jeffrey Hewitt and Brian Gammage. 5 January 2009.

4.	Gartner Inc: Forecast: Storage Professional Services, Worldwide, 4Q09 Update. By Adam W. Couture, Yuko Adachi, Rob Addy and Michele C. Caminos. 2 December 2009.

5.	IDC, Worldwide and U.S. Security Services 2009-2012 Forecast and Analysis: Economic Crisis Impact Update, Doc #216111, January 2009.

6.	Gartner Inc: 2009 Update: What Organizations Are Spending on IT Security. 12 March 2009. By Adam Hils and Vic Wheatman. 12 March 2009.

7.	Gartner Inc: 2008 US Data Center Conference: Data Center Build/Expansion Update. By Mike Chuba and John R. Phelps. 5 May 2009.

8.	Gartner Inc: Data Center Efficiency and Capacity: A Metric to Calculate Both. By David J. Cappuccio. Page 1—Key Findings. Report # G00164493. 18 September 2009.

MANAGEMENT

Executive Officers, Key Employees and Directors

Our executive officers and directors and their ages as of December 31, 2009 are as follows:

Name	Age	Position
Mark Shirman	51	Chairman of the Board of Directors, President and Chief Executive Officer
Kenneth Hale	57	Chief Financial Officer and Treasurer
Andrew Norman	46	Chief Operating Officer
Richard Scannell	41	Senior Vice President, Corporate Strategy and Marketing
Doron Rosenblum	46	General Manager, GlassHouse Technologies Limited
Robert Davoli(2)	61	Director
Todd Gresham(2)	48	Director
Kenneth Minihan(1),(3)	66	Director
Ryan Moore(2),(3)	36	Director
Glenn Osaka(1)	54	Director
Patrick Scannell(1)	56	Director
Louis Volpe(3)	60	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Nominating and Corporate Governance Committee.

Mark Shirman has served as our President and Chief Executive Officer, as well as the Chairman of our board of directors, since co-founding our company in 2001. Before co-founding our company, from 1999 to 2001, Mr. Shirman served as Executive Vice President and Chief Technology Officer at Convergent Group Corp., a privately held company serving the eBusiness requirements of the utility and local government industries that effected a public offering in 2000. From 1985 to 1995, Mr. Shirman served as Chief Executive Officer of Innovative Information Systems Inc., an information technology (IT) consulting firm. Mr. Shirman received a B.A. in Economics from Brandeis University and an M.B.A. in Finance from American University.

Kenneth Hale has served as our Chief Financial Officer and Treasurer since August 2004. Before joining our company, from 2002 to 2004, Mr. Hale served as Chief Financial Officer at AptSoft Corporation, an enterprise software company focused on the alignment of existing systems with business processes. From 1997 to 2001, Mr. Hale served as Chief Financial Officer and Treasurer of NaviSite Inc., a publicly traded company focused on providing Internet outsourcing solutions. From 1989 to 1996, Mr. Hale served as Chief Financial Officer for Media/Communications Partners, a venture capital firm focused on the communications and media industries. From 1980 to 1989, Mr. Hale was a senior manager at Ernst & Young. Mr. Hale is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Hale received a B.A. in Biology from Colgate University and an M.B.A. from Northeastern University.

Andrew Norman has served as our Chief Operating Officer since October 2008. He previously served as our Senior Vice President, Worldwide Sales, Senior Vice President, International Division and Managing Director for our U.K. offices. Prior to joining us in 2004, Mr. Norman established a new storage business unit at Xyratex Technology Limited, a former IBM facility, and then led a management buyout in 1997 to form Sagitta Performance Systems Limited, a privately held firm focused on storage networking products and storage consulting services. We acquired Sagitta in 2004. Mr. Norman received a B.S. and M.S. in engineering from Brunel University.

Richard Scannell co-founded our company in 2001. In his role as Senior Vice President of Corporate Strategy and Marketing, Mr. Scannell is responsible for our go-to-market strategy and worldwide marketing functions. Prior to co-founding our company, Mr. Scannell served as Chief Operating Officer of UpSource, a start-up company providing outsourced customer relationship management (CRM) services. Prior to working with UpSource, Mr. Scannell held a senior IT Infrastructure management role with Motorola. Mr. Scannell holds a B.S. in Computer Science from University College—Cork, Ireland.

Doron Rosenblum has served as the General Manager of all of our business operations in Israel and Turkey since March 2007. Mr. Rosenblum has more than 20 years of experience in the IT services field; he has held various managerial, operational and technical positions in enterprises, start-up companies, and IT service providers. Prior to joining our company in 2007, he served as General Manager of MBI Advanced Computer systems for five years. We acquired MBI-Israel in 2007. Mr. Rosenblum holds a B.A. in Economics and Business Administration from Tel Aviv University.

Robert Davoli has served as a member of our board of directors since July 2001. Since 1995, Mr. Davoli has been a Managing Director at Sigma Partners, a venture capital firm. Prior to joining Sigma, Mr. Davoli was President and Chief Executive Officer of Epoch Systems, a provider of data management software products that was sold to EMC in 1993. Before leading Epoch Systems, Mr. Davoli founded and served as President and Chief Executive Officer of SQL Solutions, a provider of tools and services in the relational database market that was later sold to Sybase. Mr. Davoli holds a B.A. from Ricker College.

Todd Gresham has been a member of our board of directors since July 2002. Since 2005, Mr. Gresham has been Executive Vice President of the Networked Storage Solutions Division at Xyratex Technology Limited. From 2004 to 2005, Mr. Gresham served as President and Chief Executive Officer of nStor Technologies, Inc. Prior to joining nStor, Mr. Gresham served as Vice President of Global OEM and Reseller Sales at EMC, and General Manager of Asia/Pacific Operations, as well as Vice President of Worldwide Sales, at CLARiiON. Mr. Gresham has over 25 years of executive management experience in both publicly traded and privately held companies. Mr. Gresham studied business at Texas Tech University.

Kenneth Minihan has been a member of our board of directors since December 2004. Mr. Minihan retired from the United States Air Force in 1999, after more than 33 years of active commissioned service to the nation, serving as the 14th Director of the National Security Agency from 1996 to 1999. Prior to joining the National Security Agency, Mr. Minihan provided military service at the national level in varying capacities, primarily in assisting the military and government with operating and implementing leading edge technology solutions, services and products. Mr. Minihan is a managing director at Paladin Capital Group and sits on the board of directors for various private companies and the following publicly traded companies: BAE Systems, ManTech International Corporation and Lexis Nexis Special Services Inc. Mr. Minihan holds a B.A. from Florida State University, an M.A from the Naval Postgraduate School and has completed executive development programs at the University of Illinois and Harvard University.

Ryan Moore has been a member of our board of directors since September 2003. Mr. Moore co-founded GrandBanks Capital in 2000 and currently is a General Partner at GrandBanks. Prior to co-founding GrandBanks Capital, Mr. Moore worked at SOFTBANK Venture Capital (now known as Mobius Venture Capital) and SOFTBANK Capital Partners. Before joining SOFTBANK, Mr. Moore served as a Senior Associate focused on technology investment banking with Robertson Stephens. Mr. Moore holds a B.A. in Economics from Princeton University.

Glenn Osaka has been a member of our board of directors since July 2002. Mr. Osaka currently serves as Senior Vice President for Professional Services at Juniper Networks. Prior to joining Juniper in April 2009, Mr. Osaka served as Vice President, Strategy and Planning for Worldwide Operations at Cisco Systems, Inc. (Cisco). Prior to joining Cisco in 2007, Mr. Osaka was President and Chief Executive Officer of Reactivity, Inc., a provider of XML acceleration and security processing. Mr. Osaka previously served as the Silicon Valley Managing Director of the Redleaf Group, an early-stage focused technology investment company, and worked at Hewlett-Packard in a variety of positions. Mr. Osaka holds a B.A. in Psychology and an M.B.A. from University of California, Los Angeles.

Patrick Scannell has been a member of our board of directors since September 2007. Mr. Scannell has served as the Senior Vice President and Chief Financial Officer of Netezza Corporation since 2003. Prior to joining Netezza, Mr. Scannell served as Chief Financial Officer of PhotonEX Corporation, a provider of optical systems, from 2000 to 2002. From 1998 to 2000, Mr. Scannell served as Chief Financial Officer of Silknet Software, Inc., a provider of CRM infrastructure software. Mr. Scannell holds a B.S. from Boston College and an M.B.A. from Babson College.

Louis Volpe has been a member of our board of directors since January 2009. Mr. Volpe leads Kodiak Venture Partner’s investment efforts in software and core technology areas with over 25 years of technology industry experience. He focuses on new and unique software products and technologies that provide quick return on investment to clients. Prior to joining Kodiak in 2000, Mr. Volpe was part of the executive management teams at ArrowPoint Communications, GeoTel Communications and Parametric Technology. Mr. Volpe has served as President, Chief Operating Officer and Senior Vice President of Sales and Marketing as well as a member of the board of directors at these companies. Mr. Volpe holds a B.A from Tufts University and an M.B.A. from Boston University.

Election of Officers

Our officers are currently elected by our board of directors on an annual basis and serve until their successors are duly elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our officers or directors.

Corporate Governance and Board Composition

Selection Arrangements.    Our current directors were elected pursuant to a stockholders agreement among certain holders of our preferred and common stock. This stockholders agreement will terminate upon the closing of this offering, and there will be no further contractual obligations regarding the election of our directors.

Classified Board.    Our amended and restated certificate of incorporation that will become effective as of the closing of this offering provides for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term. As a result, a portion of our board of directors will be elected each year from and after the closing of the offering. To implement the classified structure upon the consummation of the offering, three of the nominees to the board of directors will be elected to one-year terms, two of the nominees will be elected to two-year terms and three of the nominees will be elected to three-year terms. Thereafter, directors will be elected for three-year terms.

Ryan Moore, Louis Volpe and Patrick Scannell have been designated as Class I directors whose term will expire at the 2011 annual meeting of stockholders, assuming the completion of the proposed offering. Todd Gresham and Robert Davoli have been designated as Class II directors whose term will expire at the 2012 annual meeting of stockholders, assuming completion of the proposed offering. Mark Shirman, Kenneth Minihan and Glenn Osaka have been designated as Class III directors whose term will expire at the 2013 annual meeting of stockholders, assuming completion of the proposed offering. Our amended and restated bylaws that will become effective as of the closing of the offering provide that the number of authorized directors may be changed only by a majority of directors then authorized (including any vacancies). Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of the board of directors may have the effect of delaying or preventing changes in control of our company.

Independent Directors.    Each of our directors, other than Mr. Shirman, qualifies as an independent director in accordance with the published listing requirements of the NYSE. The NYSE independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the NYSE rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Structure and Committees.    Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee.

Our board of directors and its committees set schedules to meet throughout the year, and also can hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors qualifies as an independent director in accordance with the NYSE standards described above and SEC rules and regulations. Each committee of our board of directors has a written charter approved by our board of directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, copies of each charter will be posted on our Web site at www.glasshouse.com under the Investor Relations section. The inclusion of our Web site address in this prospectus does not include or incorporate by reference the information on our Web site into this prospectus.

Audit Committee.    Our audit committee currently consists of Patrick Scannell, Kenneth Minihan and Glenn Osaka. Each member of our audit committee can read and has an understanding of fundamental financial statements. Mr. Scannell serves as chairman of the audit committee.

Mr. Scannell qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Mr. Scannell as an “audit committee financial expert” does not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our audit committee and our board of directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors.

The audit committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, and has established such procedures to become effective upon the effectiveness of the registration statement of which this prospectus forms a part. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our audit committee before we enter into them.

Both our independent registered public accounting firm and internal financial personnel regularly meet with, and have unrestricted access to, the audit committee.

Compensation Committee.    Our compensation committee currently consists of Robert Davoli, Todd Gresham and Ryan Moore. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Davoli serves as chairman of the compensation committee.

The compensation committee reviews, makes recommendations to our board of directors and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, stock option and other incentive compensation arrangements. In addition, our compensation committee will administer our stock option plans, including reviewing and granting stock options with respect to our executive officers and directors, and may, from time to time, advise our board of directors with respect to stock option and compensation of our other employees.

Nominating/Corporate Governance Committee.    Our nominating/corporate governance committee currently consists of Louis Volpe, Kenneth Minihan and Ryan Moore. Our nominating/corporate governance committee identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors, conducts searches for appropriate directors and evaluates the performance of our board of directors and of individual directors. The nominating/corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to our board of directors concerning corporate governance matters. Mr. Volpe serves as chairman of the nominating/corporate governance committee.

Code of Business Conduct.    Our board of directors has adopted a code of business conduct that will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. This code of business conduct will apply to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our code of business conduct will be posted on our Web site at www.glasshouse.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of such provisions, applicable to our directors and executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) at the same location on our Web site identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of our Web site address in this prospectus does not include or incorporate by reference the information on our Web site into this prospectus.

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors currently consists of Robert Davoli, Todd Gresham and Ryan Moore.

Interlocks.    None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or our compensation committee.

Participation.    On October 26, 2006 and April 10, 2007, we sold shares of our Series D preferred stock at $2.4318 per share to investment funds affiliated with Robert Davoli and investment funds affiliated with Ryan Moore. On April 10, 2007, we also sold warrants to these entities at a nominal purchase price ($0.0001) with an exercise price equal to $2.4318 per share. As detailed below, the funds affiliated with Robert Davoli purchased 1,770,621 shares of Series D preferred stock for an aggregate purchase price of approximately $4,305,796. As detailed below, the funds affiliated with Ryan Moore purchased 888,596 shares of Series D preferred stock for an aggregate purchase price of approximately $2,160,888. The table below sets forth the number of Series D shares and/or warrants purchased at each closing:

Closing Date	Investor Name	Series D Shares Purchased	Series D Warrants Purchased	Compensation Committee Member, Title
October 2006	Sigma Partners	773,011	0	Robert Davoli, Managing Partner of Sigma Partners
April 2007	Sigma Partners	997,610	199,522	Same as above
October 2006	GrandBanks Capital	387,940	0	Ryan Moore, General Partner of GrandBanks Capital
April 2007	GrandBanks Capital	500,656	100,130	Same as above

On May 4, 2007, we sold shares of our Series E preferred stock at $2.5594 per share to investment funds affiliated with Ryan Moore. On May 4, 2007 and August 15, 2007, we sold shares of our Series E preferred stock at $2.5594 per share to investment funds affiliated with Robert Davoli. On August 15, 2007, we also sold warrants to these entities at a nominal purchase price ($0.0001) with an exercise price of $2.5594 per share. The funds affiliated with Ryan Moore purchased 475,696 shares of Series E preferred stock for an aggregate purchase price of approximately $1,217,496. The funds affiliated with Robert Davoli purchased 1,537,103 shares of Series E preferred stock for an aggregate purchase price of approximately $3,934,061. The table below sets forth the number of Series E shares and/or warrants purchased at each closing:

Closing Date	Investor Name	Series E Shares Purchased	Series E Warrants Purchased	Compensation Committee Member, Title
May 2007	Sigma Partners	947,874	0	Robert Davoli, Managing Partners of Sigma Partners
August 2007	Sigma Partners	589,229	117,844	Same as above
May 2007	GrandBanks Capital	475,696	0	Ryan Moore, General Partner of GrandBanks Capital

For more information regarding the shares held by the funds affiliated with Robert Davoli and the funds affiliated with Ryan Moore, please refer to the sections titled “Transactions with Related Persons, Promoters and Certain Control Persons” and “Principal Stockholders.”

For more information regarding the contractual arrangements that we entered into with the funds affiliated with Robert Davoli and the funds affiliated with Ryan Moore in connection with their purchases of Series D preferred stock and Series E preferred stock, please see the subsections titled “Registration Rights Agreement” and “Stockholders Agreement” of the section titled “Transactions with Related Persons, Promoters and Certain Control Persons.”

We also performed services for an entity affiliated with compensation committee member Todd Gresham. Mr. Gresham serves as an Executive Vice President at Xyratex Technology Limited (Xyratex), a provider of enterprise class data storage subsystems and network technology. Our provision of services to Xyratex generated approximately $256,000 and $124,000 in revenues to us in 2007 and 2008, respectively, and $16,000 in revenues to us during the nine months ended September 30, 2009.

Director Compensation

On January 12, 2010, our board of directors adopted a compensation program for non-employee directors, which includes a program of automatic options for non-employee directors to be granted under the 2010 Equity Incentive Plan. This program will become effective upon the effective date of the registration statement of which this prospectus forms a part and will remain in place until our board of directors amends or terminates it, which it may do at any time in its discretion. Pursuant to this program, each member of our board of directors who is not our employee will receive a $10,000 annual retainer. Each non-employee director serving on our audit committee or compensation committee will receive an annual retainer of $5,000. The chairman of the audit committee or compensation committee will receive an additional annual retainer of $5,000.

Under the director compensation program, each non-employee director who first joins our board of directors after the date of this offering will receive on the date on which he or she joins our board of directors an option to purchase 60,000 shares. This option will vest over a two-year period, with 50% of each option grant vesting after one year and an additional 25% of the option shares for each subsequent six-month period thereafter.

Each non-employee director who is serving on our board of directors on the date of this offering will automatically be granted an option to purchase 30,000 shares of our common stock effective on his or her re-election to our board of directors at the annual meeting of our stockholders occurring in 2011. These options will have the same vesting schedule as described above.

For each year beginning in 2011, a non-employee director who continues serving as a director after an annual meeting of our stockholders will automatically be granted an additional option to purchase 20,000 shares of our common stock on the date of the annual meeting. A non-employee director who will serve as chairman of our audit committee or compensation committee after an annual meeting will automatically be granted an additional option to purchase 10,000 shares of our common stock on the date of the annual meeting, and a non-employee director who will serve as a member of our audit committee or compensation committee will automatically be granted an option to purchase 5,000 shares of our common stock on the date of the annual meeting (and will receive options to purchase a total of 10,000 shares if such director serves on both committees). However, a non-employee director who receives a 60,000-share or 30,000-share option described above will not also receive during the same calendar year any of the options described in this paragraph. Each of these options vests in equal monthly installments over the 12-month period commencing on the date of grant.

The exercise price of each non-employee director’s option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. Each non-employee director’s options have a ten-year term, except that they expire one year after the director leaves our board of directors. A non-employee director’s option granted under this program will become fully vested upon a change in control of our company and will become fully vested if the non-employee director’s service terminates due to death.

We currently have a policy to reimburse directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board and committee meetings.

The following table sets forth the total compensation earned in 2009 by each person who served as a member of our board of directors during 2009, other than a director who also served as an executive officer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Todd Gresham	0	0	44,436	(2)	0	0	0	44,436
Glenn Osaka	0	0	44,436	(2)	0	0	0	44,436

(1)	The amounts in this column reflect the aggregate grant date fair value of the option plus, because each option was both granted and repriced during 2009, the incremental fair value as of the repricing date, both computed in accordance with FASB ASC Topic No. 718. See Note 12 of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of our assumptions in estimating the fair value of our option awards.
(2)	The shares granted under this option are exercisable in full as of the initial vesting date and are subject to a right of repurchase held by us. Our right of repurchase will lapse with respect 50% of the shares subject to this option when the option holder completes 12 months of continuous service after the initial vesting date and will lapse with respect to an additional 25% of the shares subject to this option when the option holder completes each six-months period of continuous service thereafter.

The following table describes the options that we granted to our non-employee directors and that were outstanding on September 30, 2009:

Name	Date of Grant	Number of Options Granted		Exercise Price per Share	Grant Date Fair Value(1)	Aggregate Number of Options Outstanding on 09/30/09
Todd Gresham	08/31/2009	75,000	(1)	$1.38	$261
Todd Gresham	08/31/2009	75,000	(2)	$1.38	$44,436	150,000
Glenn Osaka	08/31/2009	75,000	(1)	$1.38	$261
Glenn Osaka	08/31/2009	75,000	(2)	$1.38	$44,436	150,000
Patrick Scannell	08/31/2009	100,000	(1)	$1.38	$17,399	100,000

(1)	This amount reflects the incremental fair value of the repriced option, computed as of the repricing date in accordance with FASB ASC Topic No. 718. See Note 12 of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of our assumptions in estimating the fair value of our option awards.
(2)	This amount reflects the aggregate grant date fair value of the option plus, because the option was both granted and repriced during 2009, the incremental fair value as of the repricing date, both computed in accordance with FASB ASC Topic No. 718. See Note 12 of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of our assumptions in estimating the fair value of our option awards.

2009 Director Compensation

Our directors received no cash compensation during 2009 for their service on our board of directors or committees of our board of directors. We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

In July 2009, we granted each of Mr. Gresham and Mr. Osaka options to purchase 75,000 shares of our common stock at an exercise price of $1.38 per share. Each of these option grants vests over a

2-year period, with 50% of each option grant vesting after one year and an additional 25% of the option shares for each subsequent 6 month period thereafter.

Following this offering, our non-employee directors will be eligible for cash compensation and automatic stock option grants under our 2010 Equity Incentive Plan. Please see the section titled “Management—Director Compensation” above for more information.

Limitation of Liability and Indemnification

Prior to the effective date of this offering, we will enter into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our amended and restated certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended, after the approval by our stockholders of our amended and restated certificate of incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the amended and restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the amended and restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Compensation Discussion and Analysis

This section discusses the principles underlying our executive officer compensation policies, our recent decisions with respect the executive officers who are named in the “2009 Summary Compensation Table” (on page 102 below) and the most important factors relevant to an analysis of these policies and decisions.

Overview and Responsibilities for Compensation Decisions

The compensation committee of our board of directors has responsibility for evaluating the performance and development of our executive officers in their respective positions, reviewing individual compensation as well as corporate compensation principles and programs, establishing corporate and individual performance objectives as they affect compensation, making determinations as to whether and to what extent such performance objectives have been achieved, and ensuring that we have effective and appropriate compensation programs in place. Our chief executive officer (CEO) supports our compensation committee by driving our annual business plan process, providing information relating to ongoing progress under our annual business plan and other business and financial results, undertaking performance assessments of other executives and presenting other personnel-related data. In addition, as the manager of our executive team, our CEO assesses each executive’s contribution to corporate goals as well as achievement of their individual goals and makes a recommendation to our compensation committee with respect to compensation for executive officers other than himself. Our compensation committee meets, including in executive sessions, to consider these recommendations, conducts a similar evaluation of the CEO’s contributions to corporate goals and achievement of individual goals, and makes determinations related to the CEO’s and the other executive officers’ compensation.

Our overall compensation philosophy is to provide a competitive total compensation package that will fairly compensate our executive officers, attract and retain qualified executive officers who are able to contribute to the long-term success of our company, incent future performance toward clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. Our compensation committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value. Our compensation arrangements include components that are for the most part fixed on an annual basis and others that are performance-related and will vary with performance, including over multi-year periods.

In setting compensation levels for individuals officers, our compensation committee applies its judgment in determining the amount and mix of compensation elements for each named executive officer, and to date our compensation process has been a largely discretionary process based upon the collective experience and judgment of the compensation committee members acting as a group. Factors affecting its decisions generally include overall corporate performance, the individual officer’s performance including against corporate-level strategic goals established as part of our annual business plan, the officer’s effectiveness in managing toward achievement of those goals, the nature and scope of the officer’s responsibilities, and market compensation information for individual officer positions including information obtained through the publicly available surveys and as a result of the personal experience of members of our board of directors.

While our compensation committee is authorized to engage the services of outside consultants and advisors, neither the compensation committee nor our management has to date retained a compensation consultant to review or provide advice with respect to our policies and procedures with respect to executive compensation. To date, we have not formally benchmarked our executive compensation against peer companies and do not have an identified group of peer companies against which we would compare our compensation practices. While our compensation committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. The compensation committee intends following this offering to continue to manage our executive officer compensation programs on a flexible basis that will allow it to respond to market and business developments as it views appropriate in its judgment.

Prior to this offering, we have reviewed company compensation annually as part of the business plan process undertaken by management and our board of directors in the early part of each year.

During this process, the compensation committee reviews overall compensation, evaluates performance, determines corporate-level performance goals for that year’s business plan and, when appropriate, makes changes to one or more components of our executives’ compensation. We expect to continue this practice after this offering.

Historically, the exercise price of our stock options has been at least equal to the fair market value of our common stock on the date of grant. Prior to this offering, the fair market value of our common stock has been established by our board of directors using factors it considered appropriate for a reasonable valuation. Following this offering, the fair market value of our common stock will be the closing price of our stock on the NYSE on the date of the grant. As a privately owned company prior to the date of this offering, we have not established a program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information nor have we established such a policy for use following this offering, although we may do so in the future.

Principal Elements of Executive Compensation

Compensation for our executive officers has been highly individualized, at times structured as a result of arm’s-length negotiations when an officer is first hired and always taking into account our financial condition and available resources. The resulting mix of compensation components has included base salary, annual incentive cash bonus, long-term incentive awards in the form of stock options, certain benefits that would pay upon an executive officer’s involuntary termination in certain circumstances, and other benefits plans generally available to all salaried employees. Our compensation committee felt this mix is appropriate for our executive team including because it provides a fixed component (base salary) designed to offer the executive funds from which to manage his or her living expenses and variable components (annual incentive bonuses and stock options) that incentivize our management team to work toward achievement of corporate goals and our long-term success, as well as offering protection (through termination-related benefits) against abrupt changes in the executive’s circumstances in the event of involuntary employment termination including in the context of a change of control of the company. Our compensation committee also takes note of the fact that this mix is typical of companies in our industry and at our stage of development. It has no current plans to change the mix of components or vary the relative portions of fixed and variable compensation that comprise our overall compensation packages.

Base Salaries.    Base salary for our CEO and other executive officers is established based on the scope of their responsibilities, length of service with the company, individual performance during the prior year, and competitive market compensation. Base salaries are reviewed annually and adjusted from time to time based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and the company’s overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within the company’s business plan.

In May 2009, as part of the annual compensation review, our CEO’s base salary was increased from $275,000 to $315,000 in recognition of his performance and the overall growth and performance of the company during the preceding year. In addition, at that same time, the compensation committee approved a base salary increase for our chief financial officer from $225,000 to $245,000 in recognition of the completion of the standardization of accounting and financial reporting across our geographies. Additionally, the compensation committee approved a base salary increase for our senior vice president, corporate strategy and marketing from $190,000 to $215,000 in recognition of the successful launches of our data center and security practice lines. No other named executive officers’ base salary was increased in 2009.

Cash Incentive Bonus.    Since 2003, we have operated an annual cash incentive bonus program to motivate our executive officers to attain specific short-term performance objectives that, in turn,

further our long-term objectives. This program is managed as part of our annual business plan process and involves a high level of discretion on the part of our compensation committee. Typically, our board of directors approves a business plan for the year that incorporates corporate-level objectives, and achievement of those objectives becomes an important factor considered by the compensation committee when, after year-end, it makes a final determination of bonus amounts to be paid. Other factors that are considered by the compensation committee in determining amounts to pay include the company’s overall performance and business results, general market conditions, future business prospects, funds available from which to pay bonuses, individual performance, competitive conditions and any other factors it finds relevant.

This discretionary approach to the variable component of our compensation program allows a fluid approach in how we manage short-term corporate strategy and executive incentives, while allowing us to achieve more constancy in our focus on longer-term corporate objectives. Our compensation committee and our board of directors believe that this flexibility is important in managing a rapidly growing consulting firm, including because it allows executive officers to respond nimbly to the often changing demands of the business without undue focus on any one specific short-term performance objective. Our compensation committee does not have plans at this time to change the way it manages our annual cash incentive bonus program or to take a more formal or objective approach to the way it sets bonus payment amounts.

Each executive officer has a target bonus amount, established either in a negotiated employment contract (typically at the time of hire) or over the course of the officer’s tenure with the company. In determining whether and to what extent to pay bonuses for a particular year, the compensation committee is aware of each officer’s target bonus, however because of the emphasis it places on annual business plan achievement, actual bonus amounts paid may be zero or an amount in excess of the target amount. For 2009, the target bonus for executive officers was 30% of base salary, except for our CEO whose target bonus was 40% of base salary. We do not expect to change these target bonus percentages for 2010.

For 2009, the corporate-level performance objectives specified in our business plan related to bookings, revenues and EBITDA. These same objectives were identified as factors to consider in determining whether 2009 annual cash incentive bonuses would be paid to our executive officers. However, as a result of the CEO’s recommendation to the compensation committee that we pay no annual incentive bonuses to executive officers for 2009, the compensation committee did not undertake any analysis of level of achievement of these performance goals as they related to our executive compensation program. The CEO’s reasons for making this decision included the fact that 2009 was a challenging year from an overall economic and market perspective and that although the company achieved its shorter-term business objectives and made progress toward its longer-term objectives, it was appropriate to wait until more progress was made toward those longer-term objectives before recommending executive bonuses. Furthermore, the resources saved by not paying executive bonuses helped fund bonuses to exceptional performers at the non-executive level.

Long-Term Incentive Compensation.    To date, our only long-term incentive award has been in the form of options to purchase our common stock. Our stock options have an exercise price at least equal to the fair market value of our common stock on the grant date, generally vest over four years, with 25% of the option shares vesting after one year of service and the remainder vesting in equal installments at the end of each quarter thereafter, and have a ten year term. Additional vesting acceleration benefits apply in certain circumstances discussed below.

Generally, a stock option award is made in the year that an executive officer commences employment. The size of this award is intended to offer the executive a meaningful opportunity for stock ownership relative to his or her position and reflects the compensation committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within the company. Thereafter, additional option grants may be made in the discretion of our compensation committee or board of directors. To date, we have not granted additional options on an annual basis to executives or other employees, although we do evaluate individual performance annually. Instead, additional options have been granted to executives on a case-by-case basis reflecting the compensation committee’s determination that such grants are appropriate or necessary to reward exceptional performance (including upon promotion) or to retain individuals when market conditions change. The size of additional option grants are determined in the discretion of the compensation committee or our board of directors, and typically incorporate our CEO’s recommendations (except with respect to his own option grants).

In 2009, our compensation committee approved option grants to certain executive officers. In selecting executive officers to receive option grants, the compensation committee considered performance that merited an additional long-term incentive award and circumstances where an additional option grant was necessary to achieve a desired total compensation package (including total equity interest in the company) for the officer involved. To date, we have not granted restricted stock or restricted stock unit awards (although certain of our founders hold vested restricted shares). After this offering, our compensation committee may consider granting such awards in addition to or in lieu of options.

On September 2, 2009, our board of directors approved a repricing of outstanding options such that all options for employees who were employed at August 31, 2009 with an exercise price per share above $1.38 would be amended to have an exercise price per share equal to $1.38. Our named executive officers had options eligible for repricing and all officers participated in the repricing and had their options amended under the terms of the program. The board and compensation committee determined it appropriate to permit executive officers holding eligible options to participate in the repricing including because it was an appropriate retention device for officers of a company whose stock is not publicly traded.

Severance and Change in Control Benefits.    We have entered into retention agreements with certain of our executive officers, which provide severance benefits in the event the executive officer’s employment is terminated by us without cause, or the executive officer is terminated without cause or resigns for good reason in connection with a change in control, in consideration of a release of potential claims and other customary covenants. The terms of these agreements are described in more detail in the section titled “Executive Compensation—Estimated Benefits and Payments Upon Termination of Employment” below. Our board of directors and compensation committee have determined it appropriate to have these termination-related benefits in place to preserve morale and productivity and encourage retention in the face of potentially disruptive circumstances that might cause an executive to be concerned that his or her employment is in jeopardy or that might involve an actual or rumored change in control of the company. No changes were made to the company’s severance and change of control-related benefits during 2009.

Other Benefits.    In addition to the components of compensation described above, we provide our executive officers with benefits that are generally available to our salaried employees. These benefits include health and medical benefits, flexible spending plans and the opportunity to participate in a 401(k) retirement plan.

Other than expatriate benefits for Andrew Norman, who has at our request transferred from the U.K. to the U.S., we do not provide perquisites or personal benefits to our executives.

Tax and Accounting Issues

We account for the equity compensation expense for our employees in accordance with the provisions of FASB ASC Topic No. 718, Compensation—Stock Compensation, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. For more information, please see “Accounting for Stock-Based Compensation” in Management’s Discussion and Analysis above.

Our board of directors and compensation committee will consider the deductibility of compensation amounts paid to our executive officers including the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended, on the compensation paid to our executive officers in making its decisions, although prior to this offering and until we achieve sustained profitability, such deductibility is not material to our financial position. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our president and CEO and each of the other named executive officers (other than our chief financial officer), unless compensation is “performance-based” as defined under Section 162(m). We expect that our compensation committee will adopt a policy that, where reasonably practicable, we will seek to qualify certain variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m) and may structure the amount and form of compensation for our executive officers so as to maximize our ability to deduct it. Our stock option grants are designed to qualify as performance-based compensation for purposes of Section 162(m) and we expect compensation amounts related to options to be fully deductible. However, our compensation committee may, in its judgment, authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.

Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation earned in 2009 by the individuals who served as our principal executive officer and principal financial officer in 2009 and each of the next three most highly compensated executive officers during 2009. We refer to these executive officers as our named executive officers.

Name/Role	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation		Total ($)
Mark Shirman	2009	$308,246	$0	$2,364	$1,571	(2)	$312,181
President & Chief Executive Officer

Kenneth Hale	2009	$237,417	$0	$134,804	$2,038	(2)	$374,259
Vice President & Chief Financial Officer

Andrew Norman	2009	$240,000	$0	$220,115	$107,975	(3)	$568,090
Chief Operating Officer

Richard Scannell	2009	$205,521	$0	$134,804	$1,230	(2)	$341,555
Senior Vice President, Corporate Strategy & Marketing

Doron Rosenblum	2009	$195,091	$0	$33,957	25,245	(4)	$254,293
General Manager, Israel

(1)	The amounts in this column reflect with respect to options newly granted in 2009 the aggregate grant date fair value of the option, computed in accordance with FASB ASC Topic No. 718. The amounts in this column reflect with respect to options repriced in August 2009 the incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic No. 718, with respect to that repriced option. See the 2009 Grant of Plan-Based Awards table below for grant date fair value and incremental fair value, as applicable, for each option for which a value is included in the above table. See Note 12 of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of our assumptions in estimating the fair value of our option awards.

(2)	Represents amounts for executive long-term disability benefits.
(3)	Represents $39,975 in tax equalization payments and tax preparation fees and $68,000 in lease and rental agent fee payments for a residence in the U.S.
(4)	Represents $23,088 in payments related to reimbursement for company automobile expenses, $1,356 for executive long-term disability benefits and $801 in recovery payments, which are standard for Israel based employees.

2009 Grants of Plan-Based Awards

The following table sets forth each plan-based award granted to our named executive officers during 2009.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4))
Mark Shirman	8/31/2009	680,000	(1)(2)	$1.38	$2,364

Kenneth Hale	8/31/2009	200,000	(1)(2)	$1.38	$695
	8/31/2009	100,000	(1)(2)	$1.38	$17,429
	12/18/2009	200,000	(1)	$1.48	$116,680

Andrew Norman	8/31/2009	50,000	(1)(2)	$1.38	$8,715
	3/4/2009	200,000	(1)	$1.22	$94,720
	12/18/2009	200,000	(1)	$1.48	$116,680

Richard Scannell	8/31/2009	200,000	(1)(2)	$1.38	$695
	8/31/2009	100,000	(1)(2)	$1.38	$17,429
	12/18/2009	200,000	(1)	$1.48	$116,680

Doron Rosenblum	8/31/2009	100,000	(1)(2)	$1.38	$10,668
	8/31/2009	50,000	(1)(2)	$1.38	$10,566
	5/19/2009	25,000	(1)	$1.26	$12,723

(1)	The shares granted under this option are exercisable in full as of the grant date, and are subject to a right of repurchase held by us that lapses on the option vesting schedule. The shares underlying the option vest with respect 25% of the shares when the option holder completes 12 months of continuous service after the initial vesting date and as to an addition 6.25% of the shares when the option holder completes each three-month period of continuous service thereafter. Initial vesting dates for each option are reflected in the Outstanding Equity Awards at 2009 Fiscal Year End table below.
(2)	The shares granted under this option were repriced in August 2009 pursuant to a repricing program approved by our board or directors. Additional information regarding the repricing may be found on page 101.
(3)	The amounts in this column represent the fair market value of a share of our common stock, as determined by our board of directors, on the date of grant. Please see the section titled “Management—Compensation Discussion and Analysis” above for a discussion of how we valued our common stock.
(4)	The amounts in this column reflect with respect to newly granted options the aggregate grant date fair value of the stock option, computed in accordance with FASB ASC Topic No. 718. The amounts in this column reflect with respect to options repriced in August 2009 the incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic No. 718, with respect to that repriced option. See Note 12 of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of our assumptions in estimating the fair value of our option awards.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information regarding each option held by each of our named executive officers as of December 31, 2009.

Name	Date of Grant	Initial Vesting Date	Option Exercise Price $/share	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Number of Vested Securities Underlying Options Exercisable	Option Expiration Date
Mark Shirman	9/10/2003	9/10/2003	$0.08	600,000	(2)	0(4)	600,000	9/9/2013
	12/16/2004	12/16/2004	$0.24	500,000	(2)	0(4)	500,000	12/15/2014
	8/31/2009	3/23/2007	$1.38	680,000	(1)(2)	0(4)	467,500	3/22/2017

Kenneth Hale	8/18/2004	8/2/2004	$0.08	193,761	(2)	0(4)	193,761	8/17/2014
	8/18/2004	8/2/2004	$0.08	68,000	(2)	0(4)	68,000	8/17/2014
	8/31/2009	3/23/2007	$1.38	200,000	(1)(2)	0(4)	137,600	3/22/2017
	8/31/2009	9/21/2007	$1.38	100,000	(1)(2)	0(4)	56,250	9/20/2017
	12/18/2009	12/18/2009	$1.48	200,000	(2)	0(4)	0	12/17/2019

Andrew Norman	1/17/2006	1/17/2006	$0.24	100,000	(2)	0(4)	93,750	1/16/2016
	8/31/2009	9/21/2007	$1.38	50,000	(1)(2)	0(4)	28,125	9/20/2017
	3/4/2009	3/4/2009	$1.22	200,000	(2)	0(4)	0	3/3/2019
	12/18/2009	12/18/2009	$1.48	200,000	(2)	0(4)	0	12/17/2019

Richard Scannell	7/30/2001	7/30/2001	$0.02	83,761	(2)	0(4)	83,761	7/30/2011
	3/1/2002	3/1/2002	$0.02	20,000	(2)	0(4)	20,000	2/29/2012
	6/26/2002	6/26/2002	$0.045	85,000	(2)	0(4)	85,000	6/25/2012
	11/5/2003	11/5/2003	$0.08	60,000	(2)	0(4)	60,000	11/4/2013
	12/16/2004	12/16/2004	$0.24	225,000	(2)	0(4)	225,000	12/15/2014
	8/31/2009	3/23/2007	$1.38	200,000	(1)(2)	0(4)	137,500	3/22/2017
	8/31/2009	9/21/2007	$1.38	100,000	(1)(2)	0(4)	56,250	9/20/2017
	12/18/2009	12/18/2009	$1.48	200,000	(2)	0(4)	0	12/17/2019

Doron Rosenblum	8/31/2009	3/22/2007	$1.38	100,000	(1)(2)	0(4)	68,750	5/24/2017
	8/31/2009	1/18/2008	$1.38	50,000	(1)(2)	0(4)	21,875	1/17/2018
	5/19/2009	5/19/2009	$1.26	25,000	(2)	0(4)	0	5/18/2019

(1)	The shares granted under this option were repriced in August 2009 pursuant to a repricing program approved by our board of directors. Additional information regarding the repricing may be found on page 101.
(2)	The shares granted under this option are exercisable in full as of the grant date and are subject to a right of repurchase held by us that lapses on the award’s vesting schedule. shares underlying the award vest with respect 25% of the shares when the option holder completes 12 months of continuous service after the initial vesting date and as to an addition 6.25% of the shares when the option holder completes each three-month period of continuous service thereafter.
(3)	The shares granted under this option are exercisable in full as of the grant date and are subject to a right of repurchase held by us that lapses on the award’s vesting schedule. shares underlying the award vest with respect 50% of the shares when the option holder completes 12 months of continuous service after the initial vesting date and as to an addition 25% of the shares when the option holder completes each six-month period of continuous service thereafter.
(4)	For a description of the acceleration of vesting provisions applicable to the options held by our named executive officers, please see the section titled “Management—Potential Payments Upon Termination or Change in Control” below.

The vesting applicable to each outstanding option is described in the footnotes to the table above. For a description of the acceleration of vesting provisions applicable to the options held by our named executive officers, please see the section titled “Management—Potential Payments Upon Termination or Change in Control” below.

2009 Option Exercises

There were no option exercises by our named executive officers in 2009.

Employment Agreements and Offer Letters

We have entered into offer letters, employment agreements and/or services agreements with each of our named executive officers.

Mark Shirman.    We entered into an employment agreement with Mr. Shirman effective as of March 1, 2004, which sets forth his initial base salary of $200,000 per year, his initial stock option grant to purchase 600,000 shares of our common stock and the opportunity to earn an annual bonus. This agreement contains confidentiality and assignment of intellectual property provisions and binds Mr. Shirman to one-year non-competition and non-solicitation obligations.

Kenneth Hale.    We entered into an offer letter with Mr. Hale in July 2004 which sets forth his initial base salary of $185,000 per year, his initial stock option grant to purchase 415,000 shares of our common stock and the opportunity to earn an annual bonus consistent with the bonuses paid to other members of the management team. In connection with his offer letter, we also executed an employment agreement with Mr. Hale. This agreement contains confidentiality and assignment of intellectual property provisions and binds Mr. Hale to one-year non-competition and non-solicitation obligations.

Andrew Norman.    We have executed an employment agreement with Mr. Norman that contains confidentiality and assignment of intellectual property provisions and binds Mr. Norman to one-year non-competition and non-solicitation obligations.

Richard Scannell.    We entered into an offer letter with Mr. Scannell in June 2001 which sets forth his initial base salary of $150,000 per year, his initial stock grant of 2% of the common stock of our company at the time and 1% of the option pool at the time as well as the opportunity to earn an annual bonus consistent with the bonuses paid to other members of the management team. In connection with his offer letter, we also executed an employment agreement with Mr. Scannell. This agreement contains confidentiality and assignment of intellectual property provisions and binds Mr. Scannell to one-year non-competition and non-solicitation obligations.

Doron Rosenblum.    We entered into an offer letter with Mr. Rosenblum in March 2007 which sets forth his initial base salary of $180,000 per year, his initial stock option grant to purchase 100,000 shares of our common stock and the opportunity to earn an annual bonus consistent with the bonuses paid to other members of the management team. In connection with his offer letter, we also executed an employment agreement with Mr. Rosenblum. This agreement contains confidentiality and assignment of intellectual property provisions and binds Mr. Rosenblum to one-year non-competition and non-solicitation obligations.

Potential Payments Upon Termination or Change in Control

We have entered into executive retention agreements with each of Mr. Shirman, Mr. Hale, Mr. Scannell, Mr. Norman, and Mr. Rosenblum that provide for payments if the officer’s employment terminates under certain circumstances, including in connection with a change in control.

Under these retention agreements, certain severance benefits become available, contingent upon the officer’s signing a general release of claims, in the event he is subject to an involuntary termination, which would occur if:

•

the officer’s employment is terminated without cause (which would include all terminations that were not due to the officer’s involvement in personal dishonesty, conviction of a felony, willful acts materially injurious to us, or continuing willful failures to perform his duties); or

•

the officer resigns as a result of a constructive termination (generally arising in the event certain material adverse changes were made to the conditions of the officer’s compensation or employment conditions).

The benefits provided in the event of the involuntary termination occurs upon or within 12 months following a change of control are:

•

payment of a cash amount equal to a specified portion of the officer’s annual salary (6 months for each officer, except Mr. Shirman whose agreement provides that this payment will equal 12 months of annual salary);

•	full vesting acceleration of all options and restricted stock awards held by the officer; and

•	continued health insurance benefits for up to the number of months equal to the number of months used to determine the salary-related cash payment described above.

A change of control is defined as:

•	approval by our stockholders of certain mergers or consolidations in which we are involved;

•	approval by our stockholders or our board of directors of a plan of liquidation or sale of assets; or

•	acquisition by any person of 50% or more of the total voting power of our then outstanding securities.

In the event the involuntary termination occurs outside the context of a change of control, the officer would become entitled to receive the same benefits as described above, except that instead of full vesting acceleration applicable to options and restricted stock awards, he would receive only 12 months of vesting acceleration.

In addition, in the event that an officer’s employment terminates as a result of his death or disability (as defined in the relevant agreement), he or his estate is entitled to receive 12 months of additional vesting on all stock options and restricted shares held by him.

Estimated Benefits and Payments Upon Termination of Employment

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of our company as described above, as if each officer’s employment terminated as of December 31, 2009, the last business day of the 2009 fiscal year.

Name	Benefit	Voluntary Resignation / Termination for Cause or Disability	Termination Other than for Cause or Disability Prior to Change in Control	Termination Other than for Cause or Disability after a Change in Control	Resignation for Good Reason after a Change in Control
Mark Shirman	Severance		$315,000	$315,000	$315,000
	Option Acceleration
	COBRA Premiums		$16,087	$16,087	$16,087
	Vacation Payout		0	0	0
	Total Value		331,087	331,087	331,087

Kenneth Hale	Severance		$122,500	$122,500	$122,500
	Option Acceleration
	COBRA Premiums		$8,043	$8,043	$8,043
	Vacation Payout		0	0	0
	Total Value		130,543	130,543	130,543

Andrew Norman	Severance		$120,000	$120,000	$120,000
	Option Acceleration
	COBRA Premiums		$8,043	$8,043	$8,043
	Vacation Payout		0	0	0
	Total Value		128,043	128,043	128,043

Richard Scannell	Severance		$107,500	$107,500	$107,500
	Option Acceleration
	COBRA Premiums		$8,043	$8,043	$8,043
	Vacation Payout		0	0	0
	Total Value		115,543	115,543	115,543

Doron Rosenblum	Severance		$97,546	$97,546	$97,546
	Option Acceleration
	COBRA Premiums		0	0	0
	Vacation Payout	$6,003	$6,003	$6,003	$6,003
	Total Value		103,549	103,549	103,549

For purposes of valuing the severance and vacation payments in the table above, we used each executive officer’s base salary in effect at the end of 2009 and the number of accrued but unused vacation days at the end of 2009.

The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment was terminated and the change in control (if applicable) occurred on December 31, 2009 and that the fair market value of our common stock on that date was $             which represents the midpoint of the range of the initial public offering price set forth on the cover page of this prospectus. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the fair market value of our common stock as of December 31, 2009 and the exercise price of the option.

Equity Benefit Plans

2010 Equity Incentive Plan

Our 2010 Equity Incentive Plan (the 2010 Plan) was adopted by our board of directors on January 12, 2010 and we will obtain stockholder approval of this plan prior to the date of this offering. The 2010 Plan will become effective on the effective date of the registration statement of which this prospectus is a part. Our 2010 Plan replaces our Amended and Restated 2001 Stock Option and Grant Plan (the 2001 Plan), our primary equity compensation plan used prior to this offering. No further option grants will be made under 2001 Plan after the consummation of this offering.

The material terms of our 2010 Plan are as follows:

Share Reserve.    We have reserved              shares of our common stock for issuance under the 2010 Plan, plus up to              additional shares to be transferred from the 2001 Plan. In addition, the number of shares reserved for issuance under the 2010 Plan will be increased automatically on January 1 of each year beginning in 2011 by a number equal to the lesser of              shares or           % of the shares of common stock outstanding at that time. Accordingly, the maximum number of shares of common stock that might be issued pursuant to awards under the 2010 Plan during its term is              shares.

In general, if awards granted under the 2010 Plan expire without shares having been issued, or are forfeited or repurchased under the terms of the award, or if shares are withheld from an award in payment of the exercise price or satisfaction of tax withholding obligations, then the shares underlying those expired awards, or shares so forfeited, repurchased or withheld, will again become available for grant under the 2010 Plan.

Administration.    The compensation committee will administer the 2010 Plan. The committee will have broad discretionary authority to make all interpretive and administrative decisions relating to our 2010 Plan. It may delegate authority to officers or subcommittees to administer the 2010 Plan in certain respects. References to the “administrator” in the following descriptions of our various equity compensation plans refer to our board of directors, compensation committee or any other person or committee authorized to administer any aspect of such plan, as appropriate in context.

Eligibility.    All of our employees, as well as employees of any of our subsidiaries, members of our board of directors who are not employees and consultants and other independent contractors or advisors are eligible to be granted awards under our 2010 Plan.

Types of Award.    Our 2010 Plan provides for the following types of awards:

•	incentive and nonstatutory stock options;

•	stock appreciation rights;

•	restricted shares;

•	stock units; and

•	such other forms of equity-based compensation awards as the compensation committee may from time to time determine it appropriate to grant.

Options and Stock Appreciation Rights.    The exercise or base price for options and stock appreciation rights granted under the 2010 Plan may not be less than 100% of the fair market value of our common stock on the award grant date. Optionees may pay the exercise price on purchasing shares by using:

•	cash;

•	shares of common stock that the optionee already owns;

•	an immediate sale of the option shares through a broker designated by us; or

•	other lawful methods of consideration permitted by the administrator.

Options give the participant a right to purchase a specified number of shares of common stock at a fixed exercise price over a specified period of time. A participant who exercises a stock appreciation right is entitled to receive the increase in value of our common stock over the base price on such terms as are specified in the award agreement. The settlement value of the stock appreciation right may be paid in cash or shares of common stock. Options and stock appreciation rights granted under our 2010 Plan will be subject to such conditions as the administrator determines, which may include service period-based or performance vesting. Such awards will generally have a term of no more than 10 years from the date of grant, although they will expire earlier under certain circumstances including upon the holder’s termination of service or on certain events if we were to experience a change of control. To date, we have not granted stock appreciation rights under our equity plans. Stock options granted prior to this offering under our 2001 Plan have typically been subject to four year service-based vesting.

No participant may receive options or stock appreciation rights under the 2010 Plan covering more than              shares in one calendar year, except that a newly hired employee may receive options or stock appreciation rights covering up to              shares in the first year of employment.

The 2010 Plan allows our compensation committee to reprice (lower the exercise price of) outstanding options or stock appreciation rights without seeking shareholder approval; however the exercise price of awards may never be less than the fair market value of our common stock on the date on which the exercise prices are adjusted. Our compensation committee may also approve programs under which outstanding options or stock appreciation rights are exchanged for cash or other equity awards on such terms as it determines appropriate.

Restricted Shares and Stock Units.    Restricted shares may be awarded under the 2010 Plan in return for such consideration as the compensation committee determines appropriate, including cash or services provided to us. Restricted shares vest and become nonforfeitable at the times and upon the conditions determined by the administrator.

Stock units may also be awarded under the 2010 Plan. Recipients are not required to pay any cash consideration for shares issued under stock units, which may be granted in consideration of their services to us. The settlement of stock units (issuance of shares subject to the units) will occur upon satisfaction of any service-based or performance vesting or other conditions imposed by the administrator, and may be settled on a deferred basis. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both.

No participant may receive restricted shares or stock units under the 2010 Plan covering more than              shares in one calendar year, except that a newly hired employee may receive such awards covering up to              shares in the first year of employment. These limits are in addition to the annual limits described above with respect to options and stock appreciation rights.

Other Equity-Based Awards.    The 2010 Plan also permits the administrator to grant other types of equity-based compensation awards, the structure(s) of which may differ from those awards described above. Such other equity awards will be subject to such terms and conditions as the administrator determines appropriate, consistent with the general terms of the 2010 Plan. To the extent that we issue any such other types of equity-based awards, they will be considered to be restricted share awards for purposes of application of the annual share limits described above.

Performance Objectives.    The 2010 Plan includes provisions permiting us to grant awards that will qualify as “performance-based compensation” under applicable federal tax rules, thus enhancing our ability to deduct compensation amounts paid to certain of our executive officers. These tax rules, which begin to apply to us at some point following the offering, will require, among other things, that we grant restricted stock and stock unit awards subject to vesting only up pre-specified performance conditions in order to ensure our ability to deduct fully the related compensation amounts for awards granted to certain of our executive officers. The performance conditions that might be used for this purpose under the 2010 Plan are: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, sales, bookings, stockholder return or value, stock price, working capital, and staff retention.

Change in Control.    If a change in control of our company occurs, awards outstanding under the 2010 Plan will be subject to the terms of the transaction agreement we enter into with our acquiror. Such agreement may provide that awards be subject to assumption by the acquiror, for substitution by the acquiror of a comparable award, or for termination on various terms. The 2010 Plan does not provide for automatic acceleration of vesting for any awards in connection with a change of control, although the compensation committee may provide for any vesting it determines in its discretion to be appropriate. A change of control for purposes of the 2010 Plan includes:

•	a merger of our company after which our own stockholders own 50% or less of the surviving corporation or its parent company;

•	a sale of all or substantially all of our assets;

•	a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

•	an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to our company, such as a holding company owned by our stockholders.

Adjustments to Shares. To the extent we experience certain corporate events such as stock splits, stock dividends, or similar reclassifications or combinations of our capital stock, the number of shares remaining available for grant under the 2010 Plan, the various annual share limits described above (including the number of shares specified under the annual evergreen formula), the number of shares subject to outstanding awards, and the exercise, purchase or repurchase prices applicable to awards will be proportionately adjusted to reflect such event. In the event we declare a material, extraordinary dividend payable in a form other than shares, a recapitalization, a spin-off or a similar occurrence, the administrator may make such adjustments to the 2010 Plan and outstanding awards as it determines appropriate in its discretion.

Amendments or Termination.    Our board of directors may amend or terminate the 2010 Plan at any time, including without stockholder approval of any such amendment unless applicable law (including the NYSE rules) requires such approval. The 2010 Plan will continue in effect until                     , 2020 unless terminated earlier in accordance with its terms.

2010 Employee Stock Purchase Plan

Our Employee Stock Purchase Plan (the Purchase Plan) was adopted by our board of directors on                      and we will obtain stockholder approval of this plan prior to the date of this offering. The Purchase Plan will become effective on the effective date of the registration statement of which this prospectus is a part. Awards granted under this plan are intended to qualify under and provide U.S.-based participants with the tax benefits of Section 423 of the Internal Revenue Code of 1986, as amended.

Share Reserve.    We have reserved              shares of our common stock for issuance under the plan. The number of shares reserved for issuance under the Purchase Plan will be increased automatically on January 1 of each year beginning in 2011 by a number equal to the lesser of              shares or           % of the shares of common stock outstanding at that time. Accordingly, the maximum number of shares of common stock that might be issued pursuant to awards under the Purchase Plan during its term is              shares.

Administration.    The compensation committee of our board of directors will administer the plan, although the committee may delegate certain of its functions in this regard to one or more officers.

Eligibility.    All of our employees and if so designated by the compensation committee, employees of our subsidiaries, are eligible to participate if we employ them for more than

20 hours per week and for more than 5 months per year. Eligible employees may begin participating in the Purchase Plan at the start of any offering period.

Offering Periods.    We expect to administer the Purchase Plan by implementing a series of 24-month offering periods, with a new 24-month offering period beginning every 6 months and 4 purchases taking place within each such offering period. Thus we expect to operate up to four overlapping offering periods at any time and to have purchases occurring every six months. However, we may change the timing and duration of offering periods and the frequency of purchases, as long as such changes comply with the terms of the Purchase Plan (which generally permits any terms permitted under Section 423 of the Internal Revenue Code of 1986, as amended). The first offering period under the Purchase Plan is expected to commence shortly after the effective date of this offering and will end on January 31, 2011.

Amount of Contributions.    Our Purchase Plan permits each eligible employee to purchase common stock through payroll deductions (or through such other methods as the administrator allows with respect to all participants in an offering period). Each employee’s payroll deductions may not exceed 15% of the employee’s annual cash compensation or a lesser amount approved by our board of directors. Purchases of our common stock will generally occur on January 31 and July 31 of each year. Each participant may purchase up to the number of shares determined by our board of directors on any purchase date, not to exceed 2,500 shares. The value of the shares purchased in any calendar year may not exceed $25,000, in accordance with tax rules. Participants may withdraw their contributions at any time before stock is purchased.

Purchase Price.    The price of each share of common stock purchased under our Purchase Plan will not be less than 85% of the lower of:

•	the fair market value per share of common stock on the first day of the applicable offering period or

•	the fair market value per share of common stock on the purchase date.

Other Provisions.    Employees may end their participation in the Purchase Plan at any time. Participation ends automatically upon termination of employment with our company. If a change of control of our company occurs, our Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees. The Purchase Plan provides for adjustments similar to those described above with respect to our 2010 Plan in the event we experience certain corporate events such as stock splits, dividends and similar events (including an adjustment to the per-purchase period share limit). Our board of directors may amend or terminate the Purchase Plan at any time. Amendments to the Purchase Plan will be subject to stockholder approval if required by applicable law.

Amended and Restated 2001 Stock Option and Grant Plan

The 2001 Plan was adopted by our board of directors in July 2003 and last amended in January                      to provide for the grant of incentive and nonstatutory stock options to purchase shares of our common stock and restricted shares of our common stock. The 2001 Plan has been approved by our stockholders. The 2010 Plan will replace the 2001 Plan and no further awards will be made under our 2001 Plan after this offering. However, options outstanding under the 2001 Plan will continue to be governed by their existing terms. As of December 31, 2009, we have reserved 16,626,922 shares for issuance under the 2001 Plan. Our board of directors has administered the 2001 Plan. Awards have been granted to certain of our U.S.-based, U.K.-based and Turkey-based employees, members of our board of directors who are not employees and consultants.

As of December 31, 2009, we had outstanding options under the 2001 Plan to purchase an aggregate of 10,143,939 shares of common stock at exercise prices ranging from $0.02 to $1.48 per share, or a weighted average per share exercise price of $0.88. As of December 31, 2009, there were 1,659,485 shares of common stock available for future option grants under the 2001 Plan.

The exercise price for options granted under the 2001 Plan is determined by our board of directors in its sole and absolute discretion. Optionees may pay the exercise price in a form satisfactory to our board of directors, including, without limitation, by cash or check. In most cases, the options in this plan vest over a four-year period following the date of grant and generally expire upon the earlier of (1) 10 years after they are granted, (2) the date that is three months after the termination of the optionee’s service for any reason other than death or disability (or such later date as the board of directors may determine) and (3) the date that is twelve months after the termination of the optionee’s service for death or disability (or such later date as the board of directors may determine).

Change in Control; Adjustments to Shares; Repricing.    The provisions under our 2001 Plan related to certain changes of control and corporate events and transactions are generally similar to those described above with respect to our 2010 Plan. Our board of directors may reprice awards outstanding under the 2001 Plan without seeking stockholder approval.

Series 1 Stock Plan

Our Series 1 Stock Plan was adopted by our board of directors on June 7, 2004 in connection with our acquisition of Source Enterprise Consulting Limited to provide for the grant of stock options to purchase shares of Series 1 preferred stock. The Series 1 Stock Plan has been approved by our stockholders. No further awards may be made under the Series 1 Stock Plan following this offering. Options already outstanding under the Series 1 Stock Plan will continue to be governed by their existing terms following this offering. There were originally 325,000 shares reserved for issuance under the Series 1 Stock Plan. Our board of directors has administered the Series 1 Stock Plan. Certain U.K.- based employees, specifically the former employees of Source Enterprise Consulting Limited, have been granted awards under our Series 1 Stock Plan.

As of December 31, 2009, options to purchase 64,677 shares of Series 1 preferred stock were outstanding and unexercised (each with an exercise price of $1.34 per share), options to purchase 138,862 shares had been issued and exercised, and 110,465 shares of the total 325,000 reserved shares had been cancelled and reallocated as part of the reserve of the 2001 Stock Plan. As of December 31, 2009, there were 2,674 shares of Series 1 preferred stock available for future option grants under the Series 1 Stock Plan.

Optionees may pay the exercise price for these options in a form satisfactory to our board of directors, including, without limitation, by cash or check. In most cases, the options granted under this plan vest over a four-year period following the date of grant and generally expire upon the earlier of

(1) 10 years after they are granted, (2) the date that is three months after the termination of the optionee’s service for any reason other than disability (or such later date as our board of directors may determine) and (3) the date that is twelve months after the termination of the optionee’s service for disability (or such later date as our board of directors may determine).

Change in Control.    The Series 1 Stock Plan does not contain change of control provisions. It provides for adjustments upon certain corporate events such as stock splits, dividends, and similar events. Our board of directors may reprice awards granted under the Series 1 Stock Plan without stockholder approval.

2007 Section 102 Share Option Plan

Our 2007 Section 102 Share Option Plan (the Israeli Plan) was adopted by our board of directors on March 23, 2007. The Israeli Plan will continue following this offering.

Share Reserve.    We have reserved 684,275 shares of our common stock for issuance under the Israeli Plan.

As of December 31, 2009, we had outstanding under the Israeli Plan unexercised options to purchase an aggregate of 654,737 shares of common stock with exercise prices ranging from $1.22 to $1.48, or a weighted average per share exercise price of $1.35. As of December 31, 2009, there were 29,538 shares of common stock available for future option grants under the Israeli Plan.

Administration.    Our board of directors administers the Israeli Plan and has complete discretion to make all decisions relating to such Plan, subject to its provisions. Our board may also reprice outstanding options (reduce the exercise price to current fair market value) without seeking stockholder approval and modify outstanding awards in other ways.

Eligibility.    All Israel-based employees and certain non-employee consultants, advisors and service providers are eligible receive options under our Israeli Plan.

Types of Awards.    Our Israeli Plan provides for the award of approved and unapproved Section 102 options. Approved Section 102 options are granted pursuant to Section 102(b) of the Israeli Income Tax Ordinance 1961 and are held in trust by ESOP Trust Company, the trustee for the Israeli Plan, for the holding period necessary to enable the respective optionee to enjoy certain tax benefits under Section 102. Unapproved Section 102 options are granted pursuant to Section 102(c) of the Israeli Income Tax Ordinance 1961 and are not held in trust by ESOP Trust Company. Unapproved Section 102 options are issued directly to the relevant optionee.

The exercise price for options granted under the Israeli Plan is determined by our board of directors in its sole and absolute discretion. Optionees may pay the exercise price in a form satisfactory to our board of directors, including, without limitation, by cash or check. In most cases, the options in this plan vest over a two or four-year period following the date of grant and generally expire upon the earlier of (1) 10 years after they are granted, (2) the date that is three months after the termination of the optionee’s service for any reason other than disability (or such later date as our board of directors may determine) and (3) the date that is twelve months after the termination of the optionee’s service for disability (or such later date as our board of directors may determine).

Change in Control.    If we are party to a merger or consolidation, all outstanding options granted under the Israeli Plan will be subject to the agreement of merger or consolidation. Such transaction agreement will provide for one or more of the treatments described above with respect to the 2010 Plan.

Amendments or Termination.    Our board of directors may amend or terminate the Israeli Plan at any time. If our board of directors amends the Israeli Plan, it does not need to ask for stockholder approval of the amendment unless it increases the number of shares available for issuance under the 2007 Israeli Plan (except in the case of a combination or consolidation of shares).

The Israeli Plan will automatically terminate on                     , 20    .

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In addition to the compensation arrangements with directors and executive officers and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2007 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

All of the transactions set forth below were approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. However, at the time of such transactions we did not have formal policies or procedures in place for the review, approval or ratification of related party transactions. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee and a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties. In connection with this offering, we intend to adopt a written policy with respect to the review and approval of future related party transactions.

Private Placement Financings

Series D Preferred Stock Financing.    On April 10, 2007, we sold an aggregate of 1,855,177 shares of our Series D preferred stock at a price of $2.4318 per share and additional warrants to purchase 371,033 shares of Series D preferred stock at a price of $0.0001 per warrant to various investors, including, without limitation intended, entities affiliated with Kodiak Venture Partners, entities affiliated with Sigma Partners, entities affiliated with GrandBanks Capital and entities affiliated with Paladin Capital Group. The table below sets forth the number of Series D Preferred shares purchased by the listed investors at each closing.

Investor Name	Series D Shares Purchased	Series D Warrants Purchased	Affiliated Party
Sigma Partners	997,610	199,522	Robert Davoli, Managing Partner of Sigma Partners
GrandBanks Capital	500,656	100,130	Ryan Moore, General Partner of GrandBanks Capital
Paladin Capital Group	356,911	71,381	Kenneth Minihan, Managing Director, Paladin Capital Group
Total Series D Shares and Warrants Purchased by Listed Investors	1,855,177	371,033

Several of the managing partners/directors of these investors serve as members of our board of directors: Robert Davoli (Managing Director, Sigma Partners); Ryan Moore (General Partner, GrandBanks Capital); and Kenneth Minihan (Managing Director, Paladin Capital Group).

Please see the section titled “Principal Stockholders” for more details regarding the shares held by these entities.

Series E Preferred Stock Financing.    On May 4, 2007 and on August 15, 2007, we sold an aggregate of 4,493,245 shares of our Series E preferred stock at a price of $2.5594 per share and additional warrants to purchase 312,567 shares of Series E preferred stock at a price of $2.5594 to various investors, including, without limitation intended, entities affiliated with Sigma Partners, entities affiliated with GrandBanks Capital and entities affiliated with Paladin Capital Group. The table below sets forth the number of Series E preferred shared purchased by the listed investors at each closing.

Closing Date	Investor Name	Series E Shares Purchased	Series E Warrants Purchased	Affiliated Party
May 2007	Sigma Partners	947,874	0	Robert Davoli, Managing Partners of Sigma Partners

August 2007	Sigma Partners	589,229	117,844	Same as above

May 2007	GrandBanks Capital	475,696	0	Ryan Moore, General Partner of GrandBanks Capital

May 2007	Paladin Capital Group	339,117	0	Kenneth Minihan, Managing Director, Paladin Capital Group

August 2007	Paladin Capital Group	210,807	42,159	Same as above

Total Series E Shares and Warrants Purchased by Listed Investors		2,562,723	160,003

Several of the managing partners/directors of these investors serve as members of our board of directors: Louis Volpe (General Partner, Kodiak Venture Partners); Robert Davoli (Managing Director, Sigma Partners); Ryan Moore (General Partner, GrandBanks Capital); and Kenneth Minihan (Managing Director, Paladin Capital Group).

Please see the section titled “Principal Stockholders” for more details regarding the shares held by these entities.

Acquisitions

Acquisition of Certain Assets of CRI Technologies, Inc.    In November 2009, we acquired certain assets of CRI Technologies for 699,390 shares of common stock. Robert Davoli, a director of our company, is also a director CRI Technologies and investment entities in which Mr. Davoli has a financial interest hold shares of CRI Technologies.

Registration Rights Agreement

We have entered into a registration rights agreement with several of our significant stockholders, including entities affiliated with Kodiak Venture Partners, entities affiliated with Sigma Partners, entities and persons affiliated with GrandBanks Capital, entities affiliated with Paladin Capital Group and various other entities and individuals. For more information regarding this agreement, please refer to the section titled “Description of Capital Stock—Registration Rights.” This is not a complete description of this registration rights agreement and is qualified by the full text of the eighth amended and restated registration rights agreement, as amended, filed as Exhibit 4.3 to the registration statement of which this prospectus is a part.

Stockholders Agreement

We have entered into a stockholders agreement with several of our significant stockholders, including entities affiliated with Kodiak Venture Partners, entities affiliated with Sigma Partners, entities affiliated with Paladin Capital Group and various other entities and individuals. The stockholders agreement also provides for, among other things, certain information and inspection rights as well as the right of first offer with respect to future sales of our equity securities by us. Certain of the provisions of the fifth amended and restated stockholders agreement, as amended, described above will terminate upon the closing of this offering. This is not a complete description of the fifth amended and restated stockholders agreement, as amended, and is qualified by the full text of the fifth amended and restated stockholders agreement, as amended, filed as Exhibit 4.4 to the registration statement of which this prospectus is a part.

Other Transactions with our Executive Officers, Directors, Key Employees and Significant Stockholders

Business Dealings with Xyratex.    Todd Gresham, one of our current directors, serves as the Executive Vice President at Xyratex Technology Limited, a provider of enterprise class data storage subsystems and network technology. We have performed services for Xyratex, generating a total of approximately $256,000 and $124,000 in revenues to us in 2007 and 2008, respectively, and $16,000 in revenues to us during the nine months ended September 30, 2009.

Indemnification Agreements.    Upon the closing of this offering, we will enter into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such key employees against any and all expenses incurred by that director, executive officer or key employee because of his or her status as one of our directors, executive officers or key employees to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws (except in a proceeding initiated by such person without the approval of our board of directors). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and key employees in connection with a legal proceeding in which they may be entitled to indemnification.

Stock Option Awards.    For information regarding stock options and stock awards granted to our named executive officers and directors, please see the section titled “Management—Director Compensation” and “Management—Executive Compensation.”

Management Stock Repurchase.    In June 2008, we repurchased shares of common stock and Series 1 stock from members of our management team at the then fair market value, which was $2.26 per share. The table below sets forth the number and type of shares that we repurchased from the listed executive officers.

Executive Officer	Shares Repurchased	Class of Security
Mark Shirman	842,919	Common Stock
Ken Hale	197,192	Common Stock
Richard Scannell	197,192	Common Stock
Andrew Norman	221,239	Series 1 Preferred Stock

PRINCIPAL STOCKHOLDERS

The following table provides information concerning beneficial ownership of our capital stock as of September 30, 2009, and as adjusted to reflect the completion of this offering, by:

•	each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding capital stock;

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 64,298,313 shares of common stock outstanding as of September 30, 2009.

The table also lists the applicable percentage beneficial ownership based on              shares of common stock outstanding upon completion of this offering, assuming no exercise of the underwriters’ option to purchase up to an aggregate of              shares of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of September 30, 2009 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o GlassHouse Technologies, Inc., 200 Crossing Boulevard, Framingham, Massachusetts 01702.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name and Address of Beneficial Owner	Number		Percent	Number	Percent
5% Stockholders
Kodiak Venture Partners 1000 Winter Street, Suite 3800 Waltham, MA 02451	6,932,930	(1)	10.75%	6,932,930	(1)%
Sigma Partners 20 Custom House Street, Suite 830 Boston, MA 02110	16,788,865	(2)	25.81%	16,788,865	(2)%
GrandBanks Capital 10 Langley Road, Suite 403 Newton Center, MA 02459	8,070,732	(3)	12.49%	8,070,732	(3)%
Paladin Capital Group 2001 Pennsylvania Avenue NW Suite 400 Washington, D.C. 20006	6,006,477	(4)	9.30%	6,006,477	(4)%

Directors and Named Executive Officers
Louis Volpe	6,932,930	(5)	10.75%	6,932,930	(5)%
Robert E. Davoli	16,788,865	(6)	25.81%	16,788,865	(6)%
Ryan Moore	8,070,732	(7)	12.49%	8,070,732	(7)%
Kenneth A. Minihan	6,006,477	(8)	9.30%	6,006,477	(8)%
Todd Gresham	250,000	(9)	0.39%	250,000	(9)%
Glenn Osaka	250,000	(10)	0.39%	250,000	(10)%
Mark Shirman	3,638,672	(11)	5.51%	3,638,672	(11)%
Ken Hale	561,761	(12)	0.87%	561,761	(12)%
Doron Rosenblum	175,000	(13)	0.27%	175,000	(13)%
Andy Norman	536,097	(14)	0.83%	536,097	(14)%
Richard Scannell	773,761	(15)	1.19%	773,761	(15)%
Patrick Scannell	100,000	(16)	0.16%	100,000	(16)%
All directors and executive officers as a group	43,984,295		67.94%	43,984,295%

(1)	Represents 5,012,345 shares and 176,568 warrants exercisable within 60 days held by Kodiak Venture Partners II-A, L.P., 1,100,662 shares and 38,772 warrants exercisable within 60 days held by Kodiak Venture Partners II-B, L.P, and 604,583 shares held by SKI Opportunities Fund, LLC. The general partner of Kodiak Venture Partners II-A, L.P and Kodiak Venture Partners II-B, L.P. is Kodiak Ventures Management II, L.P. The general partner of Kodiak Ventures Management II, L.P. is Kodiak Ventures Management Company, Inc. The general partner of SKI Opportunities Fund, LLC is SKI Opportunities Fund (GP), LLC and the general partner of SKI Opportunities Fund (GP), LLC is Kodiak Ventures Management Company, Inc. David Furneaux and Louis Volpe are the President and Treasurer, respectively, of Kodiak Ventures Management Company, Inc. and share voting and depositive power for the shares held of record by Kodiak Ventures Management Company, Inc. Each of David Furneaux and Louis Volpe disclaims beneficial ownership of the shares held by Kodiak Ventures Management Company Inc. except to the extent of each of their individual pecuniary interests therein.
(2)	Represents 14,479,120 shares and 684,470 warrants exercisable within 60 days held by Sigma Partners 6, L.P., 1,389,788 shares and 56,015 warrants exercisable within 60 days held by Sigma Associates 6, L.P., and 169,707 shares and 9,765 warrants exercisable within 60 days held by Sigma Investors 6, L.P. Sigma Management 6, L.L.C. is the general partner of each of Sigma Partners 6, L.P., Sigma Associates 6, L.P., and Sigma Investors 6, L.P. Robert Davoli, Lawrence G. Finch, Gregory Gretsch, Clifford L. Haas, John Mandile, Peter Solvik, Robert Spinner and Wade Woodson are the managing members of Sigma Management 6, L.L.C. Each of the managing members disclaims beneficial ownership of the shares held by Sigma Management 6, L.L.C. except to the extent of each of their individual pecuniary interests therein.
(3)

Represents 4,519,791 shares and 185,012 warrants exercisable within 60 days held by GrandBanks Capital Venture Fund, L.P., 3,114,377 shares and 127,485 warrants exercisable within 60 days held by GrandBanks Capital Softbank Fund, L.P., and 119,190 shares and 4,877 warrants exercisable within 60 days held by GrandBanks Capital Advisors

Fund, L.P. GrandBanks Capital LLC is the general partner of each of GrandBanks Capital Venture Fund, L.P., GrandBanks Capital Softbank Fund, L.P., and GrandBanks Capital Advisors Fund, L.P. Charles R. Lax is the managing members of GrandBanks Capital LLC. Mr. Lax disclaims beneficial ownership of the shares held by GrandBanks Capital LLC except to the extent of each of their individual pecuniary interests therein.

(4)	Represents 2,842,131 shares and 132,948 warrants exercisable within 60 days held by Paladin Homeland Security Fund, L.P., 1,827,655 shares and 85,492 warrants exercisable within 60 days held by Paladin Homeland Security Fund (NY City), L.P., 637,245 shares and 29,807 warrants exercisable within 60 days held by Paladin Homeland Security Fund (CA), L.P., and 431,036 shares and 20,163 warrants exercisable within 60 days held by Paladin Homeland Security Fund (Cayman Islands), L.P. Paladin Homeland Security Holdings, LLC is the general partner of each of Paladin Homeland Security Fund, L.P., Paladin Homeland Security Fund (NY City), L.P., and Paladin Homeland Security Fund (CA), L.P. Paladin Homeland Security Holdings (Cayman Islands), Ltd. is the general partner of Paladin Homeland Security Fund (Cayman Islands), L.P. Paladin Capital Group II, LLC is the managing member of Paladin Homeland Security Holdings, LLC. 2001 Penn Ave. Investments, LLC is the managing member of Paladin Capital Group II, LLC and Michael R. Steed is the sole manager of 2001 Penn Ave. Investments, LLC. Michael R. Steed is the sole director of Palading Homeland Security Holdings (Cayman Islands), Ltd. The sole manager and the sole director disclaims beneficial ownership of the shares indirectly held by Paladin Homeland Security Holdings, LLC and Paladin Homeland Security Holdings (Cayman Islands), Ltd., except to the extent of his individual pecuniary interest therein.
(5)	See footnote (1) regarding Mr. Volpe's relationship with Kodiak Venture Partners. Mr. Volpe disclaims beneficial ownership of the shares held by the entities affiliated with Kodiak Venture Partners referenced in footnote (1) above, except to the extent of his pecuniary interest therein.
(6)	See footnote (2) regarding Mr. Davoli's relationship with Sigma Partners. Mr. Davoli disclaims beneficial ownership of the shares held by the entities affiliated with Sigma Partners referenced in footnote (2) above, except to the extent of his pecuniary interest therein.
(7)	Ryan Moore is affiliated with GrandBanks Capital. Mr. Moore disclaims beneficial ownership of the shares held by the entities affiliated with GrandBanks Capital referenced in footnote (3) above, except ot the extent of his pecuniary interest therein.
(8)	Kenneth Minihan is affiliated with Paladin Capital Group. Mr. Minihan disclaims beneficial ownership of the shares held by the entities affiliated with Paladin Capital Group referenced in footnote (4) above, except to the extent of his pecuniary interest therein.
(9)	Includes 150,000 shares issuable upon exercise of options exercisable within 60 days of September 30, 2009.
(10)	Includes 150,000 shares issuable upon exercise of options exercisable within 60 days of September 30, 2009.
(11)	Includes 1,780,000 shares issuable upon exercise of options exercisable within 60 days of September 30, 2009.
(12)	Includes 561,761 shares issuable upon exercise of options exercisable within 60 days of September 30, 2009.
(13)	Includes 175,000 shares issuable upon exercise of options exercisable within 60 days of September 30, 2009.
(14)	Includes 112,500 shares issuable upon exercise of options exercisable within 60 days of September 30, 2009.
(15)	Includes 773,761 shares issuable upon exercise of options exercisable within 60 days of September 30, 2009.
(16)	Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of September 30, 2009.

DESCRIPTION OF CAPITAL STOCK

General

Following the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary of our capital stock and certain provisions of our amended and restated certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of September 30, 2009, there were 65,964,891 shares of common stock issued (including 2,454,514 shares of our common stock held in treasury) assuming the conversion of all then issued shares of preferred stock, including shares held in treasury stock, held of record by approximately 220 stockholders.

There will be              shares of common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares in the offering and assuming no exercise after September 30, 2009 of outstanding options, after giving effect to the sale of the shares of common stock to the public offered in this prospectus.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding. At present, we have no plans to issue dividends. Please see the section titled “Dividend Policy.” In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Series A, Series B, Series C, Series D, Series E and Series F preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

Upon the closing of this offering, we will have no shares of our preferred stock outstanding. Outstanding shares of Series A preferred stock will be converted into 3,360,000 shares of common stock, outstanding shares of Series B preferred stock will be converted into 10,623,402 shares of common stock, outstanding shares of Series C preferred stock will be converted into 8,364,707 shares of common stock, outstanding shares of Series D preferred stock will be converted into 15,626,305 shares of common stock, outstanding shares of Series E preferred stock will be converted into 4,493,245 shares of common stock, outstanding shares of Series F preferred stock will be converted into 3,602,940 shares of common stock and issued shares of Series 1 preferred stock, including shares held in treasury stock, will be converted into 4,446,576 shares of common stock.

Our board of directors is authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Registration Rights

After the completion of this offering, holders of              shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act. Under the terms of the eighth amended and restated registration rights agreement, as amended, between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of registration and are entitled to include their shares of common stock in the registration. Certain holders of these registrable securities are also entitled to specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our commercially reasonable efforts to effect this registration. Further, the holders of these registrable securities may require us to file additional registration statements on Form S-3. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration and our right not to effect a requested registration within six months following the initial offering of our securities, including this offering.

Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the following transactions more difficult:

•	acquisition of our company by means of a tender offer, a proxy contest or otherwise; and

•	removal of our incumbent officers and directors.

These provisions of our amended and restated certificate of incorporation and amended and restated bylaws, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Election and Removal of Directors.    Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors will be classified into three classes of directors and directors will be elected by a plurality of the votes cast in each election. Only one class will stand for election at each annual meeting, and directors will be elected to serve three-year terms. In addition, our amended and restated certificate of incorporation and amended and restated bylaws will provide that vacancies and newly created directorships on our board of directors may be filled only by a majority vote of the directors then serving on our board of directors (except as otherwise required by law or by resolution of our board of directors). Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed only for cause.

Special Stockholder Meetings.    Under our amended and restated certificate of incorporation and amended and restated bylaws, only the chairman of our board of directors, our CEO and our board of directors may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Delaware Anti-Takeover Law.    Following this offering, we will be subject to Section 203 of the Delaware General Corporation Law, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting after the closing of this offering.

No Cumulative Voting.    Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors decision regarding a takeover.

Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Amendment of Charter Provisions.    The amendment of most of the above provisions in our amended and restated certificate of incorporation and our amended and restated bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

These and other provisions could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer and Trust Company. Its telephone number is 1-800-937-5449.

New York Stock Exchange

We intend to apply to have our common stock listed on the NYSE under the symbol “GLAS.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the prevailing market price to decline and limit our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of              shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of options or warrants to purchase common stock that were outstanding as of September 30, 2009. The shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The remaining              shares of common stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Section 4(1), or Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below.

The following table shows approximately when the              shares of our common stock that are not being sold in this offering, but which will be outstanding when this offering is complete, will be eligible for sale in the public market:

Eligibility of Restricted Shares for Sale in the Public Market

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness		Shares sold in the offering

Upon Effectiveness		Freely tradable shares saleable under Rule 144 that are not subject to the lock-up

90 Days		Shares saleable under Rules 144 and 701 that are not subject to a lock-up

180 Days		Lock-up released, subject to extension; shares saleable under Rules 144 and 701

Thereafter		Restricted securities held for six months or less

Resale of the restricted              shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

Lock-Up Agreements

Our officers, directors, and holders of substantially all of our common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of, pledge or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC. In addition, all holders of our common stock and options to purchase our common stock have previously entered agreements with us not to sell or otherwise transfer any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 180 days after the date of this prospectus.

The 180-day restricted period under the agreements with the underwriters described in the preceding paragraph will be automatically extended if: (1) we issue an earnings release or announce material news or a material event during the last 17 days of the 180-day restricted period; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Rule 144

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate. Under Rule 144 as in effect on the date of this prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, the six-month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Rule 701

Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements, (1) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and (2) by affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144. All Rule 701 shares are, however, subject to lock-up agreements and will only become eligible for sale upon the expiration of the contractual lock-up agreements. The consent of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC is required to release all or any portion of the securities subject to lock-up agreements.

Registration Rights

After the completion of this offering, the holders of              shares of our common stock will be entitled to the registration rights described in the section titled “Description of Capital Stock—Registration Rights.” All such shares are covered by lock-up agreements. Following the expiration of the lock-up period, registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by our affiliates.

Form S-8 Registration Statements

Prior to the expiration of the lock-up period, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our option plans. Please see the section titled “Management—Equity Benefit Plans.” Subject to the lock-up agreements described above and any applicable vesting restrictions, shares registered under these registration statements will be available for resale in the public market immediately upon the effectiveness of these registration statements, except with respect to Rule 144 volume limitations that apply to our affiliates.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Thomas Weisel Partners LLC
William Blair & Company
Oppenheimer & Co. Inc.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Bulger Capital, LLC is acting as our financial advisor in connection with the offering. We have agreed to pay Bulger Capital a fee of $250,000 for its services. Bulger Capital is not acting as an underwriter of this offering and is not selling any of the shares offered hereby.

The company and its directors, officers and holders of substantially all of our common stock have agreed, subject to certain exceptions, with the underwriters not to dispose of, pledge or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC. Please see the section “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

The company intends to apply to have its common stock listed on the NYSE under the symbol “GLAS.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position, other purchases by the underwriters for their own accounts, and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the company.

LEGAL MATTERS

The validity of the common stock being offered will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Waltham, Massachusetts. The underwriters are represented by Ropes & Gray LLP. As of the date of this prospectus, certain partners and employees of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP beneficially owned an aggregate of 97,680 shares of our common stock and a warrant to purchase 19,535 shares of our common stock.

EXPERTS

The consolidated financial statements of GlassHouse Technologies, Inc. at December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 appearing in this prospectus and the related registration statement have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rapid Application Deployment, Inc. at December 31, 2005 and 2006, and for the two years then ended appearing in this prospectus and the related registration statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of DCMI Limited, at March 31, 2007, and for the period from March 16, 2006 (inception) to March 31, 2007 appearing in this prospectus and the related registration statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Integrity Systems Ltd, and its subsidiary at December 31, 2005 and 2006, and for the two years then ended appearing in this prospectus and the related registration statement have been audited by Kost Forer Gabbay and Kasierer, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MBI Advanced Computer Systems Ltd. and its subsidiary at December 31, 2005 and 2006, and for the two years then ended appearing in this prospectus and the related registration statement have been audited by Kost Forer Gabbay and Kasierer, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information about us and the common stock offered by this prospectus.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this Web site.

GlassHouse Technologies, Inc.

Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Glasshouse Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Glasshouse Technologies, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Glasshouse Technologies, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 19 to the consolidated financial statements, the Company has restated its consolidated balance sheets as of December 31, 2008 and 2007 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and comprehensive income (loss), and cash flows for the years ended December 31, 2008 and 2007 to correct its accounting for a 2007 business acquisition.

As discussed in Note 1 to the consolidated financial statements, in 2006 the Company changed its method of accounting for share-based payments with the adoption of guidance originally issued in SFAS No. 123(R), “Shared-Based Payment” (codified primarily in FASB ASC Topic No. 718, “Compensation- Stock Compensation”). As discussed in Note 3 to the consolidated financial statements, in 2006 the Company changed its method of accounting for warrants with the adoption of FSP 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that Are Redeemable” (codified in FASB ASC Topic No. 480, “Distinguishing Liabilities from Equity”).

/s/ Ernst & Young LLP

Boston, Massachusetts

January 28, 2010

Glasshouse Technologies, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31		September 30 2009	Pro forma September 30 2009
	2007	2008
	(Restated)	(Restated)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents.	$5,948	$12,509	$10,904	$10,904
Accounts receivable, net of allowance for doubtful accounts of $440, $242 and $209	17,249	18,310	16,861	16,861
Unbilled revenue	3,790	1,737	1,820	1,820
Restricted cash and cash equivalents, current	115	1,802	2,068	2,068
Deferred tax asset, current	291	459	299	299
Deferred costs, current	1,990	4,768	4,751	4,751
Prepaid expenses and other current assets	2,784	2,405	1,866	1,866

Total current assets	32,167	41,990	38,569	38,569
Property and equipment, net	850	1,472	1,547	1,547
Intangible assets, net	16,768	13,545	12,338	12,338
Goodwill	11,925	16,971	19,303	19,303
Other assets	5,019	2,902	2,905	2,905
Deferred tax asset, non-current	279	—	33	33
Deferred costs, non-current	2,484	2,211	1,426	1,426

Total assets	$69,492	$79,091	$76,121	$76,121

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$7,471	$2,999	$4,614	$4,614
Accounts payable	6,979	5,460	3,939	3,939
Accrued expenses and other current liabilities	11,478	8,396	11,365	11,365
Deferred revenue	7,983	13,784	11,824	11,824

Total current liabilities	33,911	30,639	31,742	31,742
Long-term debt, net of current portion	11,834	33,930	31,415	31,415
Long-term deferred revenue	4,178	4,614	4,701	4,701
Deferred tax liability, non-current	853	947	814	814
Other long-term liabilities	2,127	4,933	7,187	7,187
Redeemable convertible preferred stock warrant liability	4,483	3,706	3,623	—
Commitments and contingencies (Note 15)
Redeemable convertible preferred stock:
Series A Redeemable Convertible Preferred Stock, $.001 par value; 3,360,000 shares authorized, issued and outstanding at December 31, 2007, 2008 and September 30, 2009, no shares outstanding on a pro forma basis (liquidation preference of $2,404)	2,283	2,404	2,495	—
Series B Redeemable Convertible Preferred Stock, $.001 par value; 10,658,017 shares authorized at December 31, 2007, 2008 and September 30, 2009, 10,623,402 issued and outstanding at December 31, 2007, 2008, and September 30, 2009, no shares outstanding on a pro forma basis (liquidation preference of $10,469)	10,120	10,678	11,094	—
Series C Redeemable Convertible Preferred Stock, $.001 par value; 8,717,647 shares authorized at December 31, 2007, 2008 and September 30, 2009, 8,364,707 issued, and outstanding at December 31, 2007, 2008 and September 30, 2009, no shares outstanding on a pro forma basis (liquidation preference of $9,386)	8,951	9,379	9,698	—
Series D Redeemable Convertible Preferred Stock, $.001 par value; 17,511,727 shares authorized at December 31, 2007, 2008 and September 30, 2009, 15,626,305 shares issued and outstanding at December 31, 2007, 2008, and September 30, 2009, no shares outstanding on a pro forma basis (liquidation preference $45,486)	41,856	44,616	46,677	—
Series E Redeemable Convertible Preferred Stock, $.001 par value; 4,805,815 shares authorized at December 31, 2007, 2008 and September 30, 2009, 4,493,245 issued and outstanding at December 31, 2007, 2008 and September 30, 2009, no shares outstanding on a pro forma basis (liquidation preference $12,583)	11,407	12,258	12,894	—
Series F Redeemable Convertible Preferred Stock, $.001 par value; 15,091,913 shares authorized at December 31, 2008 and September 30, 2009, 3,602,940 issued and outstanding at December 31, 2008 and September 30, 2009, no shares outstanding on a pro forma basis (liquidation preference $9,893)	—	9,752	10,236	—

Total redeemable convertible preferred stock	74,617	89,087	93,094	—
Stockholders’ deficit:
Series 1 Convertible Preferred Stock, $0.001 par value—6,000,000 shares authorized; 4,440,499, 4,443,091 and 4,446,576 shares issued at December 31, 2007, 2008 and September 30, 2009.	370	370	370	—
Common stock, $.001 par value 86,000,000 shares authorized at December 31, 2007, and 106,000,000 shares authorized at December 31, 2008, and September 30, 2009; 13,684,685, 15,141,479, 15,447,716, and 65,964,891 shares issued at December 31, 2007, 2008, September 30, 2009, and on a pro forma basis, respectively	14	15	16	67
Additional paid in capital	9,914	15,456	16,255	113,291
Contingent shares issuable	—	—	313	313
Treasury stock 2,454,514 shares at cost at September 30, 2009 and December 31, 2008 and 450,000 shares at cost at December 31, 2007.	(1)	(4,531)	(4,531)	(4,531)
Accumulated other comprehensive income (loss)	1,247	2,106	2,029	2,029
Accumulated deficit	(74,055)	(102,181)	(110,907)	(110,907)

Total stockholders’ (deficit) equity	(62,511)	(88,765)	(96,455)	262

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$69,492	$79,091	$76,121	$76,121

See accompanying notes.

Glasshouse Technologies, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31			Nine Months Ended September 30
	2006	2007	2008	2008	2009
		(Restated)	(Restated)	(Unaudited)
Revenues:
Service	$35,184	$60,436	$82,998	$61,274	$64,773
Product	2,624	805	2,060	1,796	899

Total revenues	37,808	61,241	85,058	63,070	65,672

Cost of revenues:
Service	27,381	44,709	63,715	48,359	47,125
Product	1,898	431	1,631	1,448	818

Total cost of revenues	29,279	45,140	65,346	49,807	47,943

Gross profit	8,529	16,101	19,712	13,263	17,729
Operating expenses:
Research and development expenses	—	146	1,050	860	449
Selling and marketing expenses	10,906	15,313	19,056	14,781	10,238
General and administrative expenses	7,058	9,421	15,419	12,676	7,099
Amortization of intangible assets	1,165	2,260	2,771	2,108	1,844

Total operating expenses	19,129	27,140	38,296	30,425	19,630

Loss from operations	(10,600)	(11,039)	(18,584)	(17,162)	(1,901)
Other income (expense), net	1,036	(1,174)	212	1,520	1,233
Interest expense	(643)	(2,124)	(4,693)	(3,584)	(4,042)

Loss before income taxes and cumulative Effect of change in accounting principle	(10,207)	(14,337)	(23,065)	(19,226)	(4,710)
Provision (benefit) for income taxes	—	(485)	240	193	9

Loss before cumulative effect of change in accounting principle	(10,207)	(13,852)	(23,305)	(19,419)	(4,719)
Cumulative effect of change in accounting principle	558	—	—	—	—

Net loss	$(9,649)	$(13,852)	$(23,305)	$(19,419)	$(4,719)
Dividends and accretion of preferred stock	(3,482)	(4,310)	(4,821)	(3,505)	(4,006)

Net loss to common shareholders	$(13,131)	$(18,162)	$(28,126)	$(22,924)	$(8,725)

Net loss per share to common shareholders (basic and diluted)	$(2.21)	$(1.79)	$(2.13)	$(1.72)	$(0.66)

Weighted average number of shares outstanding (basic and diluted)	5,955	10,160	13,193	13,336	13,149

See accompanying notes.

Glasshouse Technologies, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and

Stockholders’ Deficit and Comprehensive Income (Loss)

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Series 1 Preferred Stock		Common Stock		Additional Paid-In Capital	Contingent Purchase Consideration	Treasury Stock		Other Comprehensive Income	Accumulated Deficit	Total
	Shares	Par	Shares	Par	Shares	Par			Shares	Par
Balance at December 31, 2005	31,987,430	$43,924	4,321,675	$370	5,966,938	$7	$268	$—	(450,000)	$(1)	$839	$(42,762)	$(41,279)
Cumulative effect of change in accounting principle upon adoption of FSP 150-5		(1,126)					(221)						(221)
Issuance of series D preferred stock less stock issuance costs of $44 and warrant liability of $656	3,700,973	8,400											—
Accretion of redeemable convertible stock		3,482										(3,482)	(3,482)
Exercises of stock options			107,002	—	908,597	—	275						275
Stock-based compensation expense							22						22
Foreign currency translation											(189)		(189)
Net Loss												(9,649)	(9,649)

Balance at December 31, 2006	35,688,403	$54,680	4,428,677	$370	6,875,535	$7	$344	$—	(450,000)	$(1)	$650	$(55,893)	$(54,523)
Common stock issued related to MBI—Israel acquisition					1,788,798	2	1,340						1,342
Common stock issued related to MBI—Turkey acquisition					61,683	—	46						46
Common stock issued related to Integrity acquisition					596,265	1	447						448
Common stock issued related to Rapid App acquisition					2,344,300	2	4,498						4,500
Common stock issued related to DCMI acquisition					1,074,471	1	2,202						2,203
Fair value of warrants issued in connection with debt							482						482
Issuance of Series D preferred stock less stock issuance costs of $40 and warrant liability of $641	2,056,090	4,319											—
Issuance of Series E preferred stock less stock issuance costs of $77 and warrant liability of $472	4,493,245	10,951											—
Accretion of redeemable convertible stock		4,310										(4,310)	(4,310)
Exercises of stock options / warrants	229,921	357	11,822		943,633	1	174						175
Stock-based compensation expense							250						250
Foreign currency translation											597		597
Vesting of warrants							27						27
Vesting of restricted shares							104						104
Net loss												(13,852)	(13,852)

Balance at December 31, 2007 (Restated)	42,467,659	$74,617	4,440,499	$370	13,684,685	$14	$9,914	$—	(450,000)	$(1)	$1,247	$(74,055)	$(62,511)
Common stock issued related to TPP acquisition					69,517		99						99
Issuance of Series F preferred stock less stock issuance costs of $151	3,602,940	9,649											—
Accretion of redeemable convertible stock		4,821										(4,821)	(4,821)
Exercises of stock options/warrants			2,592		896,924	1	135						136
Repurchase of common stock									(2,004,514)	(4,530)			(4,530)
Dell Products L.P. beneficial conversion feature							2,500						2,500
Vesting of warrants							80						80
Stock-based compensation expense							1,913						1,913
Foreign currency translation											859		859
Vesting of restricted shares					490,353		815						815
Net loss												(23,305)	(23,305)

Balance at December 31, 2008 (Restated)	46,070,599	$89,087	4,443,091	$370	15,141,479	$15	$15,456	$—	(2,454,514)	$(4,531)	$2,106	$(102,181)	$(88,765)
Accretion of redeemable convertible stock (unaudited)		4,007										(4,007)	(4,007)
Exercises of stock options/warrants (unaudited)			3,485		207,406	1	50						51
Fair value of shares to acquire SGI (unaudited)								313					313
Vesting of warrants (unaudited)							20						20
Stock-based compensation expense (unaudited)							581						581
Foreign currency translation (unaudited)											(77)		(77)
Vesting of restricted shares (unaudited)					98,831		148						148
Net loss (unaudited)												(4,719)	(4,719)

Balance at September 30, 2009 (unaudited)	46,070,599	$93,094	4,446,576	$370	15,447,716	$16	$16,255	$313	(2,454,514)	$(4,531)	$2,029	$(110,907)	$(96,455)

Pro forma balance at September 30, 2009 (unaudited)	—	—	—	—	65,964,891	$67	$113,291	$313	(2,454,514)	$(4,531)	$2,029	$(110,907)	$262

See accompanying notes.

Glasshouse Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31			Nine Months Ended September 30
	2006	2007	2008	2008	2009
		(Restated)	(Restated)	(Unaudited)
Operating activities
Net loss	$(9,649)	$(13,852)	$(23,305)	$(19,419)	$(4,719)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash change in fair value of warrant liability	(1,013)	2,107	(1,607)	(927)	(83)
Depreciation	728	698	495	372	447
Amortization of intangible assets	1,165	2,365	3,089	2,357	2,045
Non-cash debt modification charge	—	—	—	—	220
Non-cash stock-based compensation expense	22	353	2,728	2,075	729
Non-cash foreign currency impact on intercompany accounts	—	—	2,498	484	(821)
Non-cash interest expense	205	788	4,060	2,968	3,360
Deferred income taxes	—	(555)	205	154	(82)
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(1,648)	(2,377)	(1,749)	(422)	2,841
Unbilled revenue	(141)	(85)	1,539	1,458	424
Prepaids and other current assets	344	(7,429)	155	(1,321)	842
Other assets	(116)	18	110	3,278	577
Accounts payable	(1,336)	(740)	(1,275)	(3,159)	(2,524)
Accrued expenses	(160)	3,939	(2,998)	(3,968)	2,380
Deferred revenue	527	5,882	6,904	4,237	(2,613)

Net cash provided by (used in) operating activities	(11,072)	(8,888)	(9,151)	(11,833)	3,023

Investing activities
Purchase of property and equipment	(310)	(388)	(1,132)	(378)	(512)
(Decrease) increase in restricted cash	102	19	(2,064)	(344)	(266)
Cash paid for acquisitions, net of cash acquired	(50)	(18,780)	(5,013)	(2,401)	(884)

Net cash provided by (used in) investing activities	(258)	(19,149)	(8,209)	(3,123)	(1,662)

Financing activities
Proceeds from exercise of stock options and warrants	275	330	136	109	51
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	8,956	16,382	9,649	—	—
Proceeds from long-term debt	3,000	17,087	24,847	24,847	—
Repurchase of common stock	—	—	(4,530)	(4,530)	—
Repayment of debt	(2,131)	(3,548)	(6,326)	(4,564)	(2,961)

Net cash provided by financing activities	10,100	30,251	23,776	15,862	(2,910)

Effect of foreign currency on cash and cash equivalents	17	(1)	145	116	(56)

Net increase in cash and cash equivalents	(1,213)	2,213	6,561	1,022	(1,605)
Cash and cash equivalents at beginning of period	4,948	3,735	5,948	5,948	12,509

Cash and cash equivalents at end of period	$3,735	$5,948	$12,509	$6,970	$10,904

Supplemental disclosures of cash flow information
Cash paid for interest	$423	$680	$1,240	$906	$1,324

Non-cash financing and investing activities
Original issue discount to loan payable	$337	$—	$—	$—	$—

Issuance of warrants	$—	$2,095	$833	$833	$—

Accretion of preferred stock	$3,481	$4,310	$4,821	$3,534	$4,006

Fair value of shares issued in connection with acquisitions	$—	$8,539	$99	$99	$313

See accompanying notes.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements

December 31, 2008

1. Nature of Business and Summary of Significant Accounting Policies

GlassHouse Technologies, Inc. (the Company) was incorporated on May 1, 2001 and is engaged in the business of providing consulting services to organizations on issues of data storage technology and data protection. These services include assessing, implementing and maintaining storage solutions for businesses’ storage needs, as well as the resale of storage equipment. Based on qualitative and quantitative criteria established by FASB issued guidance now codified within FASB ASC Topic No. 280, Segment Reporting, the Company operates within one reportable segment.

The Company has generated an accumulated deficit, since inception through December 31, 2008, of approximately $102.2 million. The future success of the Company is dependent on its ability to obtain additional working capital to develop and market its products, grow the business, and ultimately upon its ability to attain future profitable operations. Further, the Company is subject to risks associated with rapidly growing technology-based companies. Primary among these risks are dependence on key individuals, rapid technological changes, competition from substitute products and larger companies, the need for adequate financing to fund future operations, and the need to achieve profitable operations. The Company believes its unrestricted cash and cash equivalents totaling $12.5 million at December 31, 2008 provides sufficient resources to fund operations through January 1, 2010.

Basis of Consolidation

The consolidated financial statements of the Company also include the accounts of the wholly-owned subsidiaries of GlassHouse Technologies (UK) Limited: The Projects Practice Limited, DCMI Holdings, Limited (and its subsidiary, DCMI, Limited) and Systems Group Integration Limited (and its subsidiaries, Systems Intergraters Limited and Systems Intergraters (UK) Limited). The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). The consolidated financial statements presented reflect entries necessary for the fair presentation of the Consolidated Statements of Operations for the years ended December 31, 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009, Consolidated Balance Sheets as of December 31, 2007 and 2008 and September 30, 2009 and Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009. All entries required for the fair presentation of the financial statements are of a normal recurring nature. Intercompany transactions and balances are eliminated upon consolidation.

Reclassification

Certain reclassifications have been made to prior periods to conform to current period presentation.

Unaudited Quarterly Financial Information

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared pursuant to the rules of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q. In the opinion of management, the accompanying unaudited condensed consolidated financial statements and notes contain all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the Company’s financial position and results of operations.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year.

Supplemental Pro Forma Information (Unaudited)

The Company has provided a pro forma Consolidated Balance Sheet as of September 30, 2009, a pro forma net loss per share to common stockholders (basic and diluted) and pro forma weighted average number of shares outstanding (basic and diluted) for the nine months ended September 30, 2009, and a pro forma Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders’ Deficit and Comprehensive Income (loss) as of September 30, 2009. The pro forma statements give effect to the conversion, upon completion of the Company’s anticipated public offering, of all issued shares of preferred stock including shares in treasury stock, into common stock and all outstanding warrants to purchase preferred stock into warrants to purchase common stock.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on hand and investment in money markets.

Restricted Cash

The Company is required to cash collateralize the full amounts of its letters of credit related to facility leases in the United States and its Israeli subsidiary’s overdraft and credit line. The letters of credit related to the facility leases in the United States expire at various dates through November 2013. The Company anticipates renewing all letters of credit related facility leases in the United States. The letter of credit for the Israeli subsidiary’s overdraft and credit line expires in October 2010. The Company expects to renew the letter of credit related to the Israeli subsidiary’s overdraft and credit line.

Allowances for Doubtful Accounts

Management makes judgments as to its ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. The following is a roll-forward of our allowance for doubtful accounts (in thousands):

	Beginning of Period	Additional Charge to Expense	Deductions Writeoffs	Balance at End of Period
Year ended December 31, 2007	$246	$301	$(107)	$440

Year ended December 31, 2008	$440	$88	$(286)	$242

Nine months ended September 30, 2009 (Unaudited)	$242	$102	$(135)	$209

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries are translated in accordance with FASB ASC Topic No. 830, Foreign Currency Matters. The reporting currency for the Company is the U.S. dollar. The functional currency of the Company’s subsidiaries in the United Kingdom (U.K.) is the British pound. The functional currency of the Company’s subsidiaries in Israel is the new Israeli sheckel. The functional currency of the Company’s subsidiary in Turkey is the Turkish lira. Accordingly, all assets and liabilities of the Company’s subsidiaries are translated into U.S. dollars using the exchange rate in effect at each balance sheet date. Revenue and expense amounts are translated using an average rate of exchange during the period. Foreign currency translation adjustments are recorded as a component of other comprehensive income (loss) as a separate component of stockholders’ equity. Gains and losses arising from transactions denominated in foreign currency are primarily related to intercompany accounts that have been determined to be temporary in nature, and cash and accounts receivable denominated in non-functional currency. The Company recorded foreign currency losses of $27,000, $35,000 and $2.5 million for the years ended December 31, 2006, 2007 and 2008 and a foreign currency loss of $253,000 (unaudited) and a foreign currency gain of $826,000 (unaudited) for the nine months ended September 30, 2008 and 2009, respectively, which are included in other income (expense) in the Consolidated Statements of Operations.

Initial Public Offering Costs

At December 31, 2007, the Company had approximately $3.0 million in initial public offering costs capitalized as part of other assets. In June 2008, the Company determined that, due to current market conditions, it would delay its initial public offering and that its capitalized initial public offering costs would not be realized. As such, the Company expensed approximately $4.0 million of capitalized initial public offering costs in the second quarter of 2008, including amounts previously capitalized at December 31, 2007, as a component of general and administrative expenses.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired in a business combination. In accordance with FASB ASC Topic No. 350, Intangibles—Goodwill and Other, the Company evaluates goodwill for impairment annually, as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable from estimated discounted future cash flows.

When accounting for acquisitions occurring prior to January 1, 2009 with earn-outs or when additional consideration can be earned based on future performance, the Company did not initially record the additional consideration as part of purchase accounting. Instead, these amounts were recorded as additional purchase consideration when it was deemed probable that the additional consideration would be earned. For acquisition occurring on or after January 1, 2009, the Company records the estimated fair value of any contingent consideration on acquisition date and subsequent changes in the estimated fair value are recorded in current earnings.

Impairment of Goodwill and Indefinite-lived Intangible Assets

Goodwill and intangible assets with indefinite lives are tested for impairment at least annually, or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Intangible assets with finite lives continue to be amortized over their estimated useful lives.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Because the Company has one reporting unit, it utilizes the entity-wide approach for assessing goodwill for impairment and compares the Company’s market value to its net book value to determine if impairment exists. The Company evaluated goodwill during the fourth quarter 2008. No impairment of goodwill resulted from this evaluation.

Impairment or Disposal of Long-Lived Assets

FASB ASC Topic No. 360, Property, Plant, and Equipment, provides a single accounting model for long-lived assets. In accordance with this standard, the Company routinely performs an impairment review of its long-lived assets, including its property and equipment, definite-lived intangible and other assets.

Concentration of Credit Risk and Significant Clients

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of money market funds and billed and unbilled accounts receivable. The Company maintains money market funds with one banking institution, which management believes to have a high credit standing. As of December 31, 2007, no single client balance accounted for greater than 10% of accounts receivable. As of December 31, 2008, one client balance, comprising of service invoices, accounted for greater than 10% of accounts receivable. As of September 30, 2009, one client balance, comprising of service invoices, accounted for greater than 10% of accounts receivable (unaudited).

The Company had one client who accounted for 14% and 10% of total revenue in 2006 and 2007, respectively and no client who accounted for greater than 10% of total revenue in 2008. The Company had no client who accounted for greater than 10% of total revenue in the nine months ended September 30, 2008 and one client who accounted for greater than 10% of total revenue at September 30, 2009, respectively (unaudited).

Revenues by geographic area are as follows (in thousands):

	Year Ended December 31			Nine Months Ended September 30
	2006	2007	2008	2008	2009
				(Unaudited)
Consolidated Revenues
United States	$23,699	$31,278	$36,204	$26,184	$32,295
United Kingdom	14,109	17,951	22,360	16,925	12,768
EMEA	—	12,012	26,494	19,961	20,609

Total revenues	$37,808	$61,241	$85,058	$63,070	$65,672

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

	Year Ended December 31			Nine Months Ended September 30
	2006	2007	2008	2008	2009
				(Unaudited)
Consolidated Revenues
United States	62.7%	51.1%	42.6%	41.5%	49.2%
United Kingdom	37.3	29.3	26.3	26.8	19.4%
EMEA	—	19.6	31.1	31.7	31.4%

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, billed and unbilled accounts receivable, and accounts payable, approximate their fair values due to their short maturities. As discussed in Note 3, the Company issued warrants that can be converted into redeemable preferred stock and are measured and reported at fair value. Based on borrowing rates currently available to the Company for loans with similar terms, management believes that the carrying value of the loan payable approximates fair value.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives, ranging from two to five years, using the straight-line method. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or lease term. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation, are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Comprehensive Loss

The Company reports comprehensive income (loss) in accordance with FASB ASC Topic No. 220, Comprehensive Income. FASB ASC Topic No. 220 requires the disclosure of comprehensive income (loss), which is comprised of net income (loss) and other comprehensive income (loss). The only item affecting comprehensive income (loss) is the foreign translation adjustment for the Company’s subsidiaries. For the years ended December 31, 2006, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009, the comprehensive loss was as follows (in thousands):

	Year Ended December 31			Nine Months Ended September 30
	2006	2007	2008	2008	2009
				(Unaudited)
Net loss	$(9,649)	$(13,852)	$(23,305)	$(19,419)	$(4,719)
Foreign currency translation (loss) gain	(189)	597	859	894	(77)

Comprehensive loss	$(9,838)	$(13,255)	$(22,446)	$(18,525)	$(4,796)

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company derives revenues from consulting services, managed service contracts, product sales and multi-element arrangements. Product sales consist of the resale of third-party software and or hardware. The Company’s contracts have different terms based on the scope, deliverables and complexity of the engagement, the terms of which frequently require the Company to make judgments and estimates in recognizing revenues. The Company has different types of contracts, including fixed-price contracts and time-and-materials contracts. Amounts are considered to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured.

Revenues are recognized from fixed-price contracts using the proportional performance method pursuant to the SEC’s Staff Accounting Bulletin (SAB) 104. Proportional performance accounting is based on an efforts expended method, based on hours incurred during the reporting period compared with the total estimated hours to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of revenues and effort can be made. In cases where reasonably dependable estimates can not be made, the completed contract accounting is used for revenue recognition. As part of the Company’s revenue recognition process, it performs monthly reviews of its fixed fee contracts whereby it evaluates the total hours of effort that are expected to be expended under each specific fixed fee project. Such reviews may result in increases or decreases to revenues and income and are reflected in the Consolidated Statement of Operations in the periods in which they are first identified. Historically any changes to total hours of effort expected to be expended under a fixed fee contract have not been significant and have not required a change in revenue recognized in prior periods. Due to the nature of the fixed fee contracts that the Company enters into and its experience in executing similar contracts in the past, the Company believes that its estimates are reliable and accurate. If estimates indicate that a contract loss will occur, a loss provision will be recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract and are included in cost of services and classified in other accrued liabilities in the Consolidated Balance Sheets.

Revenues from time-and-materials contracts are recognized as services are provided. The Company sometimes resells third-party hardware and software maintenance contracts as part of arrangements where it sells third-party hardware and software. Revenues generated from third-party maintenance contracts are recognized ratably over the term of the agreement on a gross basis, pursuant to FASB ASC Topic No. 605, Revenue Recognition, as the Company is the principal in the transaction and are not able to establish objective evidence to support the estimated fair value of the maintenance contracts. Revenues generated from the resale of hardware and software without related maintenance contracts are recognized upon delivery to the client assuming all provisions of SAB 104 have been met. Further, the Company recognizes product revenues sold on a standalone basis with no other element to the arrangement on a gross basis, as the Company is deemed to be the principal in the transaction.

Certain of the Company’s managed services agreements include specified service levels which if not achieved could result in penalties, including refunds for services provided for the period the service level was not met. The Company tracks and reviews service-level commitments on a monthly basis for these clients and through this process would identify any service level not met before the related

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

revenue is recognized. If during a period a service level is not met, the amount of the credit due to the client would be accrued as a reduction of revenue in that period. The Company has not historically issued credits as it has met or exceeded contracted service-level agreements.

The Company’s subsidiaries in Israel and Turkey also licenses third-party software under perpetual license agreements as part of contracts with multiple elements which could include consulting services, managed services, third-party hardware and related maintenance, or any combination of the aforementioned. Revenues are recognized for these contracts under the provisions of FASB ASC Topic No. 985, Software. Under FASB ASC Topic No. 985, revenues can be allocated between the elements based on each element’s relative fair value, provided that each element meets specified criteria as a separate element. If the fair value of each element cannot be objectively determined by having vendor specific objective evidence of fair value, the total value of the arrangement is recognized ratably over the entire service period to the extent that all services were provided at the outset of the period. Under the Company’s multiple element arrangements where software products are sold in conjunction with managed services contracts, the fair value of each element has not been objectively determinable. Therefore, all revenues under these types of arrangements are recognized ratably over the estimated service period to the extent that all services have begun to be provided at the outset of the period. The Company incurs certain direct costs from third parties in conjunction with its multiple element arrangements. These costs include third-party product costs and third-party, post-contract support costs. In accordance with SAB 104 and FASB ASC Topic No. 460, Guarantees, the Company defers the direct third-party costs associated with its multiple element arrangements and recognize the expense on a straight-line basis over the service period of the arrangement. The Company reports the revenues from multiple element arrangements as a component of service revenue in its Consolidated Statements of Operations. Revenues from multiple element arrangements were $0.0 million, $2.9 million and $24.6 million for 2006, 2007 and 2008, respectively and $18.2 million (unaudited) and $14.9 million (unaudited) for the nine months ended September 30, 2008 and 2009 respectively. At December 31, 2007 and 2008, and at September 30, 2009, the Company had $4.5 million, $7.0 million, and $6.2 million respectively, of deferred third-party costs recorded on its Consolidated Balance Sheets. At December 31, 2007 and 2008 and September 30, 2009, respectively, the Company recorded $2.0 million, $4.8 million and $4.8 million (unaudited) as deferred third-party costs in current assets, with the remainder of $2.5 million, $2.2 million and $1.4 million (unaudited) in long-term assets.

Revenues recognized in excess of billings are recorded as unbilled revenue. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met. Client prepayments (even if non-refundable) are deferred (i.e., classified as a liability) and recognized over future periods as services are delivered or performed.

The Company also incurs out-of-pocket expenses, which are generally reimbursed by the client. These reimbursements are classified as service revenues and cost of services in the Company’s Consolidated Statements of Operations, and amounted to $1.8 million, $1.6 million and $1.7 million for the years ended December 31, 2006, 2007 and 2008, respectively and $1.3 million (unaudited) and $0.8 million (unaudited) for the nine months ended September 30, 2008 and 2009, respectively.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Research and Development Costs

Research and development costs incurred at our Israel subsidiary are charged to the statement of operations as incurred. FASB ASC Topic No. 985, Software, requires capitalization of certain software development costs, subsequent to the establishment of technological feasibility.

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release, have been insignificant. Therefore, all research and development costs have been expensed.

Stock-Based Compensation

On January 1, 2006, the Company adopted guidance now codified within FASB ASC Topic No. 718, Compensation—Stock Compensation. FASB ASC Topic No. 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values.

FASB ASC Topic No. 718 requires non-public companies that used the minimum value method in valuing stock based compensation for either recognition or pro forma disclosures to apply FASB ASC Topic No. 718 using the prospective-transition method. Accordingly, the Company records stock-based compensation expense for the fair value of all awards granted or modified after January 1, 2006 and records stock-based compensation for the intrinsic value, if any, of awards outstanding at January 1, 2006.

Effective with the adoption of FASB ASC Topic No. 718, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of stock options granted. In March 2005, the Securities and Exchange Commission issued SAB 107, Share-Based Payment. The Company has applied applicable provisions of SAB 107 in its adoption of the provisions of FASB ASC Topic No. 718. In accordance with FASB ASC Topic No. 718, the Company recognizes the compensation cost of stock-based awards on a straight-line basis over the vesting period of the award. Stock-based compensation to employees for the 12 months ended December 31, 2006, 2007 and 2008 was $22,000, $353,000 and $2.7 million, respectively. Stock-based compensation to employees for the nine months ended September 30, 2008 and 2009 was $2.1 million (unaudited), and $729,000 (unaudited), respectively (Note 12).

Income Taxes

The Company accounts for income taxes under the liability method. This method requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

In June 2006, the FASB published guidance now codified within FASB ASC Topic No. 740, Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB ASC Topic No. 740. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax position taken, or expected to be taken, in a tax return. This interpretation also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation was effective beginning January 1, 2007. The adoption had no impact on the Company’s consolidated financial position, results of operations, or cash flows.

In September 2006, the FASB issued guidance now codified within FASB ASC Topic No. 820, Fair Value Measurements and Disclosures. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement), then priority to quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market (Level 2 measurement), and then the lowest priority to unobservable inputs (Level 3 measurement). In February 2008, the FASB issued guidance now codified within FASB ASC Topic No. 820, Fair Value Measurements and Disclosures, which delayed for one year the effective date of FASB ASC Topic No. 820 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company adopted FASB ASC Topic No. 820 for its financial assets and liabilities as of January 1, 2008. The adoption had no impact on the Company’s financial condition, results of operations, or cash flows.

In December 2007, the FASB issued guidance now codified within FASB ASC Topic No. 805, Business Combinations. This guidance is effective for fiscal years beginning on or after December 15, 2008, and applies to all business combinations. FASB ASC Topic No. 805 provides that, upon initially obtaining control, an acquirer shall recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, FASB ASC Topic No. 805 changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; (4) in order to accrue for a restructuring plan in purchase accounting, the requirements in FASB ASC Topic No. 420, Exit or Disposal Cost Obligations, would have to be met at the acquisition date; and (5) In-process research and development charges will no longer be recorded. The adoption of FASB ASC Topic No. 805 on January 1, 2009 did not impact the Company’s financial statements, however could materially change the accounting for business combinations consummated subsequent to that date.

In April 2008, the FASB issued guidance now codified within FASB ASC Topic No. 350, Intangibles—Goodwill and Other. FASB ASC Topic No. 350 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB ASC Topic No. 350. FASB ASC Topic No. 350 is effective for

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company adopted this statement as of January 1, 2009. The adoption of FASB ASC Topic No. 350 had no impact the Company’s financial condition, results of operations, or cash flows.

In November 2008, the FASB issued guidance now codified within FASB ASC Topic No. 260 Earnings Per Share. FASB ASC Topic No. 260 clarifies that incentive distribution rights as participating securities and provides guidance on how to allocate undistributed earnings to the participating securities and compute basic EPS using the two-class method. This amendment is effective retrospectively for fiscal years beginning after December 15, 2008, or January 1, 2009 for the Company, and interim periods within those fiscal years with early application not permitted. The adoption had no impact on the Company’s financial position, results of operations, or cash flows.

In April 2009, the FASB issued guidance now codified within FASB ASC Topic No. 820, Fair Value Measurements and Disclosure. FASB ASC Topic No. 820 removes leasing transactions and related guidance from its scope. These amendments delay the effective date for nonfinancial assets and nonfinancial liabilities, except for items recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, or January 1, 2009 for the Company. The Company adopted these amendments on January 1, 2009. The adoption had no impact on the Company’s financial position, results of operations, or cash flows. In addition, FASB ASC Topic No. 820 provides further guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and for identifying circumstances that indicate a transaction is not orderly. FASB ASC Topic No. 820 includes disclosure in interim and annual reporting periods of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques and related inputs. These amendments are effective for interim reporting periods ending after June 15, 2009, or June 30, 2009 for the Company, and shall be applied prospectively, with early adoption permitted. The Company adopted these amendments in its interim reporting for the period ended June 30, 2009. The adoption had no impact on the Company’s financial position, results of operations, or cash flows.

In May 2009, the FASB issued guidance now codified within FASB ASC Topic No. 855, Subsequent Events. FASB ASC Topic No. 855 establishes standards for accounting and disclosing subsequent events (events which occur after the balance sheet date but before financial statements are issued or are available to be issued). FASB ASC Topic No. 855 requires an entity to disclose the date subsequent events were evaluated and whether that evaluation took place on the date financial statements were issued or were available to be issued. The Company adopted these amendments within its interim reporting for the period ended June 30, 2009. The adoption of FASB ASC Topic No. 855 had no impact on the Company’s financial condition, results of operations, or cash flows.

In June 2009, the FASB issued guidance now codified within FASB ASC Topic No. 105, Generally Accepted Accounting Principles. FASB ASC Topic No. 105 establishes the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative non-governmental U.S. GAAP. FASB ASC Topic No. 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. Rules and interpretative releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards, and all other non-grandfathered, non-SEC accounting literature not included in the

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Codification became non-authoritative. The provisions of FASB ASC Topic No. 105 are effective for interim and annual reporting periods ending after September 15, 2009. The adoption of FASB ASC Topic No. 105 is for disclosure purposes only and had no impact on the Company’s financial condition, results of operations, or cash flows.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Delivery Revenue Arrangements (“ASU 2009-13”). ASU 2009-13 establishes the accounting and reporting guidance for arrangements including multiple revenue-generating activities, and provides amendments to the criteria for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. The amendments of ASU 2009-13 also establish a selling price hierarchy for determining the selling price of a deliverable. Significantly enhanced disclosures are also required to provide information about a vendors’s multiple-deliverable revenue arrangements, including information about the nature and terms, significant deliverables, and its performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in ASU 2009-13 are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating the potential effect, if any, the adoption of ASU 2009-13 will have on its financial condition, results of operations, or cash flows.

In October 2009, the FASB issued ASU 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. ASU 2009-14 removes tangible products from the scope of software revenue recognition guidance and also provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are within the scope of the software revenue guidance. More specifically, if the software sold with or embedded within the tangible product is essential to the functionality of the tangible product, then this software, as well as undelivered software elements that relate to this software, are excluded from the scope of existing software revenue guidance. ASU No. 2009-14 is effective for fiscal years that begin on or after June 15, 2010. Early application is permitted. The Company is currently evaluating the potential effect, if any, the adoption will have on its financial condition, results of operations, or cash flows.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

2. Net Loss Per Share

Basic net loss per share is computed by dividing net loss, including the effect of preferred stock dividends and accretion, by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed using the weighted average number of common shares outstanding and, when dilutive, potential common shares from options and warrants using the outstanding options and warrants less potential incremental shares purchased under the Treasury Method, and from convertible securities using the if-converted method. The calculation of dilutive weighted average shares outstanding is as follows (in thousands):

	Years ended December 31,			Nine months ended Sept. 30
	2006	2007	2008	2008	2009
				(Unaudited)
Basic weighted average shares outstanding	5,955	10,160	13,193	13,336	13,149
Dilutive effect of:
Series A Redeemable Convertible Preferred Stock	3,360	3,360	3,360	3,360	3,360
Series B Redeemable Convertible Preferred Stock	10,393	10,561	10,623	10,623	10,623
Series C Redeemable Convertible Preferred Stock	8,365	8,365	8,365	8,365	8,365
Series D Redeemable Convertible Preferred Stock	11,836	15,063	15,626	15,626	15,626
Series E Redeemable Convertible Preferred Stock	—	2,526	4,493	4,493	4,493
Series F Redeemable Convertible Preferred Stock	—	—	563	—	3,603
Series 1 Convertible Preferred Stock	4,404	4,435	4,397	4,461	4,208
Outstanding options and warrants less potential incremental shares purchased under the Treasury Method	2,616	6,858	6,622	6,942	5,017

Dilutive weighted average shares outstanding	46,929	61,328	67,242	67,206	68,444

Because the Company reported a net loss for the nine months ended September 30, 2008 and 2009 and the years ended December 31, 2006, 2007 and 2008, all potential common shares have been excluded from the computation of dilutive net loss per share because the effect would have been antidilutive.

3. Warrant Liability

On June 29, 2005, the FASB issued guidance now codified within FASB ASC Topic No. 480, Distinguishing Liabilities from Equity. The Company adopted this guidance effective January 1, 2006. Under FASB ASC Topic No. 480, the freestanding warrants to purchase the Company’s redeemable convertible preferred stock are liabilities that must be recorded at fair value.

These warrants are subject to revaluation at each balance sheet date, and any change in fair value will be recorded as a component of other income (expense), net, until the earlier of their exercise or expiration or the completion of a liquidation event, including the completion of an initial public offering, at which time the preferred stock warrant liability will be reclassified to stockholders’ deficit. For the years ended December 31, 2006, 2007 and 2008, the Company recorded other income of

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

3. Warrant Liability (continued)

$455,000, other expense of $2.1 million and other income of $1.6 million, respectively, and other income of $927,000 (unaudited) and $83,000 (unaudited) for the nine months ended September 30, 2008 and 2009, respectively, to reflect the change in fair value of the warrant liability.

4. Prepaid Expenses and Other Current Assets and Other Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31		September 30 2009
	2007	2008
			(Unaudited)
Prepaid maintenance contracts	$143	$—	$—
Prepaid sales and VAT taxes	479	—	—
Inventory(1)	1,536	128	182
Prepaid rent	240	130	74
Other	386	2,147	1,610

	$2,784	$2,405	$1,866

(1)	Inventory consists of third-party equipment either on hand or in transit to clients. Inventory is held at cost.

As of December 31, 2007 and 2008 and September 30, 2009 other assets consist of (in thousands):

	2007	2008	September 30 2009
			(Unaudited)
Initial public offering costs (Note 1)	$3,038	$—	$—
Prepaid severance pay (Note 15)	1,692	1,979	2,485
Lease security deposits	202	408	125
Other	87	515	295

	$5,019	$2,902	$2,905

5. Property and Equipment

Property and equipment consist of the following (in thousands):

	Estimated Useful Life (In Years)	December 31		September 30 2009
		2007	2008
				(Unaudited)
Computer equipment	2 – 5	$2,648	$4,281	$3,960
Office equipment	5	233	299	374
Software	2	372	838	921
Lease improvements	3	118	358	668
Furniture and fixtures	5	616	406	484

		3,987	6,182	6,407
Less accumulated depreciation		(3,137)	(4,710)	(4,860)

		$850	$1,472	$1,547

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

5. Property and Equipment (continued)

Depreciation expense for the years ended December 31, 2006, 2007 and 2008 was $728,000, $698,000 and $495,000, respectively and $372,000 (unaudited) and $447,000 (unaudited) for the nine month periods ended September 30, 2008 and 2009, respectively.

6. Acquisitions

2007 Acquisitions

On March 22, 2007, the Company acquired all of the outstanding capital stock of MBI Advanced Computer Systems Ltd., Integrity Systems Ltd. and MBI Veri Koruma Sistemleri Ticaret Limited Sirketi (the Israeli Group), which provides expertise in data protection of storage, servers, and database environments. The Israeli Group operates in Israel and Turkey. The Company acquired the Israeli Group for total consideration of approximately $11.0 million, primarily consisting of 2,446,746 shares of common stock valued at approximately $1.8 million, $8.7 million in cash and transaction costs of approximately $512,000. In addition to the net tangible assets, the consideration paid for the Israeli Group was for additional managed services capabilities and database expertise. In addition, the Israeli Group expanded the Company’s geographical reach into Southern and Eastern Europe and the Middle East. The purchase price exceeded the net tangible assets and gave rise to $2.9 million in goodwill. The Company recorded, based on a purchase price allocation intangible assets representing developed product technology, client relationships and tradename portfolios and the excess of purchase price over the estimated net tangible assets and intangible assets was recorded as goodwill. The intangible assets are being amortized on a straight-line basis over four to eight years based on the estimated life of the assets. Amortization expense for the years ended December 31, 2007 and 2008 and for the nine months ended September 30, 2008 and 2009 was $1.1 million, $1.6 million, $1.2 million (unaudited) and $1.1 million (unaudited) respectively. The acquisition was financed by additional borrowings of $10.0 million. See the 2004 Loan Agreement under Note 9.

On July 2, 2007, the Company acquired certain assets of Rapid Application Deployment, Inc. (RapidApp), which provides consulting support in the design and deployment of server virtualization and virtual infrastructure projects. The Company acquired RapidApp for total consideration of approximately $10.6 million consisting primarily of 2,344,300 shares of common stock valued at $4.5 million, $6.0 million in cash and transaction costs of approximately $50,000. In addition to the net tangible assets, the consideration paid for RapidApp was for its consulting capabilities in server virtualization. These capabilities allowed the Company to immediately offer a new business service without having to develop organically. The purchase price exceeded the net tangible assets and gave rise to $6.8 million in goodwill. The Company recorded, based on a preliminary purchase price allocation, intangible assets representing client relationships and tradename portfolios and the excess of purchase price over the estimated net tangible assets and intangible assets was recorded as goodwill. The intangible assets of RapidApp are being amortized on a straight-line basis over five years based on the estimated life of the assets. Amortization expense for the years ended December 31, 2007 and 2008 and for the nine months ended September 30, 2008 and 2009 was $368,000, $736,000, $552,000 (unaudited) and $552,000 (unaudited) respectively. In July 2008, the Company paid $2.0 million in cash based on the achievement of an additional revenue targets by the RapidApp business for the 12-month period following the acquisition. The additional consideration was recorded as goodwill.

The acquisition was financed through the issuance of 1,562,869 shares of Series E preferred stock at $2.5594 per share.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

6. Acquisitions (continued)

On October 1, 2007, the Company acquired all of the outstanding capital stock of DCMI Limited, a U.K.-based provider of data center consolidation software. The total purchase price was approximately $6.5 million. The purchase price consists of $4.1 million in cash and 1,074,471 shares of common stock of the Company valued at $2.2 million, and $210,000 in transaction costs as of October 14, 2007. The Company was required to pay an additional $2.3 million in cost based on DCMI’s achievement of certain revenue targets for the 12-month period following the acquisitions. In addition to the net tangible assets, the consideration paid for DCMI was for intellectual property that allowed the Company to expand its data center consolidation and migration services. The purchase exceeded the net tangible assets and gave rise to $2.1 million in goodwill. In November 2008, the Company paid an additional $2.3 million in additional cash consideration based on DCMI’s achievement of certain revenue targets for the 12-month period following the acquisition. The additional consideration was recorded as goodwill. Amortization expense for the years ended December 31, 2007 and 2008 was $156,000 and $565,000 respectively. Amortization expense for the nine months ended September 30, 2008 and 2009 was $445,000 (unaudited) and $352,000 (unaudited), respectively.

All of the Company’s 2007 acquisitions were accounted for as purchases and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values, including the identified intangible assets of client relationships, developed product technology and trademark/tradename portfolio.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

6. Acquisitions (continued)

A summary of the purchase price allocations for 2007 acquisitions is as follows (in thousands):

	Integrity	MBI - Israel	MBI - Turkey	Rapid App	DCMI	Total
Cash and cash equivalents	$23	$316	$353	$—	$—	$692
Accounts receivable, net of allowance	1,617	3,592	317	—	—	5,526
Unbilled revenue	556	283	—	—	—	839
Inventory	—	214	—	—	—	214
Prepaid expenses and other current assets	331	947	56	36	—	1,370
Property and equipment, net	104	149	12	65	—	330
Other assets	849	819	81	—	—	1,749
Accounts payable	(313)	(3,314)	(335)	—	—	(3,962)
Accrued expenses and other current liabilities	(954)	(861)	(115)	(14)	—	(1,944)
Deferred revenue	(111)	(1,600)	(500)	—	—	(2,211)
Deferred tax liability	(545)	(760)	(81)	—	—	(1,386)
Debt	(709)	—	—	—	—	(709)
Other long-term liabilities	(843)	(1,011)	(96)	—	—	(1,950)

Net tangible assets acquired	5	(1,226)	(308)	87	—	(1,442)
Excess of purchase price over net tangible assets acquired	2,564	9,308	654	10,503	6,466	29,495
Identified intangible assets:
Developed product technology	196	—	—	—	2,013	2,209
Trademark/tradename portfolio	—	—	—	523	—	523
Client relationships	1,792	7,187	408	3,155	2,350	14,892

Total fair value of identified intangibles	1,988	7,187	408	3,678	4,363	17,624

Goodwill*	$576	$2,121	$246	$6,825	$2,103	$11,871

*	In 2008, the Company recorded additional goodwill for the Rapid App and DCMI acquisitions in the amount of $2.0 million (unaudited) and $2.3 million (unaudited), respectively, resulting from additional consideration paid in 2008 related to earnouts for the respective acquisitions.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

6. Acquisitions (continued)

In May 2008, the Company entered into a share purchase agreement to purchase all of the outstanding capital stock of The Projects Practice Limited (TPP), a storage consulting company. The Company acquired TPP for a total consideration of approximately $2.2 million consisting primarily of 69,517 shares of its common stock, representing approximately $98,700 in aggregate value, $509,000 in cash consideration, $57,000 in transaction costs, and $1.6 million in additional consideration paid in 2009 based on certain bookings targets. The $1.6 million in additional consideration consisted of $1.2 million in cash and $400,000 in the Company’s common stock. As of the acquisition date, the Company believed that it was probable that the earnout would be paid. The earnout provision did not qualify as employee consideration and therefore was treated as additional purchase consideration. In addition to the net tangible assets, the consideration paid for TPP was for additional storage consulting expertise and market reach in the U.K. market. The purchase price exceeded the net tangible assets and gave rise to $1.2 million in goodwill. The Company recorded intangible assets representing client relationships, and the excess of purchase price over tangible net assets and intangible assets was recorded as goodwill. The intangible assets of TPP are being amortized on a straight-line basis over seven months and eight years based on the estimated life of the asset. Amortization for the year ended December 31, 2008 and for the nine months ended September 30, 2008 and 2009 was approximately $137,000, $86,000 (unaudited) and $56,000 (unaudited).

A summary of the purchase price allocation for TPP is as follows (in thousands):

Cash and cash equivalents	$165
Accounts receivable	803
Prepaid expenses and other current assets	2
Property and equipment	10
Accrued expenses and other current liabilities	(772)

Net tangible assets acquired	208

Excess of purchase price over net tangible assets acquired	2,024
Identified intangible assets:
Client relationships	846

Total fair value of identified intangibles	846

Goodwill	$1,178

In December 2008, the Company entered into a share purchase agreement to purchase all of the outstanding capital stock of Converged Securities Services Group, Inc (CSSG), which is a security consulting company. The Company acquired CSSG for total consideration of approximately $328,000 consisting primarily of $300,000 in cash and $28,000 in transaction costs. Within 60 days after December 31, 2009, the Company may be required to pay up to $2.0 million and issue up to 255,000 shares of the Company’s common stock based on certain performance criteria of the CSSG business for the period ended December 31, 2009. In addition to the net tangible assets, the consideration paid for CSSG was for its security consulting capabilities. These abilities allowed the Company to immediately offer a new business service without having to develop organically. The purchase price exceeded the net tangible assets and gave rise to approximately $560,000 in goodwill.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

6. Acquisitions (continued)

A summary of the purchase price allocation for CSSG is as follows (in thousands):

Cash and cash equivalents	$7
Client deposits	(204)
Accrued payroll	(35)

Net tangible assets acquired	(232)

Excess of purchase price over net tangible assets acquired	560

Goodwill	$560

(Unaudited)

2009 Acquisitions

On September 15, 2009, the Company entered into a share purchase agreement to purchase all of the outstanding capital stock of Systems Group Integration Limited (SGI), which specializes in virtualization infrastructure consulting. The Company acquired SGI for total consideration of approximately $313,000. The $313,000 represents the acquisition date fair value of up to 506,339 contingent shares of the Company’s common stock issuable if certain revenue targets are met through the first anniversary of the acquisition date. The purchase exceeded the net tangible assets and gave rise to $1.9 million in goodwill. The Company recorded intangible assets representing developed technology and trademarks/tradenames and the excess of purchase price over tangible net assets and intangible assets was recorded as goodwill. The intangible assets of SGI are being amortized on a straight-line basis over 5 years based on the estimated life of the asset.

A summary of the preliminary purchase price allocation for SGI is as follows (in thousands):

Cash and cash equivalents	$2
Accounts receivable, net of allowance	1,064
Prepaid expenses and other current assets	10
Unbilled accounts receivable	403
Revenue adjustment—preacquisition bookings	68
Accounts payable	(895)
Accrued expenses and other current liabilities	(1,252)
Deferred revenue—purchase accounting	(395)
Client deposits	(157)
Current portion of debt	(875)
Notes to shareholders	(171)

Net tangible assets acquired	(2,198)

Excess of purchase price over net tangible assets acquired	2,511
Identified intangible assets:
Developed product technology	421
Trademark / tradename portfolio	161

Total fair value of identified intangibles	582

Goodwill	$1,929

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

6. Acquisitions (continued)

The allocation of purchase price is preliminary and is based on management’s judgment after evaluating several factors, including the existence and fair value of intangible assets such as developed technology and tradename. The final allocation of the purchase price to the assets acquired and liabilities assumed will be completed when the final valuations are completed and estimates are finalized.

In November 2009, the Company acquired all of the outstanding capital stock of vcare Infosystems AG, a Switzerland based provider of storage and backup consulting support. The Company acquired vcare Infosystems AG for a total preliminary purchase price of $2.4 million, consisting of 1,597,480 shares of the Company’s common stock.

7. Goodwill and Other Intangible Assets

Intangible assets are being amortized on a straight-line basis. As of December 31, 2008 and September 30, 2009, the total weighted-average amortization period for the intangible assets was 5.2 and 4.5 years (unaudited), respectively. At December 31, 2007 and 2008, and at September 30, 2009, the Company had the following intangible assets (in thousands):

	Estimated Useful Life (Years)	December 31		September 30 2009
		2007	2008
				(Unaudited)
Client relationships	5 – 8	$19,866	$15,805	$16,080
Trademark/tradename portfolio	5	523	523	677
Developed product technology	4 – 7	2,178	1,643	2,189

		22,567	17,971	18,946
Less accumulated amortization		(5,799)	(4,426)	(6,608)

		$16,768	$13,545	$12,338

Amortization expense for the years ended December 31, 2006, 2007 and 2008 was $1.2 million, $2.4 million and $3.1 million, respectively and $2.4 million (unaudited) and $2.0 million (unaudited) for the nine months ended September 30, 2008 and 2009, respectively.

The unamortized balance of intangible assets at December 31, 2008 and September 30, 2009, respectively is expected to be amortized into expense as follows (assuming respective period end foreign exchange rates) (in thousands):

	December 31, 2008	September 30, 2009
		(unaudited)
2009	$2,766	$734
2010	2,766	2,936
2011	2,725	2,895
2012	2,288	2,473
2013	1,902	2,070
Thereafter	1,098	1,230

	$13,545	$12,338

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

7. Goodwill and Other Intangible Assets (continued)

A rollforward of goodwill is as follows (in thousands):

Balance at December 31, 2007	$11,925
Goodwill resulting from acquisition of TPP	1,178
Goodwill resulting from acquisition of CSSG	560
Goodwill resulting from payment of RapidApp earnout	2,000
Goodwill resulting from payment of DCMI earnout	2,252
Impact of currency exchange rates	(944)

Balance at December 31, 2008	$16,971

Goodwill resulting from acquisition of SGI (unaudited)	1,929
Impact of currency exchange rates (unaudited)	403

Balance at September 30, 2009 (unaudited)	$19,303

8. Accrued Expenses and Other Long-Term Liabilities

Accrued expenses consist of the following (in thousands):

	December 31		September 30 2009
	2007	2008
			(Unaudited)
Vacation	$459	$650	$879
Bonus	740	606	595
Payroll and related	2,392	1,231	1,645
Commissions	833	785	644
Accrued interest	1,308	858	1,237
VAT (U.K.)	717	614	1,476
IPO costs	1,234	—	—
Lease termination charge(1)	889	—	—
Professional services	418	299	263
Accrued inventory purchases	1,153	33	681
Earnout	—	1,158	—
Third party fees	500	246	1,405
Other	835	1,916	2,540

	$11,478	$8,396	$11,365

(1)	The lease termination charge represents the early termination charge the Company incurred upon its exiting of its leased U.K. headquarters facility before the full term of the lease.

At December 31, 2007 and 2008 and September 30, 2009 other long-term liabilities consist of the following (in thousands):

	December 31		September 30 2009
	2007	2008
			(Unaudited)
Accrued severance pay (Note 16)	$2,127	$2,710	$3,046
Accrued interest	—	2,062	3,931
Other	—	161	210

	$2,127	$4,933	$7,187

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

9. Borrowings

Equipment Line of Credit

In December 2002, the Company entered into a Loan and Security agreement (the 2002 Loan Agreement) with a bank. The 2002 Loan Agreement allows for borrowings up to $1.0 million to finance expenditures for various equipment, furniture and fixtures. The Company has incurred no borrowings since 2004 under the 2002 Loan Agreement. At September 30, 2009, there were no amounts outstanding under the 2002 Loan Agreement.

In connection with entering into the 2002 Loan Agreement, the Company issued warrants to the lender to purchase 34,615 shares of the Company’s Series B preferred stock (Series B preferred stock) at an exercise price of $0.6524 per share, subject to certain antidilution adjustments. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants have been valued at $12,000 using an option valuation model, assuming a weighted-average risk free rate of return of 4.8%, an expected life of seven years, 75% volatility, and no dividends. The Company recorded the fair value of the warrants as additional interest expense in 2002.

Israeli Debt

The Company’s Israeli subsidiary has overdraft and credit lines with Bank Leumi and a term loan with Israel Discount Bank. The interest rate on this debt is based on the nominal rate of the Bank of Israel plus 1.5% (Rate). During 2009, the Rate ranged from 2.0% to 3.25%. The Rate as of September 30, 2009 and December 31, 2008 was 2.25% and 4.0% respectively.

At September 30, 2009, the total credit line from Bank Leumi was 9 million New Israeli Shekels (NIS) or approximately $2.4 million. The credit line can be taken as short term loans for three month terms or as weekly on-call loans up to NIS 8.5 million ($2.3 million) or as an overdraft line up to NIS 500,000 ($133,000).

As of September 30, 2009 and December 31, 2008, there was NIS 3.5 million ($928,000) and NIS 6 million ($1.6 million), respectively, outstanding under the term loans and NIS 2.5 million ($663,000) outstanding as an on-call loan at September 30, 2009 which are included in short term loans from banks.

The interest rate on the term loans was equal to the Rate plus 2.2% and 2.5% as of September 30, 2009 and December 31, 2008, respectively. The interest rate on the on-call loans was the Rate plus 2.3% as of September 30, 2009. Interest paid to Bank Leumi in 2009 through September 30, 2009 was NIS 202,000 ($54,000) and in 2008 was NIS 335,000 ($89,000).

On December 10, 2008, the Company’s Israeli subsidiary converted a NIS 1.4 million ($358,000), Discount Bank utilized line of credit to a thirty-two month term loan. The interest rate on the loan is equal to the Rate plus 2.5%. The loan is payable in 30 equal monthly installments of principal of NIS 47,000 ($12,400) plus accrued interest beginning in January 2009. Interest paid to Israel Discount Bank in 2009 through September 30, 2009 was NIS 39,000 ($10,400) and in 2008 was NIS 80,000 ($22,000).

As of September 30, 2009 and December 31, 2008, the outstanding balance of the term loan was NIS 1 million ($272,000) and NIS 1.4 million ($370,000) respectively. Of these amounts, NIS 560,000 ($150,000) is included in the current portion of long term debt at September 30, 2009 and at December 31, 2008.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

9. Borrowings (continued)

The credit lines and the term loan of the Company’s Israeli subsidiary are secured by all the assets of the subsidiary and a $2 million fully cash collateralized letter of credit by the Company. The credit lines have certain covenants, as defined, including minimum balance sheet ratios for the Israeli subsidiary. As of September 30, 2009 and December 31, 2008, the Company’s Israeli subsidiary was in compliance with these covenants.

Loan Agreements

In June 2004, the Company entered into a Loan and Security agreement (the 2004 Loan Agreement) with a lender. Under the 2004 Loan Agreement, the Company was allowed to borrow up to $6.0 million before June 2005. The 2004 Loan Agreement is secured by substantially all assets of the Company. Borrowings under the 2004 Loan Agreement bore interest at a fixed rate of 7.00% per annum and required interest only payments until June 30, 2005, followed by 36 consecutive monthly payments of principal and interest, payable monthly in advance. Interest during the repayment period is 7.5%. In addition, there was a final non-principal balloon payment of $450,000 due at loan maturity. The final non-principal balloon payment was amortized as interest expense through its maturity date of June 2008. For the years ended December 31, 2006, 2007 and 2008, the Company amortized $119,000, $119,000 and $59,000, respectively. For the nine month periods ended September 30, 2008, the Company amortized $59,000 (unaudited).

In July 2006, the Company amended the 2004 Loan Agreement (Amendment No. 2) to allow for an additional $3.0 million in borrowings before December 31, 2006. Borrowings under Amendment No. 2 bore interest at a fixed rate of 7.00% per annum and required interest only payments until October 31, 2007, followed by 36 consecutive monthly payments of principal and interest, payable monthly in advance. The interest rate during the repayment period was equal to the prime rate at the beginning of the repayment period plus 1.75%. Prior to the restructuring in June 2009 as described below, this interest rate was 10%. Subsequent to the restructuring the interest rate was fixed at 13.5%. In addition, there was to be a final non-principal balloon payment of $233,000, due at loan maturity. At December 31, 2008 there was $1.7 million payable under Amendment No. 2, which includes $64,000 of interest and $233,000 of non-principal balloon payment. At September 30, 2009 there was $1.3 million (unaudited) payable under Amendment No. 2, which includes $105,000 (unaudited) of interest and $344,000 (unaudited) of the non-principal balloon payment. The final non-principal balloon payment is being amortized as interest expense through its maturity date of July 2011, of which the Company amortized $26,000, $70,000 and $70,000 during the years ended December 31, 2006, 2007 and 2008, respectively and $52,000 (unaudited) and $53,000 (unaudited) in the nine months ended September 30, 2008 and 2009, respectively.

In March 2007, the Company amended the 2004 Loan Agreement (Amendment No. 3) to allow for an additional $10.0 million in borrowings before August 31, 2007. Borrowings under Amendment No. 3 bore interest at a fixed rate of 10.00% per annum and required interest only payments until August 1, 2007 with 36 consecutive monthly payments of principal and interest, payable monthly in advance beginning September 1, 2007. Prior to the restructuring in June 2009 as described below, this interest rate was 10%. Subsequent to the restructuring the interest rate was fixed at 13.5%. In addition, there was to be a final non-principal balloon payment of $625,000 due at loan maturity. At December 31, 2008, there was $7.0 million payable under Amendment No. 3, which includes $478,000 of interest and $625,000 of final payment. At September 30, 2009, there was $6.0 million (unaudited) payable under Amendment No. 3, which includes $577,000 (unaudited) of interest and $894,000

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

9. Borrowings (continued)

(unaudited) of final payment. The final non-principal balloon payment is being amortized as interest expense through its maturity date of July 2011, of which the Company amortized $137,000 and $183,000, in the years ended December 31, 2007 and 2008 respectively and $137,000 (unaudited) and $156,000 (unaudited), in the nine months ended September 30, 2008 and 2009, respectively.

The 2004 Loan Agreement, as amended, does not require the Company to meet financial ratios, but does have certain affirmative covenants (good standing, maintenance of collateral, etc.) and certain negative covenants (payments of dividends, restructuring, prohibited transactions, etc.).

In June 2009, the Company modified the terms of the 2004 Loan Agreement such that the Company will make interest only payments during the period June 2009 through February 2010 at an annual interest rate of 13.5%. In March 2010, all amounts outstanding under the 2004 Loan Agreement, as amended, will be repaid based on a 15-month amortization schedule of principal and interest payment with a 10% interest rate. In consideration for the restructuring of the 2004 Loan Agreement, the Company will pay an additional $380,000 of final non-principal balloon payments to the lender upon maturity of the 2004 Loan Agreement, as amended, in July 2011. The payment date of the $1,238,000 of final non-principal balloon payments outstanding was modified such that they are now due July 2011.

In August, 2007, the Company entered into a loan agreement with a syndicate of new lenders (the 2007 Agreement). Under the 2007 Agreement, the Company may borrow up to a maximum of $14.0 million in three separate loans totaling $6.0 million and two loans of $4.0 million each. The first and second $4.0 million borrowings expired without being drawn upon by the Company as of December 31, 2007 and March 31, 2008, respectively. Prior to the restructuring in June 2009 as described below, borrowings under this agreement bore interest at 9.75% per annum, which accrued for the lesser of a period of one year or until the next equity financing event. Subsequent to the restructuring the interest rate was fixed at 14.5%. The note calls for principal and interest payments to commence on the first anniversary of the note. The payments are scheduled as if it were a 36-month repayment period. On the third anniversary of the note, all unpaid principal and interest is due and payable. The notes issued pursuant to the loan agreement are convertible into our common stock at the option of the lender upon the earlier of (1) the consummation of our next equity financing, (2) the date that is 15 months after the date of the respective note, or (3) the maturity date of the respective note. There are no specific financial covenants related to the 2007 Agreement. At December 31, 2008, there was $7.0 million due under the new loan, which includes $769,000 of interest. At September 30, 2009, there was $6.4 million (unaudited) due under the new loan, which includes $878,000 (unaudited) of interest and $360,000 (unaudited) of final payments. The Company noted that the conversion feature of this loan agreement does not give rise to an initial beneficial conversion feature, as the discounted conversion rate is contingent upon a future financing, that is not certain. If the Company were to have a future financing, such that the conversion rate would be adjusted, the change in the value would result in a beneficial conversion feature and would be recognized as additional interest expense.

In June 2009, the Company modified the terms of the agreement such that the Company will make interest only payments during the period June 2009 through February 2010 at an annual interest rate of 14.5%. The Company will begin making principal and interest payments in March 2010. The payments are scheduled as if it were a 24-month repayment period with a 14.5% interest rate. In January 2011, all unpaid principal and interest is due and payable. In consideration for the modification of the agreement, the Company agreed to pay a $386,000 restructuring fee. $26,000 of the fee was paid at time of modification, $180,000 is due and payable January 2011 and $180,000 is due and

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

9. Borrowings (continued)

payable upon a change in control of the Company or January 2012, whichever is earlier. The modified debt instrument has substantially different terms from the original agreement and thus was accounted for as an extinguishment of debt. The company has recorded a loss on extinguishment of $318,000 within other expenses related to the write-off of any unamortized debt discount and deferred financing costs as of the modification date.

In connection with entering into the 2004 Loan Agreement along with the two additional amendments, the Company issued warrants to the lender to purchase 352,940 shares of the Company’s Series C preferred stock and 322,807 shares of the company’s Series D preferred stock at exercise prices ranging from $0.85 to $2.4318 per share, subject to certain antidilution adjustments. The purchase rights represented by the warrants are exercisable immediately and have a term of seven years. The warrants have been collectively valued at $813,000 using an option valuation model. The Company recorded the fair value of the warrants as an original issue discount on the debt, which was amortized as interest expense through the loan maturity dates ranging from June 2008 to July 2013. The Company amortized $52,000, $197,000, and $207,000 in the years ended December 31, 2006, 2007 and 2008 and, $162,000 (unaudited) and $106,000 (unaudited) in the nine months ended September 30, 2008 and 2009. As of December 31, 2008 the unamortized portion of the original issue discount of $129,000 and $137,000 is included in the current and long-term portions of loans payable, respectively.

In connection with the new loan agreement in August 2007, the Company issued warrants to the lender to purchase common stock at an exercise price of $2.5594. The number of shares available to purchase under the warrant will be determined by dividing 450,000 by the purchase price equal to 80% of the per share price of the next equity financing event as defined in the agreement. In the event an equity financing event does not take place within 15 months of the agreement, the purchase price will be $2.5594 per share and the number of shares issuable under the warrant will be 527,466 shares. The warrant expires six years from the date of issuance. The warrants were valued at $482,000 using an option valuation model, assuming a weighted-average risk free rate of return of 4.25%, an expected life of six years, 45% volatility, and no dividends. The Company recorded the fair value of the warrants as an original issue discount on the debt assuming 527,466 shares will be issuable, which is being amortized as interest expense through the loan maturity date of July 2011. The Company amortized $41,000 and $165,000 in the years ended December 31, 2007 and 2008, respectively and $124,000 (unaudited) and $69,000 (unaudited) for the nine month periods ended September 30, 2008 and 2009, respectively. As of December 31, 2008 the unamortized portion of the original issue discount of $276,000 is included in the current portion of loans payable.

Dell Note

In March 2008, the Company entered into a securities purchase (Dell Purchase Agreement) and related promissory note agreement (Dell Note) with Dell Products L.P. (Dell) whereby the Company borrowed $25.0 million, the maximum provided for under the Dell Note. Borrowings bear interest at 10% per annum. The Dell Note matures on March 6, 2011, and does not require or permit principal or interest payments until maturity. The Dell Note was automatically convertible into the Company’s common stock at a 10% discount upon a qualified public offering, as defined, that transpired on or before March 6, 2009. In addition, the Dell Note is convertible upon Dell’s option, in certain circumstances as defined, into the Company’s preferred stock or common stock at a 10% discount. As part of the Dell Purchase Agreement, the Company granted Dell an option to purchase 5% of the Company’s common stock on a fully diluted basis (Option). The Option is exercisable ten months after the Company closes a

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

9. Borrowings (continued)

qualified public offering, under defined circumstances, and expires two months after becoming exercisable. In connection with the Dell Purchase Agreement and the Dell Note, the Company issued a warrant (Warrant) to purchase $6.3 million of the Company’s preferred stock. The Warrant is only exercisable if the Company closes a qualified financing, as defined, prior to a qualified public offering, as defined, and has an exercise price equal to the conversion price of the qualified financing.

Concurrent with the Dell Note, the Company entered into an agreement (IP Agreement) to sell Dell a perpetual irrevocable license to certain of the Company’s intellectual property (IP). The IP Agreement included a three-year support agreement whereby the Company is required to provide updates to its IP, when and if available, and provide a defined level of support (IP Support). Dell will pay the Company a total of $1.5 million over three years in equal installments of $500,000 in March 2008, 2009 and 2010. The March 2008 and 2009 payments were received in accordance with the payment schedule. The Company had not licensed its IP or related IP support prior to the IP Arrangement and at the time of the IP Arrangement did and does not foresee the licensing of its IP and related IP Support as being an ongoing or significant part of its business going forward. As such, the Company is unable to determine the fair value of the IP or the IP Support. As the Company can not determine the fair value of the IP nor the IP support, it is unable to treat them as distinct and separate elements from the Note and will treat the income from the IP and relate IP Support as contra interest expense. The Company will record the receivable as it is invoiced. The Company has determined that it should record the amount due under the IP Support contract as it invoices the amounts instead of recording the entire amount due as a receivable upon the execution of the Agreement. The Company’s determination was based on (1) the Company earns the amount due over time; (2) the Company does not have the right or ability to invoice except for annually; (3) the amounts are not due to the Company upon signing of the Agreement; (4) the amount is not deemed to be collectable until invoiced; and (5) Dell can cancel the IP Support (under defined circumstances) and not pay for the portion of the IP Support period cancelled.

The embedded conversion feature of the Dell Note is considered a beneficial conversion feature. The embedded conversion feature was valued at $2.5 million and was recorded as additional paid in capital and a debt discount. The debt discount is shown net against the related Dell Note on the Consolidated Balance Sheet and is being amortized as additional interest expense over the life of the Dell Note. The warrant that was issued in conjunction with the Dell Note represents an additional beneficial conversion feature that is contingent upon the future vesting of the warrant. As the beneficial conversion feature is contingent, its value will be recorded only upon vesting of the warrant.

The Warrant is considered to be issued as part of the Dell Note, and was recorded at its fair value of $830,000 by recording a debt discount. The debt discount is shown net against the related Dell Note on the Consolidated Balance Sheets. As the Warrant is a preferred stock warrant and the underlying preferred stock has a mandatory redemption feature, the Warrant is classified as a liability. The Warrant is contingently exercisable and as such will be revalued and “marked to market” for each reporting period after these contingencies are removed. Similar to the Warrant, the Option is considered to be issued as part of the Dell Note but is contingent upon an initial public offering. Once the initial public offering contingency is removed or met, the Company will value the Option and record the value as additional debt discount. The Option was evaluated under FASB ASC Topic No. 815 and will be recorded as a component of stockholders’ equity.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

9. Borrowings (continued)

Amounts outstanding at December 31, 2008 and September 30, 2009 under all the loan agreements including final payments are due as follows (in thousands):

	December 31, 2008	September 30, 2009
		(unaudited)
2009	$4,764	$2,733
2010	5,095	5,219
2011	30,403	30,370
Thereafter	—	—

	40,262	38,322
Less: Unamortized original issue discount	3,333	2,293

Long-term debt	$36,929	$36,029

Capital Lease

During 2005, the Company financed certain computer equipment under capital lease agreements in the amount of approximately $212,000. The remaining principal balance due under the leases of approximately $29,000 and $19,000 is included in accrued expenses at December 31, 2007 and 2008, respectively. There is no outstanding balance as of September 30, 2009. The agreements bear interest ranging from 11.3% to 12.2% per annum, with payments due quarterly in advance through April 2008, including termination payments.

The equipment purchased under the capital lease is included in the accompanying consolidated financial statements at December 31, 2007 and 2008 as follows (in thousands):

	December 31
	2007	2008

Computer equipment	$212	$212
Less accumulated depreciation	(209)	(212)

Net book value	$3	$—

(Unaudited)

Accounts Receivable Financing Agreements

The Company’s SGI subsidiary, which was acquired September 15, 2009, entered into an full recourse Accounts Receivable Financing Agreement (Financing Agreement) with Regency Factors Invoice Finance Limited in November 2008, whereby SGI can finance up to a maximum of 750,000 GBP of its eligible accounts receivable with an 80% advance rate. Under the Financing Agreement, SGI is required to repay advances upon the earlier of the receipt of payment on the financed accounts receivables from their clients, or the financed accounts receivable being aged greater than 75 days. The Financing Agreement has an initial term of one year and continues thereafter when either party

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

9. Borrowings (continued)

may terminate with three months notice. The Financing Agreement bears an annual interest rate of the Royal Bank of Scotland Bank plc Base Rate plus 3% with a factoring fee of 2% of the gross invoice value. At September 30, 2009, we had 533,000 GBP outstanding (approximately $848,000) under the Financing Agreement.

The Company’s SGI subsidiary, which was acquired September 15, 2009, had 72,000 GBP (approximately $114,000) in loans from former owners and employees as of September 30, 2009. The loans were made to the SGI subsidiary prior to its acquisition by the Company to meet short term cash needs. The loans did not bear an interest charge and were repaid in full in November 2009.

10. Redeemable Convertible Preferred Stock

The Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock, and Series F preferred stock have the following characteristics:

Voting

The holders of the Series A, Series B, Series C, Series D, Series E, and Series F preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Dividends

The holders of the Series A, Series B, Series C, Series D, Series E, and Series F preferred stock are entitled to receive, when and as declared by the Board of Directors and out of funds legally available, cumulative dividends at the rate of $0.036, $0.052, $0.051, $0.146, $0.154, and $0.163 per share per annum (subject to adjustment based on subsequent stock dividends, stock splits, or recapitalization), payable in preference and priority to the payment of any dividends on common stock. No dividends or other distributions will be made with respect to the common stock or Series 1 preferred stock until all declared dividends on the Series A, Series B, Series C, Series D, Series E and Series F preferred stock have been paid. Cumulative unpaid dividends of $904,280, $3.5 million, $2.3 million, $7.5 million, $1.1 million, and $93,000, are included in the carrying value of Series A, Series B, Series C, Series D, Series E, and Series F preferred stock, respectively, at December 31, 2008. Cumulative unpaid dividends of $995,000 (unaudited), $4.0 million (unaudited), $2.6 million (unaudited), $9.2 million (unaudited), $1.6 million (unaudited), and $533,000 (unaudited), respectively, are included in the carrying value of the Series A, Series B, Series C, Series D, Series E, and Series F preferred stock, respectively, at September 30, 2009.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then-outstanding Series A, Series B, Series C, Series D, Series E, and Series F preferred stock are entitled to receive an amount equal to the sum of $0.4464, $0.6524, $0.85, $2.4318, $2.5594, and $2.72 per share, respectively (subject to adjustment based on subsequent stock dividends, stock splits, or recapitalization), of Series A, Series B, Series C, Series D, Series E, and Series F preferred stock, plus any accumulated but unpaid dividends, payable in preference and priority to any payments made to the holders of the then-outstanding common stock and Series 1

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

10. Redeemable Convertible Preferred Stock (continued)

stock. After the payment of such liquidation amounts, the Series A, Series B, Series C, Series D, Series E, and Series F preferred stockholders, together with the common and Series 1 shareholders, are entitled to receive a pro rata distribution of the remaining assets of the Company on an as-converted basis up to a maximum of two times the initial liquidation amount.

Conversion

Each share of Series A, Series B, Series C, Series D, Series E, and Series F preferred stock is convertible, at the option of the holder, into a number of shares of common stock as determined by dividing the respective preferred stock issuance price by the conversion price in effect at the time. The conversion price at December 31, 2008, of Series A, Series B, Series C, Series D, Series E, and Series F preferred stock is $0.4464, $0.6524, $0.85, $2.4318, $2.5594, and $2.72, respectively, subject to certain anti-dilution provisions. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $3.25 per share (subject to adjustment based on subsequent stock dividends, stock splits, or recapitalization), and the aggregate net proceeds raised exceed $55.0 million.

Redemption

Commencing any time after February 29, 2012, and at the election of the holders of two-thirds of the then-outstanding preferred shares, the Company may be required, by written request, to redeem the preferred stock. The redemption price shall be the greater of the applicable senior convertible liquidation amount or the going concern value, which is the fair value determined by the Company’s Board of Directors and holders of Series A, Series B, Series C, Series D, Series E, and Series F preferred stock electing to redeem shares, assuming conversion of all preferred stock and vested options and warrants. If the Company does not have sufficient funds legally available to redeem all shares of Series A, Series B, Series C, Series D, Series E, and Series F preferred stock to be redeemed at the redemption date, then the Company will redeem such shares ratably to the extent possible, and will redeem the remaining shares as soon as sufficient funds are legally available.

11. Stockholders’ Equity

Series 1 Preferred Stock

The Series 1 preferred stock has the following characteristics:

Voting

The holders of the Series 1 preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each share of Series 1 preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each preferred share of Series 1 stock is convertible at the time of such vote.

Dividends

The holders of the Series 1 preferred stock are entitled to receive, when and as declared by the Board of Directors and out of funds legally available, any dividends declared on the common stock.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then-outstanding Series 1 preferred stock are entitled to receive a pro rata distribution of the remaining assets of the Company after payment of all liquidation preferences and unpaid dividends on Series A, Series B, Series C, Series D, Series E, and Series F preferred stock.

Conversion

Each share of Series 1 preferred stock is convertible, at the option of the holder, into a number of shares of common stock as determined by dividing the Series 1 preferred stock issuance price by the conversion price in effect at the time. The conversion price at December 31, 2008 of Series 1 preferred stock is $1.92 (unaudited), subject to certain anti-dilution provisions. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $3.25 per share (subject to adjustment based on subsequent stock dividends, stock splits, or recapitalization), and the aggregate net proceeds raised exceed $55.0 million.

Redemption

The Series 1 stock has no redemption provisions.

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

At December 31, 2007 and 2008 and September 30, 2009, the Company had 61,217,314, 65,260,969 and 64,662,470 (unaudited) of its common stock reserved for issuance upon conversion of the redeemable convertible preferred stock (including shares issuable upon the exercise of outstanding warrants to purchase common stock, shares of Series B, Series C, Series D, Series E, and Series F preferred stock), and the exercise of all common stock options outstanding, common stock options available for future grant, outstanding warrants to purchase common stock, Series 1 convertible preferred stock and options to purchase Series 1 convertible preferred stock. At the Board of Directors meeting held on January 11, 2010, the Board approved the officers of the Company to undertake an initial public offering (IPO) and file a Registration Statement on Form S-1 with the Securities and Exchange Commission for the purposes of raising proceeds of up to $100.0 million, including a maximum of 15% of the number of shares offered in the underwriters’ option to purchase additional shares.

In June 2008, the Company and one of its investors purchased 2.2 million shares of the Company’s Common Stock for $5.0 million (Transaction) from certain of the Company’s officers and employees (Sellers). The shares were purchased at $2.26 per share, the fair market value at the time of the purchase. The purchased shares consisted of both shares owned by the Sellers, as well as shares the Sellers purchased via the exercise of stock options and sold on the date of the Transaction. The exercise of stock options and subsequent sale to the Company is considered a cash settlement for accounting purposes. As a result, the Company recognized additional compensation expense of $1.2 million in 2008, which is included in the total compensation expense of $2.7 million based on the fair value of the stock options on the date of exercise.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation

Stock Options

2001 Amended and Restated Stock Option and Grant Plan

During 2001, the Company adopted the 2001 Amended and Restated Stock Option Plan (the 2001 Plan). The 2001 Plan is administered by the Company’s Board of Directors and allows for the granting of awards in the form of incentive stock options to employees and non-qualified options to officers, employees, consultants, directors and advisors. Incentive stock options may be granted to any employee at an exercise price per share of not less than the fair value per common share on the date of grant (not less than 110% of fair value in the case of holders of more than 10% of the Company’s voting stock). Non-qualified stock options may be granted to any employee or non-employee. Options granted to employees generally vest at a rate of 25% on the first anniversary of the date of grant and in equal quarterly installments thereafter over the next three years and generally expire ten years from the date of grant or immediately upon the date of employee termination. Certain option awards are granted with a right of early exercise, in exchange for a restricted stock agreement and the grant to the Company of a right of repurchase. The stock restrictions relate to the sale and transferability of the stock and the Company’s right of repurchase lapses according to a vesting schedule. The restrictions and right of repurchase are contingent upon continued employment. The following table summarizes the activity of the Company’s 2001 Plan:

	Number of Shares	Weighted- Average Exercise Price	Range of Exercise Prices	Aggregate Intrinsic Value
				(in thousands)
Outstanding at December 31, 2007	9,861,778	$0.69	$0.02 – $2.05	$15,506
Granted	563,500	2.25	1.45 – 2.31
Exercised	(896,924)	0.15	0.02 – 1.74
Forfeited	(1,109,816)	1.26	0.08 – 2.31

Outstanding at December 31, 2008	8,418,538	0.76	$0.02 – $2.31	$5,553
Granted (unaudited)	4,282,750	1.36	1.22 – 1.43
Exercised (unaudited)	(207,407)	0.23	0.08 – 2.05
Forfeited (unaudited)	(4,247,392)	1.47	0.08 – 2.31

Outstanding at September 30, 2009 (unaudited)	8,246,489	0.74	$0.02 – $2.05	$6,088

Exercisable at September 30, 2009 (unaudited)	6,180,455	0.57	$0.02 – $2.05	$5,633

The intrinsic value of the options exercised during the year ending December 31, 2007 and 2008 was $1.4 million and $1.7 million, respectively and $235,000 (unaudited) for the nine month periods ended September 30, 2009.

The weighted-average remaining contractual life of options outstanding and exercisable under the 2001 Plan at December 31, 2008 were 6.8 years and 6.4 years, respectively. The weighted-average remaining contractual life of options outstanding and exercisable under the 2001 Plan at September 30, 2009 were 6.4 years and 6.2 years, respectively.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation (continued)

The following table summarizes information about stock options outstanding at December 31, 2008 under the 2001 Plan:

	Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (In Years)
$0.02	169,699	2.77	169,699
0.04	125,000	2.92	125,000
0.05	312,500	3.49	312,500
0.07	470,943	4.18	470,943
0.08	1,207,830	5.01	1,207,830
0.24	2,977,247	6.48	2,638,840
1.39	1,355,218	8.22	1,267,717
1.45	25,500	9.87	—
1.74	359,200	8.40	98,679
1.93	209,150	8.55	67,657
2.05	798,251	7.76	313,930
2.26	109,300	9.05	3,125
2.28	32,000	9.19	6,750
2.31	266,700	9.56	—

	8,418,538	6.59	6,682,670

The following table summarizes information about stock options outstanding at September 30, 2009 under the 2001 Plan (unaudited):

	Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (In Years)
$0.02	169,699	2.02	169,699
0.04	125,000	2.17	125,000
0.05	312,500	2.74	312,500
0.07	470,943	3.41	470,943
0.08	1,124,830	4.23	1,124,830
0.24	2,021,325	5.79	1,869,462
1.22	393,100	9.41	2,125
1.26	181,900	9.63	—
1.38	3,411,380	8.17	2,086,584
1.39	1,375	7.48	1,375
1.93	34,000	7.80	17,500
2.05	437	7.98	437

	8,246,489	6.45	6,180,455

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation (continued)

At December 31, 2007 and 2008 and September 30, 2009, there were 535,792, 1,240,181 and 1,121,237 (unaudited) options available for future grant under the 2001 Plan.

2004 Series 1 Stock Plan

During 2004, the Company adopted the 2004 Series 1 Stock Plan (the 2004 Plan), under which a maximum of 325,000 shares of Series 1 preferred stock are currently reserved for issuance. The 2004 Plan is administered by the Company’s Board of Directors. As part of the Source Enterprise Consulting Limited and Sagitta Performance Systems Limited acquisition, options granted by Source and Sagitta prior to the acquisition were converted into options to acquire the Company’s Series 1 preferred stock using a conversion ratio of .09556. Options vest monthly over four years, and generally expire ten years from the date of grant, or three months from date of employee termination. Option holders were given up to two years of service credit for pre-acquisition vesting. In 2005 and 2006, the Company’s Board of Directors voted to allocate 103,430 and 15,357, respectively, authorized but unissued shares related to the 2004 Plan to the 2001 Plan, as no additional shares will be issued under the 2004 Plan.

The following table summarizes the activity of the Company’s 2004 Series 1 Stock Plan:

	Number of Series 1 Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
			(in thousands)
Outstanding at December 31, 2007	73,428	$1.34	$68
Exercised	(2,592)	1.34	189
Forfeited	(2,674)	1.34	—

Outstanding at December 31, 2008	68,162	$1.34	$—
Exercised (Unaudited)	(3,485)	1.34

Outstanding at September 30, 2009 (Unaudited)	64,677	$1.34	3

Exercisable at September 30, 2009 (Unaudited)	64,677	$1.34	3

At December 31, 2008 and September 30, 2009, there were 2,674 options available for future grant under the 2004 Plan. There was $0, and $189,000 of intrinsic value of options exercised during the years ended December 31, 2007 and 2008, respectively, and $383 (unaudited) during the nine month period ended September 30, 2009.

The weighted-average remaining contractual life of options outstanding and exercisable was 6.6 years at December 31, 2008. The weighted-average remaining contractual life of options outstanding and exercisable was 4.8 years (unaudited) at September 30, 2009.

2007 Section 102 Share Option Plan

During 2007, the Company adopted the 2007 Section 102 Share Option Plan (the 2007 Plan), under which a maximum of 684,275 shares of common stock are reserved for issuance. The 2007 Plan is administered by the Company’s Board of Directors, and options may be granted to any person providing service to the Company or its affiliates in Israel.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation (continued)

The following table summarizes the activity of the Company’s 2007 Plan:

	Number of Shares	Weighted- Average Exercise Price	Range of Exercise Price	Aggregate Intrinsic Value
				(in thousands)
Outstanding at December 31, 2007	387,000	$1.83	$1.74 – $2.05	$194
Granted	158,850	2.23	$1.45 – $2.31
Exercised	—
Forfeitures	(105,565)	1.83	$1.45 – $2.31

Outstanding at December 31, 2008	440,285	1.92	$1.45 – $2.31	—
Granted (unaudited)	616,900	1.34	$1.22 – $1.38
Forfeitures (unaudited)	(446,332)	1.90	$1.22 – $2.31

Outstanding at September 30, 2009 (unaudited)	610,853	1.34	$1.22 – $2.31	26

Exercisable at September 30, 2009 (unaudited)	223,963	1.38	$1.38 – $2.31	—

As of December 31, 2007 and 2008 and September 30, 2009, there were 113,000 shares, 159,715 shares, and 72,734 (unaudited), respectively, available for future grant under the plan. The weighted-average remaining contractual life of options outstanding was 9.4 years and 8.3 years (unaudited) at December 31, 2008 and September 30, 2009, respectively.

The following table summarizes information about stock options outstanding at December 31, 2008 under the 2007 plan:

Exercise Price	Number Outstanding	WA Remaining Life	Options Exercisable
1.45	7,000	9.87	—
1.74	275,935	8.40	118,069
1.93	1,000	8.55	312
2.05	12,750	8.80	3,778
2.26	103,600	9.05	2,343
2.28	3,500	9.19	—
2.31	36,500	9.47	—

	440,285		124,502

The following table summarizes information about stock options outstanding at September 30, 2009 under the 2007 Plan (unaudited):

Exercise Price	Number Outstanding	WA Remaining Life	Options Exercisable
1.22	143,350	9.31	—
1.26	26,500	9.63	—
1.38	440,503	7.91	223,463
1.74	250	7.65	250
2.31	250	8.96	250

	610,853	8.32	223,963

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation (continued)

Grant-Date Fair Value

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award. The fair value of options granted during years ended December 31, 2006, 2007 and 2008 and the nine month period ended September 30, 2009 were $185,000, $2.1 million, $1.6 million, and $1.9 million (unaudited) respectively, using the following estimated weighted-average assumptions (based on grants during the period):

	Year Ended December 31			Nine months ended
	2006	2007	2008	September 30, 2009
				(Unaudited)
Options granted	1,790,082	4,247,350	722,350	4,899,650
Weighted-average exercise price	$0.24	$1.53	$2.25	$1.36
Weighted-average grant-date fair value	$0.10	$0.51	$2.25	$1.36

Assumptions:
Expected volatility	50%	43%	42%	41%
Expected term (in years)	6.25	6.25	5.92	5.19
Risk-free interest rate	4.82%	4.67%	3.02%	2.17%
Expected dividend yield	0%	0%	0%	0%
Expected forfeiture rate	5.57%	5.57%	5.57%	6.35%

Expected Volatility—Volatility measures the amount that a stock price has fluctuated or is expected to fluctuate during a period. The Company determines estimated volatility over the term of its awards based on an analysis of comparable public companies.

Expected Term—Prior to 2008, the Company did not have sufficient option history to estimate the expected term of its awards. Therefore, the expected term was determined using the simplified method for estimating expected life of plain-vanilla options. For awards granted in 2008 and forward, the Company uses past experience to determine the expected term.

Risk-Free Interest Rate—The yield on zero-coupon U.S. Treasury securities with a maturity that is commensurate with the expected term of the option is used as the risk-free interest rate.

Expected Dividend Yield—The Company’s Board of Directors has never declared dividends, nor does it expect to issue dividends in the foreseeable future.

Expected Forfeiture Rate—The Company estimates the number of options expected to be forfeited before vesting based on past experience. Compensation expense is reduced based on expected forfeitures.

As of December 31, 2008 and September 30, 2009, the total unrecognized compensation cost related to unvested share-based awards was $1.3 million and $1.6 million (unaudited), respectively, which will be recognized into expense as follows (in thousands):

	December 31, 2008	September 30, 2009
		(Unaudited)
2009	$443	$186
2010	440	691
2011	267	454
2012	127	183
2013	—	112

	$1,277	$1,626

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation (continued)

(Unaudited)

Stock Options Re-priced:

On August 31, 2009, the Company completed its re-pricing of certain common stock options with exercise prices above the fair market value of its common stock as of that date. The options were re-priced to the fair value of the Company’s common stock as of August 31, 2009, $1.38 per share. The re-pricing did not modify any other terms of the stock options. A total of 3.8 million of the Company’s common stock options were re-priced resulting in additional compensation expense of approximately $333,000, of which $133,000 was recognized upon re-pricing as it related to vested options and $200,000 will be recognized over the remaining vesting periods of the options. These vesting periods range from 1.5 years to 3.8 years.

13. Warrants

In connection with various debt and equity financings, the Company has issued warrants to purchase 4,655,045 shares of preferred and common stock, including the grant of 390,625 warrants to purchase common stock at $2.56 to a client in August 2007 in connection with a guaranteed three-year revenue and services arrangement. In accordance with FASB ASC Topic No. 505, the Company has recorded the fair value of the 390,625 warrants granted to a client as an offset against revenues as the warrant vests. In the year ended December 31, 2008 and the nine month periods ended September 30, 2008 and 2009, approximately $80,000, $60,000 (unaudited) and $20,000 (unaudited) was offset against revenue.

The following table summarizes the warrants outstanding as of December 31, 2008:

Security to Be Issued Upon Exercise	Warrants Outstanding	Exercise Price	Expiration Date
Series B Preferred Stock	34,615	$0.6524	12/12/2009
Series C Preferred Stock	352,940	$0.8500	6/30/2011
Series D Preferred Stock	575,700	$2.4318	9/29/2010
Series D Preferred Stock	575,700	$2.4318	1/11/2011
Series D Preferred Stock	61,683	$2.4318	7/31/2013
Series D Preferred Stock	261,124	$2.4318	3/20/2014
Series D Preferred Stock	411,215	$2.4318	4/10/2012
Series E Preferred Stock	312,567	$2.5594	8/15/2012
Common Stock	527,466	$2.5594	8/28/2013
Common Stock	1,151,410	$2.4318	10/13/2010
Common Stock	390,625	$2.5600	8/3/2017

	4,655,045

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

13. Warrants (continued)

The following table summarizes the warrants outstanding as of September 30, 2009 (unaudited):

Security to Be Issued Upon Exercise	Warrants Outstanding	Exercise Price	Expiration Date
Series B Preferred Stock	34,615	$0.6524	12/12/2009
Series C Preferred Stock	352,940	$0.85	6/30/2011
Series D Preferred Stock	575,700	$2.4318	9/29/2010
Series D Preferred Stock	575,700	$2.4318	1/11/2011
Series D Preferred Stock	61,683	$2.4318	7/31/2013
Series D Preferred Stock	261,124	$2.4318	3/20/2014
Series D Preferred Stock	411,215	$2.4318	4/10/2012
Series E Preferred Stock	312,567	$2.5594	8/15/2012
Common Stock	527,466	$2.5594	8/28/2013
Common Stock	1,151,410	$2.4318	10/13/2010

	4,264,420

14. Income Taxes

Income (loss) before income taxes is as follows (in thousands):

	Year Ended December 31
	2006	2007	2008
United States (U.S.)	$(7,457)	$(8,685)	$(14,606)
Foreign	(2,750)	(5,652)	(8,459)

Total	$(10,207)	$(14,337)	$(23,065)

The Company’s provision (benefit) for income taxes is as follows (in thousands):

	Year Ended December 31
	2006	2007	2008
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	21	35

Total	—	21	35
Deferred:
Federal	—	77	287
State	—	15	44
Foreign	—	(598)	(126)

Total	—	(506)	205

	$—	$(485)	$240

Deferred income tax expense (benefit) includes non-cash deferred tax expense from amortization of goodwill for tax but not book purposes offset by deferred tax benefit from net operating losses and book-tax timing differences recognized as offsets to existing deferred tax liabilities.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

14. Income Taxes (continued)

A reconciliation of the U.S. federal statutory rate to the Company’s effective tax rate is as follows:

	Year Ended December 31
	2006	2007	2008

Tax at U.S. federal statutory rate	34.0%	34.0%	34.0%
Foreign rate differential	(1.1)	(2.9)	(2.2)
Change in value of warrant liability	3.1	(5.0)	2.4
Share-based compensation	—	(0.5)	(2.2)
Other permanent items	(0.5)	(0.5)	(4.5)
State taxes, net of federal benefit	—	—	—
Uncertain tax positions	—	—	—
Change in valuation allowance including losses not benefited	(35.5)	(21.4)	(28.5)

	—%	3.7%	(1.0)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows (in thousands):

	As of December 31
	2007	2008

Deferred tax assets:
Net operating loss carryforwards	$20,108	$23,145
Reserves and accruals	959	2,207
Fixed and intangible assets	(2,125)	(1,067)
Other	40	(44)

Deferred tax assets	18,982	24,241
Valuation allowance	(19,265)	(24,729)

Total net deferred tax (liability)	$(283)	$(488)

In June 2006, the FASB issued FASB guidance now codified within FASB ASC Topic No. 740, Income Taxes, which is an interpretation of FASB Statement 109, Accounting for Income Taxes. FASB ASC Topic No. 740 requires management to perform a two-step evaluation of all tax positions, ensuring that these tax return positions meet the “more-likely than not” recognition threshold and can be measured with sufficient precision to determine the benefit recognized in the financial statements. These evaluations provide management with a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements certain tax positions that the Company has taken or expects to take on income tax returns.

FASB ASC Topic No. 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $19.2 million and $24.7 million valuation allowance at

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

14. Income Taxes (continued)

December 31, 2007 and 2008, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The increase in the valuation allowance was $5.5 million for each of the years ended December 31, 2007 and 2008.

At December 31, 2007 and 2008, respectively, the Company has available U.S. federal net operating loss carryforwards of approximately $34.9 million and $45.5 million, respectively, which will expire between 2021 and 2028. In addition, the Company has available state net operating loss carryforwards of approximately $30.6 and $39.1 million, respectively, at December 31, 2007 and December 31, 2008, that began to expire in 2007.

Ownership changes, as defined by the Internal Revenue Code of 1986, as amended, may substantially limit the amount of U.S. federal and state net operating losses that can be utilized annually to offset future taxable income. Subsequent ownership changes could further limit the amount of net operating loss carryforwards that can be used in future years. Such annual limitations could result in the expiration of net operating loss carryforwards before utilization. In addition, the Company has foreign net operating loss carryforwards of $22.3 million as of December 31, 2007, $21.0 million at December 31, 2008.

As of December 31, 2008, a summary of the tax years that remain subject to examination are:

United States—federal and state	2005 and forward
United Kingdom	2005 and forward
Israel	2005 and forward
Turkey	2005 and forward

(Unaudited)

The Company’s tax provision for the nine months ended September 30, 2008 and 2009 was expense of $193,000 and $8,674, respectively. The expense results from current taxes due in the Company’s profitable jurisdictions and deferred tax expense associated with non-deductible goodwill amortization. The impact of these items have been partially offset in the period ended September 30, 2009 by the utilization of net operating tax loss carryforwards.

15. Commitments and Contingencies

The Company currently subleases its office space under non-cancelable operating leases expiring at various dates through December 2013. The Company also leases certain office equipment under non-cancelable operating leases. Total rent expense under these operating leases for the years ended December 31, 2006, 2007, and 2008 and the nine month periods ended September 30, 2008 and 2009 was $1.0 million, $1.5 million, $1.9 million, $1.5 million (unaudited), and $1.2 million (unaudited), respectively.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

15. Commitments and Contingencies (unaudited) (continued)

Future minimum lease payments under non-cancelable operating leases at December 31, 2008 and September 30, 2009 are approximately as follows (in thousands):

	December 31, 2008	September 30, 2009
		(unaudited)
2009	$1,553	$405
2010	1,547	1,557
2011	1,397	1,404
2012	625	701
2013	165	150

	$5,287	$4,217

The future lease commitments of the Company’s foreign subsidiary have been converted to U.S. dollars using the respective period end exchange rates.

The Company has certain contingent liabilities that arise in the ordinary course of business. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

16. Employee Benefit Plans

The Company maintains a 401(k) plan (the 401(k) Plan) covering all eligible U.S. employees, as defined. The 401(k) Plan allows eligible employees to make contributions as defined by the 401(k) Plan, subject to certain IRS limitations. Under the 401(k) Plan, the Company may make discretionary contributions at the end of each plan year. There were no Company matching contributions made for the years ended December 31, 2006, 2007 and 2008 or the nine month period ended September 30, 2009.

The Company’s Israeli subsidiaries are required to provide for severance pay pursuant to Israel’s Severance Pay Law, based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The Company’s liability for all of its employees is provided for by monthly deposits with insurance policies. The value of these policies is recorded within other assets in the Company’s balance sheet and was approximately $1.7 million, $2.0 million and $2.5 million (unaudited) at December 31, 2007 and 2008 and September 30, 2009, respectively. The calculated liability is recorded within other long-term liabilities and was approximately $2.1 million, $2.7 million and $3.0 million (unaudited) at December 31, 2007 and 2008, and September 30, 2009, respectively.

The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance expense for the years ended December 31, 2007 and 2008 and the nine month periods ended September 30, 2008 and 2009 amounted to $406,000, $1.7 million, $1.1 million (unaudited) and $503,000 (unaudited), respectively.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

17. Related Party Transactions

In November 2009, the Company acquired certain assets of CRI Technologies for 699,390 shares of common stock. A director of the Company, was also a director CRI Technologies and had a financial interest in of CRI Technologies at the time of the acquisition.

The Company also performed services for an entity affiliated with a member of the compensation committee. The provision of services to the entity generated approximately $256,000 and $124,000 in revenues to us in 2007 and 2008, respectively, and $16,000 in revenues during the nine months ended September 30, 2009 (unaudited).

18. Subsequent Events

In accordance with FASB ASC Topic No. 855, the Company has evaluated events through January 28, 2010 and concluded that no events or transactions have occurred or are pending that would have a material effect on the financial statements as of December 31, 2008 and September 30, 2009 or are of such significance that would require mention as a subsequent event in the financial statements in order to make them not misleading regarding the financial position, results of operations or cash flows of the Company other than events already disclosed elsewhere in the financial statements.

19. Restatement of Previously-Issued Financial Statements

In connection with the Company’s review of its financial statements for the nine months ended September 30, 2009, it noted a non-cash error in its purchase accounting for its 2007 acquisition of DCMI Limited. The error related to the accounting for shares issued to former DCMI shareholders which contained service based vesting requirements. The Company accounted for the shares as purchase consideration instead of as share based compensation, as earned. As of December 31, 2007 and 2008, the error resulted in a $2.2 million and $1.6 million overstatement of goodwill, a $2.1 million and $1.3 million overstatement of additional paid in capital, a $104,000 and $919,000 understatement of stock based compensation expense with a corresponding overstatement of retained earnings, a $54,000 and $645,000 understatement of accumulated other comprehensive income (loss) due to the impact of foreign exchange rates changes on the goodwill balance, a $1,000 and $1,000 overstatement of common stock par value and an overstatement of the number of common shares outstanding by 1,074,471 and 584,000, respectively.

In addition to the error described above, the restated consolidated financial statements for 2007 and 2008 include adjustments to correct previously identified errors which were previously determined to be individually and collectively immaterial.

As a result of this error, the Company has restated its:

•	Audited consolidated balance sheets as of December 31, 2007 and 2008;

•	Audited consolidated statements of operations for the years ended December 31, 2007 and 2008;

•	Audited consolidated statements of redeemable preferred stock and stockholders’ deficit and comprehensive income (loss) for the years ended December 31, 2007 and 2008; and

•	Audited consolidated statements of cash flows for the years ended December 31, 2007 and 2008.

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

19. Restatement of Previously-Issued Financial Statements (continued)

The tables below summarize the impact of the restatement on the consolidated balance sheets as of December 31, 2007 and 2008, and the consolidated statements of operations for the years ended December 31, 2007 and 2008. A table summarizing the impact of the restatement on the cash flow statement is not presented as the restatement did not have a material impact on cash flows from operations, investing or financing activities.

	As of December 31, 2007			As of December 31, 2008
	(in thousands)
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$5,948	$—	$5,948	$12,509	$—	$12,509
Accounts receivable, net of allowances	17,307	(58)	17,249	18,295	15	18,310
Unbilled revenue	3,790	—	3,790	1,754	(17)	1,737
Restricted cash and cash equivalents, current	115	—	115	1,802	—	1,802
Deferred tax asset, current	291	—	291	459	—	459
Deferred costs, current	1,990	—	1,990	4,899	(131)	4,768
Prepaid expenses and other current assets	2,753	31	2,784	2,341	64	2,405

Total current assets	32,194	(27)	32,167	42,059	(69)	41,990
Property and equipment, net	850	—	850	1,248	224	1,472
Intangible assets, net	16,768	—	16,768	13,545	—	13,545
Goodwill	14,074	(2,149)	11,925	18,528	(1,557)	16,971
Other assets	5,037	(18)	5,019	2,726	176	2,902
Deferred tax asset, non-current	279	—	279	—	—	—
Deferred costs, net of current	2,484	—	2,484	2,340	(129)	2,211

Total assets	$71,686	$(2,194)	$69,492	$80,446	$(1,355)	$79,091

Liabilities, redeemable convertible preferred stock and stockholders' deficit
Current liabilities:
Current portion of long-term debt	$7,471	$—	$7,471	$2,936	$63	$2,999
Accounts payable	6,979	—	6,979	5,460	—	5,460
Accrued expenses and other current liabilities	11,529	(51)	11,478	8,452	(56)	8,396
Deferred revenue	7,983	—	7,983	13,917	(133)	13,784

Total current liabilities	33,962	(51)	33,911	30,765	(126)	30,639
Long-term debt, net of current portion	11,834	—	11,834	33,754	176	33,930
Long-term deferred revenue	4,178	—	4,178	4,765	(151)	4,614
Deferred tax liability, non-current	853	—	853	947	—	947
Other long-term liabilities	2,127	—	2,127	4,753	180	4,933
Redeemable convertible preferred stock warrant liability	4,483	—	4,483	3,706	—	3,706
Redeemable convertible preferred stock	74,617	—	74,617	89,087	—	89,087
Series 1 Convertible Preferred Stock	370	—	370	370	—	370
Common stock	15	(1)	14	16	(1)	15
Additional paid in capital	11,985	(2,071)	9,914	16,687	(1,231)	15,456
Treasury stock	(1)	—	(1)	(4,531)	—	(4,531)
Accumulated other comprehensive income	1,193	54	1,247	1,464	642	2,106
Accumulated deficit	(73,930)	(125)	(74,055)	(101,337)	(844)	(102,181)

Total stockholders' deficit	(60,368)	(2,143)	(62,511)	(87,331)	(1,434)	(88,765)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$71,686	$(2,194)	$69,492	$80,446	$(1,355)	$79,091

Glasshouse Technologies, Inc.

Notes to Consolidated Financial Statements (continued)

19. Restatement of Previously-Issued Financial Statements (continued)

	Year Ended December 31, 2007			Year Ended December 31, 2008
	(in thousands, except share and per share data)
	As Previously Reported	Adjustments	As Restated	As Previously Reported		Adjustments	As Restated
Revenues:
Service	$60,463	$(27)	$60,436		$82,717	$281	$82,998
Product	805	—	805		2,060		2,060

Total revenues	61,268	(27)	61,241		84,777	281	85,058
Cost of revenues:
Service	44,648	61	44,709		63,181	534	63,715
Product	431	—	431		1,631		1,631

Total cost of revenues	45,079	61	45,140		64,812	534	65,346
Gross profit	16,189	(88)	16,101		19,965	(253)	19,712
Operating expenses:
Research and development expenses	128	18	146		1,068	(18)	1,050
Selling and marketing expenses	15,270	43	15,313		18,479	577	19,056
General and administrative expenses	9,494	(73)	9,421		15,464	(45)	15,419
Amortization of intangible assets	2,260	—	2,260		2,771		2,771

Total operating expenses	27,152	(12)	27,140		37,782	514	38,296
Loss from operations	(10,963)	(76)	(11,039)		(17,817)	(767)	(18,584)
Other income (expense), net	(1,174)	—	(1,174)		212		212
Interest expense	(2,124)	—	(2,124)		(4,693)		(4,693)

Loss before income taxes and cumulative effect of change in accounting principle	(14,261)	(76)	(14,337)		(22,298)	(767)	(23,065)
Provision (benefit) for income taxes	(534)	49	(485)		288	(48)	240

Loss before cumulative effect of change in accounting principle	(13,727)	(125)	(13,852)		(22,586)	(719)	(23,305)
Cumulative effect of change in accounting principle	—	—	—				—

Net loss	(13,727)	(125)	(13,852)		(22,586)	(719)	(23,305)
Dividends and accretion of preferred stock	(4,310)	—	(4,310)		(4,821)		(4,821)
Net loss to common shareholders	$(18,037)	$(125)	$(18,162)		$(27,407)	$(719)	$(28,126)

Net loss per share to common shareholders (basic and diluted)	$(1.73)		$(1.79)	$	n/a		$(2.13)

Weighted average number of shares outstanding (basic and diluted)	10,428		10,160		n/a		13,193

RAPID APPLICATION DEPLOYMENT, INC.

Financial Statements

Years Ended December 31, 2005 and 2006, and

Six Months Ended June 30, 2006 and 2007 (unaudited)

Report of Independent Auditors

The Board of Directors

Rapid Application Deployment, Inc.

We have audited the accompanying balance sheets of Rapid Application Deployment, Inc. as of December 31, 2005 and 2006, and the related statements of income, cash flows, and stockholders’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Rapid Application Deployment, Inc. as of December 31, 2005 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

November 8, 2007

Boston, Massachusetts

RAPID APPLICATION DEPLOYMENT, INC.

Balance Sheets

	December 31		June 30 2007
	2005	2006
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$89,179	$8,079	$191,360
Trade accounts receivable	963,569	1,055,348	843,387
Other current assets	24,164	27,324	11,903

Total current assets	1,076,912	1,090,751	1,046,650

Property and equipment, net	93,657	80,473	65,305
Notes receivable from related parties	238,620	459,622	254,178
Other noncurrent assets	9,128	—	—

Total assets	$1,418,317	$1,630,846	$1,366,133

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$134,801	$87,802	$5,852
Bank loans	500,000	450,000	450,000
Current portion of capital lease obligation	23,897	24,697	11,578
Accrued liabilities	172,433	283,858	312,115

Total current liabilities	831,131	846,357	779,545
Capital lease obligation, less current portion	24,697	—	—

Common stock	410	410	410
Retained earnings	562,079	784,079	586,178

Total stockholders’ equity	562,489	784,489	586,588

Total liabilities and stockholders’ equity	$1,418,317	$1,630,846	$1,366,133

See accompanying notes.

RAPID APPLICATION DEPLOYMENT, INC.

Statements of Income

	Year Ended December 31		Six Months Ended June 30
	2005	2006	2006	2007
			(Unaudited)	(Unaudited)
Revenues:
Service	$4,506,339	$5,293,066	2,688,004	$2,235,152
Software and hardware	1,167,058	1,744,293	261,024	660,431

	5,673,397	7,037,359	2,949,028	2,895,583

Cost of revenues:
Service	2,600,878	2,898,816	1,479,063	1,244,424
Software and hardware	1,069,791	1,600,973	245,998	606,585

	3,670,669	4,499,789	1,725,061	1,851,009

Gross profit	2,002,728	2,537,570	1,223,967	1,044,574

Operating expenses:
Sales and marketing	912,125	1,136,619	346,195	533,795
General and administrative	1,004,831	969,771	403,183	416,730

Total operating expenses	1,916,956	2,106,390	749,378	950,525

Income from operations	85,772	431,180	474,589	94,049
Other income (expense):
Interest expense	(23,917)	(36,769)	(19,270)	(19,984)
Other, net	8,059	(3,413)	(3,796)	(6,522)

	(15,858)	(40,182)	(23,066)	(26,506)

Net income	$69,914	$390,998	$451,523	$67,543

See accompanying notes.

RAPID APPLICATION DEPLOYMENT, INC.

Statements of Stockholders’ Equity

	Common Stock	Retained Earnings	Total
Balance at January 1, 2005	$410	$1,023,665	$1,024,075
Net income	—	69,914	69,914
Distributions to owners	—	(531,500)	(531,500)

Balance at December 31, 2005	410	562,079	562,489
Net income	—	390,998	390,998
Distributions to owners	—	(168,998)	(168,998)

Balance at December 31, 2006	410	784,079	784,489
Net income (Unaudited)	—	67,543	67,543
Distributions to owners (Unaudited)	—	(265,444)	(265,444)

Balance at June 30, 2007 (Unaudited)	$410	$586,178	$586,588

See accompanying notes.

RAPID APPLICATION DEPLOYMENT, INC.

Statements of Cash Flows

	Year Ended December 31		Six Months Ended June 30
	2005	2006	2006	2007
			(Unaudited)	(Unaudited)
Operating activities
Net income	$69,914	$390,998	$451,523	$67,543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,828	30,699	15,660	15,168
Changes in operating assets and liabilities:
Trade accounts receivable	279,838	(91,779)	(47,560)	211,961
Notes receivable from related parties	(50,000)	—	—	—
Other assets	(17,164)	5,968	24,068	15,421
Accounts payable	127,758	(46,999)	(108,658)	(81,950)
Accrued liabilities	91,082	121,425	(14,414)	28,257

Net cash provided by operating activities	537,256	410,312	320,619	256,400
Investing activities
Purchases of property and equipment	(1,487)	(17,515)	—	—

Net cash used in investing activities	(1,487)	(17,515)	—	—
Financing activities
Additional borrowings on bank loan	700,000	1,150,000	50,000	—
Repayments on bank loan	(600,000)	(1,200,000)	(300,000)	—
Repayments on capital lease obligations	(21,084)	(23,897)	(11,574)	(13,119)
Distributions to owners	(548,500)	(400,000)	(101,320)	(60,000)

Net cash used in financing activities	(469,584)	(473,897)	(362,894)	(73,119)

Net increase (decrease) in cash and cash equivalents	66,185	(81,100)	(42,275)	183,281
Cash and cash equivalents at beginning of period	22,994	89,179	89,179	8,079

Cash and cash equivalents at end of period	$89,179	$8,079	$46,904	$191,360

See accompanying notes.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements

Years Ended December 31, 2005 and 2006, and

Six Months Ended June 30, 2006 and 2007 (Unaudited)

1. Nature of Business

Rapid Application Deployment, Inc. is a North American IT infrastructure consulting firm based in Chicago and New York with significant experience designing, planning, deploying, and managing IT network and systems infrastructures, including cutting-edge virtual infrastructure solutions. The Company performs services for various companies to minimize project costs and compress time frames for the deployment of applications and their supporting infrastructure. Using the highly successful RapidDeploy process, the Company’s consultants assist in the design and deployment of some of the largest computing infrastructures in the country.

The Company is subject to the risks associated with early stage companies, including dependence on key individuals, competition from larger companies, the need to obtain additional financing, and the successful marketing and client acceptance of its services.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The accompanying interim balance sheet as of June 30, 2007, the statements of income and cash flows for the six months ended June 30, 2006 and 2007, and the statement of stockholders’ equity for the six months ended June 30, 2007, are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at June 30, 2007, and its results of operations and cash flows for the six months ended June 30, 2006 and 2007. The results of operations for the six months ended June 30, 2007, are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Significant Clients

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. As of December 31, 2005 and 2006, and as of June 30, 2007, four, three, and four clients accounted for 54%, 63%, and 56% (unaudited) of trade accounts receivable, respectively. For the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, two, two, four, and three clients accounted for 34%, 34%, 59% (unaudited), and 44% (unaudited) of the total revenues, respectively.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

Trade Accounts Receivable

The Company provides services to a large number of clients. Credit evaluations are ongoing, and collateral or other security is generally not required on trade accounts receivable. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses based on past collection history and specific risks identified among uncollected accounts. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable will not be collected.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, notes receivable from related parties, and accounts payable, approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying values of the loan payable and capital lease obligation approximate fair value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided for in amounts sufficient to expense the cost of depreciable assets to operations over their estimated useful lives. Depreciation is computed using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Impairment or Disposal of Long-Lived Assets

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets. In accordance with this standard, the Company routinely performs an impairment review of its long-lived assets, including its property and equipment. No impairment charges have been recorded as a result of this review.

Comprehensive Income

The Company reports comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 requires the disclosure of comprehensive income (loss), which is comprised of net income (loss) and other comprehensive income (loss). For the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, respectively, the Company had no items of other comprehensive income (loss), other than the reported net income (loss).

Revenue Recognition

The Company’s service revenues are derived from consulting services. Revenue generated from fixed price contracts is recognized on a completed contract basis, upon the final completion of a consulting contract. Revenue from time and material contracts is recognized as services are provided. Revenue recognized in excess of billings is classified as unbilled revenue. Amounts billed to clients in excess of revenue recognized are classified as deferred revenue. The Company has concluded that its implementation services are not essential to the functionality of the hardware or software. Therefore,

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

revenue generated from the resale of hardware and software is recognized upon delivery to the client pursuant to a firm purchase order, provided the fee is fixed or determinable and collection is reasonably assured. The Company recognizes hardware and software revenues on a gross basis, pursuant to Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as the Company has determined it is the principal in such transactions.

When the Company sells products and services together in a multiple-element arrangement, the Company allocates the total fee from the arrangement among the various elements based upon the relative fair value of each element as determined when such elements are sold separately. For arrangements with multiple elements, the Company applies the residual method in accordance with SOP 98-9. The residual method requires that the portion of the total arrangement fee attributable to the undelivered elements be deferred based on the vendor specific objective evidence of its fair value and recognized over the period the service is delivered. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements, which is generally the third party product. The Company sells consulting services separately on a time and materials basis, and determines vendor specific objective evidence of the fair value of the services based on the price charged on a consistent basis when such services are sold separately.

The Company also incurs out-of-pocket expenses, which are reimbursable by the client. These reimbursements are classified as service revenue in the Company’s statement of income and amounted to $333,787, $527,776, $266,088 (unaudited), and $175,751 (unaudited) for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, respectively. The associated costs are classified in cost of service revenue.

Income Taxes

The Company has elected with the Internal Revenue Service to be taxed as an S corporation. Accordingly, the Company does not pay federal income taxes. Rather, the stockholders separately account for their pro rata stock of corporate items of income, deduction, loss, and credits in their personal income tax returns. Items affecting the stockholders individual income tax liability are separately stated. The Company is subject to the state replacement tax in Illinois. Such tax provisions are classified in other expenses, net, and were $6,941, $3,413, $3,398 (unaudited), and $6,522 (unaudited) for the years ended 2005 and 2006, and the six months ended June 30, 2006 and 2007, respectively.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure related to the use of fair value measures in financial statements. SFAS No. 157 does not expand the use of fair value measures in financial statements but standardizes its definition and guidance in GAAP. The standard emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS No. 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. SFAS No. 157 is effective January 1, 2008; however, earlier application is encouraged. The Company does not expect the pronouncement to have a material impact on its financial statements.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which allows an entity to elect to record financial assets and liabilities at fair value upon their initial recognition on a contract-by-contract basis. Subsequent changes in fair value would be recognized in earnings as the changes occur. Statement No. 159 also establishes additional disclosure requirements for these items stated at fair value. Statement No. 159 is effective for the Company on January 1, 2008, with early adoption permitted, provided that the Company also adopts Statement No. 157. The Company does not expect the pronouncement to have a material impact on its financial statements.

3. Property and Equipment

	Estimated Useful Life (Years)	December 31		June 30 2007
		2005	2006
				(Unaudited)
Office equipment	5	$213,925	$231,440	$231,440
Furniture and fixtures	7	19,384	19,384	19,384

		233,309	250,824	250,824
Less accumulated depreciation		(139,652)	(170,351)	(185,519)

Net book value		$93,657	$80,473	$65,305

Depreciation expense for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, was $35,828, $30,699, $15,660 (unaudited), and $15,168 (unaudited), respectively.

4. Notes Receivable from Related Parties

The Company has from time to time made short-term loans to stockholders. The loans are subsequently paid back by the stockholders in lieu of taking distributions of profits. The loans are due upon demand and have no stated interest rate.

5. Debt

The Company has a revolving line of credit with a bank. Under this revolving line of credit agreement, the Company is allowed to borrow up to $700,000 on a revolving basis. The line-of-credit agreement expires in July 2007 and is secured by substantially all assets of the Company. Borrowings under the line of credit bear interest at the bank’s prime rate (8.25% at December 31, 2006 and at June 30, 2007 (unaudited)).

6. Capital Lease

In November 2004, the Company entered into an agreement to lease office equipment, which the Company accounts for as a capital lease. The terms of the capital lease require 36 monthly payments through November 2007. As of December 31, 2006, the future minimum lease payments total $26,279, of which $1,582 represents interest. Interest expense related to the capital lease was $7,584, $4,771, $2,760 (unaudited), and $1,215 (unaudited) for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, respectively.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

Property and equipment includes the following amounts that have been capitalized under the capital lease:

	December 31		June 30 2007
	2005	2006
			(Unaudited)
Cost	$71,319	$71,319	$71,319
Less accumulated amortization	(15,452)	(29,716)	(36,848)

	$55,867	$41,603	$34,471

7. Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. The Company has authorized 1,000 shares and issued 410 shares of common stock.

8. Commitments and Contingencies

The Company leased an office space under a noncancelable operating lease agreement which expired March 1, 2007. On March 1, 2007, the Company entered into a noncancelable agreement to lease an office space for a two-year period. Total rent expense under these operating leases for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, was $84,000, $84,000, $42,000 (unaudited), and $42,625 (unaudited), respectively.

Future minimum lease payments under the noncancelable operating lease at December 31, 2006, are approximately as follows:

Year Ending December 31
2007	$85,250
2008	85,500
2009	14,250

Total minimum lease payments	$185,000

Pursuant to the March 1, 2007, lease agreement, the Company has executed an irrevocable letter of credit in favor of the landlord in the amount of $14,250, which serves as a security deposit on the leased facility.

The Company has certain contingent liabilities that arise in the ordinary course of business. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

9. Defined Contribution Plan

The Company maintains a 401(k) plan covering all eligible employees, as defined. The 401(k) Plan allows eligible employees to make contributions as defined by the 401(k) Plan, subject to certain IRS limitations. Under the 401(k) Plan, the Company may make discretionary contributions at the end of each year. There were no matching or discretionary Company contributions for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007.

RAPID APPLICATION DEPLOYMENT, INC.

Notes to Financial Statements—(continued)

10. Supplemental Disclosure of Cash Flow Information

Cash paid for interest for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2006 and 2007, approximated interest expense.

11. Subsequent Events

On July 2, 2007, the Company entered into a stock purchase agreement to be acquired by GlassHouse Technologies, Inc. (GlassHouse), which is engaged in the business of providing consulting services to organizations on issues of data storage technology and data protection. GlassHouse acquired the Company for total consideration of approximately $12.1 million, primarily consisting of 2,344,300 stocks of common stock valued at $6.0 million, $6.0 million in cash, and transaction costs of approximately $0.1 million. Within 45 days of June 30, 2008, GlassHouse may be required to pay additional consideration up to a maximum of $2.1 million in cash based on the Company achieving certain revenue targets for the 12-month period of following the acquisition.

DCMI LIMITED

Financial statements

Period from March 16, 2006 (inception) through March 31, 2007 and Six Months Ended September 30, 2007

Report of Independent Auditors

The Board of Directors

DCMI Limited

We have audited the accompanying balance sheet of DCMI Limited as of March 31, 2007, and the related Statement of Operations, Stockholders’ Equity, and Cash Flows for the period from March 16, 2006 (inception) to March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over the financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DCMI Limited at March 31, 2007, and the results of its Operations and its Cash Flows for the period from March 16, 2006 (inception) to March 31, 2007, in conformity with accounting principles generally accepted in the United States.

London, England

December 11, 2007

/s/ Ernst & Young LLP

DCMI LIMITED

Balance Sheets

	March 31, 2007 £	September 30, 2007 £
		(unaudited)
Assets
Current Assets
Cash and cash equivalents	137,639	124,598
Accounts receivable, net of allowance of £0 in 2007	139,488	117,411
Prepaid expenses	238	4,472
Other current assets	53,109	55,104
Deferred tax	32,359	6,053

Total Current Assets	362,833	307,638

Property and equipment, net	3,720	3,036
Intangible assets, net	78,362	60,278

Total Assets	444,915	370,952

Liabilities and stockholders’ equity
Current Liabilities
Accounts Payable	206,121	82,821
Accrued Expenses	70,739	6,935
Deferred Revenue	300,347	161,667
Taxation and Social Security	32,359	94,780

Total Current Liabilities	609,566	346,203

Stockholders’ equity
Ordinary shares issued and outstanding at March 31, 2007 £1 par value: 1,000 shares authorized and issued	1,000	1,000
Unpaid capital	(1,000)	(1,000)
Accumulated Profit (Deficit)	(164,651)	24,749

Total liabilities and stockholder’s equity	444,915	370,952

See accompanying notes

DCMI LIMITED

Statements of Operations

	March 16, 2006 (inception) through March 31, 2007 £	Six Month Period Ended Sept. 30, 2007 £
		(unaudited)
Revenues
Services revenues	887,534	1,294,317
Software and Maintenance Revenues	202,083	243,260

Total Revenues	1,089,617	1,537,577

Cost of Revenues	(925,598)	(1,043,269)

Gross profit	164,019	494,308

Operating expenses:
Sales and marketing	(142,750)	(196,798)
General and administrative	(191,832)	(60,490)

Total Operating Expenses	(334,582)	(257,288)

Profit (Loss) from Operations	(170,563)	237,020

Interest Income	5,912	3,387

Profit (Loss) before taxation	(164,651)	240,407

Taxation	—	51,007

Net profit (loss) for the financial year	(164,651)	189,400

See accompanying notes

DCMI LIMITED

Statement of Stockholders’ Equity (Deficit)

(Including information applicable to unaudited period)

	Ordinary		Unpaid Capital	Accumulated Profit (deficit) £	Total Shareholders’ equity (deficit) £
	Shares	Par £
Founders Stock
As at March 16, 2006 (inception)	—	—		—	—
Stock issued during the period	1,000	1,000	(1,000)	—	—
Net loss	—	—		(164,651)	(164,651)

As at March 31, 2007	1,000	1,000	(1,000)	(164,651)	(164,651)

Net Profit	—	—	—	189,400	189,400

As at September 30, 2007	1,000	1,000	(1,000)	24,749	24,749

See accompanying notes

DCMI LIMITED

Statements of Cash Flows

	March 16, 2006 (inception) through March 31, 2007 £	Six Month Period Ended September 30, 2007 £
		(unaudited)
Operating activities:
Net Profit (Loss)	(164,651)	189,400
Reconciliation of net profit (loss) to net cash provided by (used) in operating activities:
Depreciation and amortization	30,521	18,768

Changes in operating assets and liabilities:
Accounts receivable	(139,488)	22,077
Prepaid and other assets	(53,347)	(6,229)
Accounts payable	206,121	(123,300)
Accrued expenses	70,739	(63,804)
Deferred revenue	300,347	(138,680)
Corporation tax	32,359	62,421
Deferred tax	(32,359)	26,306

Net cash provided (used) in operating activities	250,242	(13,041)

Investing activities:
Acquisitions of property and equipment	(4,103)	—
Acquisition of intangibles	(108,500)	—

Net cash used by investing activities	(112,603)	—
Net change in cash	137,639	(13,041)
Cash at beginning of period	—	137,639

Cash at end of period	137,639	124,598

See accompanying notes

DCMI LIMITED

Notes to Financial Statements

1. Business and Summary of Significant Accounting Policies

Description of Business

DCMI Limited (the Company) was incorporated on March 16, 2006, in England. The principal activity of the business is that of software consultancy and the sale of software products and maintenance. The company markets its products and services in England.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Unaudited Interim Financial Information

The accompanying interim balance sheet as of September 30, 2007, the statements of operations and cash flows for the six months ended September 30, 2007, and the statement of stockholders’ equity for the six months ended September 30, 2007, are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of the Company’s financial position at September 30, 2007, and its results of operations and cash flows for the six months ended September 30, 2007. The results of operations for the six months ended September 30, 2007, are not necessarily indicative of the results to be expected for any other interim period or any fiscal year.

Concentration of Credit Risk and Significant Clients

In the year ended March 31, 2007 the majority of the company’s consulting revenue was generated from one client. As of March 31, 2007 one client accounted for 85% of accounts receivable. For the year ended March 31, 2007 one client accounted for 89% of total revenue.

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position 97-2, Software Revenue Recognition, as amended. This standard generally requires revenues earned on software arrangements involving multiple elements, such as software products, support services, and professional services, to be allocated to each element based on the relative fair values of these elements. The fair value of an element must be based on vendor-specific objective evidence (VSOE) of fair value. Evidence of the fair value of each element is based on the price charged when the element is sold separately. Revenue is recognized when there is persuasive evidence of an arrangement, delivery of the product has occurred, the fee is fixed or determinable, and collectibility is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.

DCMI LIMITED

Notes to Financial Statements—(continued)

The Company’s revenues consist of licenses, support services, and professional services. Support services are provided over a specified term, generally two years. Professional services do not generally consist of customization and are not deemed significant to the functionality of the software. The Company does not have VSOE of fair value for the elements of multi-element arrangements. Accordingly, in arrangements that include license and support services, all revenue is recognized ratably over the support period. In arrangements that include license, support, and professional services, all revenue is recognized over either the period in which the professional services are being provided or the support period, whichever is longer. In arrangements that include only professional services, revenue is recognized as the services are performed.

Amounts billed or received in advance of meeting the revenue recognition criteria described above are classified as deferred revenue in the accompanying balance sheet.

Intangible Assets

Amortization of intangibles is on a straight-line basis over the estimated life of the asset to a maximum of 3 years. The carrying value of intangible assets is reviewed for impairment at least annually or whenever events or changes in circumstances indicate the value may not be recoverable.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The Company reviews the accounts receivable by amounts due by clients which are past due to identify specific clients with known dispute or collectibility issues. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant clients based on ongoing credit evaluations. At March 31, 2007, the Company has recorded an allowance for doubtful accounts of £Nil.

Use of Estimates

The preparation of financial statements in conformity with GAAP in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment or Disposal of Long-Lived Assets

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets. In accordance with this standard, the Company routinely performs an impairment review of its long-lived assets, when an indicator of impairment is identified, including its property and equipment and intangible and other assets. No impairment charges have been recorded as a result of this review in the period.

DCMI LIMITED

Notes to Financial Statements—(continued)

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

Income Taxes

The Company accounts for income taxes under the liability method. This method requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, Accounting for Income Taxes (FIN 48), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold to meet before a tax position is being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 as of April 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings and other accounts as applicable. The Company does not anticipate that the adoption of FIN 48 will have a material impact on the Company’s financial position and results of operations.

2. Other Current Assets

2007 £

Accrued income	37,500
Other debtors	15,609

Total other assets	53,109

DCMI Holdings Ltd is the immediate parent undertaking of DCMI Limited and hence is a related party.

DCMI LIMITED

Notes to Financial Statements—(continued)

3. Property and Equipment

	Estimated useful lives	2007 £
Acquired in the period:
Computer equipment	3 years	3,112
Office equipment	3 years	991

		4,103

Accumulated depreciation		(383)

Property and equipment net		3,720

Depreciation expense for the year ended March 31, 2007 was £383.

4. Intangible Assets

During the year ended 31st March 2007 the company acquired one intangible asset in the form of Software Rights to the value of £108,500. The asset is being amortized over 3 years with no assumed residual value.

	Period of Amortization	2007 £

Software Rights	3 years	108,500

		108,500

Accumulated amortization		(30,138)

Software rights, net		78,362

The amortization expense for the year ended March 31, 2007 was £30,138.

The estimated aggregate amortization expense for the next five financial years is as follows:

£
Year ending 31st March 2008	36,000
Year ending 31st March 2009	36,000
Year ending 31st March 2010	6,362

78,362

5. Accounts Payable

2007 £

Trade Creditors	65,121
Related Parties (note 6)	141,000

Accounts payable	206,121

DCMI LIMITED

Notes to Financial Statements—(continued)

6. Related Parties

Unpaid share capital, presented as deduction from stockholders’ equity, represents shares issued to DCMI Holdings Limited, which is the immediate parent undertaking of DCMI Limited.

Accounts payable to related parties are amounts owed to Complete Online Systems Limited (£47,000), Business Alignment Limited (£47,000) and Esoteric Consultants Limited (£47,000). M Williams (Director of DCMI Limited throughout the year) is also a director of Complete Online Systems Limited, K Dawson Smith (Director of DCMI Limited throughout the year) is also a director of Business Alignment Limited and F Macleod (Director of DCMI Limited throughout the year) is also a director of Business Alignment Limited. These amounts were for year-end bonuses (inclusive of VAT) and were paid shortly after the year-end. The amounts were recorded as administrative expenses in the income statements.

In addition to the above in the year ended 31st March 2007 included in cost of services are totals of £415,788 paid to Complete Online Systems Limited, £65,357 paid to Business Alignment Limited and £41,168 paid to Esoteric Consultants Limited. These amounts are for subcontract services provided by the Directors who do not receive a salary. Also included in cost of revenues is an amount of £61,600 paid to PW Systems Solutions Ltd of which P. Williams is a Director. P. Williams is a brother of M. Williams.

During the year the company purchased software rights for a total of £108,500 from Complete Online Systems Limited.

Included in Sales and Marketing expenses is £35,000 paid to E. MacLeod who is the son of the Director F. MacLeod. This related to public relations consultancy.

7. Income Taxes

As of March 31, 2007, the Company had available a deferred tax asset of £55,783 related to temporary differences in the recognition of income for financial statements and income tax purposes. These arose from the deferral of revenue under USGAAP compared with the submitted tax return to HMRC under UK tax legislation. Realization of the deferred tax asset is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the deferred tax asset has been offset by a valuation allowance of £23,424 to leave a net deferred tax asset of £32,359. The valuation allowance was calculated by assessing tax carryback amounts available.

£
Deferred tax asset originating in the period	55,783
Valuation allowance originating in the period	(23,424)

Net deferred tax assets at the end of the period	32,359

Corporation tax relates to amounts due to U.K. tax authorities as the company submitted a profit for U.K. tax purposes. Tax payable to the U.K. authorities amounts to £32,359 for the period.

All tax amounts arose in the period under review. A net charge of £nil arises from the corporation tax charge offset by the recognition of the deferred tax above.

8. Subsequent Events

The company is owned 100% by DCMI Holdings Limited. On October 1st 2007 the entire share capital of DCMI Holdings Limited, was acquired by GlassHouse Technologies (UK) Limited.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2006

NIS IN THOUSANDS

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

INTEGRITY SYSTEMS LTD.

We have audited the accompanying consolidated balance sheets of Integrity Systems Ltd. (“the Company”) and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2n to the consolidated financial statements, the Company adopted the provision of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment”, effective January 1, 2006.

/s/ KOST FORER GABBAY & KASIERER

Tel-Aviv, Israel
November 20, 2007

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2006	2005
	Reported NIS in thousands
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	88	1,018
Trade receivables (net of allowance for doubtful accounts—NIS 389 and NIS 275 at December 31, 2006 and 2005 respectively)	8,334	7,685
Unbilled receivables	320	226
Related parties (Note 11)	186	70
Other accounts receivable and prepaid expenses (Note 3)	789	431
Deferred tax assets (Note 10)	647	1,170

Total current assets	10,364	10,600

LONG-TERM INVESTMENTS AND RECEIVABLES:
Long-term lease deposits	492	174
Investment in an affiliate (Note 4)	—	875
Severance pay fund	2,485	2,140
Long-term deferred tax assets (Note 10)	422	345

	3,399	3,534

PROPERTY AND EQUIPMENT, NET (Note 5)	502	537

Total assets	14,265	14,671

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2006	2005
	Reported NIS in thousands
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term bank loan (Note 6)	3,640	3,422
Trade payables	1,318	1,888
Deferred revenue	1,659	2,177
Accrued expenses and other accounts payable (Note 7)	3,188	2,666

Total current liabilities	9,805	10,153

LONG-TERM LIABILITIES:
Accrued severance pay	3,283	2,628
Liabilities in respect of options to employees	3,827	—

Total long-term liabilities	7,110	2,628

COMMITMENTS AND CONTINGENT LIABILITIES (Note 8)

SHAREHOLDERS’ EQUITY:
Share capital (Note 9)—
Ordinary shares of NIS 0.1 par value—Authorized: 2,710,000 shares at December 31, 2006 and 2005; Issued and outstanding: 428,270 shares at December 31, 2006 and 426,820 shares at December 31, 2005	5	5

Preferred shares of NIS 0.1 par value—Authorized: 150,000 shares at December 31, 2006 and 2005; Issued and outstanding: 104,659 shares at December 31, 2006 and 2005; Aggregate liquidation preference of NIS 2,245 at December 31, 2006

	*) —	*) —
Treasury shares	(1,268)	(1,268)
Additional paid-in capital	3,648	7,992
Accumulated deficit	(5,035)	(4,839)

Total shareholders’ equity (deficiency)	(2,650)	1,890

Total liabilities and shareholders’ equity	14,265	14,671

*)	Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Operations

	Year ended December 31,
	2006	2005
	Reported NIS in thousands
Revenues:
Consulting	29,583	23,282
Software and products	6,302	6,226

Total revenues	35,885	29,508

Cost of revenues:
Consulting	24,687	19,831
Software and products	2,006	2,665

Total cost of revenues	26,693	22,496

Gross profit	9,192	7,012

Operating expenses:
Research and development	1,240	922
Selling and marketing	3,633	2,302
General and administrative	3,474	3,280

Total operating expenses	8,347	6,504

Operating income	845	568
Other expenses (Notes 1,4)	875	—
Financial expenses, net	222	213

Income (loss) before income taxes	(252)	295
Income taxes (Note 10)	449	481

Net loss before cumulative effect of a change in accounting principal	(701)	(186)
Cumulative effect of a change in accounting principal (Note 2n)	505	—

Net loss	(196)	(186)

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Equity

					Treasury shares at cost	Additional paid-in capital	Retained earnings (accumulated deficit)	Total

	Ordinary shares		Preferred shares
	Number	Amount	Number	Amount
	Reported NIS in thousands
Balance as of January 1, 2005	426,820	5	104,659	*) —	(1,268)	7,807	(4,653)	1,891
Amortization of stock-based compensation	—	—	—	—	—	185	—	185
Net Loss	—	—	—	—	—	—	(186)	(186)

Balance as of December 31, 2005	426,820	5	104,659	*) —	(1,268)	7,992	(4,839)	1,890
Change of deferred stock compensation into liability as a result from accounting change	—	—	—	—	—	(4,357)	—	(4,357)
Conversion of liability into equity in respect of exercise of options	1,450	*) —	—	—	—	13	—	13
Net loss	—	—	—	—	—	—	(196)	(196)

Balance as of December 31, 2006	428,270	5	104,659	*) —	(1,268)	3,648	(5,035)	(2,650)

*)	Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Cash Flows

	Year ended December 31,
	2006	2005
	Reported NIS in thousands
Cash flows from operating activities:
Net income (loss)	(196)	(186)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	271	262
Stock based compensation related to options granted to employees	—	185
Cumulative effect of a change in accounting principal	(505)	—
Change in fair value and amortization of stock options classified as liability	(13)	—
Impairment of an investment in an affiliate	875	—
Increase in trade receivables	(649)	(863)
Decrease (increase) in unbilled receivables	(94)	326
Decrease (increase) in balance with related party	(116)	915
Increase in other accounts receivable and prepaid expenses	(676)	(181)
Decrease in deferred taxes	446	320
Increase (decrease) in trade payables	(570)	611
Increase (decrease) in deferred revenue	(518)	703
Increase (decrease) in accrued expenses and other accounts payable	522	(967)
Increase (decrease) in accrued severance pay, net	310	(14)

Net cash provided by (used in) operating activities	(913)	1,112

Cash flows from investing activities:
Purchase of property and equipment	(236)	(280)

Net cash used in investing activities	(236)	(280)

Cash flows from financing activities:
Short-term bank credit	218	(707)
Proceeds from exercise of stock options	1	—

Net cash provided by (used in) financing activities	219	(707)

Increase (decrease) in cash and cash equivalents	(930)	125
Cash and cash equivalents at the beginning of the year	1,018	893

Cash and cash equivalents at the end of the year	88	1,018

Supplemental disclosure:
Cash paid during the year for:
Income taxes	300	255
Interest	169	193

	469	448

Non-cash activities:
Investment in Illuminator (see Notes 4 and 11)	—	875

The accompanying notes are an integral part of the consolidated financial statements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1:-     GENERAL

a. Company description:

Integrity Systems Ltd. (“the Company”) was incorporated, registered and commenced business operations on July 2, 1995.

The Company is engaged in providing consulting and support in the field of computers to organizations, developing and marketing software, and reselling of third party software and hardware products. The Company offers complex infrastructure solutions, starting with the definition of needs and continuing through follow-up support after system implementation.

b. Establishment of a subsidiary in the U.S.:

On July 13, 2000, the Company established a wholly-owned subsidiary in the U.S. named Integrity Systems Inc. The purpose of the subsidiary was to provide support services to its clients and to be the marketing channel of the Company in the U.S.

The subsidiary commenced operations only in 2004, but ceased its operations at the end of that year as a result of the sale of the rights to the product Illuminator (see c below).

c. Transfer of know-how to a related company:

In April 2004, the Company sold its rights to the product Illuminator, which was developed by the Company since 2003, to Illuminator (Israel) Ltd. (“Illuminator”), for a net consideration of NIS 336, which was recorded in additional paid-in capital. Illuminator is a related party, whose shares are held and controlled, among others, directly and indirectly by shareholders in the Company (see also Notes 3, 4 and 11).

NOTE 2:-     SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

a. Use of estimates:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b. Foreign currency translation:

A majority of the Company’s revenues are generated in New Israeli Shekels (“NIS”). In addition, a majority of the costs of the Company are incurred in NIS. The Company’s management believes that the NIS is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the NIS.

Monetary accounts maintained in currencies other than the NIS are remeasured into NIS in accordance with Statement of Financial Accounting Standard No. 52, “Foreign Currency Translations”. All transaction gains and losses resulting from the remeasurement of monetary balance sheet items are reflected in the consolidated statements of operations as financial income or expenses as appropriate.

c. Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiary. Intercompany transactions and balances have been eliminated upon consolidation.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

d. Cash equivalents:

The Company and its subsidiary consider all highly liquid investments, which are readily convertible to cash with a maturity of three months or less at the date of acquisition, to be cash equivalents.

e. Long-term deposits:

Leasing deposits with maturities of more than one year are included in long-term investments, and presented at their cost.

f. Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives, at the following annual rates:

%
Computers and peripheral equipment	33
Office furniture and equipment	7 - 20
Leasehold improvements	Over the earlier of the related lease period or the life of the asset

g. Investment in an affiliate:

The Company’s investment in Illuminator, in which the Company holds approximately 2%, is stated at cost.

The Company’s investment in the affiliate is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable, in accordance with Accounting Principle Board Opinion No. 18, “The Equity Method of Accounting for Investment in Common Stock” (APB 18”).

During 2006, the Company recorded an impairment loss in the amount of NIS 875 (see also Note 4).

h. Impairment of long-lived assets:

The long-lived assets and certain identifiable intangibles of the Company and its subsidiary are reviewed for impairment, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

As of December 31, 2006 and 2005, no impairment losses have been identified.

i. Severance pay:

The Company’s liability for severance pay is calculated pursuant to Israel’s Severance Pay Law, based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

year of employment or a portion thereof. The Company’s liability for all of its employees, is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company’s balance sheet.

The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance expense for the years ended December 31, 2006 and 2005 amounted to NIS 310 and NIS 14, respectively.

j. Revenue recognition

The Company has derived its revenue from support and rendering of consulting services, from licensing the right to use its software products, which include maintenance and support, and from the reselling of third party software and hardware products.

1. Consulting revenue:

Consulting revenue is generated from the sale of professional services. Revenues from consulting are recognized as these services are performed, provided all the other revenue recognition criteria noted above have been met.

2. Software revenue:

The Company has adopted Statement of Position No. 97-2, “Software Revenue Recognition”, as amended (“SOP No. 97-2”). Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable.

With regard to software arrangements involving multiple elements such as software product, maintenance and support, the Company has adopted Statement of Position No. 98-9 (“SOP No. 98-9”),”Modification of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions”. According to SOP No. 98-9, revenue should be allocated to the different elements in the arrangement under the “residual method”, when vendor specific objective evidence (“VSOE”) of fair value exists for all undelivered elements and no VSOE exists for the delivered elements.

Under the residual method, at the outset of the arrangement with the customer, the Company defers revenue for the fair value of its undelivered elements (maintenance and support) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (software product) when the basic criteria in SOP No. 97-2 have been met. Any discount in the arrangement is allocated to the delivered element. Maintenance and support revenue is deferred and recognized on a straight-line basis over the term of the maintenance and support agreement. The VSOE of fair value of the undelivered elements (maintenance and support) is determined based on the price charged for the undelivered element when sold separately.

3. Reselling of hardware and software products:

a. Hardware revenue:

The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB 104) and Emerging Issue Task

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

Force No. 00-23, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21). In accordance with this revenue recognition guidelines, revenue is recognized for a unit of accounting when all of the following criteria are met: persuasive evidence of an arrangement exists delivery has occurred fee is fixed or determinable collectibility is reasonably assured.

Hardware products are being sold in addition to professional services provided to clients. Since fair value for the undelivered element (the professional services) does not exist, all revenues are recognized on a straight line basis over the term of the service agreement.

b. Software revenue:

The Company has adopted SOP No. 97-2, “Software Revenue Recognition”, as amended. Since VSOE of fair value for maintenance and support does not exist for such products, all revenues are recognized on a straight-line basis over the term of the maintenance and support agreement.

4. Deferred revenues include unearned amounts received, but not yet recognized as revenues.

k. Research and development costs:

Research and development costs are charged to the statement of operations as incurred. Statement of Financial Accounting Standard No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”), requires capitalization of certain software development costs, subsequent to the establishment of technological feasibility.

Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release, have been insignificant. Therefore, all research and development costs have been expensed.

l. Income taxes:

The Company and its subsidiary account for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) 109, “Accounting for Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiary provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

m. Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables.

Cash and cash equivalents are deposited with major banks in Israel. Management believes that the financial institutions that hold the deposits and investments of the Company and its subsidiary are financially sound and, accordingly, minimal credit risk exists with respect to these deposits and investments.

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

n. Accounting for stock-based compensation:

Prior to January 1, 2006 the Company accounted for equity-based under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”). According to SFAS 123, the company measures and recognizes of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. SFAS 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations.

The Company’s options granted to employees and directors are exercisable with a dollar denominated exercise price. The functional currency of the Company and the currency in which the employee is paid is NIS.

The Company recognizes compensation expenses for the value of its awards, which have graded vesting based on the straight line method over the requisite service period of each of the awards, net of estimated forfeitures. Estimated forfeitures are based on actual historical pre-vesting forfeitures.

In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The fair value for options granted in 2005 is amortized over their vesting period and estimated at the date of grant using the Black-Scholes-Merton options pricing model with the following weighted average assumptions:

Year ended December 31, 2005
Forfeiture rate	40%
Interest rate	4.3%
Volatility	50%
Expected life of up to	7 years
Dividend yield	0%
Weighted-average fair value at grant date	$2.24

The computation of expected volatility is based on realized historical stock price volatility of peer companies. The computation of the forfeiture rate is based on the employees expected exercise prior and post vesting termination behavior. The interest rate for period within the contractual life of the award is based on the U.S. Treasury bonds with expected life of 6-7 years, in effect at the time of grant. The Company currently has no plans to distribute dividends and intends to retain future earnings to finance the development of its business.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

During the year ended December 31 2006 and 2005 the Company recognized stock-based compensation expenses (income) related to employee stock options as follows:

	Year ended December 31, 2006	Year ended December 31, 2005
Cost of revenue	(4)	54
Research and development	4	8
Selling and marketing	5	2
General and administrative	9	121

Total stock-based compensation expense	13	185

o. Fair value of financial instruments:

The following methods and assumptions were used by the Company and its subsidiary in estimating their fair value disclosures for financial instruments:

The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, trade payables and other accounts payable approximate their fair value due to the short-term maturity of such instruments.

p. Treasury shares:

The Company repurchased Ordinary shares and holds such shares as Treasury shares. The Company applies the “cost method” and presents the cost to repurchase such shares as a reduction in shareholders’ equity. As of December 31, 2006, the Company did not sell any of the shares.

q. Impact of recently issued accounting standards:

1. In July 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties.

FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings.

The Company is currently evaluating the impact of the adoption of FIN 48 and has not yet determined the impact, if any, it will have on the Company’s financial statements.

2. In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of SFAS 157 will have on its financial position and results of operations.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

3. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. The Company is currently evaluating the impact that SFAS No. 159 will have on its consolidated financial statements.

NOTE 3:-    OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2006	2005
Government authorities	430	103
Short-term lease deposits	48	213
Prepaid expenses	311	115

	789	431

NOTE 4:-    INVESTMENT IN AN AFFILIATE

In February 2005, the Company invested NIS 875 in Illuminator Inc., a related company, in exchange for 714,465 Preferred A shares and, as a result, held approximately 2% of Illuminator.

During 2006, the Company performed a recoverability test on its investment in Illuminator, in accordance with APB No. 18, and concluded that the investment should be fully impaired. As a result, the Company recorded a non-cash charge of NIS 875 in other expenses.

NOTE 5:-     PROPERTY AND EQUIPMENT

	December 31,
	2006	2005
Cost:
Computers and peripheral equipment	2,545	2,314
Office furniture and equipment	194	189
Leasehold improvements	196	196

	2,935	2,699

Accumulated depreciation:
Computers and peripheral equipment	2,164	1,929
Office furniture and equipment	104	92
Leasehold improvements	165	141

	2,433	2,162

Total property and equipment, net	502	537

Depreciation expenses for the years ended December 31, 2006 and 2005 were NIS 271 and NIS 262, respectively.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 6:-    SHORT-TERM BANK LOANS

a. Composition:

	Interest rate		December 31,
	2006	2005	2006	2005
	%
Short-term bank loans	Prime + 0.8%	Prime + 0.5%	2,850	3,300
Short-term bank credit(1)	Prime + 0.75%	Prime + 0.75%	790	122

			3,640	3,422

(1)	As of December 31, 2006 and 2005, the Prime rate is 6.0% and 5.5%, respectively.

The Company has authorized credit lines from Bank Leumi le Israel Ltd. and Israel Discount Bank Limited, in the amount of NIS 5,000. The credit is secured by floating and fixed charge (see Note 8b).

b. Contractual restrictions and financial covenants:

For the purpose of obtaining credit and/or other bank services from Bank Leumi le Israel Ltd., the Company is committed towards Bank Leumi le Israel Ltd., as follows:

1. At any time the ratio of tangible shareholders’ equity (as defined in the agreement) of the Company will not drop below 8% of total balance sheet and will also not drop at any time below the amount of NIS 1,250.

2. The balance of its accounts receivable less its obligations to affiliated companies and other payables, will not drop at any time below 175% of its total bank obligations.

As of December 31, 2006 and 2005, the Company did not comply with the abovementioned covenants. The Company received a letter from Bank Leumi le Israel Ltd., in which the bank agreed not to act upon its contractual rights until May 31, 2008 subject to the Company’s full compliance of the abovementioned covenants in the financial statements for the year ended December 31, 2007.

NOTE 7:-    ACCRUED EXPENSES AND OTHER ACCOUNTS PAYABLE

	December 31,
	2006	2005
Government authorities	503	452
Employees and payroll accruals	2,441	1,703
Accrued expenses and other	244	511

	3,188	2,666

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 8:-    COMMITMENTS AND CONTINGENT LIABILITIES

a. Contingent liabilities:

The Company provided bank guarantees in the amount of NIS 155 to clients in order to secure the performance of projects.

b. Floating and fixed charge in return for credit facility:

As of December 31, 2006, two banks provided the Company with a short-term credit facility of NIS 1,100 and a short-term loan facility of NIS 3,900. In return, the Company placed a floating charge on all its monetary assets and property and a fixed charge on the unpaid share capital, goodwill, securities and notes of the Company.

c. Commitments:

Lease commitments:

The Company leases facility and office space under an operating lease agreement for the period beginning September 1999 until August 2007.

Future minimum payments under non-cancelable leases are as follows:

2007	263

Facilities lease expenses for the years ended December 31, 2006 and 2005 were approximately NIS 359 and NIS 242, respectively.

The Company rents its motor vehicles under operating lease agreements, which expire on various dates, the latest of which is 2007.

d. Guarantees:

In respect of the said office lease commitment, the Company provided a guarantee in the amount of NIS 59.

NOTE 9:-    SHARE CAPITAL

a. Ordinary shares, in respect of which all calls have been fully paid, shall confer on their holders the right to receive notices of, and to attend and to vote at, general meetings of the Company, the right to receive dividends and to participate in the distribution of surplus assets of the Company upon its winding-up.

b. The Preferred A shares of NIS 0.01 par value shall grant to the holders the following rights:

    1. Voting rights:

Each holder of Preferred A shares shall have one vote for each Ordinary share into which such Preferred A shares can be converted on all matters entitled to be voted on by holders of Ordinary shares voting together as a single class.

    2. Right to convert:

Each Preferred A share shall be convertible, without payment of additional consideration by the holder thereof, at the option of the holder, into such number of fully paid and

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

non-assessable Ordinary shares as is determined by dividing the applicable original Preferred A issue price by the conversion price in effect on the date the share certificate is surrendered for conversion.

    3. Automatic conversion:

Each Preferred A share shall automatically be converted, without payment of additional consideration by the holder, into such number of fully paid and non-assessable Ordinary shares as is determined by dividing the original Preferred A issues price by the conversion price in effect on the date the share certificate is surrendered for conversion, upon (i) the affirmative vote, or the written consent of, or the conversion by, the holders of 66% of the then outstanding Preferred A shares; or (ii) immediately prior to, and conditional upon, an IPO.

    4. Liquidation preference:

In the event of a liquidation, dissolution or winding up, either voluntary or involuntary (collectively, a “Liquidation Event”), or a Deemed Liquidation Event, of the Company, the Preferred A Shareholders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the Ordinary shareholders, an amount per each issued and outstanding Preferred A share equal to the higher of: (i) the applicable Original Series A Issue Price; and (ii) the pro rata portion receivable by such Preferred A share in the distribution of the assets of the Company available for distribution in such Liquidation Event to all shareholders of the Company (calculated on an as if converted basis), plus an amount equal to all declared but unpaid dividends on such share (“the Preferred A Preference”).

If upon the occurrence of such Liquidation Event or Deemed Liquidation Event, the assets and funds thus distributed among the Preferred A Shareholders shall be insufficient to permit the payment to such holders of the full Preferred A Preference, then the entire assets legally available for distribution shall be distributed ratably among the Preferred A shareholders in proportion to their respective shareholdings in the Company.

c. Option plans to employees:

Between 2000 and 2006, the Company implemented several Employee Share Options Plans (“the plans”). Total number of options authorized for grant under the plans amounted to 475,000. As of December 31, 2006, an aggregate of 383,105 options of the Company are still available for future grants.

Under the Company’s plans, full-time employees, officers and directors of the Company may be granted options to acquire Ordinary shares. The options generally vest over a period of four years from the date of grant, and expire no later than ten years from the date of grant. Any options that are canceled or forfeited before expiration become available for future grants.

d. Options to service providers and related parties:

In 2003, the Company’s shareholders approved to grant to a company controlled by the chairman of the Company’s Board of Directors options to purchase 75,000 Ordinary shares of NIS 0.01 par value each at an exercise price of $0.01 per share.

In addition, in 2003 existing shareholders were granted options to purchase 259,725 Ordinary shares of NIS 0.01 par value each at an exercise price of $0.01 per share.

The options are exercisable from the date of grant.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

e. Stock options:

A summary of the Company’s stock option activities in 2006 and 2005, and related information, is as follows:

	Year ended December 31,
	2006			2005
	Number of options	Weighted average exercise price	Weighted Average Remaining contractual term (years)	Number of options	Weighted Average exercise price
Outstanding at beginning of year	425,430	$0.09		416,700	$0.07
Granted	6,500	$0.42		19,000	$0.42
Exercised	(1,450)	$0.42		—	$—
Forfeited	(3,860)	$0.42		(10,270)	$0.42

Outstanding at the end of the year	426,620	$0.09	6.41	425,430	$0.09

Exercisable options at the end of the year	390,983	$0.06	6.15	374,738	$0.06

The options outstanding as of December 31, 2006, have been separated into exercise prices, as follows:

Exercise price	Options outstanding as of December 31, 2006	Weighted average remaining contractual term (years)	Weighted average exercise price	Options exercisable as of December 31, 2006	Weighted average exercise price of exercisable options
$0.01	343,525	6.19	$0.01	343,525	$0.01
$0.17	1,000	3.27	$0.17	1,000	$0.17
$0.42	81,495	7.36	$0.42	46,458	$0.42

e. The weighted-average grant-date fair value of options granted during the years 2006 and 2005 was $ 2.06 and $ 1.94, respectively.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 10:-    TAXES ON INCOME

a. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (“the law”):

The Company was granted “Approved Enterprise” status under the law currently under two separate investment programs. Pursuant to the law, the Company has elected the “alternative benefits” track and has waived Government grants in return for a tax exemption. The main benefit arising from such status is the reduction in tax rates on income derived from “Approved Enterprises”. Consequently, the Company is entitled to a two-year tax exemption and five to eight years of tax at a reduced rate of 10%-25%, based on the percentage of foreign investment in the Company.

By virtue of this law, the Company is entitled to claim accelerated depreciation on equipment used by the “Approved Enterprise” during five tax years.

The period of tax benefits detailed above is subject to time limits of the earlier of 12 years from commencement of production, or 14 years from receiving the approval.

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the above law, regulations published thereunder and the letters of approval for the specific investments in “approved enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, including interest.

As of December 31, 2006, management believes that the Company is meeting all of the aforementioned conditions.

The tax-exempt income attributable to the “Approved Enterprise” can be distributed to shareholders without subjecting the Company to taxes only upon the complete liquidation of the Company. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative system of benefits, currently between 10%-25% for an “Approved Enterprise”. The Company has determined that such tax-exempt income will not be distributed as dividends.

Income from sources other than the “Approved Enterprise” during the benefit period will be subject to tax at the regular corporate tax rate.

On April 1, 2005, an amendment to the law came into effect (“the Amendment”) and has significantly changed the provisions of the law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as a Beneficiary Enterprise, such as provisions generally requiring that at least 25% of the Beneficiary Enterprise’s income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

However, the Amendment provides that terms and benefits included in any letters of approval already granted will remain subject to the provisions of the law as they were on the date of such approval. Therefore, the Company’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment. As a result of the amendment, tax-exempt income generated under the provisions of the new law, will subject the Company to taxes upon distribution or liquidation and the Company may be required to record deferred tax liability with respect to such tax-exempt income. As of December 31, 2006, the Company did not generate income under the provision of the new law.

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

b. Measurement of taxable income under the Income Tax (Inflationary Adjustments) Law, 1985:

Results for tax purposes are measured and reflected in real terms in accordance with the changes in the Israeli Consumer Price Index (“CPI”).

c. Israeli tax rates:

Taxable income of Israeli companies is subject to tax at the rate of 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter.

d. Pre-tax income (loss) is comprised as follows:

	Year ended December 31,
	2006	2005
Domestic	(244)	346
Foreign	(8)	(51)

	(252)	295

e. Tax assessments:

The Company has received assessments that are deemed final through 2002.

f. The income tax provision for the years ended December 31, 2006 and 2005, consisted of the following:

	Year ended December 31,
	2006	2005
Current	3	161
Deferred	446	320

	449	481

Domestic	446	477
Foreign	3	4

	449	481

g. Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Reserves and allowances	1,069	1,515
Net operating loss carry forwards in subsidiary	65	61

Net deferred tax assets before valuation allowance	1,134	1,576
Valuation allowance	(65)	(61)

Total deferred tax assets	1,069	1,515

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized.

Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

h. A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company and the actual tax expense as reported in the statement of income, is as follows:

	Year ended December 31,
	2006	2005
Income (loss) before taxes, as reported in the consolidated statements of operations	(252)	295

Statutory tax rate	31%	34%

Expense computed at the statutory tax rate	(78)	100
Change in valuation allowance	(4)	(21)
Items which no deferred tax was recorded	271	64
Tax adjustment in respect of change in tax rate	56	106
Stock compensation relating to options—Non-deductible expenses	4	63
Non-deductible expenses	168	182
Other	32	(13)

Actual tax expense	449	481

NOTE 11:-    RELATED PARTIES TRANSACTIONS AND BALANCES

a. Balances and transactions with Illuminator:

Balances between Illuminator and the Company:

	December 31,
	2006	2005
Trade receivables	53	70

Investment in an affiliate (see also Note 4)	—	875

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

Transactions between Illuminator and the Company:

	Year ended December 31,
	2006	2005
Revenues:
Consulting	85	89
Products and equipment	4	115

	89	204

General and administrative expenses (income):
Rendering services(1)	(108)	(229)
Management services(2)	284	284

	176	(55)

Other income (expenses)	—	*) (875)

(1)	In April 2004, the Company entered into a service agreement with Illuminator. Pursuant to the agreement, the Company will provide services involving research and development, technical support and patent rights protection. In addition, the Company will provide administrative services and will allow Illuminator to use its facilities.
(2)	In January 2005, the Company entered into a service agreement with Illuminator. Pursuant to the agreement, Illuminator will provide financial management services to the Company.
*)	See also Note 5.

b. Transactions with MBM Creative Holdings Ltd., a shareholder in the Company and which its affiliate serves on the Company’s Board of Directors:

General and administrative services:

	Year ended December 31,
	2006	2005
Management services	72	72

c. Transactions with MBI Advanced Computers Ltd., a company which its affiliate serves on the Company’s Board of Directors:

Revenues:
Consulting	389	114

Cost of goods sold:
Purchase of products	205	226

Balances between MBI Advanced Computer Systems and the Company:
Trade receivables	133	—

INTEGRITY SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 12:-    SUBSEQUENT EVENTS

On March 22, 2007, Glasshouse Technologies, Inc. (“the purchaser”), a corporation organized and existing under the laws of the state of Delaware, acquired all of the outstanding shares of the Company for cash and common stock consideration.

As a part of the purchase agreement, the purchaser paid the Company and the Company’s stock option holders a sum of $ 3,395 and $ 337 thousand, respectively, for the cancellation of all outstanding options as of the purchase date.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2006

IN NIS

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

We have audited the accompanying consolidated balance sheets of MBI Advanced Computer Systems Ltd. (the “Company”) and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
November 20, 2007

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

(b) Consolidated Balance Sheets

	December 31,
	2006	2005
	Reported NIS in thousands
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	2,305	1,637
Marketable securities	37	—
Trade receivables	9,903	9,734
Inventories (Note 3)	5,081	3,747
Related parties (Note 12)	1,278	1,607
Other accounts receivable (Note 4)	1,770	1,595
Deferred tax assets	367	272
Deferred costs	17,929	13,142

Total current assets	38,670	31,734

LONG-TERM INVESTMENTS AND RECEIVABLES
Investment in an affiliate (Note 5)	—	270
Long-term employees loans	78	—
Long-term deposits	148	—
Severance pay fund	3,177	2,160
Long-term deferred tax assets	33	81
Long-term deferred costs	9,768	5,399

	13,204	7,910

PROPERTY AND EQUIPMENT, NET (Note 6)	937	1,023

Total assets	52,811	40,667

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2006	2005
	Reported NIS in thousands
LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Short-term bank loan (Note 7)	2,038	4,711
Trade payables	11,719	5,562
Deferred revenue	26,507	17,509
Accrued expenses and other accounts payable (Note 8)	6,699	6,015

Total current liabilities	46,963	33,797

LONG-TERM DEFERRED REVENUES	12,805	9,183

OTHER LONG-TERM LIABILITIES	410	789

ACCRUED SEVERANCE PAY	3,724	3,076

Total liabilities	63,902	46,845

COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS’ DEFICIENCY:
Share capital (Note 10)
Ordinary shares of NIS 0.01 par value— Authorized: 2,180 shares at December 31, 2006 and 2005; Issued and outstanding: 2,180 shares at December 31, 2006 and 2005	*) —	*) —
Accumulated other comprehensive income (loss)	66	(39)
Accumulated deficit	(11,157)	(6,139)

Total shareholders’ deficiency	(11,091)	(6,178)

Total liabilities and shareholders’ deficiency	(52,811)	40,667

*)	Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Operations

	Year ended December 31,
	2006	2005
	Reported NIS in thousands
Revenues	48,485	35,376
Cost of revenues	39,144	27,582

Gross profit	9,341	7,794

Operating expenses:
Selling and marketing	5,943	3,904
General and administrative	6,960	5,968

Total operating expenses	12,903	9,872

Operating loss	3,562	2,078
Financial expenses, net	332	134
Other expenses, net	500	203

Loss before taxes on income	4,394	2,415
Taxes on income	24	896

Net loss	4,418	3,311

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Statements of Changes in Shareholders’ Deficiency

	Ordinary shares		Accumulated Other Comprehensive income (loss)	Accumulated deficit	Total Comprehensive loss	Total
	Number	Amount
	Reported NIS in thousands
Balance as of January 1, 2005	2,180	*) —	34	(2,828)		(2,794)
Net loss	—	—	—	(3,311)	(3,311)	(3,311)
Foreign currency translation adjustments	—	—	(73)	—	(73)	(73)

Total comprehensive loss					(3,384)

Balance as of December 31, 2005	2,180	*) —	(39)	(6,139)		(6,178)
Dividend paid	—	—	—	(600)		(600)
Net loss	—	—	—	(4,418)	(4,418)	(4,418)
Foreign currency translation adjustments	—	—	105	—	105	105

Total comprehensive loss					(4,313)

Balance as of December 31, 2006	2,180	*) —	66	(11,157)		(11,091)

*)	Represents an amount lower than NIS 1.

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Consolidated Statements of Cash Flows

	Year ended December 31,
	2006	2005
	Reported NIS in thousands
Cash flows from operating activities:
Net loss	(4,418)	(3,311)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	375	369
Capital loss from the sale of property and equipment	—	220
Increase in trade receivables	169	(4,755)
Decrease in related parties	—	(297)
Decrease (increase) in inventories	(1,334)	46
Decrease (increase) in other accounts receivable	(175)	227
Increase in deferred tax assets	(47)	(58)
Increase in deferred costs	(9,156)	(5,367)
Impairment of an investment in an affiliate	554	—
Increase (decrease) in short term bank loan	(643)	812
Increase (decrease) in trade payables	6,157	(2,711)
Increase in deferred revenue	12,620	8,063
Increase in accrued expenses and other accounts payable	684	(2,148)
Increase (decrease) in accrued severance pay, net	(369)	236
Increase (decrease) in long-term liabilities	(379)	789

Net cash provided by (used in) operating activities	3,700	(3,589)

Cash flows from investing activities:
Proceeds from (payment of) long-term employee loan	(78)	168
Proceeds from (used in) purchase of marketable securities	(37)	59
Purchase of property and equipment	(289)	(409)
Proceeds from sale of property and equipment	—	636
Long-term deposit	(148)	—
Loans to an affiliate Company	5	—

Net cash provided by (used in) investing activities	507	454

Cash flows from financing activities:
Receipt of short-term bank loan	—	3,900
Repayment of short-term bank loan	(2,030)	(1,072)
Dividend	(600)	—

Net cash provided by (used in) financing activities	(2,630)	2,828

Effect of exchange rate on cash and cash equivalents	105	(73)

Increase (decrease) in cash and cash equivalents	668	(380)
Cash and cash equivalents at the beginning of the year	1,637	2,017

Cash and cash equivalents at the end of the year	2,305	1,637

The accompanying notes are an integral part of the consolidated financial statements.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1:-    GENERAL

a. Company description:

MBI Advanced Computer Systems Ltd. (“the Company”) is an Israeli corporation. The Company commenced its operations during 1993.

The Company provides Integrated Storage Solutions in Israel. The Company is engaged in establishment, assimilation and support of backup, storage and restoration systems, data protection installations, supporting various operating environments and data bases.

b. Establishment of a subsidiary in Turkey:

In March 2004 the Company established MBI Veri Koruma Sistemleri Limited Sirketi (“MBI Turkey”), a Turkish company, holding 70% of its share capital. During 2005, the Company sold 10% of MBI Turkey’s shares, bringing its holdings to 60%. In March 2007, the Company sold the investment in the MBI Turkey to GlassHouse Technologies, Inc. (see also Note 13).

c. In November 2003, the Company established TeraStor SARL, a High-Tech French company, holding 20% of its share capital. The company ceased its operations and was liquidated during 2006, (see also Note 5).

NOTE 2:-    SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

a. Use of estimates:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b. Foreign currency translation:

1. The majority of the revenues of the Company is generated in New Israeli Shekel (“NIS”). In addition, a substantial portion of the Company costs incurred in NIS. The Company’s management believes that the NIS is the primary currency of the economic environment in which the Company operates. Thus, the functional and reporting currency of the Company and its subsidiary is the NIS. Accordingly, monetary accounts maintained in currencies other than the NIS are remeasured into NIS in accordance with Statement of Financial Accounting Standard Board No. 52 “Foreign Currency Translation”.

All transactions gains and losses of the remeasured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

2. The financial statements of a foreign subsidiary, whose functional currency is not the NIS, have been translated into NIS. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year. The resulting aggregate translation adjustments are reported as a component of accumulated other comprehensive loss in shareholders’ equity.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

c. Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its majority owned subsidiary MBI Turkey. Intercompany balances and transactions including profit from intercompany sales not yet realized outside the Group, have been eliminated upon consolidation. MBI Turkey’s financial statements were 100% consolidated with these financial statements, as it has a shareholders’ deficiency for 2005 and 2006.

d. Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less, at the date acquired.

e. Marketable securities:

The Company accounts for investments in debt and equity securities in accordance with Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Debt securities are classified as available-for-sale and reported at fair value.

Debt securities that are designated as available-for-sale are stated at fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss), a separate component of shareholders’ equity.

As of December 31, 2006, no material gains were recorded.

f. Inventories:

Inventories are stated at the lower of cost or market value. Inventory provisions are provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories and for market prices lower than cost.

Cost is determined using the FIFO method.

g. Long-term deposits:

Leasing deposits with maturities of more than one year are included in long-term investments, and presented at their cost.

h. Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives, at the following annual rates:

%
Computers and peripheral equipment	33
Office furniture and equipment	6 - 25
Leasehold improvements	Over the earlier of the related lease period or the life of the asset

i. Investment in an affiliate:

The Company’s investment in TeraStor SARL, in which the Company holds approximately 20%, is stated at cost, since the Company does not have the ability to exercise significant influence over TeraStor SARL.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

The Company’s investment in the affiliate is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable, in accordance with Accounting Principle Board Opinion No. 18, “The Equity Method of Accounting for Investment in Common Stock” (APB 18”).

During 2006 the Company recorded an impairment loss in the amount of NIS 1,554 (see also Note 5).

j. Severance pay:

The Company’s liability for its Israeli employees’ severance pay is calculated pursuant to Israel’s Severance Pay Law, based on the most recent salary of the Israeli employees, multiplied by the number of years of employment as of balance sheet date. Employees are entitled to one month’s salary for each year of employment, or a portion thereof. The Company’s liability for all of its employees in Israel is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual. The value of those policies is recorded as an asset in the Company’s balance sheet.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn, only upon fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance pay expenses net of fund’s profit for the years ended December 31, 2006 and 2005 amounted to NIS 1,078 and NIS 751, respectively.

k. Impairment of long-lived assets:

The long-lived assets and certain identifiable intangibles of the Company and its subsidiary are reviewed for impairment, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of such assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

As of December 31, 2006 and 2005, no impairment losses have been identified.

l. Revenue recognition:

The Company derives its revenues mostly as a distributor of products (hardware and software) and related services, such as support of backup, storage and restoration systems and providing maintenance and support. Most of the Company’s revenues transactions are multiple-elements arrangements. The Company sells its products primarily through its direct sales force.

1. Multiple element arrangements:

The Company accounts for software sales in accordance with Statement of Position No. 97-2, “Software Revenue Recognition” as amended by Statement of Position 98-9, “Modifications of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions” (“SOP No. 97-2”). SOP No. 97-2 generally requires revenues earned from software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements determined by the vendor’s specific objective

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

evidence (VSOE) of fair value. The VSOE of fair value of the elements included in a multiple element arrangement (maintenance, support and services like consulting, implementation and training) is determined based on the price charged for the undelivered element when sold separately. Since VSOE of fair value of the undelivered elements does not exist the Company recognizes the revenues of all the elements in the arrangement and related costs ratably over the longest period of the contractual terms of the undelivered element in the arrangement.

Revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable. The Company generally does not grant a right of return to its clients. When a right of return exists, the Company defers revenue until the right of return expires, at which time revenue is recognized provided that all other revenue recognition criteria are met.

2. Hardware revenue:

For all transactions involving the sale of software products and hardware transactions where the software is not incidental the Company implemented SOP 97-2. For hardware transactions where software is incidental, and hardware transactions where no software is involved the Company recognizes revenue pursuant to Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (SAB 104). In accordance with these revenue recognition guidelines, revenue is recognized for a unit of accounting when all of the following criteria are met: persuasive evidence of an arrangement exists delivery has occurred fee is fixed or determinable collectibility is reasonably assured.

Consulting revenue is generated from the sale of professional services. Revenues from consulting are recognized as these services are performed, provided all the other revenue recognition criteria noted above have been met.

Deferred revenue includes amounts received from clients for which revenue has not been recognized. Amounts which were not yet received and revenue was not yet recognized were deducted from the accounts receivable balance.

Deferred costs represent the direct costs derived from revenues not yet recognized.

m. Income taxes:

The Company and its subsidiary account for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) 109, “Accounting for Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiary provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

n. Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

Cash and cash equivalents are deposited with major banks worldwide. Management believes that the financial institutions that hold the deposits and investments of the Company and its subsidiary are financially sound and, accordingly, minimal credit risk exists with respect to these deposits and investments.

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

o. Impact of recently issued accounting standards:

In July 2006, the FASB issued FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company is currently assessing the effect of the adoption of the provisions of FIN 48 on its financial position and results of operations.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company’s management believes SFAS No. 157 will not have a material effect on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. SFAS No. 159 requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, although earlier adoption is permitted. The Company is currently evaluating the impact that SFAS No. 159 will have on its consolidated financial statements.

NOTE 3:-     INVENTORIES

	December 31,
	2006	2005
Finished goods	5,081	3,747

	5,081	3,747

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 4:-    OTHER ACCOUNTS RECEIVABLE

Governments authorities	991	841
Prepaid expenses and advances to suppliers	293	510
Loans to employees	486	244

	1,770	1,595

NOTE 5:-    INVESTMENT IN AN AFFILIATE

In November 2003, the Company established an affiliate in France, TeraStor SARL (“TeraStor SARL”). The Company owned 20% of TeraStor SARL.

In 2006, the Company performed a recoverability test on its investment in TeraStor SARL, in accordance with APB No. 18, and concluded that the investment should be fully impaired. As a result, the Company recorded a non-cash charge of NIS 1,554 as an impairment of the investment. The Company reviewed the investment for impairment during 2005, and no impairment indications were identified.

NOTE 6:-     PROPERTY AND EQUIPMENT

	December 31,
	2006	2005
Cost:
Computers	1,597	1,389
Office furniture and equipment	607	549
Leasehold improvements	348	335

	2,552	2,273

Accumulated depreciation:
Computers	1,224	923
Office furniture and equipment	296	266
Leasehold improvements	95	61

	1,615	1,250

Total property and equipment, net	937	1,023

Deprecation expenses for the years ended December 31, 2006 and 2005 were NIS 375 and NIS 369, respectively.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 7:-     SHORT-TERM BANK LOAN

a. Composition:

	Interest rate		December 31,
	2006	2005	2006	2005
	%
Short-term bank loans	Prime + 0.8%	Prime + 0.5%	1,200	3,903
	—	—
Short-term bank credit			838	808

			2,038	4,711

As of December 31, 2006 and 2005, the Prime rate is 6.0% and 5.5%, respectively.

The Company has authorized credit lines from Bank Leumi, Union Bank and Fibi Bank, in total amounts of NIS 5,500, NIS 375 and NIS 500, respectively. The credit lines are secured by floating and fixed charges (see also Note 12e), and by personal guarantees of the Company’s shareholder and its Chief Executive Officer.

b. Contractual restrictions and financial covenants:

For the purpose of obtaining credit and/or other bank services from banking institutions, the Company is committed towards the banking institutions as follow:

1. The Company is committed that at any time the ratio of tangible shareholders’ equity (as defined in the agreement) of the Company will not drop below 15% of total balance sheet and will also not drop at any time below the amount of NIS 3,500.

2. The Company is committed that the balance of its accounts receivable less its obligations to affiliated companies and other payables will not drop at any time below 160% of its total bank obligations.

As of December 31, 2006 and 2005, the Company did not comply with the abovementioned covenants. The Company received a letter from Bank Leumi, dated November 13, 2007 in which the bank agreed not to act upon its contractual rights until May 31, 2008 subject to the Company’s full compliance of the abovementioned covenants in the financial statements for 2007. The Company and the Bank agreed to renegotiate the abovementioned covenants until May 31, 2008.

NOTE 8:-    ACCRUED EXPENSES AND OTHER ACCOUNTS PAYABLE

	December 31,
	2006	2005
Government authorities	2,739	2,767
Employees and payroll accruals	2,229	1,177
Accrued expenses and other	1,563	1,551
Related Parties	168	520

	6,699	6,015

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 9:-    COMMITMENTS AND CONTINGENCIES

a. The Company leases facilities and offices space under operating lease agreements for the period beginning 2003 until July 2007.

At these additional extended periods, the Company has the right to end the lease by giving written notice 6 months prior to the termination of each extended period.

In October 2007, following the acquisition, the Company decided to end the lease and to move to another location.

The Company signed a new lease agreement. The relocation will take place in April 2008.

Future minimum payments under non-cancelable operating leases are as follows:

2007	850
2008	425

1,275

Rent expenses for the years ended December 31, 2006 and 2005 were approximately NIS 830 and NIS 775, respectively.

The Company rents its motor vehicles under operating lease agreements, which expire on various dates, the latest of which is in 2009.

b. Guarantees:

In respect of its office lease commitment, the Company provided a guarantee in the amount of NIS 282.

The Company provided bank guarantees in the amount of NIS 72 to clients in order to secure the performance of projects.

c. Lien:

The Company has a floating charge on all its assets and rights, unlimited in amount, in favor of Bank Leumi le Israel Ltd., dated December 25, 2005.

The Company has a fixed pledge on its un-issued share capital and goodwill, unlimited in amount, in favor of Bank Leumi le Israel Ltd., dated December 25, 2005.

NOTE 10:-     SHARE CAPITAL

a. Composition of share capital:

	Authorized		Issued and outstanding
	December 31,		December 31,
	2006	2005	2006	2005
	Number of shares
Ordinary shares of NIS 0.01 par value each	2,180	2,180	101	101

The Ordinary shares confer upon its holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if declared.

b. In the event that cash dividends are declared in the future, such dividends will be paid in NIS (see also Note 13).

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

NOTE 11:-    TAXES ON INCOME

a. Reduction in Israeli tax rates:

In June 2004 and in July 2005, the “Knesset” (Israeli parliament) passed amendments to the Income Tax Ordinance (No. 140 and Temporary Provision), 2004 and (No. 147), 2005 respectively, which determine, among other things, that the corporate tax rate is to be gradually reduced to the following tax rates: 2004—35%, 2005—34%, 2006—31%, 2007—29%, 2008—27%, 2009—26% and 2010 and thereafter—25%.

b. Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiary deferred tax assets are as follows:

	December 31,
	2006	2005
Net operating loss carryforward	2,668	2,078
Allowances and reserves	960	946

	3,628	3,024
Less: valuation allowance	(3,228)	(2,671)

Net deferred tax assets	400	353

The Company provided a 100% valuation allowance against the deferred tax assets in respect of its tax losses carryforward and other temporary differences due to uncertainty concerning its ability to realize these deferred tax assets in the foreseeable future. MBI Turkey did not provide a valuation allowance.

c. Loss before taxes is comprised as follows:

	Year ended December 31,
	2006	2005
Domestic	(4,485)	(1,891)

Foreign	91	(524)

	(4,394)	(2,415)

d. The income tax benefit for the years ended December 31, 2005 and 2006 consisted of the following:

	Year ended December 31,
	2006	2005
Current	105	933
Deferred	(81)	(37)

	24	896

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

e. A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company and the actual tax expense as reported in the statement of operations is as follows:

	Year ended December 31,
	2006	2005
Loss before taxes, as reported in the consolidated statements of operations	(4,394)	(2,415)

Statutory tax rate	31%	34%

Income computed at the statutory tax rate	(1,362)	(821)
Temporary differences which deferred tax was not created	1,069	1,446
Non-deductible expenses	434	352
Other	(117)	(81)

Actual tax expense	24	896

f. Tax assessments:

The Company received final tax assessments until 2001.

NOTE 12:-    RELATED PARTIES TRANSACTIONS AND BALANCES

a. Balances and transactions with TeraStor SARL:

Balances between TeraStor SARL and the Company:

	December 31,
	2006	2005
Investment in an affiliate (see also Note 5)	—	42

Short-term loan	—	228

Transactions between TeraStor SARL and the Company:

	Year ended December 31,
	2006	2005
Revenues	55	75

Cost of revenues	278	298

Other expenses	*) 554	—

*)	See also Note 5.

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

b. Balances and transactions with MBM Creative Holdings Ltd. (“MBM”), a related company, also held by the Company’s shareholder and Chief Executive Officer.

Balances between MBM and the Company:

	December 31,
	2006	2005
Short-term loan	1,034	956

Trade receivables	209	354

Trade payables	—	291

Transactions between MBM and the Company:

	Year ended December 31,
	2006	2005

Revenues:	67	62

Cost of revenues	7	196

c. Balances and transactions with Integrity Systems Ltd. (“Integrity”), which is held both by the Company’s shareholder and Chief Executive Officer and MBM.

Balances between Integrity and the Company:

	December 31,
	2006	2005
Trade receivables	6	18

Trade payables	138	80

	Year ended December 31,
	2006	2005
Revenues	205	226

Cost of revenues	391	174

MBI ADVANCED COMPUTER SYSTEMS LTD. AND ITS SUBSIDIARY

Notes to Consolidated Financial Statements—(continued)

d. Balances and transactions between Illuminator Inc., (“Illuminator”) which is held both by the Company’s shareholder and Chief Executive Officer and Integrity.

Balances between lluminator and the Company:

	December 31,
	2006	2005
Trade receivables	29	4

Trade payables	30	140

Transactions between Illuminator and the Company:

	Year ended December 31,
	2006	2005
Revenues	512	83

Cost of revenues	395	367

e. Balances between the Company’s shareholder and Chief Executive Officer and the Company:

	December 31,
	2006	2005
Short-term loan	34	4

NOTE 13:-    SUBSEQUENT EVENTS

a. On March 22, 2007, Glasshouse Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, U.S.A., acquired the Company and its sister operations company—Integrity Systems. The two companies will be merged and will operate as a joint subsidiary of GlassHouse Technologies. The CEO and Chairman of the Board of directors of MBI Ltd., will serve in a senior management position in the merged company. As of the acquisition date, GlassHouse Technologies acquired all of the outstanding shares of the Company, for cash and common stock consideration.

b. During the first quarter of 2007, the Company had distributed a dividend to the Company’s shareholder and Chief Executive Officer, in a total amount of NIS 750.

             Shares

GlassHouse Technologies, Inc.

Common Stock

Goldman, Sachs & Co.		Credit Suisse

Thomas Weisel Partners LLC	William Blair & Company	Oppenheimer & Co.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fees.

SEC Registration fee		$5,348.00
FINRA fee		$8,000.00
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Custodian and transfer agent fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be completed in subsequent amendment

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). Article V, Section 1 of our bylaws provides for mandatory indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law. Our amended and restated certificate of incorporation, as amended, provides that, under Delaware law, our directors and officers shall not be liable for monetary damages for breach of the officers’ or directors’ fiduciary duty as officers or directors to our stockholders and us. This provision in the amended and restated certificate of incorporation does not eliminate the directors’ or officers’ fiduciary duty, and in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director or officer will continue to be subject to liability for breach of the director’s or officer’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for actions leading to improper personal benefit to the director or officer, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision also does not affect a director’s or officer’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our directors and officers, a form of which is attached as Exhibit 10.1 and incorporated by reference. The indemnification agreements provide our directors and officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 9 of the underwriting agreement contained in Exhibit 1.1 to this registration statement, indemnifying our directors and officers against limited liabilities. In addition, Section 5 of the eighth amended and restated registration rights agreement contained in Exhibit 4.3 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in the eighth amended and restated registration rights agreement.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

1. Issuances of Preferred Stock.

Each of the sales of our preferred stock described below was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act (and Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. No underwriters were used in any of the sales of preferred stock described below.

Series B Preferred Stock

In April 2007, we issued an aggregate of 229,921 shares of Series B Preferred Stock to four accredited investors upon the exercise of warrants for an aggregate purchase price of approximately $150,000.

Series D Preferred Stock

In October 2006, we sold an aggregate of 2,056,092 shares of Series D Preferred Stock to 17 accredited investors at an aggregate purchase price of approximately $5.0 million.

In April 2007, we sold an aggregate of 2,056,090 shares of Series D Preferred Stock to 15 accredited investors at an aggregate purchase price of approximately $5.0 million.

Series E Preferred Stock

In May 2007, we sold an aggregate of 2,930,376 shares of Series E Preferred Stock to 18 accredited investors at an aggregate purchase price of approximately $7.5 million.

In August 2007, we sold an aggregate of 1,562,869 shares of Series E Preferred Stock to 12 accredited investors at an aggregate purchase price of approximately $4.0 million.

Series F Preferred Stock

In November 2008, we sold an aggregate of 3,602,940 shares of Series F Preferred Stock to 2 accredited investors at an aggregate purchase price of $9.8 million.

2. Certain Issuances of Common Stock.

We have issued shares of common stock as consideration in certain of its acquisitions, as described below:

In March 2007, we issued an aggregate of 2,446,746 shares of our common stock to ten stockholders of MBI Advanced Computer Systems Ltd., Integrity Systems Ltd. and MBI Veri Koruma Sistemleri Ticaret Limited Sirketi in connection with our purchase of all outstanding capital stock of such entities. Such shares were valued at approximately $1.8 million in the aggregate.

In July 2007, we issued 2,344,300 shares of our common stock to Rapid Application Deployment, Inc. in connection with our purchase of assets from such entity. Such shares were valued at approximately $4.5 million in the aggregate.

In October 2007, we issued 2,148,982 shares of our common stock to six stockholders of DCMI Holdings, Ltd. in connection with our purchase of all outstanding capital stock of such entity. Such shares were valued at approximately $4.4 million in the aggregate. Of these shares, 1,074,471 have service based vesting and are considered compensation. The total value of the compensation shares is $2.2 million, which is being amortized as share based compensation over four years. The shares with service based vesting are shown as outstanding as they vest.

In May 2008, we issued an aggregate of 69,517 shares of our common stock to four stockholders of The Projects Practice Limited in connection with our purchase of all outstanding capital stock of such entity. Such shares were valued at approximately $99,000 in the aggregate.

In September 2009, we issued an aggregate of 502,847 shares of our common stock to four stockholders of Systems Group Integration Limited in connection with our purchase of all outstanding capital stock of such entity. Such shares were valued at approximately $744,000 in the aggregate.

In November 2009, we acquired all of the outstanding shares of vcare Infosystems AG (vcare), an information management consulting company based in Switzerland. We issued a total of 1,597,480 shares of our common stock in consideration for such outstanding shares. Such shares were valued at approximately $2.4 million.

In November 2009, we acquired certain assets of CRI Technologies for 699,390 shares of common stock. Such shares were valued at approximately $1.0 million.

Each of the issuances of our common stock described above was made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and Regulation S. No underwriters were used in any of the sales of our common stock described above.

3. Grants and Exercises of Stock Options.

Since January 2007, we have granted options to purchase an aggregate of 8,654,278 shares of common stock at exercise prices ranging from $0.24 to $2.31 per share to employees, consultants, directors and other service providers under our Amended and Restated 2001 Stock Option and Grant Plan and 2007 Section 102 Shares Option Plan. Since January 2007, an aggregate of 2,348,057 options granted under such plans have been exercised for shares of common stock for the aggregate consideration of $548,270.

Since January 2007, no options were granted to employees, consultants, directors and other service providers under our Series 1 Stock Plan. Since January 2007, an aggregate of 17,899 options under such plan have been exercised for shares of Series 1 Preferred Stock for the aggregate consideration of $23,985.

In reliance on the fair value calculation as of August 31, 2009, our Board of Directors determined on September 2, 2009, that outstanding options with an exercise price above $1.38 per share would have such strike price reduced to $1.38 per share.

Each of the issuances described above was made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, Rule 701 promulgated under Section 3(b) of the Securities Act and Regulation S as transactions by an issuer not involving any public offering, transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701 or transactions not occurring within the United States.

4. Issuances of Notes and Warrants.

In March 2007, we amended the 2004 Loan Agreement (Amendment No. 3) to allow for an additional $10.0 million in borrowings before August 31, 2007. Borrowings under Amendment No. 3 bore interest at a fixed rate of 10.00% per annum and required interest only payments until August 1, 2007 with 36 consecutive monthly payments of principal and interest, payable monthly in advance beginning September 1, 2007. In addition, there was to be a final non-principal balloon payment of $625,000 due at loan maturity.

In June 2009, we modified the terms of the 2004 Loan Agreement such that we will make interest-only payments during the period June 2009 through February 2010 at an annual interest rate of 13.5%. In March 2010, all amounts outstanding under the 2004 Loan Agreement, as amended, will be repaid based on a 15-month amortization schedule of principal and interest payment with a 10% interest rate.

In August, 2007, we entered into a loan agreement and a series of related secured promissory note (BayStar Notes) with a syndicate of new lenders led by BayStar Capital III Investment Fund, L.P. (BayStar). Under the agreement, we were able to borrow up to a maximum of $14.0 million in three separate loans totaling $6.0 million and two loans of $4.0 million each. The $6.0 million borrowing was drawn in August 2007 and the first and second $4.0 million borrowings expired, without being drawn upon, on December 31, 2007 and March 31, 2008, respectively. Prior to the restructuring in June 2009 as described below, borrowings under this agreement bore interest at 9.75% per annum, which accrued for the lesser of a period of one year or until the next equity financing event. Subsequent to the restructuring the interest rate was fixed at 14.5% per annum. The BayStar Notes call for principal and interest payments to commence on the first anniversary of the respective Note. The payments are scheduled as if it were a 36-month repayment period. On the third anniversary of the BayStar Notes, all unpaid principal and interest are due and payable. The aggregate principal amount of the BayStar Notes issued pursuant to the loan agreement, and all accrued but unpaid interest thereunder, are convertible into our common stock at the option of the lender upon the earlier of (1) the consummation of our next equity financing, (2) the date that is 15 months after the date of the respective BayStar Note, or (3) the maturity date of the respective BayStar Note. In June 2009, we modified the terms of the agreement such that we will make interest only payments during the period June 2009 through February 2010 at an annual interest rate of 14.5%. We will begin making principal and interest payments in March 2010. The payments are scheduled as if it were a 24-month repayment period with a 14.5% interest rate. In January 2011, all unpaid principal and interest are due and payable.

In June 2009, we modified the terms of the agreement such that we will make interest only payments during the period June 2009 through February 2010 at an annual interest rate of 14.5%. We will begin making principal and interest payments in March 2010. The payments are scheduled as if it were a 24-month repayment period with a 14.5% interest rate. In January 2011, all unpaid principal and interest are due and payable.

In March 2008, we entered into a securities purchase agreement (the Dell Purchase Agreement) and related promissory note (the Dell Note) with Dell Products L.P. (Dell) whereby we borrowed $25.0 million, the maximum amount provided for under the Dell Note. Borrowings bear interest at 10% per annum. The Dell Note matures on March 6, 2011, and does not require or permit principal or interest payments until maturity.

At Dell’s option, the outstanding principal, plus all accrued but unpaid interest, under the Dell Note are convertible as follows: (1) at any time after March 6, 2009, into shares of the most recently issued series of our preferred stock at a conversion price equal to the conversion rate of such series of preferred stock as of the date of conversion; (2) at the closing of a Qualified Public Offering (as defined below) after March 6, 2009, into shares of our common stock at a conversion price equal to 90% of the initial public offering price per share; (3) at the closing of a sale of our preferred stock that results in aggregate proceeds of at least $10,000,000 (a Qualified Financing), at a price per share equal to 90% of the lowest price per share at which such shares of preferred stock were issued and sold in the Qualified Financing; or (4) at the closing of a corporate transaction involving a change of control or a sale of our assets, into, at Dell’s option, either (a) shares of our preferred stock at a price per share equal to the conversion price of such series of preferred stock as of the date of conversion or (b) the number of shares of our common stock issuable upon conversion of our preferred stock issuable pursuant to clause (a). Pursuant to the terms of the Dell Purchase Agreement, a Qualified Public Offering means our first firm commitment underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that such registration statement covers the offer and sale of our common stock of which the aggregate net proceeds exceed $35,000,000, our common stock is listed for trading on the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market and the per share public offering price (net of underwriter discounts and commissions) exceeds $4.8636 (as adjusted for stock splits, stock dividends, recapitalizations and the like).

As part of the Dell Purchase Agreement, we granted Dell a warrant to purchase shares of our common stock or preferred stock (the Dell Warrant). The Dell Warrant is contingently exercisable.

Since January 2007, we have granted warrants exercisable for an aggregate of 918,091 shares of common stock and an aggregate of 261,124 shares of Series D Preferred Stock to certain financial institutions and technology partners in connection with the consummation of certain transactions with such parties.

In April 2007, we sold warrants exercisable for an aggregate of 411,215 shares of Series D Preferred Stock to 15 accredited investors at an aggregate purchase price of $41.12.

In August 2007, we sold warrants exercisable for an aggregate of 312,567 shares of Series E Preferred Stock to 12 accredited investors at an aggregate purchase price of $31.26.

Each of the issuances of our notes and warrants described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act (and Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. No underwriters were used in any of the issuances described above.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1	Ninth Amended and Restated Certificate of Incorporation of Registrant, as amended

3.2	Form of Tenth Amended and Restated Certificate of Incorporation, to be effective upon closing

3.3	Amended and Restated Bylaws of the Registrant

3.4	Amended and Restated Bylaws of the Registrant, to be effective upon closing

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2*	Form of Registrant’s Common Stock Certificate

4.3*	Eighth Amended and Restated Registration Rights Agreement, dated March 6, 2008 and as amended on various dates, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto

Exhibit Number	Description
4.4*	Fifth Amended and Restated Stockholders Agreement, dated March 6, 2008 and as amended on various dates, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1‡	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.2‡	Employment Agreement, dated March 1, 2004, by and between the Registrant and Mark Shirman

10.3‡	Executive Retention Agreement, dated March 1, 2004, by and between the Registrant and Mark Shirman, as amended on December 22, 2008

10.4‡	Offer Letter, dated July 9, 2004, by and between the Registrant and Ken Hale

10.5‡	Employment Agreement, dated August 18, 2004, by and between the Registrant and Ken Hale

10.6‡	Executive Retention Agreement, dated August 1, 2004, by and between the Registrant and Ken Hale, as amended on December 22, 2008

10.7‡	Services Agreement, effective as of July 28, 2004, by and between the Registrant and Andrew Martin Norman

10.8‡	Offer Letter, dated June 18, 2001, by and between the Registrant and Richard Scannell

10.9‡	Executive Retention Agreement, dated March 1, 2004, by and between the Registrant and Richard Scannell, as amended on December 22, 2008

10.10‡	Executive Retention Agreement, dated June 30, 2007, by and between the Registrant and Doron Rosenblum

10.11†	2001 Amended and Restated Stock Option and Grant Plan

10.12†	2004 Series 1 Stock Plan

10.13†	2007 Section 102 Share Option Plan

10.14†	2010 Equity Incentive Plan (to be effective upon closing of the offering)

10.15†	2010 Employee Stock Purchase Plan (to be effective upon closing of the offering)

10.16†	Form of Notice of Stock Option Grant and Stock Option Agreement under 2001 Amended and Restated Stock Option Plan (Reverse Vesting)

10.17†	Form of Notice of Stock Option Grant and Stock Option Agreement under 2001 Amended and Restated Stock Option Plan (Installment Vesting)

10.18†	Form of 102 Option Agreement

10.19†	Form of Notice of Stock Option Grant and Stock Option Agreement under 2010 Equity Incentive Plan

10.20†	Forms of Notice of Stock Option Grant and Stock Option Agreement under 2010 Equity Incentive Plan (director forms)

10.21	Sublease, dated October 30, 2002, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.22	Sublease Agreement Amendment, dated August 20, 2003, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.23	Second Sublease Agreement Amendment, dated April 7, 2004, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

Exhibit Number	Description
10.24	Letter Agreement, dated May 31, 2005, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.25	Third Sublease Agreement Amendment, dated April 21, 2006, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.26	Letter Agreement, dated June 14, 2007, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.27	Fourth Sublease Agreement Amendment, dated March 12, 2008, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.28	Consent to Fourth Amendment to Sublease Agreement, by and among the Registrant, NMS Communications Corporation and NDNE 9/90 200 Crossing Boulevard, LLC (Framingham, MA lease)

10.29	Loan and Security Agreement, dated June 30, 2004, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.30	Amendment No. 1 to the Loan and Security Agreement dated December 12, 2004, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.31	Amendment No. 2 to the Loan and Security Agreement, dated July 31, 2006, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.32	Amendment No. 3 to the Loan and Security Agreement, dated March 20, 2007, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.33	Amendment No. 4 to the Loan and Security Agreement, dated November 30, 2007, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.34	Amendment No. 5 to the Loan and Security Agreement, dated May 28, 2009, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.35	Amendment No. 6 to the Loan and Security Agreement, dated May 28, 2009, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.36	First Amended and Restated Secured Promissory Note, dated June 1, 2009, by the Registrant in favor of Lighthouse Capital Partners V, L.P.

10.37	Amendment No. 1 to First Amended and Restated Secured Promissory Note, dated June 1, 2009, by the Registrant in favor of Lighthouse Capital Partners V, L.P.

10.38*	Loan Agreement, dated August 24, 2007, by and among the Registrant, BayStar Capital III Investment Fund, L.P., Velocity Venture Funding, LLC and Leader Lending, LLC.

10.39*	Omnibus Amendment and Consent Agreement, dated August 24, 2007, by and among the Registrant, Lighthouse Capital Partners V, L.P, BayStar Capital III Investment Fund, L.P., Velocity Venture Funding, LLC and Leader Lending, LLC.

10.40*	Senior Secured Convertible Note, dated August 28, 2007, by the Registrant in favor of BayStar Capital III Investment Fund, L.P.

10.41*	Senior Secured Convertible Note, dated August 28, 2007, by the Registrant in favor of Velocity Venture Funding, LLC.

10.42*	Senior Secured Convertible Note, dated August 28, 2007, by the Registrant in favor of Leader Lending, LLC.

10.43*	Omnibus Amendment Agreement, dated June 1, 2009, by and among the Registrant, Lighthouse Capital Partners V, L.P, BayStar Capital III Investment Fund, L.P., Velocity Venture Funding, LLC and Leader Lending, LLC.

Exhibit Number	Description
10.44*	Allonge to Senior Secured Convertible Note, dated June 1, 2009, by and between the Registrant and BayStar Capital III Investment Fund, L.P.

10.45*	Allonge to Senior Secured Convertible Note, dated June 1, 2009, by and between the Registrant and Velocity Venture Funding, LLC.

10.46*	Allonge to Senior Secured Convertible Note, dated June 1, 2009, by and between the Registrant and Leader Lending, LLC.

10.47*	Securities Purchase Agreement, dated March 6, 2008, by and between the Registrant and Dell Products L.P., as amended on November 4, 2008.

10.48*	Subordinated Convertible Promissory Note, dated March 6, 2008, by the Registrant in favor of Dell Products L.P.

10.49*	Series F Preferred Stock Purchase Agreement, dated November 4, 2008, by and among the Registrant, Dell Products L.P., Cisco Systems, Inc. and Mark A. Shirman.

10.50*	Intellectual Property License Agreement, dated March 6, 2008, by and between the Registrant and Dell Marketing USA L.P.

10.51*	License and Development Agreement, dated October 17, 2008, by and between the Registrant and Cisco Systems, Inc.

10.52*	License Agreement, dated October 1, 2009 by and between GlassHouse Technologies (UK) Ltd. and Bull SAS

21.1	List of Subsidiaries

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Ernst & Young LLP, Independent Auditors

23.4	Consent of Kost Forer Gabbay & Kasierer, Independent Auditors

23.5	Consent of Kost Forer Gabbay & Kasierer, Independent Auditors

23.6*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1)

†	Compensation arrangement.
*	To be filed by amendment.
‡	Management contract.

(b)	Financial Statement Schedules

All schedules have been omitted as they are not required, not applicable, or the required information is otherwise included in the Notes to the consolidated financial statements.

Item 17.	Undertakings

We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the Delaware General Corporation Law, the amended and restated certificate of incorporation or our bylaws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

We undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts, on this 28th day of January, 2010.

GLASSHOUSE TECHNOLOGIES, INC. (Registrant)

By:	/S/ MARK A. SHIRMAN
Mark A. Shirman
Chairman of the Board of Directors, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark A. Shirman and Kenneth Hale, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ MARK A. SHIRMAN Mark A. Shirman	Chairman of the Board of Directors, President and Chief Executive Officer	January 28, 2010

/S/ KENNETH HALE Kenneth Hale	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 28, 2010

/S/ ROBERT E. DAVOLI Robert E. Davoli	Director	January 28, 2010

/S/ LOUIS VOLPE Louis Volpe	Director	January 28, 2010

/S/ TODD GRESHAM Todd Gresham	Director	January 28, 2010

/S/ KENNETH A. MINIHAN Kenneth A. Minihan	Director	January 28, 2010

/S/ RYAN MOORE Ryan Moore	Director	January 28, 2010

/S/ GLENN OSAKA Glenn Osaka	Director	January 28, 2010

/S/ PATRICK J. SCANNELL Patrick J. Scannell	Director	January 28, 2010

INDEX TO EXHIBITS

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1	Ninth Amended and Restated Certificate of Incorporation of Registrant, as amended

3.2	Form of Tenth Amended and Restated Certificate of Incorporation, to be effective upon closing

3.3	Amended and Restated Bylaws of the Registrant

3.4	Amended and Restated Bylaws of the Registrant, to be effective upon closing

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2*	Form of Registrant’s Common Stock Certificate

4.3*	Eighth Amended and Restated Registration Rights Agreement, dated March 6, 2008 and as amended on various dates, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto

4.4*	Fifth Amended and Restated Stockholders Agreement, dated March 6, 2008 and as amended on various dates, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1‡	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.2‡	Employment Agreement, dated March 1, 2004, by and between the Registrant and Mark Shirman

10.3‡	Executive Retention Agreement, dated March 1, 2004, by and between the Registrant and Mark Shirman, as amended on December 22, 2008

10.4‡	Offer Letter, dated July 9, 2004, by and between the Registrant and Ken Hale

10.5‡	Employment Agreement, dated August 18, 2004, by and between the Registrant and Ken Hale

10.6‡	Executive Retention Agreement, dated August 1, 2004, by and between the Registrant and Ken Hale, as amended on December 22, 2008

10.7‡	Services Agreement, dated July 1, 2004, by and between the Registrant and Andrew Martin Norman

10.8‡	Offer Letter, dated June 18, 2001, by and between the Registrant and Richard Scannell

10.9‡	Executive Retention Agreement, dated March 1, 2004, by and between the Registrant and Richard Scannell, as amended on December 22, 2008

10.10‡	Executive Retention Agreement, dated June 30, 2007, by and between the Registrant and Doron Rosenblum

10.11†	2001 Amended and Restated Stock Option and Grant Plan

10.12†	2004 Series 1 Stock Plan

10.13†	2007 Section 102 Share Option Plan

10.14†	2010 Equity Incentive Plan (to be effective upon closing of the offering)

10.15†	2010 Employee Stock Purchase Plan (to be effective upon closing of the offering)

10.16†	Form of Notice of Stock Option Grant and Stock Option Agreement under 2001 Amended and Restated Stock Option Plan (Reverse Vesting)

Exhibit Number	Description
10.17†	Form of Notice of Stock Option Grant and Stock Option Agreement under 2001 Amended and Restated Stock Option Plan (Installment Vesting)

10.18†	Form of 102 Option Agreement

10.19†	Form of Notice of Stock Option Grant and Stock Option Agreement under 2010 Equity Incentive Plan

10.20†	Forms of Notice of Stock Option Grant and Stock Option Agreement under 2010 Equity Incentive Plan (director forms)

10.21	Sublease, dated October 30, 2002, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.22	Sublease Agreement Amendment, dated August 20, 2003, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.23	Second Sublease Agreement Amendment, dated April 7, 2004, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.24	Letter Agreement, dated May 31, 2005, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.25	Third Sublease Agreement Amendment, dated April 21, 2006, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.26	Letter Agreement, dated June 14, 2007, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.27	Fourth Sublease Agreement Amendment, dated March 12, 2008, by and between the Registrant and NMS Communications Corporation (Framingham, MA lease)

10.28	Consent to Fourth Amendment to Sublease Agreement, by and among the Registrant, NMS Communications Corporation and NDNE 9/90 200 Crossing Boulevard, LLC (Framingham, MA lease)

10.29	Loan and Security Agreement, dated June 30, 2004, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.30	Amendment No. 1 to the Loan and Security Agreement dated December 12, 2004, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.31	Amendment No. 2 to the Loan and Security Agreement, dated July 31, 2006, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.32	Amendment No. 3 to the Loan and Security Agreement, dated March 20, 2007, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.33	Amendment No. 4 to the Loan and Security Agreement, dated November 30, 2007, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.34	Amendment No. 5 to the Loan and Security Agreement, dated May 28, 2009, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.35	Amendment No. 6 to the Loan and Security Agreement, dated May 28, 2009, by and between the Registrant and Lighthouse Capital Partners V, L.P.

10.36	First Amended and Restated Secured Promissory Note, dated June 1, 2009, by the Registrant in favor of Lighthouse Capital Partners V, L.P.

10.37	Amendment No. 1 to First Amended and Restated Secured Promissory Note, dated June 1, 2009, by the Registrant in favor of Lighthouse Capital Partners V, L.P.

10.38*	Loan Agreement, dated August 24, 2007, by and among the Registrant, BayStar Capital III Investment Fund, L.P., Velocity Venture Funding, LLC and Leader Lending, LLC.

Exhibit Number		Description
10.39*		Omnibus Amendment and Consent Agreement, dated August 24, 2007, by and among the Registrant, Lighthouse Capital Partners V, L.P, BayStar Capital III Investment Fund, L.P., Velocity Venture Funding, LLC and Leader Lending, LLC.

10.40*		Senior Secured Convertible Note, dated August 28, 2007, by the Registrant in favor of BayStar Capital III Investment Fund, L.P.

10.41*		Senior Secured Convertible Note, dated August 28, 2007, by the Registrant in favor of Velocity Venture Funding, LLC.

10.42*		Senior Secured Convertible Note, dated August 28, 2007, by the Registrant in favor of Leader Lending, LLC.

10.43*		Omnibus Amendment Agreement, dated June 1, 2009, by and among the Registrant, Lighthouse Capital Partners V, L.P, BayStar Capital III Investment Fund, L.P., Velocity Venture Funding, LLC and Leader Lending, LLC.

10.44*		Allonge to Senior Secured Convertible Note, dated June 1, 2009, by and between the Registrant and BayStar Capital III Investment Fund, L.P.

10.45*		Allonge to Senior Secured Convertible Note, dated June 1, 2009, by and between the Registrant and Velocity Venture Funding, LLC.

10.46*		Allonge to Senior Secured Convertible Note, dated June 1, 2009, by and between the Registrant and Leader Lending, LLC.

10.47*		Securities Purchase Agreement, dated March 6, 2008, by and between the Registrant and Dell Products L.P., as amended on November 4, 2008.

10.48*		Subordinated Convertible Promissory Note, dated March 6, 2008, by the Registrant in favor of Dell Products L.P.

10.49*		Series F Preferred Stock Purchase Agreement, dated November 4, 2008, by and among the Registrant, Dell Products L.P., Cisco Systems, Inc. and Mark A. Shirman.

10.50*		Intellectual Property License Agreement, dated March , 2008, by and between the Registrant and Dell Marketing USA L.P.

10.51*		License and Development Agreement, dated October , 2008, by and between the Registrant and Cisco Systems, Inc.

10.52*		License Agreement, dated October 1, 2009 by and between GlassHouse Technologies (UK) Ltd. and Bull SAS

21.1		List of Subsidiaries

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2		Consent of Ernst & Young LLP, Independent Auditors

23.3		Consent of Ernst & Young LLP, Independent Auditors

23.4		Consent of Kost Forer Gabbay & Kasierer, Independent Auditors

23.5		Consent of Kost Forer Gabbay & Kasierer, Independent Auditors

23.6	*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1)

†	Compensation arrangement.
*	To be filed by amendment.
‡	Management contract.